Filed Pursuant to Rule 424(b)(4)
Registration No. 333-176944

PROSPECTUS    SUPPLEMENT

(To prospectus dated June 7, 2012)

13,000,000 Shares

Common Stock

We are selling 13,000,000 shares of our common stock.

Our shares of common stock trade on the New York Stock Exchange (“NYSE”) under the symbol “CORR.” On December 12, 2012, the last sale price of our shares as reported on the NYSE was $6.48 per share. Prior to December 3, 2012, our name was Tortoise Capital Resources Corporation and our shares of common stock traded on the NYSE under the symbol “TTO.”

We intend to use the net proceeds from this offering and cash on hand, cash from the sale of a portion of our portfolio of publicly traded and liquid master limited partnership securities, and certain other securities to make a capital contribution to our newly formed acquisition subsidiary. That subsidiary will utilize our contributed assets, along with proceeds of a concurrent co-investment and debt financing, to acquire a liquids gathering system and certain associated real property rights located in the Pinedale Anticline in Wyoming from a subsidiary of Ultra Petroleum Corp. This acquisition will be our largest acquisition of REIT-qualifying assets to date.

Investing in our common stock involves risks that are described in the “Risk Factors” section beginning on page S-11 of this prospectus supplement and on page 11 of the accompanying prospectus.

	Per Share	Total
Public offering price	$6.000	$78,000,000
Underwriting discount	$0.339	$4,407,000
Proceeds, before expenses, to us	$5.661	$73,593,000

The underwriters may also exercise their option to purchase up to an additional 1,950,000 shares from us, at the public offering price, less the underwriting discount, for 30 days after the date of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The shares will be ready for delivery on or about December 18, 2012.

BofA Merrill Lynch	KeyBanc Capital Markets

RBC Capital Markets	Wells Fargo Securities	Stifel Nicolaus Weisel

The date of this prospectus supplement is December 13, 2012.

Prospectus Supplement

ABOUT THIS PROSPECTUS SUPPLEMENT

We are providing information to you about this offering of our common stock in two parts. The first part is this prospectus supplement, which provides the specific details regarding this offering. The second part is the accompanying prospectus, which provides general information, including information about our common stock and information that may not apply to this offering.

This prospectus supplement may add, update or change information contained in or incorporated by reference in the accompanying prospectus. If the information in this prospectus supplement is inconsistent with any information contained in or incorporated by reference in the accompanying prospectus, the information in this prospectus supplement will apply and will supersede the inconsistent information contained in or incorporated by reference in the accompanying prospectus. See “Incorporation of Certain Information by Reference” on page S-48 of this prospectus supplement.

You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with any different or additional information. If anyone provides you with different or additional information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein is accurate only as of the specified dates. Our business, financial condition, liquidity, results of operations and prospects may have changed since those dates. We will advise investors of any material changes to the extent required by applicable law.

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FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (“Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. All statements other than statements of historical fact should be considered to be forward-looking statements.

Forward-looking statements can often be identified by the use of forward-looking terminology, such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “will be” and variations of these words and similar expressions. Any forward-looking statement speaks only as of the date on which it is made and is qualified in its entirety by reference to the factors discussed throughout this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus.

Although we believe that the expectations reflected in any forward-looking statements are based on reasonable assumptions, forward-looking statements are not guarantees of future performance or results and we can give no assurance that these expectations will be achieved. It is possible that the actual results may differ materially from those indicated by these forward-looking statements due to a variety of known and unknown risks and uncertainties. Some of the factors that could cause actual results to differ include, without limitation:

•	general economic and business conditions and specifically conditions in the U.S. energy infrastructure sector;

•	interest rate fluctuations, costs and availability of capital and capital requirements;

•	costs and availability of real property assets;

•	inability to consummate acquisition opportunities, or if consummated, integrate them into our business;

•	competition from other companies;

•	changes in lease rates;

•	tenant bankruptcies;

•	changes in operating expenses;

•	changes in applicable laws, rules and regulations; and

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the ability to obtain suitable equity and/or debt financing and the continued availability of financing in the amounts and on the terms necessary to support our future refinancing requirements and business.

This list of risks and uncertainties, however, is only a summary and is not intended to be exhaustive. For a discussion of these and other factors that could cause actual results to differ from those contemplated in the forward-looking statements, please see the “Risk Factors” section of this prospectus supplement beginning on page S-11, the “Risk Factors” section of the accompanying prospectus beginning on page 11 thereof and the “Risk Factors” section of our Annual Report on Form 10-K for the year ended November 30, 2011. We do not undertake any responsibility to update any of these factors or to announce publicly any revisions to forward-looking statements, whether as a result of new information, future events or otherwise.

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GLOSSARY OF DEFINED TERMS

Certain of the defined terms used in this prospectus supplement are set forth below.

Acquisition: the purchase by us of the LGS and certain associated real property rights from a subsidiary of Ultra Petroleum and subsequent lease of the LGS to a different Ultra Petroleum subsidiary

AFFO: Adjusted Funds from Operations

BLM: U.S. Bureau of Land Management

CAD: Cash Available for Distribution

CorEnergy: CorEnergy Infrastructure Trust, Inc.

Corridor: Corridor InfraTrust Management, LLC

DD&A: Depreciation, depletion and amortization:

EEI: Edison Electric Institute

EIA: Energy Information Administration

EIP: Eastern Interconnect Project

Exchange Act: Securities Exchange Act of 1934, as amended

FERC: Federal Energy Regulatory Commission

FFO: Funds from Operations

Guaranty: the guaranty by Ultra Petroleum and Ultra Resources of Ultra Newco’s obligations under the Lease Agreement

KeyBank: KeyBank National Association

INGAA: Interstate Natural Gas Association of America Foundation

Lease Agreement: the lease agreement with Ultra Newco relating to the lease of the LGS

Liquids Gathering System or LGS: a system of pipelines and central gathering facilities

Mcfe: 1,000 cubic feet equivalent

MLP: master limited partnership

NERC: North America Electric Reliability Corporation

NYSE: New York Stock Exchange

Pinedale LP: Pinedale Corridor, LP

Pinedale GP: the general partner of Pinedale LP

PNM: Public Service Company of New Mexico

Prudential: Prudential Financial, Inc.

QDI: Qualified Dividend Income

ROD: record of decision

REIT: real estate investment trust

Securities Act: Securities Act of 1933, as amended

TCA: Tortoise Capital Advisors, L.L.C.

Tcfe: Trillion cubic feet equivalent

Ultra Newco: Ultra Wyoming LGS, LLC, an indirect wholly-owned subsidiary of Ultra Petroleum

Ultra Petroleum: Ultra Petroleum Corp.

Ultra Resources: Ultra Resources, Inc., an indirect wholly-owned subsidiary of Ultra Petroleum

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PROSPECTUS SUPPLEMENT SUMMARY

This summary contains basic information about us and the offering but does not contain all of the information that is important to your investment decision. You should read this summary together with the more detailed information contained elsewhere in this prospectus supplement and the accompanying prospectus, and the documents incorporated herein and therein by reference, especially the information set forth in the “Risk Factors” section of this prospectus supplement beginning on page S-11 and the “Risk Factors” section of the accompanying prospectus beginning on page 11 thereof, as well as other information contained in our publicly available filings with the Securities and Exchange Commission (“SEC”). When used in this prospectus supplement, the terms “we,” “us,” “our” and “CorEnergy” refer to CorEnergy Infrastructure Trust, Inc. and its subsidiaries unless specified otherwise.

The Company

We seek to acquire midstream and downstream U.S. energy infrastructure assets and concurrently enter into long-term triple net leases with energy companies. Targeted assets may include pipelines, storage tanks, transmission lines and gathering systems, among others. These sale-leaseback transactions provide the lessee company with a source of capital that is an alternative to other capital sources such as corporate borrowing, mortgaging real property or equity offerings. We expect our leases to include provisions that enable us to participate in the revenue and/or value of the underlying infrastructure real property asset. We intend to acquire infrastructure assets that qualify as real property for REIT purposes. Our principal objective is to provide stockholders with an attractive risk-adjusted total return, with an emphasis on distributions and distribution growth.

We are externally managed by Corridor InfraTrust Management, LLC (“Corridor”), an affiliate of Tortoise Capital Advisors, L.L.C. (“TCA”), a registered investment adviser with over $9.4 billion of assets under management in the U.S. energy infrastructure sector and 48 employees as of November 30, 2012. Corridor is a real property asset manager with a focus on U.S. energy infrastructure real assets and will have access to certain resources of TCA while acting as our manager. We historically operated as a business development company under the name Tortoise Capital Resources Corporation and invested primarily in securities of privately held and micro-cap public companies operating in the U.S. energy sector. In April 2011, in connection with our strategic decision to become a REIT and focus on the acquisition of real property assets in the energy infrastructure sector, our stockholders authorized withdrawal of our election to be treated as a business development company. We do not plan on making additional investments in securities (other than short-term, highly liquid investments to be held pending acquisition of real property assets) and intend to liquidate our existing securities portfolio in an orderly manner.

As of August 31, 2012 , the fair value of our securities portfolio (excluding short-term investments) totaled $76.9 million. The fair value of the securities remaining in our portfolio as of August 31, 2012 includes: (i) publicly-traded and liquid master limited partnership (“MLP”) equity securities of approximately $57.3 million and (ii) approximately $19.5 million of illiquid securities issued by two privately-held companies. The publicly traded securities can be liquidated more readily than the securities of the privately-held companies.

Acquisition of Liquids Gathering System from Ultra Petroleum

Background

On December 7, 2012, our newly-formed subsidiary, Pinedale Corridor, LP (“Pinedale LP”), entered into a Purchase and Sale Agreement with an indirect wholly-owned subsidiary of Ultra Petroleum Corp. (NYSE: UPL) (“Ultra Petroleum”). On December 13, 2012, the parties entered into a First Amendment to the Purchase and Sale Agreement. The Purchase and Sale Agreement, as amended, provides for Pinedale LP’s acquisition of a system of pipelines and central gathering facilities (the “Liquids Gathering System” or “LGS”) and certain associated real property rights in the Pinedale Anticline in Wyoming (the “Acquisition”) for $205 million in cash and certain other equity securities having a market value of $23.5 million as of December 11, 2012.

Pinedale LP intends to enter into a customized long-term triple net Lease Agreement relating to the use of the LGS (the “Lease Agreement”) with Ultra Wyoming LGS, LLC, another indirect wholly-owned subsidiary of Ultra Petroleum (“Ultra Newco”). Ultra Newco will utilize the LGS as a method for separating water, condensate and associated flash gas from a unified stream which consists primarily of water and is a by-product of natural gas extraction. Ultra Newco’s obligations under the Lease Agreement will be guaranteed by Ultra Petroleum and Ultra Petroleum’s operating subsidiary, Ultra Resources, Inc. (“Ultra Resources”), pursuant to the terms of a Parent Guaranty (the “Guaranty”). Annual rent for the initial term under the Lease Agreement will be a minimum of $20 million (as adjusted annually for changes based on the consumer price index) and a maximum of $27.5 million, with the exact rental amount being determined depending on changes in the product volume handled by the LGS and subject to Pinedale LP not being in default under the Lease Agreement.

Upon completion of this offering, consummation of the Acquisition and effectiveness of the Lease Agreement, the LGS will account for approximately 81% of our total assets on a pro forma basis as of August 31, 2012 and the lease payments under the Lease Agreement will account for approximately 66% of our total revenue on a pro forma basis for the nine months ended August 31, 2012. The financial condition of Ultra Newco, Ultra Petroleum and Ultra Resources and the ability and willingness of each to satisfy its obligations under the Lease Agreement and Guaranty will have a major impact on our results of operation, ability to service our indebtedness and ability to make distributions. As such, we have included the most recent consolidated financial statements of Ultra Petroleum beginning on page F-1 of this prospectus supplement.

The Liquids Gathering System acquisition will be our largest acquisition of REIT-qualifying assets to date and will serve as a cornerstone asset for our energy infrastructure real asset strategy.

Acquisition Rationale

We believe that the key characteristics of the LGS align with our targeted strategy and investment criteria. Those investment criteria and corresponding LGS key characteristics include:

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Fixed Asset-Intensive Investments.  We target investments in assets owned by companies with a significant base of fixed assets that characteristically display relatively inelastic demand resulting in low volatility and low cyclicality. The LGS is a stable, low volatility asset that is vital to Ultra Petroleum’s operations.

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Long-life Assets with Stable Cash Flows and Limited Commodity Price Sensitivity.  We seek real property assets having the potential to generate stable cash flows over long periods of time. The LGS is subject to a long-term lease with a strong counterparty and subject to large fixed payments with limited commodity risk. The Pinedale field where the LGS is located had an estimated reserve life of over 30 years as of December 31, 2011.

•	Growth Opportunities. We generally seek to enter into leases that provide base rent and participating rent over the term of the lease. The Pinedale field is a long-life field with significant growth potential. Less than 25% of the Pinedale field had been developed as of December 31, 2011 and Ultra Petroleum is focused on continued production and expansion in the field. Lease escalators and the variable component of the Lease Agreement provide us participation in growth opportunities.

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Experienced Management Team and High Quality Tenant.  We target assets operated by management teams that have a track record of success and that often have substantial knowledge and focus in particular segments of the energy infrastructure sector or with certain types of assets. Ultra Petroleum is recognized as a top operator with strong operating and financial metrics and has a management team with an average of over 30 years of experience.

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Limited Technological Risk.  We generally do not target acquisition opportunities involving the application of new technologies or significant geological, drilling or development risk. The LGS has limited technological risk given the simple and efficient nature of the system.

Impact of Acquisition on REIT Status

We anticipate that completion of the Acquisition will allow us to meet the income and assets tests necessary for us to qualify and elect to be taxed as a REIT for 2013. Because certain of our assets may not produce REIT-qualifying income or be treated as interests in real property, we intend to contribute those assets into taxable REIT subsidiaries prior to 2013 in order to limit the potential offset that such assets and income would have on our ability to qualify as a REIT for 2013.

Upon the completion of the Acquisition, the effectiveness of the Lease Agreement and consummation of the contribution transactions, and based on the value of our existing assets as of August 31, 2012, we expect that our pro forma income for the nine month period ended August 31, 2012 would satisfy the REIT income tests and at least 75% of our pro forma assets as of August 31, 2012 will qualify under the REIT requirements. We may liquidate a portion of our securities portfolio to allow us to meet both the asset and income tests necessary to qualify for REIT status for 2013.

Co-Investment and Concurrent Debt Financing

The consideration to be paid for the LGS is $205 million in cash and certain equity securities having a market value of $23.5 million as of December 11, 2012. We intend to use (i) the net proceeds from this offering, (ii) cash to be obtained from the sale of a portion of our portfolio of publicly-traded and liquid master limited partnership equity securities, (iii) certain other equity securities, and (iv) a portion of our existing cash balance to make a capital contribution to Pinedale LP, which will, along with proceeds of the concurrent co-investment and debt financing described below, pay the aggregate purchase price of the LGS.

Co-Investment

On December 7, 2012, we entered into a Subscription Agreement with Ross Avenue Investments, LLC (“Ross”), a wholly-owned subsidiary of Prudential Financial, Inc. (collectively with Ross, “Prudential”), in which Prudential agreed to fund a portion of the Acquisition by investing $30 million in cash in Pinedale LP concurrent with, and conditioned on the consummation of, this offering, the debt financing, and the Acquisition. Prudential will then hold a limited partner interest in Pinedale LP, and we will hold a general partner interest. Prudential will hold approximately 19% of the economic interest in Pinedale LP and we, through Pinedale GP, Inc., the general partner of Pinedale LP and our wholly-owned subsidiary (“Pinedale GP”), will hold approximately 81% of the economic interest. Pinedale GP has been given broad discretion to manage and make decisions relating to Pinedale LP. Prudential has certain approval rights concerning the Lease Agreement and any financings undertaken by Pinedale LP.

Ross is managed by Prudential Capital Group (“PCG”), a private investment management business of Prudential Investment Management, an SEC registered Investment Adviser. PCG manages one of the world’s largest portfolios of traditional private placements with $64.8 billion in assets under management as of September 30, 2012. PCG’s Energy Finance Group, located in Dallas, Texas, provides capital to entities across the energy value chain, including oil and gas exploration and production companies, energy services companies, midstream energy infrastructure companies and utilities. Typical investment structures include investment grade and below investment grade debt, mezzanine debt and equity.

Debt Financing

On December 7, 2012, Pinedale LP entered into a $65 million secured term credit facility with KeyBank National Association (“KeyBank”) serving as a lender and the administrative agent on behalf of other lenders participating in the credit facility. This credit facility will be amended and restated prior to the closing of this offering to increase the amount loaned thereunder to $70 million. Funding of the credit facility is conditioned on our contribution of the proceeds of this offering to Pinedale LP and the receipt by Pinedale LP of the co-investment funds from Prudential. Outstanding balances under the credit facility will generally accrue interest at a variable annual rate equal to LIBOR plus 3.25%. The credit facility will remain in effect through December 2015, with an option to extend through December 2016. The credit facility will be secured by the LGS. See “Credit Facility.”

Pro Forma Structure Post-Acquisition, Co-Investment and Debt Financing

A chart showing the proposed pro forma structure following the Acquisition, co-investment and debt financing is set forth below. For additional information on the Acquisition and the Lease Agreement see “The Acquisition” and “The Lease Agreement” beginning on pages S-18 and S-21 of this prospectus supplement, respectively.

1.	Prudential Financial, Inc. will be investing through an indirect wholly-owned subsidiary.
2.	We will be investing through a wholly-owned subsidiary and will be providing guarantees to KeyBank on limited matters and to Ultra Newco as described below.

Our Competitive Advantages

We believe that we are well-positioned to meet the capital needs of companies within the U.S. energy infrastructure sector for the following reasons:

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Attractive Partner for Energy Infrastructure Companies. We believe that we are a desirable partner for energy infrastructure companies because we have specialized knowledge of the economic, regulatory, and stakeholder considerations faced by them. We are an attractive capital provider because we do not intend to compete with the operations of our lessees and are willing to enter into long-term lease and capital arrangements that suit the requirements and achieve the goals of energy infrastructure companies.

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Broad Energy Infrastructure Scope. The universe of assets that may be owned by a REIT has expanded significantly. The Internal Revenue Service has, through a series of private letter rulings, recently approved new types of assets in the energy sector as being eligible to be owned by a REIT, including electric transmission and distribution systems, pipeline systems, and storage and terminaling systems. While only the requesting party may rely on these rulings, they give insight into the potential for REIT qualifying assets. We also intend to acquire assets that do not generate qualifying income for MLPs, such as renewables and electric power transmission.

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Efficient Capital Provider. If we are able to qualify as a REIT, our stockholders will generally not receive Unrelated Business Taxable Income or Effectively Connected Income. This offers us access to investors desiring the risk-adjusted return profile that we intend to provide but who are unable to invest directly in companies owning infrastructure assets, such as private equity funds or MLPs. As a REIT, we will seek to have a lower overall cost of capital compared to certain other energy infrastructure acquirors, which should enhance our future cash flows and provide for increased value-enhancing growth opportunities.

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Disciplined Investment Philosophy. Our investment approach emphasizes overall asset operational and financial performance with the potential for enhanced returns through incremental asset growth, capital appreciation, and minimization of downside risk. Our process for selecting investments involves an assessment of the overall attractiveness of the specific subsector of the energy infrastructure sector in which a prospective tenant company is involved; such company’s specific competitive position within that subsector; operational asset engineering due diligence; potential commodity price impact, supply and demand and regulatory concerns; the stability and potential growth of the prospective real property asset’s cash flows; the prospective operating company’s management track record; and our ability to structure an attractive investment.

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Experienced Management Team. The principals of Corridor have an average of over 26 years of experience in energy operations of multi-national electric and gas utilities and other national energy marketing and trading businesses and in optimizing portfolios for real property energy asset investments. Based on their real property asset operational experience and strong industry relationships, we believe that the principals of Corridor provide the expertise and knowledge necessary to acquire real property assets with strong performance standards.

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Extensive Relationships. The principals of Corridor maintain relationships with various owners and operators of real property assets in the energy infrastructure sector. They regularly communicate with these owners and operators to discuss their real property assets and the potential for structuring financing transactions that would be both beneficial to them and to us.

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Manager’s Affiliation with Tortoise Capital Advisors, LLC. Our manager, Corridor, is an affiliate of TCA, a registered investment adviser with over $9.4 billion of assets under management in the U.S. energy infrastructure sector as of November 30, 2012. Corridor has access to certain resources of TCA while acting as our manager.

Market Opportunity

We believe the environment for acquiring energy infrastructure real property assets is attractive for the following reasons:

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Energy infrastructure provides essential services, and the demand for energy resources is expected to grow in the future. We believe energy infrastructure is the backbone of the U.S. economy. The energy infrastructure sector includes the pipes, wires and storage facilities that connect and deliver some of our most critical resources: electricity, oil and natural gas.

The demand for energy resources is correlated with population growth and has a low correlation to market cycles. U.S. energy consumption is forecasted to grow by 11% from 2010 to 2035 according to the U.S. Energy Information Administration’s (“EIA”) Annual Energy Outlook (April 2012). Demand for natural gas continues to increase as power generation companies switch to lower-cost, cleaner burning fuels such as natural gas. Natural gas is the cleanest fossil fuel, with fewer carbon dioxide emissions than coal and oil. Natural gas is viewed as a reliable back-up energy source to alternative energy (e.g., wind and solar) as it is not dependent on weather patterns.

The U.S. is the third largest producer of crude oil and the second largest producer of natural gas products in the world. The United States has an abundant supply of natural gas with enough natural gas to last for approximately 150 years, according to the Interstate Natural Gas Association of America Foundation (“INGAA”). Natural gas provides a means of energy independence; in recent years, 80 to 90 percent of the natural gas consumed in the United States was produced domestically.

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Investment is needed in U.S. energy infrastructure. Due to renewable energy requirements, rapid technological advances in the methods used to extract oil and natural gas and aging infrastructure, substantial amounts of capital are expected to be invested in energy infrastructure. For entities under the jurisdiction of the Federal Energy Regulatory Commission (“FERC”), investments in the power transmission sector in 2010 were quadruple the average investment level throughout the 1990s. According to Edison Electric Institute (“EEI”) data, planned transmission investment by shareholder-owned utilities from 2012 through 2015 will total $11.6 to $15.2 billion. A Brattle Group study, based on North America Electric Reliability Corporation (“NERC”) and EEI data, projects transmission additions of 3,000 to 6,000 miles per year from 2010 through 2015. A 2012 study by INGAA noted that in the U.S. lower 48 states alone $200 billion in midstream investments will be required to accommodate the development of natural gas, oil and natural gas liquid resources from 2012 through 2035. We believe that the U.S. energy infrastructure sector’s high level of projected capital expenditures and continued acquisition and divestiture activity provide numerous attractive acquisition opportunities.

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There are a number of attractive operating companies with capital needs. We believe that the capital expansion plans of operating companies in the midstream and downstream segments of the U.S. energy infrastructure sector provide us attractive real property acquisition opportunities. The energy industry is characterized by assets with high barriers to entry, providing confidence that over an extended lease term an asset is unlikely to lose market share to a newly constructed asset. In addition, we can offer capital for assets that currently do not generate qualifying income for MLPs, such as renewables and electric power transmission.

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There are a large number of assets in the energy infrastructure sector that are able to be held by a REIT. In 2007, 2009 and 2010, the Internal Revenue Service (“IRS”) issued three separate private letter rulings that defined certain energy infrastructure assets as real property assets for tax purposes. The qualifying real property assets in the energy infrastructure sector are electric transmission and distribution systems, pipeline systems and storage and terminaling systems. The private letter rulings treat such assets as qualifying real property assets if the income from these assets is derived from rents on real property. While private letter rulings provide insight into the current thinking of the IRS on tax issues, such rulings may only be relied upon by the taxpayer to whom they were issued. We have not obtained any private letter rulings.

Other Recent Developments

Name Change and New York Stock Exchange Symbol Change

On December 3, 2012, we changed our name from Tortoise Capital Resources Corporation to CorEnergy Infrastructure Trust, Inc. and changed our New York Stock Exchange symbol from “TTO” to “CORR.”

Address Change

Our address is 4200 W. 115th Street, Suite 210, Leawood, Kansas 66211, and our telephone number is 877-699-CORR (2677). Information about us is also on our website at www.corridortrust.com. Information on our website is not incorporated herein by reference.

THE OFFERING

Shares of common stock offered by CorEnergy Infrastructure Trust, Inc.	13,000,000 shares.

Shares of common stock outstanding after the offering	22,190,667 shares.

Use of proceeds	We estimate that our net proceeds from this offering, after deducting underwriting discounts and estimated offering expenses, will be approximately $72.5 million (or $83.5 million if the underwriters exercise their option to purchase 1,950,000 additional shares from us). We intend to use the net proceeds of this offering and cash on hand, cash from the sale of a portion of our portfolio of publicly traded and liquid master limited partnership securities, and other certain securities to make a capital contribution to Pinedale LP. Pinedale LP will utilize our contributed assets, along with the proceeds of a concurrent co-investment and debt financing, to fund the Acquisition. See “Use of Proceeds” and “The Acquisition.”

Risk factors	See the “Risk Factors” section of this prospectus supplement beginning on page S-11 and the “Risk Factors” section of the accompanying prospectus beginning on page 11 thereof for a discussion of factors you should carefully consider before deciding to invest in shares of our common stock.

New York Stock Exchange symbol	“CORR”

REIT status and transfer restrictions	We anticipate that completion of the Acquisition will allow us to meet the income and assets tests necessary for us to qualify for and elect to be taxed as a REIT for 2013. We may liquidate a portion of our securities portfolio necessary to allow us to meet both the asset and income tests necessary to qualify for REIT status for 2013. We anticipate that in connection with any election to be treated as a REIT, we will change our fiscal year to a calendar year ending December 31.

At our most recent annual meeting, our stockholders voted to authorize an amendment to our articles of incorporation, and our articles will be amended, to include various restrictions on the ownership and transfer of our common stock if we qualify for and decide to elect REIT status, including among others, a restriction that, subject to certain exceptions, prohibits any person from owning more than 9.8% of the aggregate value of our outstanding common stock or capital stock.

Distributions

We intend to continue to make distributions on a quarterly basis to our stockholders out of assets legally available for distribution. Our Board of Directors will determine the amount of any distribution. A REIT is generally required to distribute during the taxable year an amount equal to at least 90% of the REIT taxable income (determined under Internal Revenue Code section 857(b)(2), without regard to the deduction for dividends paid). We intend to adhere to this requirement in order to qualify as a REIT.

We intend to make a one-time special distribution to distribute our accumulated C corporation earnings and profits, if any, prior to our election to be taxed as a REIT. See “Distribution Policy” beginning on page S-22 of this prospectus supplement.

Our Board of Directors has indicated that it intends to approve an increase in our quarterly distribution payable to stockholders from $0.11 per share to $0.125 per share for the first full quarter following completion of the Acquisition. There is no assurance that we will continue to make regular distributions at such increased level or at all. If we change our fiscal year to a calendar year as anticipated, our next distribution will be for the period beginning on December 1, 2012 and ending on March 31, 2013, with the anticipated $0.125 per share quarterly distribution amount applicable to the period beginning January 1, 2013. See “Risk Factors.”

RISK FACTORS

You should carefully consider the risks described below, in the “Risk Factors” section of the accompanying prospectus beginning on page 11 thereof and the “Risk Factors” section of our Annual Report on Form 10-K for the year ended November 30, 2011, together with all other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, before you decide to invest in shares of our common stock.

If we consummate the Acquisition and the Lease Agreement becomes effective, the majority of our infrastructure real property assets will be leased to a single tenant.

Assuming the Acquisition is completed and the Lease Agreement becomes effective, the LGS will represent approximately 81% of our total assets on a pro forma basis as of August 31, 2012 and the lease payments under the Lease Agreement with Ultra Newco will represent approximately 66% of our total revenue on a pro forma basis as of August 31, 2012. Ultra Newco or Ultra Petroleum, one of the guarantors of Ultra Newco’s obligations under the Lease Agreement and Ultra Newco’s ultimate parent company, may experience a downturn in its business, which may weaken its financial condition and result in Ultra Newco’s failure to make timely lease payments or give rise to another default under the Lease Agreement or Ultra Petroleum’s failure to meet its Guaranty obligations. In the event of a default by Ultra Newco or Ultra Petroleum, we may experience delays in enforcing our rights as landlord and may incur substantial costs in protecting our investment. In addition, if Ultra Newco fails to renew the Lease Agreement and we cannot find a new lessee at the same or better lease rates, the expiration of the Lease Agreement in fifteen years could have a material adverse impact on our business and financial condition.

The following is a brief summary of certain risk factors disclosed by Ultra Petroleum in its most recent Annual Report on Form 10-K, which should be carefully considered before you decide to invest in shares of our common stock. For a complete discussion of the risks that may be applicable to Ultra Petroleum, please review its complete Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

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Ultra Petroleum’s reserve estimates may turn out to be incorrect if the assumptions upon which these estimates are based are inaccurate. Any material inaccuracies in these reserve estimates or underlying assumptions will materially affect the quantities and present value of Ultra Petroleum’s reserves.

•	Competitive industry conditions may negatively affect Ultra Petroleum’s ability to conduct operations.

•	Factors beyond Ultra Petroleum’s control may affect its ability to effectively market production and may ultimately affect its financial results.

•	A decrease in oil and natural gas prices may adversely affect Ultra Petroleum’s results of operations and financial condition.

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A substantial portion of Ultra Petroleum’s reserves and production is natural gas. Prices for natural gas have been lower in recent years than at various times in the past and may remain lower in the future. Sustained low prices for natural gas may adversely affect Ultra Petroleum’s operational and financial condition.

•	Compliance with environmental and other governmental regulations could be costly and could negatively impact Ultra Petroleum’s production.

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Climate change legislation or regulations restricting emissions of “greenhouse gases” could result in increased operating costs and reduced demand for the oil and natural gas that Ultra Petroleum produces.

•

Ultra Petroleum may not be able to replace its reserves or generate cash flows if it is unable to raise capital. Ultra Petroleum will be required to make substantial capital expenditures to develop existing reserves and to discover new oil and natural gas reserves.

•	Ultra Petroleum’s operations may be interrupted by severe weather or drilling restrictions.

•	Ultra Petroleum is exposed to operating hazards and uninsured risks that could adversely impact its results of operations and cash flows.

•	If oil and natural gas prices decrease, Ultra Petroleum may be required to write down the carrying value of its oil and natural gas properties.

We will be subject to risks associated with ownership of the Liquids Gathering System.

Our ownership of the LGS will subject us to all of the inherent hazards and risks normally incidental to the storage and distribution of natural gas and natural gas liquids, such as well site blowouts, cratering and explosions, pipe and other equipment and system failures, uncontrolled flows of natural gas or well fluids, fires, formations with abnormal pressures, pollution and environmental risks and natural disasters. These risks could result in substantial losses due to personal injury and/or loss of life, significant damage to and destruction of property and equipment and pollution or other environmental damage. Moreover, if one or more of these hazards occur, there can be no assurance that a response will be adequate to limit or reduce damage. As a result of these risks, we may also sometimes be a defendant in legal proceedings and litigation arising in the ordinary course of business. There can be no assurance that the insurance policies that we maintain to limit our liability for such losses will be adequate to protect us from all material expenses related to potential future claims for personal injury and property damage or that such levels of insurance will be available in the future at economical prices or to cover all risks.

We will be subject to the risk of Ultra Newco transferring its obligations under the Lease Agreement.

The terms of the Lease Agreement provide that Ultra Newco may transfer its rights and obligations under the Lease Agreement at any time, subject to certain conditions. We thus bear the risk that Ultra Newco will transfer its rights and obligations under the Lease Agreement to a third party whose creditworthiness may not be on par with that of Ultra Newco, which could inhibit such transferee’s ability to make timely lease payments under the Lease Agreement or increase the likelihood that a downturn in the business of such transferee could give rise to a default under the Lease Agreement. The occurrence of either of these events could have a material adverse impact on our business and financial condition.

Our operations could be adversely affected if third-party pipelines or other facilities interconnected to our facilities become partially or fully unavailable.

The LGS connects to other pipelines or facilities owned by third parties. The continuing operation of such third-party pipelines or facilities is not within our control. These pipelines and other facilities may become unavailable, or available only at a reduced capacity. If any of these third-party pipelines or facilities becomes unable to transport the natural gas or natural gas liquids stored or distributed by the LGS, our business, results of operations, financial condition and ability to make cash distributions to our stockholders could be adversely affected.

Although we believe that the Liquids Gathering System will constitute a real estate asset for tax purposes, that belief is not binding on the Internal Revenue Service or any court and does not guarantee our qualification as a REIT.

In 2007, 2009 and 2010, the IRS issued three separate private letter rulings that defined certain energy infrastructure assets as real estate assets for tax purposes. The potential qualifying real estate assets in the energy infrastructure sector are electric transmission and distribution systems, pipeline systems, and storage and terminaling systems. We believe that the Liquids Gathering System constitutes a real estate asset for tax purposes consistent with these private letter rulings. Although private letter rulings provide insight into the current thinking of the IRS on tax issues, such rulings may only be relied upon by the taxpayer to whom they were issued and are not binding on the IRS with respect to us or the Liquids Gathering System. We have not obtained any private letter rulings with respect to the Liquids Gathering System. If the Liquids Gathering System does not constitute a real estate asset for tax purposes, we would likely fail to qualify as a REIT, would not achieve our objectives and the value of our stock could decline.

The Acquisition must be approved by the U.S. Bureau of Land Management. If such approval is not granted, the Acquisition may be unwound and you will not receive any return of your investment.

We must submit the Acquisition to the U.S. Bureau of Land Management (the “BLM”) for approval and may only do so following the closing of the Acquisition. There is a risk that the BLM will not approve the Acquisition. As a result, we would not be viewed by the BLM as the holder of rights in the BLM easements, which could adversely affect our ability to pledge the LGS as collateral for any future debt or sell our interest in the LGS. In such an event, you will not receive any return of your investment, and we would use the proceeds of this offering on one or more alternative acquisitions. We have not identified any alternative acquisitions at this time, and our decision with respect to any such alternative acquisition would generally not be subject to stockholder approval. In addition, alternative acquisitions may not be readily available to us or may yield lower returns than those expected to be received from the Acquisition. Pending the identification of alternative acquisitions, we may invest the proceeds of this offering in short-term investments that would likely generate lower returns than those expected to be received from the Acquisition, which in turn would cause our financial performance to suffer.

If we consummate the Acquisition, our indebtedness will be substantial and could have important consequences, including impairing our ability to obtain additional financing or pay future distributions.

On a pro forma basis as of August 31, 2012, assuming the completion of this offering, the consummation of the Acquisition, our borrowing of $70 million under our credit facility to fund a portion of the purchase price of the Acquisition and the co-investment by Prudential to fund a portion of the purchase price of the Acquisition, we will have outstanding consolidated indebtedness of approximately $71 million. Our substantial leverage could have important consequences. For example, it could:

•	result in the acceleration of a significant amount of debt for non-compliance with the terms of such debt or, if such debt contains cross-default or cross-acceleration provisions, other debt;

•	result in the loss of assets due to foreclosure or sale on unfavorable terms, which could create taxable income without accompanying cash proceeds;

•	materially impair our ability to borrow undrawn amounts under existing financing arrangements or to obtain additional financing or refinancing on favorable terms or at all;

•

require us to dedicate a substantial portion of our cash flow to paying principal and interest on our indebtedness, thereby reducing the cash flow available to fund our business, to pay distributions, including those necessary to maintain REIT qualification, or to use for other purposes;

•	increase our vulnerability to economic downturns;

•	limit our ability to withstand competitive pressures; or

•	reduce our flexibility to respond to changing business and economic conditions.

The terms of the co-investment in Pinedale LP may limit our ability to take certain actions in the future.

Pinedale GP, our wholly-owned subsidiary, is the general partner of Pinedale LP. Under the Pinedale LP partnership agreement, Pinedale GP is given broad authority to manage the affairs of Pinedale LP and to ensure that Pinedale LP complies with the terms of various agreements to which it is a party, including the Lease Agreement and the credit agreement with KeyBank. The Pinedale LP partnership agreement, however, requires the approval of the holder of a majority of a class of limited partner interests (all of which will be held initially by Prudential) before certain actions can be taken by Pinedale LP, including granting any consent under the Lease Agreement to: extend the term of the Lease Agreement; change the methodology of determining the rent; improve the leased property; reduce the present value of rental payments; merge with, or acquire unrelated assets from, a third party; incur debt, or amend the terms of any existing Pinedale LP debt, that would increase that debt above a specified amount; or issue partnership interests with rights superior to those held initially by Prudential. The approval of one or more of the foregoing matters may not be obtained at a time when we believe that an action requiring approval should be taken.

We may not be able to refinance the indebtedness that we incur to fund the Acquisition.

If we consummate the Acquisition and Pinedale LP borrows $70 million under its credit facility, such indebtedness will mature in 2015, or 2016 if the option to extend the date of maturity is exercised. Pinedale LP may not be able to refinance that indebtedness on its existing terms or at all. If funding is not available when needed, or is available only on unfavorable terms, we may not be able to meet our obligations as they come due. Moreover, without adequate funding, we may be unable to execute our growth strategies, complete future acquisitions, take advantage of other business opportunities or respond to competitive pressures, any of which could have a material adverse effect on our revenues and results of operations.

There are uncertainties relating to the estimate of our anticipated special distribution.

To qualify for taxation as a REIT, we will be required to distribute to our stockholders all of our pre-REIT accumulated earnings and profits, if any, as measured for federal income tax purposes, prior to the end of our first taxable year as a REIT. Failure to make the special distribution could result in our disqualification for taxation as a REIT. The determination of the timing and amount to be distributed in the special distribution is a complex factual and legal determination. We may have less than complete information at the time we undertake our analysis or may interpret the applicable law differently than the IRS. We currently believe and intend that our special distribution will satisfy the requirements relating to the distribution of our pre-REIT accumulated earnings and profits. There are, however, substantial uncertainties relating to the computation of our special distribution, including the possibility that the IRS could, in auditing tax years prior to our REIT election, successfully assert that our taxable income should be increased, which could increase our pre-REIT accumulated earnings and profits. Thus, we may fail to satisfy the requirement that we distribute all of our pre-REIT accumulated earnings and profits by the close of our first taxable year as a REIT. Moreover, although there are procedures available to cure a failure to distribute all of our pre-REIT accumulated earnings and profits, we cannot now determine whether we will be able to take advantage of them or the economic impact to us of doing so.

Failure to qualify as a REIT would have significant adverse consequences to us and the value of our common stock.

Although we anticipate that completion of the acquisition of the Liquids Gathering System, when combined with the expected contribution of certain of our assets to a taxable REIT subsidiary, the acquisition of other assets and the receipt of other income, will allow us to meet the income and asset tests necessary for us to qualify for and elect to be taxed as a REIT for fiscal 2013, we can not assure you that we will qualify to elect to be taxed as a REIT. Furthermore, qualification as a REIT involves the application of highly technical and complex provisions of the Internal Revenue Code as to which there may only be limited judicial and administrative interpretations and involves the determination of facts and circumstances not entirely within our control. Future legislation, new regulations, administrative interpretations or court decisions may significantly change the tax laws or the application of the tax laws with respect to qualification as a REIT for federal income tax purposes or the federal income tax consequences of such qualification. Accordingly, we cannot assure you that we will be organized or will operate to qualify as a REIT for fiscal 2013 or thereafter. In addition, we have not obtained an opinion of counsel that we have been organized in conformity with the requirements for qualification as a REIT or that our proposed method of operation for fiscal 2013 and thereafter will enable us to satisfy the requirements for such qualification. If, with respect to any taxable year, we fail to qualify as a REIT, we would not be allowed to deduct distributions to stockholders in computing our taxable income. After an initial election and qualification as a REIT, if we later failed to so qualify and we were not entitled to relief under the relevant statutory provisions, we would also be disqualified from treatment as a REIT for four subsequent taxable years. If we fail to qualify as a REIT, corporate-level income tax, including any applicable alternative minimum tax, would apply to our taxable income at regular corporate rates. As a result, the amount available for distribution to holders of equity securities would be reduced for the year or years involved, and we would no longer be required to make distributions. In addition, our failure to qualify as a REIT could impair our ability to expand our business and raise capital, and it may adversely affect the value of our common stock.

The ability of stockholders to control our policies and effect a change of control of our company will be limited by certain provisions of our articles of incorporation and by Maryland law.

Our articles of incorporation authorize our board of directors to amend our charter to increase or decrease the aggregate number of authorized shares of stock, to authorize us to issue additional shares of our common stock or preferred stock and to classify or reclassify unissued shares of our common stock or preferred stock and thereafter to authorize us to issue such classified or reclassified shares of stock. We believe that these articles of incorporation provisions will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise. The additional classes or series, as well as the additional authorized shares of common stock, will be available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although our board of directors does not currently intend to do so, it could authorize us to issue a class or series of stock that could, depending upon the terms of the particular class or series, delay, defer or prevent a transaction or a change of control of our company that might involve a premium price for holders of our common stock or that our common stockholders otherwise believe to be in their best interests.

To maintain our qualification as a REIT for U.S. federal income tax purposes, if we elect to be taxed as a REIT for fiscal 2013, starting in 2014 not more than 50% in value of our outstanding stock may be owned, directly or indirectly, by or for five or fewer individuals (as defined in the Internal Revenue Code to include certain entities such as private foundations) at any time during the last half of any taxable year. To maintain this qualification, and/or to address other concerns about concentrations of ownership of our stock, if we qualify for and decide to elect to be taxed as a REIT, our stockholders have already approved an amendment to our articles of incorporation, and our articles will be amended, to generally prohibit any individual (as defined under the Internal Revenue Code to include certain entities) from actually owning or being deemed to own by virtue of the applicable constructive ownership provisions of the Internal Revenue Code, (i) more than 9.8% (in value or in number of shares, whichever is more restrictive) of the issued and outstanding shares of our common stock or (ii) more than 9.8% in value of the aggregate of the outstanding shares of all classes and series of our stock, in each case, excluding any shares of our stock not treated as outstanding for federal income tax purposes. Subject to the exceptions described below, our articles of incorporation will further prohibit any person or entity from actually or constructively owning shares in excess of these limits. We refer to these restrictions as the “ownership limitation provisions.” These ownership limitation provisions may prevent or delay a change in control and, as a result, could adversely affect our stockholders’ ability to realize a premium for their shares of common stock. However, upon request, our board of directors may waive the ownership limitation provisions with respect to a particular stockholder and establish different ownership limitation provisions for such stockholder. In granting such waiver, our board of directors may also require the stockholder receiving such waiver to make certain representations, warranties and covenants related to our ability to qualify as a REIT.

Complying with the REIT requirements may cause us to forgo otherwise attractive opportunities or liquidate certain of our investments.

To qualify as a REIT for U.S. federal income tax purposes, we must continually satisfy tests concerning, among other things, the sources of our income, the nature and diversification of our assets, the amounts we distribute to our stockholders and the ownership of our stock. We may be required to make distributions to our stockholders at disadvantageous times or when we do not have funds readily available for distribution. Thus, compliance with the REIT requirements may hinder our ability to make certain otherwise attractive investments or undertake other activities that might otherwise be beneficial to our company and our stockholders, or may require us to borrow or liquidate investments in unfavorable market conditions. In addition, Corridor may be unable to find investments that comply with REIT requirements, thereby limiting our ability to grow or even maintain our asset base.

In connection with such requirements if we elect to be taxed as a REIT, we must ensure that, at the end of each calendar quarter, at least 75% of the value of our assets consists of cash, cash items, government securities and qualified real property assets. The remainder of our investments in securities (other than cash, cash items, government securities, securities issued by a REIT taxable subsidiary or certain other qualified assets) generally cannot include more than 10% of the outstanding voting securities of any one issuer or more than 10% of the total value of the outstanding securities of any one issuer. In addition, in general, no more than 5% of the value of our total assets (other than cash, cash items, government securities, certain other securities and qualified real property assets) can consist of the securities of any one issuer, and no more than 25% of the value of our total securities can be represented by securities of one or more of a certain class of issuers. After meeting these requirements at the close of a calendar quarter, if we fail to comply with these requirements at the end of any subsequent calendar quarter, we must correct the failure within 30 days after the end of the calendar quarter or qualify for certain statutory relief provisions to avoid losing our REIT qualification. As a result, we may be required to liquidate from our portfolio otherwise attractive investments. These actions could have the effect of reducing our income and amounts available for distribution to our stockholders.

The ability of our board of directors to revoke our REIT qualification without stockholder approval may cause adverse consequences to our stockholders.

If we elect to be taxed as a REIT, our articles of incorporation will provide that our board of directors may revoke or otherwise terminate our REIT election, without the approval of our stockholders, if it determines that it is no longer in our best interest to continue to qualify as a REIT. If we cease to be a REIT, we will not be allowed a deduction for dividends paid to stockholders in computing our taxable income and will be subject to U.S. federal income tax at regular corporate rates and state and local taxes, which may have adverse consequences on our total return to our stockholders.

USE OF PROCEEDS

We estimate that we will receive net proceeds from this offering of approximately $72.5 million after deducting the underwriting discount and our estimated offering expenses, or $83.5 million if the underwriters exercise their option to purchase 1,950,000 additional shares from us. We intend to use: (i) the net proceeds of this offering, and cash on hand, (ii) approximately $26.6 million of cash to be obtained from the sale of a portion of our portfolio of publicly-traded and liquid master limited partnership equity securities, and (iii) certain other equity securities having a market value of $23.5 million (as of December 11, 2012) to make a capital contribution to Pinedale LP in exchange for an approximately 81% general partner interest in Pinedale LP. Pinedale LP will utilize our contributed assets, along with the proceeds of a concurrent co-investment by Prudential and a debt financing, to fund the net purchase price of the Acquisition.

THE ACQUISITION

Pinedale LP has entered into a Purchase and Sale Agreement with a wholly-owned subsidiary of Ultra Petroleum dated December 7, 2012, relating to the acquisition, valued at $225 million, of the LGS. On December 13, 2012 the parties entered into a First Amendment to the Purchase and Sale Agreement to change the consideration to $205 million in cash plus equity securities with a market value of $23.5 million as of December 11, 2012. The Purchase and Sale Agreement, as amended, is described in more detail later in this section.

Ultra Petroleum was incorporated in 1979 and is an independent oil and gas company engaged in the development, production, operation, exploration and acquisition of oil and natural gas properties. Ultra Petroleum leases approximately 93,000 gross (53,000 net) acres in and around the Pinedale and Jonah natural gas fields of the Greater Green River Basin in southwest Wyoming. The most recently available EIA data, dated 2009, indicated that the Pinedale field was among the top five U.S. natural gas plays based on proved reserves. As of December 31, 2011, Ultra Petroleum held an approximately 50% working interest in approximately 1,700 producing wells in these fields. The Pinedale and Jonah fields have estimated natural gas reserves of over 48 Tcfe as of December 31, 2011.

As of December 31, 2011, Ultra Petroleum had an estimated 4.3 Tcfe of proved reserves and 10.2 Tcfe of proved, probable and possible (3P) reserves in the Pinedale and Jonah fields. Ultra Petroleums’s third-party reservoir engineering firm, Netherland, Sewell & Associates, Inc., has identified an inventory of over 5,000 economic, future drilling locations.

Most of Ultra Petroleum’s exploration and development in the Pinedale field takes place on land under the jurisdiction of the BLM. The BLM has the authority to approve or deny oil and gas leases or to impose environmental restrictions on leases where appropriate. The BLM issued the Pinedale Record of Decision (“ROD”) in September 2008. Under the ROD, Ultra Petroleum gained year-round access to the Pinedale field for drilling and completion activities in development areas, provided Ultra Petroleum conducts an environmental mitigation effort, which includes the use of a liquids gathering system. This additional access resulted in increased drilling efficiencies and allowed for accelerated development of the field.

The LGS was completed in 2010 and consists of more than 150 miles of underground gathering pipelines with 107 receipt points and four above-ground central gathering facilities that are utilized by Ultra Petroleum as a method of separating water, condensate and associated flash gas from a unified stream and subsequently selling or treating and disposing of the separated products. Prior to entering the LGS, the unified stream goes through an initial separation process to separate the wellhead gas from the liquids stream. The wellhead gas is then transported off the leased lands to market by a third-party midstream service provider. The remaining liquids, primarily water, are transported by the LGS to one of its four central gathering facilities where they pass through a three-phase separator, which separates condensate, water and associated natural gas. Condensate is a valuable commodity that is sold by Ultra Petroleum; water is transported to disposal wells or a treatment facility for re-use; and natural gas is compressed, dehydrated and sold by Ultra Petroleum or otherwise used by Ultra Petroleum for fueling on-site operational equipment. Ultra Petroleum’s non-operating working interest partners in the Pinedale field where Ultra Petroleum’s LGS is located pay Ultra Petroleum a fee for the use of Ultra Petroleum’s LGS. As of June 30, 2012, Ultra Petroleum held an approximately 70% average working interest among the land it operates in the Pinedale field. To date, no major operational issues have been reported with respect to the LGS.

The Liquids Gathering System has a current capacity of approximately 45,000 barrels per day and average throughput during the four quarters ended September 30, 2012 of approximately 36,000 barrels per day. The underground pipelines constituting the majority of the LGS and certain other components, such as the separators, have useful lives that extend beyond the initial term of the Lease Agreement. We believe that the LGS is capable of being expanded at a relatively low incremental cost by, for example, adding additional separating equipment.

The key characteristics of the LGS acquisition align with our targeted strategy and investment criteria. We believe that those key characteristics are:

•	a stable, low volatility asset with relatively inelastic demand;

•	the existence of a long-term lease with a strong counterparty with low commodity risk;

•	growth opportunity through the variable lease structure;

•	an experienced management team with a strong track record; and

•	a simple and efficient system that is well understood and mandated by regulators with limited risk.

The Purchase and Sale Agreement defines the varying assets that are included within the LGS acquired, and contains representations and warranties from both the seller and Pinedale LP related to the proposed acquisition. The obligation of each party to close the proposed acquisition is subject to a number of conditions, including the receipt by Pinedale LP of funds sufficient to enable it to pay the purchase price. Successful completion of this offering, the sale of certain of our securities, completion of the co-investment by Prudential, and completion of the KeyBank debt financing will provide the funds sufficient to pay the cash portion of the purchase price. In the event of a casualty loss of greater than $10 million at the LGS prior to closing and a determination by the seller that the LGS cannot be repaired, restored or replaced prior to December 21, 2012, Pinedale LP has the option to terminate the Purchase and Sale Agreement. In the event of a less significant casualty loss, the closing will occur and the seller will undertake the necessary repairs or replacements after the closing without any abatement in the resulting rent under the Lease Agreement. The Purchase and Sale Agreement has been included as an exhibit to our Form 8-K filed with the SEC on December 10, 2012. The amendment to that agreement will be included as an exhibit to our Form 8-K to be filed with the SEC prior to the closing of this offering. Prospective investors in this offering are encouraged to read those documents in their entirety, as the foregoing is merely a summary of certain of its provisions.

Pinedale LP intends to enter into a Lease Agreement with Ultra Newco relating to the lease of the LGS to Ultra Newco under a customized long-term triple net lease. Ultra Newco’s obligations under the Lease Agreement will be guaranteed by Ultra Petroleum and Ultra Resources pursuant to the terms of a Parent Guaranty. The Lease Agreement provides for an initial term of at least 15 years and potential successive renewal terms of 5 years or 75% of the then remaining useful life of the Liquids Gathering System. Annual rent for the initial term under the Lease Agreement will be a minimum of $20 million (as adjusted annually for changes based on the consumer price index) and a maximum of $27.5 million, with the exact rental amount being determined depending on changes in the product volume handled by the Liquids Gathering System and subject to Pinedale LP not being in default under the Lease Agreement. A form of the Lease Agreement is attached as an exhibit to the Purchase and Sale Agreement filed with the SEC, and prospective investors in this offering are encouraged to read it in its entirety, as the foregoing is merely a summary of certain of its provisions.

According to Ultra Petroleum’s public filings, its current operations in southwest Wyoming are focused on developing Ultra Petroleum’s long-life natural gas reserves in a tight gas sand trend located in the Greater Green River Basin with targets in the sands of the upper Cretaceous Lance Pool in the Pinedale and Jonah fields. Ultra Petroleum derives its revenues principally from the sale of its natural gas and associated condensate produced from wells operated by Ultra Petroleum and others in the Greater Green River Basin. In addition, Ultra Petroleum plans to continue its assessment of increased density drilling to more efficiently recover the oil and natural gas resources present in the area.

For its natural gas production in Wyoming, Ultra Petroleum has entered into various gathering and processing agreements with several midstream service providers that gather, compress and process natural gas owned or controlled by Ultra Petroleum from its producing wells in the Pinedale and Jonah fields. Under these agreements, the midstream service providers have routinely expanded their facilities’ capacities in southwest Wyoming to accommodate growing volumes from wells in which Ultra Petroleum owns an interest. Such expansions are continuing, and Ultra Petroleum believes that the capacity of the midstream infrastructure related to its production will continue to be adequate to allow it to sell essentially all of its available natural gas production from Wyoming.

Ultra Petroleum is recognized as a low-cost operator in the industry in terms of both adding and producing oil and natural gas reserves. Ultra Petroleum’s all-in cash costs, defined as all-in costs excluding DD&A expenses, have consistently been lower than natural gas prices and for the twelve month period ended September 30, 2012 were $1.43 per Mcfe.

Following the consummation of the Acquisition, effectiveness of the Lease Agreement and the contribution and financing transactions described below, the LGS will account for approximately 81% of our total assets on a pro forma basis as of August 31, 2012 and the lease payments under the Lease Agreement will account for approximately 66% of our total revenue on a pro forma basis for the nine months ended August 31, 2012. The financial condition of Ultra Newco, Ultra Petroleum and Ultra Resources and the ability and willingness of each to satisfy its obligations under the Lease Agreement and Guaranty will have a major impact on our results of operation, ability to service our indebtedness and ability to make distributions. As such, we have included the most recent consolidated financial statements of Ultra Petroleum beginning on page F-1 of this prospectus supplement.

We intend to form multiple subsidiaries that we anticipate electing to treat as taxable REIT subsidiaries. We anticipate contributing certain assets to the taxable REIT subsidiaries, which we anticipate will neither be treated as real estate assets for purposes of the REIT asset test nor will they be treated as realizing income that is eligible income for purposes of the REIT income tests. The assets that we anticipate contributing to the taxable REIT subsidiaries include units in publicly traded MLPs, our wholly-owned subsidiary Mowood and other non-qualifying assets.

THE LEASE AGREEMENT

The Lease Agreement will be signed at the closing of the Acquisition of the LGS. The Lease Agreement has a fifteen year initial term and may be extended for additional five year terms at the sole discretion of Ultra Newco. During the initial fifteen year term, Pinedale LP will receive fixed monthly rental payments of $1,666,667 (as adjusted annually for changes based on the consumer price index) and variable rent based on the volume of liquid hydrocarbons and water that flowed through the LGS in a prior month. The minimum and maximum annual rental payments under the Lease Agreement during the initial fifteen year term are $20 million (as adjusted annually for changes based on the consumer price index) and $27.5 million, respectively, subject to Pinedale LP not being in default under the Lease Agreement. The rent will be renegotiated for any extended term. The Lease Agreement provides that Ultra Newco will be responsible for, among other matters, maintaining the LGS in good operating condition, repairing the LGS in the event of any casualty loss (except upon the occurrence of an event damaging more than 50% of the LGS, in which case Ultra Newco may propose to repurchase the LGS at a mutually agreeable price rather than repair the LGS), paying property and similar taxes resulting from Pinedale LP’s ownership of the LGS, and causing the LGS to comply with all environmental and other regulatory laws, rules and regulations. The Lease Agreement grants Ultra Newco substantially all authority to operate, and imposes on them the responsibility for the operation of, the LGS. The Lease Agreement provides Pinedale LP no control over the operation, maintenance, management or legal compliance of the LGS.

The Lease Agreement imposes numerous obligations on Pinedale LP, including maintaining its status as a special purpose entity that only engages in the business of owning, financing and leasing the LGS, keeping confidential certain information provided to it by Ultra Newco, keeping the LGS free of certain liens, observing certain limitations on the transfer and ownership of beneficial interests in, and control of, Pinedale LP and maintaining the relationship between Pinedale LP and its lender.

The Lease Agreement also describes the following situations in which Pinedale LP must consider a proposal by Ultra Newco to repurchase the LGS: if the LGS experiences a major casualty loss; if all or a significant portion of the LGS is condemned by a government authority; or if Ultra Newco concludes that its continued lease of the LGS is burdensome to it. In each of these events, Ultra Newco has the right to propose a purchase price to Pinedale LP, and Pinedale LP may accept or reject the proposal. If the parties do not reach agreement, the Lease Agreement continues in effect and Pinedale LP continues to own the LGS. In addition, Ultra Newco has, under certain circumstances, a right of first refusal during the initial term of the Lease Agreement and for two years thereafter to match any proposed transfer by Pinedale LP of its interest as lessor under the Lease Agreement or interest in the LGS. The obligations of Pinedale LP under the Lease Agreement are guaranteed by CorEnergy.

The form of Lease Agreement is an exhibit to the Purchase and Sale Agreement included as an exhibit to our Form 8-K filed with the SEC on December 10, 2012, and prospective investors in this offering are encouraged to read the Lease Agreement in its entirety, as the foregoing is merely a summary of certain of its provisions.

CREDIT FACILITY

On December 7, 2012, Pinedale LP entered into a Term Credit Agreement with KeyBank and certain other lenders (which is anticipated to be amended and restated prior to the closing of this offering) pursuant to which Pinedale LP expects to borrow, subject to our contribution of the proceeds of this offering to Pindedale LP and the receipt by Pinedale LP of the co-investment funds from Prudential, $70 million to finance a portion of its acquisition of the LGS. The loan is to be repaid in full on December 31, 2015, unless Pinedale LP elects to exercise the right to extend the term to December 30, 2016. The loan will accrue interest at LIBOR plus 3.25% (which rate would have been 3.462% on December 7, 2012). Pinedale LP is obligated to pay all accrued interest on the fifth business day of each month beginning January 8, 2013 and will be further obligated to pay monthly, beginning March 7, 2014, 0.42% of the amount outstanding on the loan on March 1, 2014. The LGS and all cash and other assets of Pinedale LP will be pledged as collateral for the loan. Our interest in Pinedale GP is also pledged as collateral. We have provided to KeyBank a guarantee against certain inappropriate conduct by or on behalf of Pinedale LP or us.

The credit agreement with KeyBank also provides, among other matters, that Pinedale LP: (i) has the opportunity under certain circumstances to request an increase in the aggregate loan amount up to $78 million to finance an expansion of the LGS; (ii) has the right to prepay all or a portion of the loan in minimum amounts of $500,000; (iii) will deliver financial information to KeyBank on a regular basis; (iv) will not make any distributions to partners if the loan has been accelerated after a default under the credit agreement; (v) will not permit any other liens to be placed on the LGS or any other asset pledged as collateral to KeyBank; (vi) will maintain a net worth of at least $115,000,000; and (vii) will pay certain fees and expenses to KeyBank at such time as funds are first advanced by KeyBank.

The credit agreement with KeyBank was included as an exhibit to our Form 8-K filed with the SEC on December 10, 2012 and the amended and restated credit agreement will be filed with the SEC prior to the closing of this offering. Prospective investors are encouraged to read the credit agreement in its entirety, as the foregoing is merely a summary of certain of its provisions.

MARKET PRICE OF COMMON STOCK

As of December 5, 2012, we had approximately 9,190,667 shares of our common stock outstanding held by 29 record holders. Our common stock trades on the NYSE under the symbol “CORR”. On December 12, 2012, the closing price of our common stock on the NYSE was $6.48. The following table sets forth the high and low sales price per common share during each fiscal quarter of our current fiscal year and our prior two fiscal years. Prior to December 3, 2012 our common stock traded on the NYSE under the symbol “TTO”.

	Price Ranges
Period Ended:	Low	High
Fiscal 2013
December 1 to 12, 2012	$6.48	$8.78

Fiscal 2012
November 30, 2012	$8.14	$9.24
August 31, 2012	8.50	9.39
May 31, 2012	8.00	9.31
February 29, 2012	7.29	9.15

Fiscal 2011
November 30, 2011	$6.94	$8.27
August 31, 2011	7.51	9.00
May 31, 2011	8.18	9.24
February 28, 2011	6.87	8.50

DISTRIBUTION POLICY

We intend to make distributions on a quarterly basis to our stockholders out of assets legally available for distribution. Our Board of Directors will determine the amount of any distribution. A REIT is generally required to distribute during the taxable year an amount equal to at least 90% of the REIT ordinary taxable income (determined under Internal Revenue Code section 857(b)(2), without regard to the deduction for dividends paid). We intend to adhere to this requirement in order to qualify as a REIT.

Our Board of Directors has indicated that it intends to approve an increase in our quarterly distribution payable to stockholders from $0.11 per share to $0.125 per share for the first full quarter following completion of the Acquisition. There is no assurance that we will continue to make regular distributions at such increased level or at all.

A REIT is not permitted to retain earnings and profits accumulated during years when the company or its predecessor was taxed as a regular C corporation. For us to elect REIT status for a taxable year, we must distribute to our stockholders on or before the last day of that fiscal year, our undistributed earnings and profits attributable to taxable periods ending prior to the first day of that taxable year, which we refer to as pre-REIT accumulated earnings and profits. Therefore, for purposes of qualifying as a REIT, we plan to distribute these pre-REIT accumulated earnings and profits, if any, by paying a one-time special cash distribution to stockholders. We will not make a special distribution, however, if we do not have any pre-REIT accumulated earnings and profits.

CAPITALIZATION

The following table sets forth our capitalization as of August 31, 2012:

•	on an actual basis;

•

on an as adjusted basis to give effect to the issuance of the 13,000,000 shares of common stock offered hereby, after deducting approximately $4.4 million for the underwriting discounts payable by us and estimated offering expenses of approximately $1.1 million; and

•	on a pro forma as adjusted basis, assuming the Acquisition and the borrowing of $70 million under the secured credit facility with KeyBank had occurred on August 31, 2012.

You should read this table in conjunction with “Use of Proceeds,” “Pro Forma Financial Information,” our financial statements and notes thereto incorporated by reference into this prospectus supplement and the Ultra Petroleum financial statements and the notes thereto included elsewhere in this prospectus supplement.

	At August 31, 2012
	Actual	As Adjusted	Pro Forma As Adjusted
	(Amounts in thousands, except share data)
Cash and cash equivalents	$11,783,529	$84,271,799	$3,921,210

Debt:
Long-term debt	$910,863	$910,863	$70,910,863
Lease obligation	47,848	47,848	47,848

Total debt	958,711	958,711	70,958,711
Stockholders’ equity
Warrants, no par value; 945,594 issued and outstanding	1,370,700	1,370,700	1,370,700
Capital stock, non-convertible, $0.001 par value; 9,184,463, 22,184,463 and 22,184,463 shares issued and outstanding actual, as adjusted and pro forma as adjusted, respectively	9,185	22,185	22,185
Additional paid-in capital	92,719,962	165,195,232	165,195,232
Accumulated retained earnings	6,076,007	6,076,007	6,009,223

Total stockholders’ equity	100,175,854	172,664,124	172,597,340

Total capitalization	$101,134,565	$173,622,835	$243,556,051

PRO FORMA FINANCIAL INFORMATION

The following unaudited pro forma condensed consolidated financial information gives effect to the Acquisition, the Lease Agreement, our borrowing $70 million under the secured credit facility with KeyBank, the issuance by us of common stock and the use of net proceeds from this offering as described in “Use of Proceeds” and the co-investment by Prudential. The preliminary allocation of the purchase price used in the unaudited pro forma condensed consolidated financial information is based on management’s preliminary valuation. The estimates and assumptions are subject to change upon the finalization of valuations, which are contingent upon final appraisals of plant and equipment, identifiable intangible assets and adjustments to other accounts. Revisions to the preliminary purchase price allocation could result in significant deviations from the accompanying pro forma financial information.

The pro forma condensed consolidated statements of income reflect the Acquisition as if it had occurred on December 1, 2010. The historical results of operations included in the unaudited pro forma condensed consolidated statements of income for the fiscal year ended November 30, 2011 were derived from the audited financial statements of CorEnergy incorporated by reference into this prospectus supplement. The historical results of operations included in the unaudited pro forma condensed consolidated statements of income for the nine months ended August 31, 2012 were derived from the unaudited financial statements of CorEnergy incorporated by reference into this prospectus supplement.

The pro forma consolidated balance sheet reflects the Acquisition as if it had occurred on August 31, 2012. The historical balance sheet of CorEnergy included in the unaudited pro forma condensed consolidated balance sheet was derived from the unaudited financial statements of CorEnergy incorporated by reference into this prospectus supplement.

This unaudited pro forma condensed consolidated financial information has been prepared by management for illustrative purposes only. The unaudited pro forma condensed consolidated financial information is not intended to represent or be indicative of the financial position or results of operations in future periods or the results that actually would have been realized had CorEnergy made the Acquisition during the specified periods. The unaudited pro forma condensed consolidated financial information, including the notes thereto, is qualified in its entirety by reference to, and should be read in conjunction with, the historical financial statements and notes thereto incorporated by reference into this prospectus supplement.

CorEnergy Infrastructure Trust, Inc.

Unaudited Pro Forma Condensed Consolidated Balance Sheet

	At August 31, 2012
	Historical	Pro Forma Adjustments		Pro Forma Combined
Assets
Trading securities, at fair value	$57,321,502	$(50,702,274	) (1)	$6,619,228
Other equity securities, at fair value	19,529,783	—		19,529,783
Leased property, net of accumulated depreciation of $824,066	13,302,783	230,998,327	(2)	244,301,110
Cash and cash equivalents	11,783,529	70,000,000	(3)	3,921,210
		72,881,418	(4)
		(138,169	) (5)
		(757,185	) (6)
		(205,000,000	) (2)
		(1,239,830	) (3)
		(781,415	) (2)
		30,000,000	(4)
		27,172,862	(2)
Property and equipment, net of accumulated depreciation of $1,610,766	3,659,240	—		3,659,240
Intangible lease asset, net of accumulated amortization of $267,611	754,176	—		754,176
Prepaid expenses	516,427	(427,398	) (4)	89,029
Other assets	4,677,908	(403,762	) (6)	4,097,146
		(177,000	) (3)
Deferred leasing costs	—	757,185	(6)	757,185
Deferred debt issuance expenses	—	1,239,830	(3)	1,239,830

Total Assets	$111,545,348	$173,422,589		$284,967,937

Liabilities and Stockholders' Equity
Liabilities
Line of Credit	$125,000	—		$125,000
Long-term debt	910,863	70,000,000	(3)	70,910,863
Deferred tax liability	7,388,060	(4,981,677	) (1)	2,406,383
Accrued expenses and other liabilities	2,945,571	(34,250	) (4)	8,928,351
		4,981,677	(1)
		(403,762	) (6)
		(177,000	) (3)
		(71,385	) (5)
		1,687,500	(2)

Total Liablities	11,369,494	71,001,103		82,370,597

Stockholders' Equity
Stockholders' Equity
Warrants, no par value: 945,594 issued and outstanding at November 30, 2011 (5,000,000 authorized)	1,370,700	—		1,370,700
Capital stock, non-convertible, $0.001 par value; 9,184,463 and 22,184,463 shares issued and outstanding at August 31, 2012 historical and pro forma, respectively (100,000,000 shares authorized)	9,185	13,000	(4)	22,185
Additional paid-in capital, net of offering costs of $5,511,730 pro forma	92,719,962	72,902,668 (4)		165,195,232
		(427,398	) (4)
Accumulated retained earnings	6,076,007	(66,784	) (5)	6,009,223

Total Stockholders' Equity	100,175,854	72,421,486		172,597,340
Non-controlling Interest Stockholders' Equity	—	30,000,000	(4)	30,000,000

Total Stockholder's Equity	100,175,854	102,421,486		202,597,340

Total Liabilities and Stockholders' Equity	$111,545,348	$173,422,589		$284,967,937

See accompanying notes to pro forma financial statements

CorEnergy Infrastructure Trust, Inc.

Unaudited Pro Forma Condensed Consolidated Statement of Income

	For the Year Ended November 30, 2011
	Historical	Pro Forma Adjustments		Pro Forma Combined
Revenue
Sales Revenue	$2,161,723	$—		$2,161,723
Lease Income	1,063,740	20,000,000	(7)	21,063,740

Total Revenue	3,225,463	20,000,000		23,225,463

Expenses
Cost of Sales (excluding depreciation expense)	1,689,374	—		1,689,374
Management fees, net of expense reimbursements	968,163	1,520,050	(8)	2,488,213
Depreciation expense	364,254	8,884,551	(2)	9,248,805
Operating expenses	196,775	—		196,775
Interest expense	36,508	2,836,677	(3)	2,873,185
Amortization of Deferred Lease Costs	—	50,479	(6)	50,479
Other expenses	1,440,810	—		1,440,810

Total Expenses	4,695,884	13,291,757		17,987,641

Gain (Loss) from Operations	(1,470,421)	6,708,243		5,237,822
Other Income
Net realized and unrealized gain (loss) on trading securities	2,299,975	(238,617	) (1)	2,061,358
Net realized and unrealized gain (loss) on other equity securities	2,283,773	(5,204,385	) (1)	(2,920,612)
Net distributions and dividend income on securities	651,673	(117,521	) (1)	534,152
Other income	40,000	—		40,000

Total Other Income	5,275,421	(5,560,523)		(285,102)

Income before Income Taxes	3,805,000	1,147,720		4,952,720
Income tax expense, net	(882,857)	101,656	(9)	(781,201)

Net Income	$2,922,143	$1,249,376		4,171,519

Less: Net income attributable to non-controlling interest		1,605,135	(10)	1,605,135

Net income attributable to CORR Stockholders				$2,566,384

Earnings Per Common Share attributable to CORR Stockholders:
Basic and Diluted	$0.32			$0.12
Weighted Average Shares of Common Stock Outstanding:
Basic and Diluted	9,159,809	13,000,000	(4)	22,159,809
Dividends declared per share	$0.40

See accompanying notes to pro forma financial statements.

CorEnergy Infrastructure Trust, Inc.

Unaudited Pro Forma Condensed Consolidated Statement of Income

	For the nine months ended August 31, 2012
	Historical	Pro Forma Adjustments		Pro Forma Combined
Revenue
Sales Revenue	$5,804,894	$—		$5,804,894
Lease Income	1,914,732	15,000,000	(7)	16,914,732

Total Revenue	7,719,626	15,000,000		22,719,626

Expenses
Cost of Sales (excluding depreciation expense)	4,416,947	—		4,416,947
Management fees, net of expense reimbursements	800,397	1,140,037	(8)	1,940,434
Asset acquisition expense	238,969	—		238,969
Depreciation expense	740,437	6,663,413	(2)	7,403,850
Operating expenses	558,450	—		558,450
Interest expense	69,418	2,127,508	(3)	2,196,926
Amortization of deferred leasing costs	—	37,859	(6)	37,859
Other expenses	1,037,679	—		1,037,679

Total Expenses	7,862,297	9,968,817		17,831,144

Gain (loss) from Operations	(142,671)	5,031,183		4,888,512
Other Income
Net realized and unrealized gain (loss) on trading securities	5,197,958	(4,637,540	)(1)	560,418
Net realized and unrealized gain (loss) on other equity securities	15,463,335	(15,823,068	)(1)	(359,733)
Net distributions and dividend income on securities	(361,452)	38,594	(1)	(322,858)
Other income	—	—		—

Total Other Income	20,299,841	(20,422,014)		(122,173)

Income before Income Taxes	20,157,170	(15,390,831)		4,766,339
Income tax expense, net	(7,444,861)	6,104,330	(9)	(1,340,531)

Net Income	$12,712,309	$(9,286,501)		$3,425,808

Less: Net income attributable to non-controlling interest		1,203,851	(10)	1,203,851

Net income attributable to CORR Stockholders				$2,221,957

Earnings Per Common Share attributable to CORR Stockholders:
Basic and Diluted	$1.38			$0.10
Weighted Average Shares of Common Stock Outstanding:
Basic and Diluted	9,180,776	13,000,000	(4)	22,180,776
Dividends declared per share	$0.33

See accompanying notes to pro forma financial statements

CorEnergy Infrastructure Trust, Inc.

Notes to the Unaudited Pro Forma Consolidated Financial Statements

Note 1. Basis of Presentation

These unaudited pro forma condensed consolidated financial statements and underlying pro forma adjustments are based upon currently available information and certain estimates and assumptions made by management; therefore, actual results could differ materially from the pro forma information. However, we believe the assumptions provide a reasonable basis for presenting the significant effects of the transactions noted herein. We believe the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the pro forma information.

Note 2. Pro Forma Adjustments

(1) The adjustment of $50,702,274 represents the fair value of the securities as of August 31, 2012 to be liquidated or transferred directly to UPL. This amount assumes that $23.5 million of certain of our trading securities will be transferred to Ultra Petroleum as consideration in connection with the Acquisition. However, as of the closing date, the value of those trading securities to be transferred and the related purchase price may be different than the amount presented in the pro forma financials for those shares to be transferred and recorded as a component of the purchase price at the fair value of those trading securities at that date. The tax impact of the sale of the securities resulted in the reclassification of $4.98 million of deferred tax liability to current tax liability. In connection with the Acquisition, (i) we intend to sell a portion of our portfolio of publicly-traded and liquid master limited partnership equity securities, the proceeds of which will be contributed to Pinedale LP to pay a portion of the cash consideration and (ii) we will transfer other equity securities as consideration. The amount reflected on the pro forma balance sheet represents the fair value of the remaining trading securities held, assuming the sale of all but $6.6 million of our trading securities on August 31, 2012 for the foregoing purposes. The realized and unrealized gains (losses) on trading securities and other equity securities and the changes in distributions and dividend amounts reflected on the pro forma statements of income assume that these securities were sold on December 1, 2010. Actual results may differ, as we have held all of these securities until after the date of this prospectus supplement and changes in fair value may occur.

(2) Represents leased property of $230,998,327, including $2,468,915 of Asset Acquisition Costs capitalized, and amortized over the 26 year depreciable life of the leased property. As of August 31, 2012, $1,687,500 of the capitalized costs were accrued. The purchase price includes $205 million in cash and the fair value of trading securities as determined primarily by observable markets. The purchase price allocation is subject to finalization upon completion of asset appraisals. The amount of incremental pro forma depreciation expense is $8,884,551 and $6,663,413 for the year ended November 30, 2011 and the nine month period ended August 31, 2012, respectively.

(3) Represents proceeds from the secured credit facility with KeyBank National Association. The loan is classified as non-current due to interest-only debt service in year 1 of the debt agreement. Outstanding balances under the credit facility will generally accrue interest at a variable annual rate equal to LIBOR plus 3.25%, or 3.462% as of December 7, 2012. The amount of incremental pro forma cash interest expense is $2,423,400 and $1,817,550 for the year ended November 30, 2011 and the nine month period ended August 31, 2012, respectively. Debt issuance costs of $1,239,830 will be paid from the proceeds of the credit facility and will be deferred and amortized over the life of the credit facility. At August 31, 2012, $177,000 of the debt issuance costs was recorded as a component of other assets and accrued expenses and has been reclassified in the pro forma adjustments. The amount of incremental pro forma interest expense related to the amortization of these deferred debt issuance costs is $413,277 and $309,958 for the year ended November 30, 2011 and the nine month period ended August 31, 2012, respectively.

Funding of the credit facility is conditioned on certain actions, including the contribution of the proceeds of this offering to our wholly-owned subsidiary, Pinedale LP and the receipt by Pinedale LP, of the co-investment funds from Prudential. A 1/8% variance in interest rates would impact pro forma net income by $121,625 and $65,625 for the pro forma year ended November 30, 2011 and the nine month period ended August 31, 2012, respectively.

(4) In connection with this offering, the Company will issue 13,000,000 shares of $0.001 par value common stock at a public offering price of $6.00. Equity proceeds of $78 million reflected as an increase to stockholders’ equity are net of $5,511,730 of equity issuance costs. At August 31, 2012, $427,398 of the equity issuance costs were recorded as a component of prepaid expenses. Of this total amount, $393,148 were paid as of August 31, 2012 and $34,250 was accrued. These amounts have been reclassified in the pro forma adjustments. In conjunction with the Acquisition, Prudential will contribute $30,000,000 of private equity to Pinedale LP in exchange for an approximate 19% limited partner interest in Pinedale LP.

(5) Represents the use of proceeds to pay asset acquisition expenses of $138,169. At August 31, 2012, asset acquisition expenses totaled $238,969, of which $71,385 were accrued. The $66,784 that was not expensed and accrued at August 31, 2012 is reflected as a reduction in accumulated retained earnings.

(6) Represents the use of proceeds to pay $757,185 of leasing and related costs that qualify for deferral to be capitalized and amortized over the 15-year lease term. Of this amount, $403,762 was accrued and reflected in the balance sheet at August 31, 2012 as a component of other assets and accrued expenses. The amount of incremental pro forma deferred leasing costs amortization is $50,479 and $37,859 for the year ended November 30, 2011 and the nine month period ended August 31, 2012, respectively.

(7) Represents lease income from the Lease Agreement. The amount of incremental pro forma lease income is $20,000,000 and $15,000,000 for the year ended November 30, 2011 and the nine month period ended August 31, 2012, respectively.

(8) Represents the adjustment for a 1.0% annual management fee payable to our related party, external adviser, Corridor InfraTrust Management, LLC, on approximately $152,000,000 of additional managed assets. Such fee results in an expense of $1,520,050 and $1,140,037 for the year ended November 30, 2011 and the nine month period ended August 31, 2012, respectively.

(9) Reflects the income tax expense related to the effect of the pro forma adjustments of Acquisition-related revenue and expenses attributable to CORR shareholders and excluding those that relate to non-controlling interest at a combined estimated federal and state (net of federal benefit) statutory income tax rate of 39.0%. Income tax expense adjustments to remove the impact of investing activities for trading securities that are used as consideration in the Acquisition have been calculated at historical rates for the period ended November 30, 2011 and August 31, 2012 of 37.6% and 37.2%, respectively.

(10) Net income attributable to non-controlling interest is based on 19.35% of the consolidated net income of the Company’s majority owned subsidiary, Pinedale LP. Pinedale LP’s net income is comprised of all of the pro forma adjustments to the statements of income except that it excludes pro forma Management fees and income tax expense adjustments, as these are expenses that will not be incurred by Pinedale LP.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

PRO FORMA FINANCIAL INFORMATION

Statements contained herein, other than historical facts, may constitute “forward-looking statements.” These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any anticipated results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. For a discussion of factors that could cause our actual results to differ from forward-looking statements contained herein, please see the discussion under the heading “Risk Factors” herein and in Part I, Item 1A of our most recent Annual Report filed on Form 10-K. See also “Forward-Looking Statements.”

We may experience fluctuations in our operating results due to a number of factors, including the return on our equity investments, the interest rates payable on our debt investments, the default rates on such investments, the level of our expenses, variations in and the timing of the recognition of realized and unrealized gains or losses, the degree to which we encounter competition, the performance of our leases in our markets and general economic conditions. As a result of these factors, results for any period should not be relied upon as being indicative of performance in future periods.

The following discussion and analysis presents management’s view of our business, financial condition and overall performance and should be read in conjunction with our Pro Forma Condensed Consolidated Financial Statements and the accompanying notes under “Pro Forma Financial Information.” This information is intended to provide investors with an understanding of our past performance, pro forma financial condition resulting from the anticipated acquisition of the LGS and outlook for the future.

BUSINESS OBJECTIVE

Our goal is to acquire real property assets from energy companies that simultaneously lease the properties back from us under long-term triple net leases. We seek to lease our real property assets pursuant to long-term, triple-net leases, under which the tenants are required to pay all operating expenses of a property, including, but not limited to, real estate taxes, assessments and other governmental charges, insurance, utilities, repairs and maintenance expenses.

We seek lease structures that provide base rents that are fixed and determinable, with escalators dependent upon increases in the Consumer Price Index. Leases may also include participating rent features that would allow for us to participate in the financial performance and/or value of the underlying energy infrastructure real property asset.

RESULTS OF OPERATIONS FOR NINE MONTHS ENDED AUGUST 31, 2012

Revenue from Operations

•

Total historical lease revenue for the nine month period ended August 31, 2012 represents sales revenue from our wholly-owned subsidiary, Mowood, as well as lease income from our investment in the Eastern Interconnect Project (“EIP”). Total pro forma revenue for the nine month period ended August 31, 2012 reflects the incremental lease revenue adjustment associated with the LGS. The LGS is leased under a triple net operating lease which includes provisions for participating rent; however, lease revenue related to the LGS is based on an annual minimum base rent of $20 million per year, or $1.67 million per month. Minimum base rent is subject to annual maximum Consumer Price Index adjustments of up to 2.0%.

•	Total historical revenue for the nine month period ended August 31, 2012 was $7.72 million. Pro forma total revenue for the nine month period ended August 31, 2012, as adjusted by nine months of incremental lease income of $15 million, was $22.72 million. Lease revenue for the historical nine month period ended August 31, 2012 was $1.91 million. Pro forma lease revenue for the nine month period ended August 31, 2012, as adjusted by nine months of incremental lease income of $15 million, totaled $16.91 million.

•

As of the historical period ended August 31, 2012, 100 percent of our leased property, based on the gross book value of real estate investments, was leased to Public Service Company of New Mexico (“PNM”). Adjustments to leased property totaled approximately $231 million, which includes $225 million of LGS leased property, $2.47 million of asset acquisition costs capitalized and amortized over the 26 year depreciable life of the LGS leased asset. For the pro forma nine month period ended August 31, 2012, approximately 5 percent of our leased property, based on gross book value of real estate investments, is leased to PNM and approximately 95 percent is leased to Ultra Newco.

•

Approximately 100 percent of our total lease revenue was derived from PNM for the nine month historical period ended August 31, 2012. For the pro forma nine month period ended August 31, 2012, approximately 11 and 89 percent, respectively, of our total lease revenue was derived from PNM and Ultra Newco.

Expenses from Operations

Total reported expenses for the historical nine month period ended August 31, 2012 were approximately $7.86 million. Pro forma adjustments to total historical reported expenses for the nine month period ended August 31, 2012 total approximately $9.97 million, resulting in pro forma total reported expenses of approximately $17.83 million. The components of total expenses for the historical period, and the pro forma period, including adjustments, are outlined in the following table:

	Historical	Adjustments	Pro Forma
Cost of sales	$4,416,947	—	$4,416,947
Management fees, net of expense reimbursements	800,397	1,140,037	1,940,434
Asset acquisition expenses	238,969	—	238,969
Depreciation	740,437	6,663,413	7,403,850
Operating expenses	558,450	—	558,450
Interest expense	69,418	2,127,508	2,196,926
Amortization of deferred lease costs	—	37,859	37,859
Other Expenses	1,037,679	—	1,037,679

Total	$7,862,297	$9,968,817	$17,831,114

•

Depreciation expense of approximately $740,000 was incurred for the historical nine month period ended August 31, 2012. Pro forma adjustments to depreciation expense for the nine month period ended August 31, 2012 total $6.66 million, which represents nine months of depreciation on the approximately $231.00 million LGS leased property, depreciated straight-line over the weighted average depreciable life of 26 years. Pro forma depreciation expense for the nine month period totaled approximately $7.40 million.

•

Management fees, net of expense reimbursements, for the historical nine month period ended August 31, 2012 was approximately $800,000. Pro forma adjustments to Management fees, net of expense reimbursements, for the nine month period ended August 31, 2012 total approximately $1.14 million. The adjustment represents nine months of management fee charges on approximately

$152 million of additional net managed assets related to the LGS asset acquisition. Pro forma management fees, net of expense reimbursements, for the nine month period ended August 31, 2012 total approximately $1.94 million. Management fees have not been applied to the co-investment by Prudential.

•

Interest expense of approximately $69,000 for the historical nine month period ended August 31, 2012, represents a combination of the interest on PNM debt, margin loan fees on CorEnergy’s line of credit and interest expense incurred on Mowood’s credit facility. Interest on the PNM debt for the nine month period ended August 31, 2012 was approximately $113,000. Interest expense, netted against amortization on above market debt for the nine month period ended August 31, 2012 of approximately $86,000, results in a net interest expense on the PNM debt of approximately $27,000. Pro forma adjustments to interest expense for the nine month period ended August 31, 2012 total approximately $2.13 million. The adjustment represents incremental interest expense and amortization of debt issuance costs associated with $70.00 million of senior debt incurred in connection with the LGS asset acquisition. The nine months of interest expense is calculated using an interest rate of LIBOR plus 3.25 percent and debt issuance cost amortization on the $70.00 million of outstanding debt. The amortization of debt issuance costs represents nine months of amortization expense based on approximately $1.24 million of deferred debt issuance costs amortized over the 3-year term of the $70 million senior secured term loan. Pro forma interest expense for the nine-month period ended August 31, 2012 totaled approximately $2.20 million.

•

Additional pro forma adjustments to total expenses include adjustments for the capitalization of debt and lease related expenses incurred in connection with the LGS asset acquisition. The amortization of deferred leasing costs represents nine months of amortization expense based on approximately $757,000 of deferred lease costs amortized over the 15-year term of the Lease Agreement.

On November 1, 2012 we entered into an agreement with PNM to sell our 40 percent undivided interest in the EIP upon lease termination on April 1, 2015 for $7.7 million. PNM will also accelerate its remaining lease payments to us. Both lease payments due in 2013 were paid upon execution of the definitive agreement on November 1, 2012. Per the agreement, PNM also paid us $100,000 to compensate us for legal costs resulting from our filings with the Federal Energy Regulatory Commission. The three remaining lease payments due April 1, 2014, October 1, 2014 and April 1, 2015, will be paid on January 1, 2014 in full.

CorEnergy has reevaluated the residual value used to calculate its depreciation of EIP and has determined that a change in estimate is necessary. The change in estimate results in higher depreciation expenses through the expiration of the lease in April 2015 of approximately $379,000 per quarter.

Due to the changes in timing of lease payments, we adjusted the impact of future EIP lease payments in our pro forma AFFO calculation. We have not made any adjustments to the generally accepted accounting principles (“GAAP”) treatment of the lease.

We purchased our EIP interest on June 30, 2011 for $12.8 million net of debt. As of our August 31, 2012 Form 10-Q filing, we anticipated a total of approximately $8.5 million in remaining lease payments. Net of the final debt payment of $905,000 and interest expense of $46,381 received on October 1, 2012, we expect to receive gross total lease payments of approximately $7.6 million through April 2015. Combined with the sale price of $7.7 million we expect approximately 7% annualized gross return on our investment. Although this is at the low end of our long-term targeted range, we feel it is appropriate for the risk profile of the asset.

Net Income

Total net income for the historical nine month period ended August 31, 2012 was approximately $12.71 million. Total net income attributable to CorEnergy for the pro forma nine month period ended August 31, 2012 is approximately $2.22 million after total aggregate adjustments related to the investment in the LGS located in the Pinedale field.

Distributions

Our portfolio of real property assets and investment securities generate cash flow to us from which we pay distributions to stockholders. For the historical period ended August 31, 2012, the most significant source of our stockholder distributions were distributions from our investment securities. Following consummation of the LGS asset acquisition, the most significant source of our stockholder distributions will be lease revenues generated by the Lease Agreement. The amount of a distribution declaration is recorded on the ex-dividend date.

The character of distributions made during the year may differ from their ultimate characterization for federal income tax purposes. As of November 30, 2012, the Board of Directors declared total distributions of $0.44 per share ($0.11 per quarter). Upon completing the LGS asset acquisition, we expect to announce an anticipated annual distribution increase of $0.06 per share from $0.44 to $0.50 per share, as we believe our current investments and LGS asset acquisition may allow for such an annual distribution rate. If we change our fiscal year to a calendar year as anticipated, our next distribution will be for the period beginning on December 1, 2012 and ending on March 31, 2013, with the anticipated $0.125 per share quarterly distribution amount applicable to the period beginning January 1, 2013.

Upon completion of the LGS asset acquisition, we intend to make publicly available standard performance measures utilized by REITs, including Funds from Operations (“FFO”), Adjusted Funds from Operations (“AFFO”) and Cash Available for Distributions (“CAD”). The Board of Directors will continue to determine the amount of any distribution that we expect to pay our stockholders. A REIT is generally required to distribute during the taxable year an amount equal to at least 90 percent of the REIT taxable income (determined under IRC section 857(b)(2), without regard to the deduction for dividends paid). We intend to adhere to this requirement in order to qualify as a REIT.

Performance Measurement

In the past, we have provided investors with a measure of cash flow from operations, labeled distributable cash flow. Prospectively, and with this pro forma information, we intend to provide standard performance measures utilized by REITs, including FFO, AFFO and CAD.

FFO

As defined by the National Association of Real Estate Investors, FFO represents net income (loss) before allocation to minority interests (computed in accordance with GAAP, excluding gains (or losses) from sales of depreciable operating property, real estate-related depreciation and amortization (excluding amortization of deferred financing costs or loan origination costs) and after adjustments for unconsolidated partnerships and joint ventures. FFO is a supplemental, non-GAAP financial measure.

We present FFO because we consider it an important supplemental measure of our operating performance and believe that it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO when reporting their results. FFO is a key measure used by Corridor in assessing performance and in making resource allocation decisions.

FFO is intended to exclude GAAP historical cost depreciation and amortization of real estate and related assets, which assumes that the value of real estate diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions, and that may also be the case with the energy infrastructure assets which we expect to acquire. Because FFO excludes depreciation and amortization unique to real estate, gains and losses from property dispositions and extraordinary items, it provides a performance measure that, when compared year over year, reflects the impact to operations from trends in base and participating rent, company operating costs, development activities and interest costs, thereby providing perspective not immediately apparent from net income.

We calculate FFO in accordance with standards established by the Board of Governors of the National Association of Real Estate Investment Trusts, in its March 1995 White Paper (as amended in November 1999 and April 2002), which may differ from the methodology for calculating FFO utilized by other equity REITs and, accordingly may not be comparable to such other REITs. FFO does not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations or other commitments and uncertainties. FFO should not be considered as an alternative to net income (loss) (computed in accordance with GAAP), as an indicator of our financial performance or cash flow from operating activities (computed in accordance with GAAP), as an indicator of our liquidity, or as an indicator of funds available for our cash needs, including our ability to make distributions or serve our indebtedness.

AFFO

We define AFFO as FFO plus transaction costs, amortization of debt issuance costs, deferred leasing costs, and above market rent, less maintenance capital expenditures (if any), amortization of debt premium and adjustments to lease revenue resulting from the EIP sale. Management uses AFFO as a measure of long-term sustainable cash flow.

We target a total return of 8% to 10% per annum on the infrastructure assets that we own, measured over the long-term. We intend to generate this return from the base rent of our leases plus growth through acquisitions and participating portions of our rent. If we are successful growing our AFFO per share of common stock, we anticipate being able to increase distributions to our stockholders. In addition, the increase in our AFFO per share of common stock should result in capital appreciation. For our business as a whole, a key performance measure is AFFO yield, defined as AFFO divided by invested capital, which measures the sustainable return on capital that we have deployed. We also measure the growth of AFFO per share of common stock, which we believe is a proxy for our ability to increase distributions.

AFFO does not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations or other commitments and uncertainties. AFFO should not be considered as an alternative to net income (loss) (computed in accordance with GAAP), as an indicator of our financial performance or to cash flow from operating activities (computed in accordance with GAAP), as an indicator of our liquidity, or as an indicator of funds available for our cash needs, including our ability to make distributions or service our indebtedness.

In light of the per share AFFO growth that we foresee in our operations, we are targeting 1% to 3% annual dividend growth. We can provide no assurances regarding our total return or annual dividend growth. See “Risk Factors” for a discussion of the many factors that may affect our ability to make distributions at targeted rates, or at all.

CAD

We define CAD as AFFO less required principal payments on debt, needed expenditures for capital replacements, and other payment obligations. Our management uses CAD as a measure of cash available to pay distributions to stockholders, and expects to maintain an excess of CAD over distributions in order to provide evidence of distribution paying capacity.

Following is a comparison of FFO, AFFO and CAD for the historical and pro forma nine months ended August 31, 2012 attributable to CorEnergy Stockholders:

FFO, AFFO, AND CAD RECONCILIATION	Historical For the nine months ended August 31, 2012	Pro Forma For the nine months ended August 31, 2012
Net Income (attributable to CorEnergy Stockholders):	$12,712,309	$2,221,957
Add:
Depreciation and amortization attributable to CorEnergy Stockholders	740,437	6,164,362
Gains or losses from sales of property	—	—
Distributions received from investment securities	3,685,593	1,463,614
Income tax expense, net	7,444,861	1,340,531
Less:
Net realized and unrealized gain on trading securities	5,197,958	560,418
Net realized and unrealized gain (loss) on other equity securities	15,463,335	(359,733)

Funds from operations (FFO)	3,921,907	10,989,779
Add:
Transaction costs attributable to CorEnergy Stockholders	238,969	238,969
Amortization of debt issuance costs attributable to CorEnergy Stockholders	—	249,966
Amortization of deferred lease costs attributable to CorEnergy Stockholders	—	30,531
Amortization of above market leases	218,954	218,954
Less:
EIP Lease Adjustment	1,628,428	1,628,428
Non-incremental capital expenditures	—	—
Amortization of debt premium	86,020	86,020

Adjusted funds from operations (AFFO)	2,665,382	10,013,751
Less:
Principal amortization attributable to CorEnergy Stockholders	1,283,000	1,283,000

Cash Available for Distribution (CAD)	$1,382,382	$8,730,751

FFO

Pro forma FFO for the nine month period ended August 31, 2012 totals approximately $10.9 million. FFO was calculated in accordance with the National Association of Real Estate Investment Trust’s definition above. In addition, we have made adjustments for non-cash items impacting net income by eliminating a net realized and unrealized gain on trading securities of approximately $560,000, net realized and unrealized gain (loss) on other equity securities of approximately $(359,733) million and adding back distributions received from investment securities of approximately $1.46 million and tax expense of approximately $1.34 million.

AFFO

Pro forma AFFO for the nine month period ended August 31, 2012 totals approximately $10.00 million. In addition to the adjustments outlined in the AFFO definition above, we have included an adjustment to lease income associated with the EIP investment. Based on the economic return to CorEnergy resulting from the sale of our 40 percent undivided interest in EIP, we determined that it was appropriate to eliminate the portion of EIP lease income attributable to return of capital, as a means to more accurately reflect EIP lease income contribution to CorEnergy distributable cash flow. CorEnergy believes that the portion of return of capital, unless adjusted, overstates the CorEnergy’s distribution paying capabilities and is not representative of sustainable EIP income over the life of the lease.

CAD

Pro forma CAD for the nine month period ended August 31, 2012 totals approximately $8.73 million. The principal payment represents debt repayment on the EIP note for the nine month period.

FEDERAL AND STATE INCOME TAXATION

If we qualify and elect REIT status in the future, we will be taxed as a REIT rather than a C corporation and generally will not pay federal income tax on taxable income that is distributed to our stockholders. Before we withdrew our election to be treated as a business development company in September 2011, our distributions from earnings and profits were treated as qualified dividend income (“QDI”) and return of capital. Following the withdrawal, and assuming we subsequently elect REIT status, our distributions from earnings and profits will be treated as ordinary income and generally will not qualify as QDI, which special federal income tax treatment is scheduled to expire January 1, 2013. We do not expect to qualify as a REIT prior to 2013, and therefore, our distributions would continue to be treated as QDI and return of capital. Thereafter, under existing law, our distributions would be treated as ordinary income and return of capital.

OFF-BALANCE SHEET ARRANGEMENTS

We do not have, and on a pro forma basis are not expected to have, any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

CONTRACTUAL OBLIGATIONS

In addition to our historical contractual obligations as of August 31, 2012, Pinedale LP has entered into a $70 million secured term credit facility with KeyBank to finance a portion of the Acquisition. The primary term of the credit facility is three years, with an option for a one-year extension. Under the KeyBank credit facility, Pinedale LP is obligated to make monthly principal payments, which are to begin in the second year of the term, equal to 0.42% of the $70 million loan outstanding.

LIQUIDITY AND CAPITAL RESOURCES

In connection with the Acquisition, Pinedale LP entered into a $70 million secured term credit facility with KeyBank that provides for monthly payments of principal and interest. Outstanding balances under the credit facility generally accrue interest at a variable annual rate equal to LIBOR plus 3.25%. The credit facility will be secured by the LGS. Pinedale LP is obligated to pay all accrued interest quarterly and is further obligated to pay monthly, beginning March 7, 2014, 0.42% of the proposed amount outstanding on the loan on March 1, 2014.

We intend to enter into a $20 million revolving line of credit with KeyBank. The primary term of the facility is anticipated to be three years with the option for a one-year extension. Outstanding balances under the revolving credit facility are expected to accrue interest at a variable annual rate equal to LIBOR plus 4.0% or the Prime Rate plus 2.75%. We intend to use the facility to fund general working capital needs and if necessary, to provide short-term financing for the acquisition of additional real property assets.

We expect to use various interest rate swap derivatives to add stability to our interest expense and to manage our exposure to interest rate movements on our LIBOR based borrowings. Interest rate swaps designated as cash flow hedges involve the receipt of variable-rate amounts from a counterparty in exchange for us making fixed-rate payments over the life of the agreements without exchange of the underlying notional amount.

On June 8, 2012, we had declared effective a registration statement with the SEC to register an aggregate of $300 million of securities. The proposed maximum aggregate offering price per class of security will be determined from time to time by us in connection with the issuance by us of the securities registered and is not specified as to each class of security.

STRATEGY

We seek to acquire midstream and downstream U.S. energy infrastructure assets and concurrently enter into long-term triple net leases with energy companies. Targeted assets may include pipelines, storage tanks, transmission lines and gathering systems, among others. These sale-leaseback transactions provide the lessee company with a source of capital that is an alternative to other capital sources such as corporate borrowing, mortgaging real property or equity offerings. We expect our leases to include provisions that enable us to participate in the revenue and/or value of the underlying infrastructure real property asset. We intend to acquire infrastructure assets that qualify as real property for REIT purposes. Our principal objective is to provide stockholders with an attractive risk-adjusted total return, with an emphasis on distributions and distribution growth. As part of our disciplined investment philosophy, we intend to achieve these returns with a moderate level of leverage of approximately 25% to 50% of assets.

In 2007, 2009 and 2010, the IRS issued three separate private letter rulings that defined certain energy infrastructure assets as real estate assets for tax purposes. The potential qualifying real estate assets in the energy infrastructure sector are electric transmission and distribution systems, pipeline systems and storage systems and systems used to transfer substances between modes of transportation, also known as terminaling systems. We refer to such REIT-qualifying assets herein as “real property assets.” While private letter rulings provide insight into the current thinking of the IRS on tax issues, such rulings may only be relied upon by the taxpayer to whom they were issued.

We do not plan to make additional investments in securities (other than short-term, highly liquid investments to be held pending acquisition of real property assets) and intend to liquidate our securities portfolio in an orderly manner.

We are focused on meeting the requirement that a substantial percentage of our assets be REIT-qualifying investments that produce REIT qualifying income. Our effort to meet that requirement will be accelerated if: (i) we are able to readily identify appropriate opportunities to liquidate our securities portfolio, or (ii) we are able to raise capital to fund new acquisitions. In either event, we will need to have identified and be able to consummate an adequate number of REIT-qualifying investments meeting our investment criteria. Other than the LGS, we do not currently have any signed agreements or binding letters of intent for such acquisitions. There are opportunities that are in preliminary stages of review, and consummation of any of these opportunities depends on a number of factors beyond our control. There can be no assurance that any of these acquisition opportunities will result in consummated transactions. Regardless of our tax status, an investment in us will generally not result in Unrelated Business Taxable Income.

We may liquidate a portion of our securities portfolio necessary to allow us to meet both the asset and income tests necessary to qualify for REIT status for 2013.

If we find sufficient suitable REIT-qualifying investments and satisfy the REIT requirements throughout 2013, we expect to make an election to be treated as a REIT for tax purposes for 2013 by filing a Form 1120-REIT on or before March 15, 2014, or such later date to which we have properly extended filing such income tax return. In any event, we will generally seek to acquire assets that allow for significant tax depreciation in order to shield all or a significant portion of our taxable income such that our ability to pay distributions to our stockholders will not be materially impacted by taxes in advance of our electing to be taxed as a REIT.

MANAGEMENT

We are externally managed by Corridor InfraTrust Management, LLC, an affiliate of Tortoise Capital Advisors, L.L.C., a registered investment adviser with over $9.4 billion of assets under management in the U.S. energy infrastructure sector as of November 30, 2012. Corridor is a real property asset manager with a focus on U.S. energy infrastructure real assets and has access to certain resources of TCA while acting as our manager. Corridor assists us in identifying infrastructure real property assets that can be leased to businesses that make goods, provide services or own assets other than securities, and is generally responsible for our day-to-day operations.

Corridor Team

We have no employees. Each of our officers is an employee of Corridor or one of its affiliates. Corridor is not obligated to dedicate certain of its employees exclusively to us, nor is it or its employees obligated to dedicate any specific portion of its time to our business. Corridor uses the proceeds from its management fee in part to pay compensation to its officers and employees who, notwithstanding that certain of them also are our officers, receive no cash compensation directly from us.

We pay Corridor a management fee based on total assets under management. In aligning our strategy to focus on distributions and distribution growth, Corridor is paid an incentive fee based on increases in distributions to our stockholders. A percentage of the Corridor incentive fee is reinvested in CorEnergy.

Real Property Asset Management

We believe that effective management of our assets is essential to maintain and enhance property values. Important aspects of asset management include restructuring transactions to meet the evolving needs of current tenants, re-leasing properties, refinancing debt, selling properties and knowledge of the bankruptcy process.

The Corridor team has experience across several segments of the energy sector and is primarily responsible for investigating, analyzing and selecting potential infrastructure asset acquisition opportunities. Currently, before an asset is acquired or sold by us, the transaction is reviewed and approved by the Corridor Investment Committee, consisting of the managing directors of Corridor and TCA. The Corridor Investment Committee will dissolve following the Acquisition, at which point future transactions will be submitted to our Board of Directors for final approval following a recommendation from the managing directors of Corridor.

We monitor, on an ongoing basis, compliance by tenants with their lease obligations and other factors that could affect the financial performance of any of our properties. Monitoring involves receiving assurances that each tenant has paid real estate taxes, assessments and other expenses relating to the properties it occupies and confirming that appropriate insurance coverage is being maintained by the tenant. We review financial statements of tenants and undertake regular physical inspections of the condition and maintenance of properties. In addition, we periodically analyze each tenant’s financial condition, the industry in which each tenant operates and each tenant’s relative strength in its industry.

Investment Committee

Corridor has an investment committee comprised of Rick Green, H. Kevin Birzer, Zachary Hamel, Kenneth Malvey, Terry Matlack and Dave Schulte. Messrs. Birzer, Hamel, Malvey, Matlack and Schulte each also serve on the investment committee of TCA. Currently, before an asset is acquired or sold by us, the transaction is reviewed and approved by the Corridor Investment Committee, consisting of the managing directors of Corridor and TCA. The Corridor Investment Committee will dissolve following the Acquisition, at which point future transactions will be submitted to our Board of Directors for final approval following a recommendation from the managing directors of Corridor.

Our Executive Officers

The following sets forth certain information with respect to our executive officers.

Name	Position with CorEnergy	Position with Corridor
Rick Green	Chairman	Managing Director
Dave Schulte	President and CEO	Managing Director
Becky Sandring	Treasurer, Secretary	Principal

Richard C. (“Rick”) Green

Mr. Green serves as our Chairman and is a co-founder and Managing Director of Corridor. He has spent more than 30 years in the energy industry, serving as a CEO for more than 20 years. During his tenure, Mr. Green demonstrated leadership and perseverance in pioneering the strategy and successful execution of a significant business expansion of Aquila Inc., formerly UtiliCorp United, to a Fortune 30 company. Aquila Inc. was an international electric and gas utility business and national energy marketing and trading business. Mr. Green has also been credited with leading a successful wind down of the merchant trading operations of Aquila Inc. to provide shareholder focus on the company’s utility market strategy during the 2002 energy market crisis. From 2006 to 2008, Mr. Green successfully directed the complicated separation and ultimate sale of Aquila’s multi-state utility operations. From 2008 to 2010, Mr. Green worked at The Calvin Group LLC, a consulting firm he founded that leveraged the management and operational experience of the partners to catalyze the management teams of energy companies. Mr. Green is currently on the board, and was previously a chairman of, the Midwest Research Institute, and has also served on the board for the National Renewable Energy Laboratories in Golden, Colorado.

David J. Schulte, CFA

Mr. Schulte is a co-founder and Managing Director of both Corridor and TCA, where he serves on the investment committee, and is also our Chief Executive Officer and President. In addition, Mr. Schulte formerly served as chief executive officer and currently serves as Senior Vice President of five Tortoise NYSE traded closed-end funds and one open-end fund. From 1993 to 2002, Mr. Schulte was a Managing Director at Kansas City Equity Partners, L.C. (“KCEP”). While a partner at KCEP, Mr. Schulte led private financing for two growth MLPs in the energy infrastructure sector, Inergy, L.P., where he served as a director, and MarkWest Energy Partners, L.P., where he was a board observer. Prior to joining KCEP, Mr. Schulte had over five years of experience completing acquisition and public equity financings as an investment banker at the predecessor of Oppenheimer & Co., Inc. In 2011, Mr. Schulte and his partners at TCA were awarded the Ernst & Young Entrepreneur of the Year® award for financial services companies in the Central Midwest region.

Rebecca M. Sandring

Ms. Sandring is Principal of Corridor and our Treasurer. She has over 20 years of experience in the energy industry. As a Vice President with The Calvin Group LLC from 2008 to 2010, she created strategic business plans resulting in third-party investments and provided financial leadership to a wind development company, which resulted in planned project cost reductions. From 1993 to 2008, Ms. Sandring had various roles at Aquila Inc., formerly UtiliCorp United, a regulated gas and electric utility serving a multi-state region with international operations, including transmission, distribution and generation. Ms. Sandring’s roles at UtiliCorp and then Aquila Inc. were in operational finance, and included business valuations, project and corporate finance, process efficiency, implementation of complex GAAP accounting policies and internal accounting and risk system designs. As Director of Finance at Aquila Inc., she was responsible for leading the internal finance team, which worked with external advisors regarding the strategic alternatives for Aquila Inc. In her role as Director of Finance for the unregulated power generation division, which had over 4,000 megawatts of generation capacity, she was responsible for building the accounting, strategic planning and forecasting team and process.

Board of Directors

Our Board of Directors consists of Rick Green, Dave Schulte, Conrad Ciccotello, John Graham and Charles Heath. Each of Messrs. Ciccotello, Graham and Heath also serve as an independent director for each of the NYSE listed closed-end funds for which TCA serves as investment adviser.

Conrad S. Ciccotello

Mr. Ciccotello is an Associate Professor of Risk Management and Insurance at the Robinson College of Business, Georgia State University and has been on faculty since 1999. Mr. Ciccotello also serves as Director of Personal Financial Planning Program at Georgia State University and is an Investment Consultant to the University System of Georgia for its defined contribution retirement plan. Mr. Ciccotello was a member of the faculty of Pennsylvania State University from 1997 to 1999. Mr. Ciccotello has published a number of academic and professional journal articles on investment company performance and structure, with a focus on MLPs.

John R. Graham

Mr. Graham is an Executive-in-Residence and Professor of Finance (part-time) at the College of Business Administration, Kansas State University, where he has served as a professor or adjunct professor since 1970. Mr. Graham is the Chairman of the Board, President and CEO, Graham Capital Management, Inc., primarily a real estate development, investment and venture capital company, and the owner of Graham Ventures, a business services and venture capital firm. Mr. Graham has served as part-time Vice President Investments of FB Capital Management, Inc. (a registered investment adviser) since 2007. Mr. Graham was formerly CEO of the Kansas Farm Bureau Financial Services, including seven affiliated insurance or financial service companies from 1979 to 2000.

Charles E. Heath

Mr. Heath retired in 1999 from his position as the Chief Investment Officer of GE Capital’s Employers Reinsurance Corporation. Mr. Heath has held the Chartered Financial Analyst designation since 1974.

UNDERWRITING

Merrill Lynch, Pierce, Fenner & Smith Incorporated, KeyBanc Capital Markets Inc., RBC Capital Markets, LLC, Wells Fargo Securities, LLC and Stifel, Nicolaus & Company, Incorporated are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the number of shares of common stock set forth opposite its name below.

Underwriter	Number of Shares
Merrill Lynch, Pierce, Fenner & Smith Incorporated	6,524,700
KeyBanc Capital Markets Inc.	2,845,700
RBC Capital Markets, LLC	1,422,200
Wells Fargo Securities, LLC	1,422,200
Stifel, Nicolaus & Company, Incorporated	785,200

Total	13,000,000

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the shares sold under the underwriting agreement if any of these shares are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated. We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officers’ certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The representatives have advised us that the underwriters propose initially to offer the shares to the public at the public offering price set forth on the cover page of this prospectus supplement and to dealers at that price less a concession not in excess of $0.18 per share. After the initial offering, the public offering price, concession or any other term of the offering may be changed.

The following table shows the public offering price, underwriting discount and proceeds before expenses to us. The information assumes either no exercise or full exercise by the underwriters of their option to purchase additional shares.

	Per Share	Without Option	With Option
Public offering price	$6.00	$78,000,000	$89,700,000
Underwriting discount	$0.339	$4,407,000	$5,068,050
Proceeds, before expenses, to us	$5.661	$73,593,000	$84,631,950

The expenses of the offering, not including the underwriting discount, are estimated at $1.1 million and are payable by us. Certain advisory support services will be provided by Montage Securities, LLC, a registered broker/dealer and an affiliate of CorEnergy. We may pay Montage Securities, LLC a mutually agreed fee and will reimburse Montage Securities, LLC for certain of its expenses in connection with such services related to the offering. The underwriters may reimburse us for certain of our expenses in connection with this offering.

Option to Purchase Additional Shares

We have granted an option to the underwriters, exercisable for 30 days after the date of this prospectus, to purchase up to 1,950,000 additional shares at the public offering price, less the underwriting discount. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional shares proportionate to that underwriter’s initial amount reflected in the above table.

No Sales of Similar Securities

We, our executive officers and directors have agreed not to sell or transfer any common stock or securities convertible into, exchangeable for, exercisable for, or repayable with common stock, for 90 days after the date of this prospectus supplement without first obtaining the written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated and KeyBanc Capital Markets Inc. Specifically, we and these other persons have agreed, with certain limited exceptions, not to directly or indirectly

•	offer, pledge, sell or contract to sell any common stock,

•	sell any option or contract to purchase any common stock,

•	purchase any option or contract to sell any common stock,

•	grant any option, right or warrant for the sale of any common stock,

•	lend or otherwise dispose of or transfer any common stock,

•	request or demand that we file a registration statement related to the common stock, or

•

enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any common stock whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

This lock-up provision applies to common stock and to securities convertible into or exchangeable or exercisable for or repayable with common stock. It also applies to common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition. In the event that either (x) during the last 17 days of the lock-up period referred to above, we issue an earnings release or material news or a material event relating to us occurs or (y) prior to the expiration of the lock-up period, we announce that we will release earnings results or become aware that material news or a material event will occur during the 16-day period beginning on the last day of the lock-up period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

New York Stock Exchange Listing

The shares are listed on the New York Stock Exchange under the symbol “CORR.”

Price Stabilization, Short Positions

Until the distribution of the shares is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our common stock. However, the representatives may engage in transactions that stabilize the price of the common stock, such as bids or purchases to peg, fix or maintain that price.

In connection with the offering, the underwriters may purchase and sell our common stock in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares described above. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which they may purchase shares through the option granted to them. “Naked” short sales are sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of shares of common stock made by the underwriters in the open market prior to the completion of the offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on the NYSE, in the over-the-counter market or otherwise.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Distribution

In connection with the offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail.

Other Relationships

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

BofA Merrill Lynch is acting as exclusive structuring advisor in connection with CorEnergy’s energy infrastructure real asset strategy. KeyBanc Capital Markets is acting as exclusive financial advisor to CorEnergy in connection with the Acquisition.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the

Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), no offer of shares may be made to the public in that Relevant Member State other than:

•	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

•

to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares shall require us or the representatives to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

Each person in a Relevant Member State who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed that (A) it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive, and (B) in the case of any shares acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, the shares acquired by it in the offering have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than “qualified investors” as defined in the Prospectus Directive, or in circumstances in which the prior consent of the representatives has been given to the offer or resale. In the case of any shares being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the representatives has been obtained to each such proposed offer or resale.

We, the representatives and their affiliates will rely upon the truth and accuracy of the foregoing representation, acknowledgement and agreement.

This prospectus has been prepared on the basis that any offer of shares in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of shares. Accordingly any person making or intending to make an offer in that Relevant Member State of shares which are the subject of the offering contemplated in this prospectus may only do so in circumstances in which no obligation arises for us or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither we nor the underwriters have authorized, nor do they authorize, the making of any offer of shares in circumstances in which an obligation arises for us or the underwriters to publish a prospectus for such offer.

For the purpose of the above provisions, the expression “an offer to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in the Relevant Member State, by any measure implementing the Prospectus Directive in the Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member States) and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Notice to Prospective Investors in the United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Notice to Prospective Investors in Switzerland

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing of prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, us or the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority (“FINMA”), and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The shares to which this prospectus supplement relate may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus supplement, you should consult an authorized financial advisor.

LEGAL MATTERS

Certain legal matters in connection with the securities offered hereby will be passed upon for us by Husch Blackwell LLP, Kansas City, Missouri (“Husch Blackwell”). Certain legal matters in connection with the securities offered hereby will be passed upon for the underwriters by Andrews Kurth LLP, New York, New York (“Andrews Kurth”). Husch Blackwell and Andrews Kurth may rely on the opinion of Venable LLP, Baltimore, Maryland, on certain matters of Maryland law.

EXPERTS

The financial statements incorporated in this prospectus supplement and the accompanying prospectus by reference from our Annual Report on Form 10-K, as amended, for the year ended November 30, 2011, and the effectiveness of internal control over financial reporting have been audited by Ernst & Young LLP, an independent registered public accounting firm, as stated in their reports thereon, incorporated by reference herein. Such financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Ultra Petroleum Corp. at December 31, 2011 and 2010, and for each of the three years in the period ended December 31, 2011, appearing and incorporated by reference in this Prospectus Supplement, and the effectiveness of Ultra Petroleum Corp.’s internal control over financial reporting as of December 31, 2011 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included and incorporated herein by reference. Such consolidated financial statements and Ultra Petroleum Corp. management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2011 are included and incorporated by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act, and in accordance with those requirements, we file reports and other information with the SEC. The reports and other information can be inspected and copied at the public reference facilities maintained by the SEC at Room 1580, 100 F Street, N.E., Washington, D.C. 20549. Copies of this material can be obtained by mail from the Public Reference Section of the SEC at Room 1580,100 F Street, N.E., Washington, D.C. 20549 at prescribed rates. The public may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet website (http://www.sec.gov) that contains reports, proxy and information statements and other materials that are filed through the SEC Electronic Data Gathering, Analysis and Retrieval (EDGAR) system. In addition, our common stock is listed on the New York Stock Exchange, and we are required to file reports, proxy and information statements and other information with the New York Stock Exchange. These documents can be inspected at the principal office of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. We have filed with the SEC a registration statement on Form S-3 (Registration File No. 333-176944) covering the securities offered by this prospectus supplement. You should be aware that this prospectus supplement does not contain all of the information contained or incorporated by reference in that registration statement and its exhibits and schedules. You may inspect and obtain copies of the registration statement, including exhibits, schedules, reports and other information that we have filed with the SEC, as described in the preceding paragraph. Statements contained in this prospectus supplement concerning the contents of any document we refer you to are not necessarily complete and in each instance we refer you to the applicable document filed with the SEC for more complete information.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information that we file with the SEC, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus supplement and the accompanying prospectus. Any statement contained in a document which is incorporated by reference in this prospectus supplement or the accompanying prospectus is automatically updated and superseded if information contained in this prospectus supplement, the accompanying prospectus, or information that we later file with the SEC modifies or replaces that information.

The documents listed below have been filed by us under the Exchange Act and are incorporated by reference in this prospectus supplement:

•	Our Annual Report on Form 10-K for the year ended November 30, 2011, as originally filed with the SEC on February 13, 2012 and as amended and filed with the SEC on May 1, 2012 and June 1, 2012.

•	Our Quarterly Report on Form 10-Q for the quarter ended February 29, 2012, as originally filed with the SEC on April 9, 2012 and as amended and filed with the SEC on May 9, 2012.

•	Our Quarterly Report on Form 10-Q for the quarter ended May 31, 2012, as originally filed with the SEC on July 5, 2012.

•	Our Quarterly Report on Form 10-Q for the quarter ended August 31, 2012, as originally filed with the SEC on October 5, 2012.

•

Our Current Reports on Form 8-K as filed with the SEC on March 13, 2012, April 13, 2012, June 8, 2012, June 14, 2012, June 20, 2012, August 8, 2012, October 2, 2012, November 6, 2012, November 13, 2012, November 14, 2012, December 3, 2012, December 10, 2012, and December 13, 2012 (excluding any information that is deemed to have been “furnished” and not “filed” with the SEC).

•	The description of our common shares included in our registration statement on Form 8-A filed on February 1, 2007.

In addition, all documents filed by us under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any information that is deemed to have been “furnished” and not “filed” with the SEC) after the date of this prospectus supplement and prior to the termination of the offering of the securities covered by this prospectus supplement, are incorporated by reference herein.

To obtain a free copy of any of the documents incorporated by reference in this prospectus supplement (other than exhibits, unless they are specifically incorporated by reference in such documents), please contact us at 4200 W. 115th Street, Suite 210, Leawood, KS 66211.

As you read these documents, you may find some differences in information from one document to another. You should assume that the information appearing in this prospectus supplement or the accompanying prospectus is accurate only as of the date on their respective covers, and you should assume the information appearing in any document incorporated or deemed to be incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate only as of the date of that document. Our business, financial condition, results of operations and prospects may have changed since those dates.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders of Ultra Petroleum Corp.

We have audited the accompanying consolidated balance sheets of Ultra Petroleum Corp. as of December 31, 2011 and 2010, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2011. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Ultra Petroleum Corp. at December 31, 2011 and 2010, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2011, in conformity with U.S. generally accepted accounting principles.

As discussed in Note 1 to the consolidated financial statements, the Company changed its reserve estimates and related disclosures as a result of adopting new oil and gas reserve estimation and disclosure requirements as of December 31, 2009.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Ultra Petroleum Corp.’s internal control over financial reporting as of December 31, 2011, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 17, 2012 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

Houston, Texas

February 17, 2012

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders of Ultra Petroleum Corp.

We have audited Ultra Petroleum Corp.’s internal control over financial reporting as of December 31, 2011, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO criteria). Ultra Petroleum Corp.’s management is responsible for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management’s Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, Ultra Petroleum Corp. maintained, in all material respects, effective internal control over financial reporting as of December 31, 2011, based on the COSO criteria.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Ultra Petroleum Corp. as of December 31, 2011 and 2010 and the related consolidated statements of operations, shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2011 of Ultra Petroleum Corp. and our report dated February 17, 2012 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

Houston, Texas

February 17, 2012

ULTRA PETROLEUM CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2011	2010	2009
	(Amounts in thousands of U.S. dollars, except per share data)
Revenues:
Natural gas sales	$982,413	$886,396	$601,023
Oil sales	119,383	92,990	65,739

Total operating revenues	1,101,796	979,386	666,762
Expenses:
Lease operating expenses	51,758	45,938	40,679
Production taxes	97,094	95,914	66,970
Gathering fees	56,511	50,126	45,155
Transportation charges	64,243	64,965	58,011
Depletion, depreciation and amortization	346,394	241,796	201,826
Write-down of proved oil and gas properties	—	—	1,037,000
General and administrative	26,032	24,351	19,772

Total operating expenses	642,032	523,090	1,469,413
Operating income (loss)	459,764	456,296	(802,651)
Other income (expense), net:
Interest expense	(63,156)	(49,032)	(37,167)
Gain on commodity derivatives	313,732	325,452	146,517
Litigation expense	—	(9,902)	—
Other income (expense), net	532	260	(2,888)

Total other income (expense), net	251,108	266,778	106,462
Income (loss) before income tax provision (benefit)	710,872	723,074	(696,189)
Income tax provision (benefit)	257,670	258,615	(245,136)

Net income (loss)	$453,202	$464,459	$(451,053)

Basic Earnings per Share:
Net income (loss) per common share — basic	$2.97	$3.05	$(2.98)

Fully Diluted Earnings per Share:
Net income (loss) per common share — fully diluted	$2.94	$3.01	$(2.98)

Weighted average common shares outstanding — basic	152,754	152,346	151,367

Weighted average common shares outstanding — fully diluted	154,336	154,253	151,367

See accompanying notes to consolidated financial statements.

ULTRA PETROLEUM CORP.

CONSOLIDATED BALANCE SHEETS

	December 31, 2011	December 31, 2010
	(Amounts in thousands of U.S. dollars, except share data)
ASSETS
Current Assets:
Cash and cash equivalents	$11,307	$70,834
Restricted cash	121	98
Oil and gas revenue receivable	88,243	95,142
Joint interest billing and other receivables	82,370	48,561
Derivative assets	230,385	133,991
Inventory	1,164	2,760
Prepaid drilling costs and other current assets	6,330	9,663

Total current assets	419,920	361,049
Oil and gas properties, net, using the full cost method of accounting:
Proved	3,651,622	2,589,423
Unproved	537,526	486,247
Property, plant and equipment	246,586	149,104
Long-term derivative assets	—	2,066
Deferred financing costs and other	14,051	7,726

Total assets	$4,869,705	$3,595,615

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$295,873	$210,311
Production taxes payable	62,117	53,382
Interest payable	30,306	26,878
Derivative liabilities	—	718
Deferred tax liabilities	73,380	42,685
Capital cost accrual	209,303	84,042

Total current liabilities	670,979	418,016
Long-term debt	1,903,000	1,560,000
Deferred income tax liabilities	635,009	420,711
Long-term derivative liabilities	—	5,337
Other long-term obligations	67,008	52,575
Commitments and contingencies (Note 12)
Shareholders’ equity:
Common stock — no par value; authorized — unlimited; issued and outstanding — 152,476,564 and 152,567,813, at December 31, 2011 and 2010, respectively	463,221	426,779
Treasury stock	(14,951)	—
Retained earnings	1,145,439	712,197

Total shareholders’ equity	1,593,709	1,138,976

Total liabilities and shareholders’ equity	$4,869,705	$3,595,615

See accompanying notes to consolidated financial statements.

ULTRA PETROLEUM CORP.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

(Amounts in thousands of U.S. dollars, except share data)

	Shares Issued and Outstanding	Common Stock	Retained Earnings	Accumulated Other Comprehensive Income/(Loss)	Treasury Stock	Total Shareholders’ Equity
Balances at December 31, 2008	151,233	$346,832	$774,117	$15,577	$(45,740)	$1,090,786
Stock options exercised	666	1,430	—	—	—	1,430
Employee stock plan grants	85	—	3,397	—	—	3,397
Shares re-issued from treasury	—	(1,430)	(33,785)	—	35,215	—
Net share settlements	(225)	—	(11,293)	—	—	(11,293)
Fair value of employee stock plan grants	—	16,294	—	—	—	16,294
Tax benefit of stock options exercised	—	14,213	—	—	—	14,213
Comprehensive earnings:
Net earnings		—	(451,053)	—	—	(451,053)
Change in derivative instruments,
Reclassification of derivative fair value into earnings, net of taxes	—	—	—	(15,577)	—	(15,577)
Total comprehensive earnings						(466,630)

Balances at December 31, 2009	151,759	$377,339	$281,383	$—	$(10,525)	$648,197

Stock options exercised	1,206	6,561	—	—	—	6,561
Employee stock plan grants	105	4,841	—	—	—	4,841
Shares re-issued from treasury	—	(587)	(9,938)	—	10,525	—
Net share settlements	(502)	—	(23,707)	—	—	(23,707)
Fair value of employee stock plan grants	—	21,103	—	—	—	21,103
Tax benefit of stock options exercised	—	17,522	—	—	—	17,522
Net income	—	—	464,459	—	—	464,459

Balances at December 31, 2010	152,568	$426,779	$712,197	$—	$—	$1,138,976

Stock options exercised	672	9,928	—	—	—	9,928
Employee stock plan grants	150	—	—	—	700	700
Shares repurchased	(588)	—	—	—	(20,868)	(20,868)
Shares re-issued from treasury	—	(686)	(4,531)	—	5,217	—
Net share settlements	(325)	—	(15,429)	—	—	(15,429)
Fair value of employee stock plan grants	—	20,988	—	—	—	20,988
Tax benefit of stock options exercised	—	6,212	—	—	—	6,212
Net income	—	—	453,202	—	—	453,202

Balances at December 31, 2011	152,477	$463,221	$1,145,439	$—	$(14,951)	$1,593,709

See accompanying notes to consolidated financial statements.

ULTRA PETROLEUM CORP.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2011	2010	2009
	(Amounts in thousands of U.S. dollars)
Cash provided by (used in):
Operating activities:
Net income (loss) for the period	$453,202	$464,459	$(451,053)
Adjustments to reconcile net income (loss) to cash provided by operating activities:
Depletion and depreciation	346,394	241,796	201,826
Write-down of proved oil and gas properties	—	—	1,037,000
Deferred and current non-cash income taxes	251,206	253,926	(253,966)
Unrealized (gain) loss on commodity derivatives	(100,383)	(208,625)	92,849
Excess tax benefit from stock based compensation	(6,212)	(17,522)	(14,213)
Stock compensation	13,919	12,944	10,901
Other	1,495	734	1,023
Net changes in operating assets and liabilities:
Restricted cash	(23)	1,583	1,046
Accounts receivable	(26,910)	(31,966)	14,974
Other current assets	17	—	(2,913)
Prepaid expenses and other	(1,291)	(229)	4,268
Other non-current assets	—	(1,176)	(2,905)
Accounts payable and accrued liabilities	86,079	91,982	(38,079)
Production taxes payable	8,735	(7,439)	(596)
Interest payable	3,428	14,867	5,902
Other long-term obligations	433	6,035	(13,638)
Current taxes payable	3,203	3,359	215

Net cash provided by operating activities	1,033,292	824,728	592,641

Investing Activities:
Acquisition of oil and gas properties	—	(403,806)	—
Oil and gas property expenditures	(1,435,611)	(1,164,389)	(673,518)
Gathering system expenditures	(83,996)	(76,703)	(67,833)
Proceeds from sale of oil and gas properties	5,821	68,420	—
Change in capital cost accrual	125,261	19,826	(56,327)
Restricted cash	—	28,257	(28,257)
Inventory	1,595	1,738	4,024
Purchase of property, plant and equipment	(21,865)	(2,442)	1,300

Net cash used in investing activities	(1,408,795)	(1,529,099)	(820,611)

Financing activities:
Borrowings on long-term debt	1,257,000	1,000,000	817,000
Payments on long-term debt	(914,000)	(1,260,000)	(827,000)
Proceeds from issuance of Senior Notes	—	1,025,000	235,000
Deferred financing costs	(6,866)	(4,425)	(1,283)
Repurchased shares/net share settlements	(36,298)	(23,707)	(11,293)
Excess tax benefit from stock based compensation	6,212	17,522	14,213
Proceeds from exercise of options	9,928	6,561	1,430

Net cash provided by financing activities	315,976	760,951	228,067

(Decrease) increase in cash during the period	(59,527)	56,580	97
Cash and cash equivalents, beginning of period	70,834	14,254	14,157

Cash and cash equivalents, end of period	$11,307	$70,834	$14,254

SUPPLEMENTAL INFORMATION:
Cash paid for:
Interest	$88,964	$53,291	$30,579
Income taxes	$7,260	$2,537	$11,403

See accompanying notes to consolidated financial statements.

ULTRA PETROLEUM CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(All amounts are expressed in thousands of U.S. dollars (except per share data), unless otherwise noted).

Ultra Petroleum Corp. (the “Company”) is an independent oil and natural gas company engaged in the acquisition, exploration, development, and production of oil and natural gas properties. The Company is incorporated under the laws of the Yukon Territory, Canada. The Company’s principal business activities are in the Green River Basin of southwest Wyoming and the north-central Pennsylvania area of the Appalachian Basin. In addition, the Company has recently acquired acreage in eastern Colorado’s Denver Julesburg Basin.

1.    SIGNIFICANT ACCOUNTING POLICIES:

(a) Basis of presentation and principles of consolidation:    The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. The Company presents its financial statements in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). All inter-company transactions and balances have been eliminated upon consolidation.

(b) Cash and cash equivalents:    The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

(c) Restricted cash:    Restricted cash represents cash received by the Company from production sold where the final division of ownership of the production is unknown or in dispute. Wyoming law requires that these funds be held in a federally insured bank in Wyoming.

(d) Property, plant and equipment:    Capital assets are recorded at cost and depreciated using the declining-balance method based on a seven-year useful life. Gathering system expenditures are recorded at cost and depreciated using the straight-line method based on a 30-year useful life.

(e) Oil and natural gas properties:    On January 6, 2010, the FASB issued an ASU updating oil and gas reserve estimation and disclosure requirements. The ASU amends FASB ASC 932 to align the reserve calculation and disclosure requirements with the requirements in SEC Release No. 33-8995. SEC Release No. 33-8995, amends oil and gas reporting requirements under Rule 4-10 of Regulation S-X and Industry Guide 2 in Regulation S-K revising oil and gas reserves estimation and disclosure requirements. The rules include changes to pricing used to estimate reserves, the ability to include non-traditional resources in reserves, the use of new technology for determining reserves and permitting disclosure of probable and possible reserves. The primary objectives of the revisions are to increase the transparency and information value of reserve disclosures and improve comparability among oil and gas companies. Accordingly, the Company adopted the update to FASB ASC 932 as of December 31, 2009. The implementation of this rule did not result in material additions to the Company’s proved reserves included in this report.

The Company uses the full cost method of accounting for exploration and development activities as defined by the Securities and Exchange Commission (“SEC”). Separate cost centers are maintained for each country in which the Company incurs costs. Under this method of accounting, the costs of unsuccessful, as well as successful, exploration and development activities are capitalized as properties and equipment. This includes any internal costs that are directly related to exploration and development activities but does not include any costs related to production, general corporate overhead or similar activities. The carrying amount of oil and natural gas properties also includes estimated asset retirement costs recorded based on the fair value of the asset retirement obligation when incurred. Gain or loss on the sale or other disposition of oil and natural gas properties is not recognized, unless the gain or loss would significantly alter the relationship between capitalized costs and proved reserves of oil and natural gas attributable to a country.

ULTRA PETROLEUM CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The sum of net capitalized costs and estimated future development costs of oil and natural gas properties are amortized using the units-of-production method based on the proved reserves as determined by independent petroleum engineers. Oil and natural gas reserves and production are converted into equivalent units based on relative energy content. Asset retirement obligations are included in the base costs for calculating depletion.

Under the full cost method, costs of unevaluated properties and major development projects expected to require significant future costs may be excluded from capitalized costs being amortized. The Company excludes significant costs until proved reserves are found or until it is determined that the costs are impaired. Excluded costs, if any, are reviewed quarterly to determine if impairment has occurred. The amount of any impairment is transferred to the capitalized costs being amortized.

Companies that use the full cost method of accounting for oil and natural gas exploration and development activities are required to perform a ceiling test calculation each quarter. The full cost ceiling test is an impairment test prescribed by SEC Regulation S-X Rule 4-10. The ceiling test is performed quarterly, on a country-by-country basis, utilizing the average of prices in effect on the first day of the month for the preceding twelve month period in accordance with SEC Release No. 33-8995. The ceiling limits such pooled costs to the aggregate of the present value of future net revenues attributable to proved crude oil and natural gas reserves discounted at 10% plus the lower of cost or market value of unproved properties less any associated tax effects. If such capitalized costs exceed the ceiling, the Company will record a write-down to the extent of such excess as a non-cash charge to earnings. Any such write-down will reduce earnings in the period of occurrence and results in a lower depletion, depreciation and amortization (“DD&A”) rate in future periods. A write-down may not be reversed in future periods even though higher oil and natural gas prices may subsequently increase the ceiling.

(f) Inventories:    Materials and supplies inventories are carried at lower of cost or market. Inventory costs include expenditures and other charges directly and indirectly incurred in bringing the inventory to its existing condition and location. The Company uses the weighted average method of recording its inventory. Selling expenses and general and administrative expenses are reported as period costs and excluded from inventory cost. At December 31, 2011, inventory of $1.2 million primarily includes the cost of pipe and production equipment that will be utilized during the 2012 drilling program.

(g) Derivative instruments and hedging activities:    Currently, the Company largely relies on commodity derivative contracts to manage its exposure to commodity price risk. These commodity derivative contracts are typically referenced to natural gas index prices as published by independent third parties. Additionally, and from time to time, the Company enters into physical, fixed price forward natural gas sales in order to mitigate its commodity price exposure on a portion of its natural gas production. These fixed price forward gas sales are considered normal sales in the ordinary course of business and outside the scope of FASB ASC Topic 815, Derivatives and Hedging (“FASB ASC 815”). The Company does not offset the value of its derivative arrangements with the same counterparty. (See Note 8).

(h) Income taxes:    Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are recorded related to deferred tax assets based on the “more likely than not” criteria described in FASB ASC Topic 740, Income Taxes. In addition, the Company recognizes the financial statement benefit of a tax position only after determining that the relevant tax authority would more likely than not sustain the position following an audit.

ULTRA PETROLEUM CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(i) Earnings per share:    Basic earnings per share is computed by dividing net earnings attributable to common stockholders by the weighted average number of common shares outstanding during each period. Diluted earnings per share is computed by adjusting the average number of common shares outstanding for the dilutive effect, if any, of common stock equivalents. The Company uses the treasury stock method to determine the dilutive effect.

The following table provides a reconciliation of components of basic and diluted net income (loss) per common share:

	December 31,
	2011	2010	2009
Net income (loss)	$453,202	$464,459	$(451,053)

Weighted average common shares outstanding during the period	152,754	152,346	151,367
Effect of dilutive instruments	1,582	1,907	— (1)

Weighted average common shares outstanding during the period including the effects of dilutive instruments	154,336	154,253	151,367

Net income (loss) per common share — basic	$2.97	$3.05	$(2.98)

Net income (loss) per common share — fully diluted	$2.94	$3.01	$(2.98)

Number of shares not included in dilutive earnings per share that would have been anti-dilutive because the exercise price was greater than the average market price of the common shares	1,030	1,214	— (1)

(1)	Due to the net loss for the year ended December 31, 2009, 2.2 million shares for options and restricted stock units were anti-dilutive and excluded from the computation of loss per share.

(j) Use of estimates:    Preparation of consolidated financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(k) Accounting for share-based compensation:    The Company measures and recognizes compensation expense for all share-based payment awards made to employees and directors, including employee stock options, based on estimated fair values in accordance with FASB ASC Topic 718, Compensation – Stock Compensation.

(l) Fair value accounting:    The Company follows FASB ASC Topic 820, Fair Value Measurements and Disclosures (“FASB ASC 820”), which defines fair value, establishes a framework for measuring fair value under GAAP, and expands disclosures about fair value measurements. This statement applies under other accounting topics that require or permit fair value measurements. See Note 9 for additional information.

(m) Asset retirement obligation:    The initial estimated retirement obligation of properties is recognized as a liability with an associated increase in oil and gas properties for the asset retirement cost. Accretion expense is recognized over the estimated productive life of the related assets. If the fair value of the estimated asset retirement obligation changes, an adjustment is recorded to both the asset retirement obligation and the asset retirement cost. Revisions in estimated liabilities can result from revisions of estimated inflation rates, changes in service and equipment costs and changes in the estimated timing of settling asset retirement obligations.

ULTRA PETROLEUM CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(n) Revenue recognition:    The Company generally sells natural gas and condensate under both long-term and short-term agreements at prevailing market prices and under multi-year contracts that provide for a fixed price of oil and natural gas. The Company recognizes revenues when the oil and natural gas is delivered, which occurs when the customer has taken title and has assumed the risks and rewards of ownership, prices are fixed or determinable and collectability is reasonably assured. The Company accounts for oil and natural gas sales using the “entitlements method.” Under the entitlements method, revenue is recorded based upon the Company’s ownership share of volumes sold, regardless of whether it has taken its ownership share of such volumes. The Company records a receivable or a liability to the extent it receives less or more than its share of the volumes and related revenue. Any amount received in excess of the Company’s share is treated as a liability. If the Company receives less than its entitled share, the underproduction is recorded as a receivable. At December 31, 2011 and 2010, the Company had a net natural gas imbalance liability of $1.3 million and $0.9 million, respectively.

Make-up provisions and ultimate settlements of volume imbalances are generally governed by agreements between the Company and its partners with respect to specific properties or, in the absence of such agreements, through negotiation. The value of volumes over- or under-produced can change based on changes in commodity prices. The Company prefers the entitlements method of accounting for oil and natural gas sales because it allows for recognition of revenue based on its actual share of jointly owned production, results in better matching of revenue with related operating expenses, and provides balance sheet recognition of the estimated value of product imbalances.

(o) Capitalized interest:    Interest is capitalized on the cost of unevaluated gas and oil properties that are excluded from amortization and actively being evaluated as well as on work in process relating to gathering systems that are not currently in service.

(p) Capital cost accrual:    The Company accrues for exploration and development costs in the period incurred, while payment may occur in a subsequent period.

(q) Reclassifications:    Certain amounts in the financial statements of prior periods have been reclassified to conform to the current period financial statement presentation.

(r) Recent accounting pronouncements:    In May 2011, the FASB issued ASU No. 2011-04, which amends FASB ASC 820. The amended guidance clarifies many requirements in U.S. GAAP for measuring fair value and for disclosing information about fair value measurements. Additionally, the amendments clarify the FASB’s intent about the application of existing fair value measurement requirements. The guidance provided in ASU No. 2011-04 is effective for interim and annual periods beginning after December 15, 2011. The Company does not expect the adoption of this amendment to have a material impact on its consolidated financial statements.

ULTRA PETROLEUM CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2.    OTHER COMPREHENSIVE INCOME:

Other comprehensive income (loss) is a term used to define revenues, expenses, gains and losses that under generally accepted accounting principles impact Shareholders’ Equity, excluding transactions with shareholders.

	Year Ended December 31,
	2011	2010	2009
Net income (loss)	$453,202	$464,459	$(451,053)
Unrealized gain on derivative instruments*	—	—	(24,002)
Tax expense on unrealized gain on derivative instruments	—	—	8,425

Total comprehensive income (loss)	$453,202	$464,459	$(466,630)

*	Effective November 3, 2008, the Company changed its method of accounting for natural gas commodity derivatives to reflect unrealized gains and losses on commodity derivative contracts in the income statement rather than on the balance sheet (See Note 8). The net gain or loss in accumulated other comprehensive income at November 3, 2008 remained on the balance sheet and the respective month’s gains or losses were reclassified from accumulated other comprehensive income to earnings as the counterparty settlements affected earnings (January through December 2009). As a result of the de-designation on November 3, 2008, the Company no longer has any derivative instruments which qualify for cash flow hedge accounting.

3.    ASSET RETIREMENT OBLIGATIONS:

The Company is required to record the fair value of an asset retirement obligation as a liability in the period in which it incurs a legal obligation associated with the retirement of tangible long-lived assets that result from the acquisition, construction, development and/or normal use of the assets. The following table summarizes the activities for the Company’s asset retirement obligations for the years ended:

	December 31,
	2011	2010
Asset retirement obligations at beginning of period	$28,052	$17,372
Accretion expense	3,088	2,099
Liabilities incurred	10,878	8,564
Liabilities settled	(3)	(17)
Revisions of estimated liabilities	37	34

Asset retirement obligations at end of period	42,052	28,052
Less: current asset retirement obligations	—	—

Long-term asset retirement obligations	$42,052	$28,052

ULTRA PETROLEUM CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

4.    OIL AND GAS PROPERTIES:

	December 31, 2011	December 31, 2010
Developed Properties:
Acquisition, equipment, exploration, drilling and environmental costs	$5,974,604	$4,575,222
Less: Accumulated depletion, depreciation and amortization	(2,322,982)	(1,985,799)

	3,651,622	2,589,423
Unproven Properties:
Acquisition and exploration costs not being amortized(1),(2)	537,526	486,247

Net capitalized costs — oil and gas properties	$4,189,148	$3,075,670

On a unit basis, DD&A from continuing operations was $1.41, $1.13 and $1.12 per Mcfe for the years ended December 31, 2011, 2010 and 2009, respectively.

(1)	In 2010, a wholly-owned subsidiary of the Company acquired, for $403.8 million in cash, non-producing mineral acres and a small number of producing gas wells in the Pennsylvania Marcellus Shale. Additionally, the Company purchased additional undeveloped acreage in the Marcellus Shale for approximately $63.4 million during 2010.

(2)	Interest is capitalized on the cost of unevaluated oil and natural gas properties that are excluded from amortization and actively being evaluated as well as on work in process relating to gathering systems that are not currently in service. For the years ended December 31, 2011 and 2010, total interest on outstanding debt was $93.9 million and $70.2 million, respectively, of which, $30.7 million and $21.2 million, respectively, was capitalized on the cost of unevaluated oil and natural gas properties and work in process relating to gathering systems that are not currently in service.

The Company holds interests in domestic projects in which costs related to these interests are not being depleted pending determination of existence of estimated proved reserves. The Company will continue to assess and allocate the unproven properties over the next several years as proved reserves are established and as exploration dictates whether or not future areas will be developed.

	Total	2011	2010	2009	Prior
Acquisition costs	$681,370	$69,330	$521,149	$36,432	$54,459
Exploration costs	22,439	3,364	2,985	2,829	13,261
Capitalized interest	48,084	28,474	19,610	—	—
Sales	(77,498)	(5,821)	(68,420)	(3,257)	—
Less transfers to proved	(136,869)	(44,068)	(44,621)	(36,004)	(12,176)

	$537,526	$51,279	$430,703	$—	$55,544

ULTRA PETROLEUM CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

5.    PROPERTY, PLANT AND EQUIPMENT:

	December 31,
	2011			2010
	Cost	Accumulated Depreciation	Net Book Value	Net Book Value
Gathering systems	$226,747	$(7,736)	$219,011	$141,817
Computer equipment	2,426	(1,401)	1,025	993
Office equipment	444	(335)	109	124
Leasehold improvements	686	(379)	307	151
Land	22,150	—	22,150	2,437
Other	7,777	(3,793)	3,984	3,582

Property, Plant and Equipment, Net	$260,230	$(13,644)	$246,586	$149,104

Historically, the Company’s condensate production was gathered from its Wyoming well locations by tanker trucks and then shipped to other locations for injection into crude oil pipelines or other facilities. During 2010, the Company initiated service on its final two, of four total, central gathering facilities. These facilities are part of the Company’s liquids gathering system designed to gather condensate and water from various leases and wells operated by the Company. The condensate and water are transported to central points in the field where condensate can be loaded into trucks or delivered into pipelines for delivery to the Company’s customers.

Produced water is disposed of or recycled and re-used. At the end of 2011, more than 80% of the Company’s operated condensate production in Wyoming was delivered from the Company’s liquids gathering system directly into a pipeline, further reducing truck traffic and improving flow assurance as well as realized pricing.

In Pennsylvania, the Company and its partners continue constructing gas gathering pipelines and facilities, compression facilities and pipeline delivery stations to gather production from its newly completed natural gas wells. Construction on these facilities is expected to continue throughout 2012 allowing the Company to manage its midstream capacity to coincide with increased capacity requirements from its drilling activities. These facilities are gathering systems and related infrastructure, and their construction is expected to continue until the Company’s properties in Pennsylvania are fully developed. To date, none of the Company’s natural gas production in Pennsylvania has required processing, treating or blending in order to remove natural gas liquids or other impurities and it is anticipated that facilities of this type will not be required in the future to accommodate the Company’s production.

6.    LONG-TERM LIABILITIES:

	December 31, 2011	December 31, 2010
Bank indebtedness	$343,000	$—
Senior notes	1,560,000	1,560,000
Other long-term obligations	67,008	52,575

	$1,970,008	$1,612,575

Aggregate maturities of debt at December 31, 2011:
2012	2013	2014	2015	2016	Beyond 5 years	Total
$—	$—	$—	$100,000	$405,000	$1,398,000	$1,903,000

ULTRA PETROLEUM CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Bank indebtedness.    The Company (through its subsidiary, Ultra Resources) was a party to a revolving credit facility with a syndicate of banks led by JP Morgan Chase Bank, N.A. which was to mature in April 2012 (the “2007 Credit Agreement”). On October 6, 2011, in anticipation of the upcoming maturity of the 2007 Credit Agreement, the Company, through Ultra Resources (the “Borrower”), replaced the 2007 Credit Agreement in its entirety with a senior unsecured revolving credit facility with JP Morgan Chase Bank, N.A. as administrative agent, and the lenders party thereto (the “2011 Credit Agreement”) and repaid all amounts outstanding under the 2007 Credit Agreement with proceeds of loans drawn under the 2011 Credit Agreement.

The 2011 Credit Agreement reflects an increased borrowing capacity as compared to the 2007 Credit Agreement with an initial loan commitment of $1.0 billion (which may be increased up to $1.25 billion at the request of the Borrower and with the lenders’ consent), provides for the issuance of letters of credit of up to $250.0 million in aggregate, and matures in October 2016 (which term may be extended for up to two successive one-year periods at the Borrower’s request and with the lenders’ consent).

Loans under the 2011 Credit Agreement are unsecured and bear interest, at the Borrower’s option, based on (A) a rate per annum equal to the prime rate or the weighted average fed funds rate on overnight transactions during the preceding business day plus 50 basis points, or (B) a base Eurodollar rate, substantially equal to the LIBOR rate, in either case plus a margin based on a grid of the Borrower’s consolidated leverage ratio (for Eurodollar borrowings, 175 basis points per annum as of December 31, 2011). Payment of loans under the 2011 Credit Agreement are guaranteed by Ultra Petroleum Corp. and UP Energy Corporation. The Company also pays commitment fees on the unused commitment under the facility based on a grid of our consolidated leverage ratio.

The 2011 Credit Agreement contains typical and customary representations, warranties, covenants and events of default. The 2011 Credit Agreement includes restrictive covenants requiring the Borrower to maintain a consolidated leverage ratio of no greater than three and one half times to one and, as long as the Company’s debt rating is below investment grade, the maintenance of an annual ratio of the net present value of the Company’s oil and gas properties to total funded debt of no less than one and one half times to one. At December 31, 2011, the Company was in compliance with all of its debt covenants under the 2011 Credit Agreement.

Senior Notes:    The Company’s Senior Notes rank pari passu with the Company’s 2011 Credit Agreement. Payment of the Senior Notes is guaranteed by Ultra Petroleum Corp. and UP Energy Corporation.

The Senior Notes are pre-payable in whole or in part at any time and are subject to representations, warranties, covenants and events of default customary for a senior note financing. At December 31, 2011, the Company was in compliance with all of its debt covenants under the Senior Notes.

Other long-term obligations:    These costs primarily relate to the long-term portion of production taxes payable and our asset retirement obligations.

7.    SHARE BASED COMPENSATION:

The Company sponsors a share based compensation plan: the 2005 Stock Incentive Plan (the “2005 Plan”). The plan is administered by the Compensation Committee of the Board of Directors (the “Committee”). The share based compensation plan is an important component of the total compensation package offered to the Company’s key service providers, and reflects the importance that the Company places on motivating and rewarding superior results.

The 2005 Plan was adopted by the Company’s Board of Directors on January 1, 2005 and approved by the Company’s shareholders on April 29, 2005. The purpose of the 2005 Plan is to foster and promote the

ULTRA PETROLEUM CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

long-term financial success of the Company and to increase shareholder value by attracting, motivating and retaining key employees, consultants, and outside directors, and providing such participants with a program for obtaining an ownership interest in the Company that links and aligns their personal interests with those of the Company’s shareholders, and thus, enabling such participants to share in the long-term growth and success of the Company. To accomplish these goals, the 2005 Plan permits the granting of incentive stock options, non-statutory stock options, stock appreciation rights, restricted stock, and other stock-based awards, some of which may require the satisfaction of performance-based criteria in order to be payable to participants. The Committee determines the terms and conditions of the awards, including, any vesting requirements and vesting restrictions or forfeitures that may occur. The Committee may grant awards under the 2005 Plan until December 31, 2014, unless terminated sooner by the Board of Directors.

Valuation and Expense Information

	Year Ended December 31,
	2011	2010	2009
Total cost of share-based payment plans	$21,688	$21,805	$18,872
Amounts capitalized in fixed assets	$7,769	$8,861	$7,971
Amounts charged against income, before income tax benefit	$13,919	$12,944	$10,901
Amount of related income tax benefit recognized in income	$4,997	$4,595	$3,826

Securities Authorized for Issuance Under Equity Compensation Plans

As of December 31, 2011, the Company had the following securities issuable pursuant to outstanding award agreements or reserved for issuance under the Company’s previously approved stock incentive plans. Upon exercise, shares issued will be newly issued shares or shares issued from treasury.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options	Weighted Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the First Column)
Equity compensation plans approved by security holders	1,459	$48.29	3,554
Equity compensation plans not approved by security holders	n/a	n/a	n/a

Total	1,459	$48.29	3,554

ULTRA PETROLEUM CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Changes in Stock Options and Stock Options Outstanding

The following table summarizes the changes in stock options for the three year period ended December 31, 2011:

	Number of Options	Weighted Average Exercise Price (US$)
Balance, December 31, 2008	4,213	$0.25	to	$98.87

Forfeited	(43)	$51.60	to	$78.55
Exercised	(666)	$0.25	to	$33.57

Balance, December 31, 2009	3,504	$1.49	to	$98.87

Forfeited	(68)	$51.60	to	$76.01
Exercised	(1,206)	$1.49	to	$45.95

Balance, December 31, 2010	2,230	$3.91	to	$98.87

Forfeited	(99)	$51.60	to	$75.18
Exercised	(672)	$3.91	to	$33.57

Balance, December 31, 2011	1,459	$16.97	to	$98.87

The following tables summarize information about the stock options outstanding at December 31, 2011:

	Options Outstanding
Range of Exercise Price	Number Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Aggregate Intrinsic Value
		(Years)
$16.97 - $19.18	70	2.37	$17.44	$853
$25.08 - $55.58	637	3.60	$38.69	$179
$46.05 - $65.04	179	4.53	$56.67	$—
$49.05 - $65.94	373	5.31	$54.58	$—
$51.14 - $98.87	200	6.40	$70.51	$—

	Options Exercisable
Range of Exercise Price	Number Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Aggregate Intrinsic Value
		(Years)
$16.97 - $19.18	70	2.37	$17.44	$853
$25.08 - $55.58	637	3.60	$38.69	$179
$46.05 - $65.04	179	4.53	$56.67	$—
$49.05 - $65.94	373	5.31	$54.58	$—
$51.14 - $98.87	200	6.40	$70.51	$—

The aggregate intrinsic value in the preceding tables represents the total pre-tax intrinsic value, based on the Company’s closing stock price of $29.63 on December 30, 2011, which would have been received by the option holders had all option holders exercised their options as of that date. The total number of in-the-money options exercisable as of December 31, 2011 was 0.1 million options.

ULTRA PETROLEUM CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table summarizes information about the weighted-average grant-date fair value of share options:

	2011	2010	2009
Non-vested share options at beginning of year	$30.72	$26.28	$26.18
Non-vested share options at end of year	$—	$30.72	$26.28
Options vested during the year	$30.73	$23.86	$25.07
Options forfeited during the year	$25.80	$28.36	$29.57

The fair value of stock options that vested during the years ended December 31, 2011, 2010 and 2009 was $6.4 million, $9.8 million and $3.9 million, respectively. The total intrinsic value of stock options exercised during the years ended December 31, 2011, 2010 and 2009 was $21.5 million, $50.7 million and $33.2 million, respectively.

At December 31, 2011, there was no unrecognized compensation cost related to non-vested, employee stock options as all options had fully vested as of December 31, 2011.

PERFORMANCE SHARE PLANS:

Long Term Incentive Plans.    The Company offers a Long Term Incentive Plan (“LTIP”) in order to further align the interests of key employees with shareholders and to give key employees the opportunity to share in the long-term performance of the Company when specific corporate financial and operational goals are achieved. Each LTIP covers a performance period of three years. In 2009, 2010 and 2011, the Compensation Committee (the “Committee”) approved an award consisting of performance-based restricted stock units to be awarded to each participant.

For each LTIP award, the Committee establishes performance measures at the beginning of each performance period. Under each LTIP, the Committee establishes a percentage of base salary for each participant which is multiplied by the participant’s base salary to derive a Long Term Incentive Value as a “target” value which corresponds to the number of shares of the Company’s common stock the participant is eligible to receive if the target level for all performance measures is met. In addition, each participant is assigned threshold and maximum award levels in the event that actual performance is below or above target levels. For the 2009, 2010 and 2011 LTIP awards, the Committee established the following performance measures: return on equity, reserve replacement ratio, and production growth.

For the year ended December 31, 2011, the Company recognized $10.7 million in pre-tax compensation expense related to the 2009, 2010 and 2011 LTIP awards of restricted stock units. For the year ended December 31, 2010, the Company recognized $8.6 million in pre-tax compensation expense related to the 2008, 2009 and 2010 LTIP awards of restricted stock units. For the year ended December 31, 2009, the Company recognized $5.8 million in pre-tax compensation expense related to the 2007, 2008 and 2009 LTIP awards of restricted stock units. The amounts recognized during the year ended December 31, 2011 assumes that maximum performance objectives are attained. If the Company ultimately attains these performance objectives, the associated total compensation, estimated at December 31, 2011, for each of the three year performance periods is expected to be approximately $24.1 million, $12.0 million, and $12.1 million related to the 2009, 2010 and 2011 LTIP awards of restricted stock units, respectively. The 2008 LTIP Common Stock Award was paid in shares of the Company’s stock to employees during the first quarter of 2011 and totaled $4.3 million (41,443 net shares).

ULTRA PETROLEUM CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

8.    DERIVATIVE FINANCIAL INSTRUMENTS:

Objectives and Strategy:    The Company’s major market risk exposure is in the pricing applicable to its natural gas and oil production. Realized pricing is currently driven primarily by the prevailing price for the Company’s Wyoming natural gas production. Historically, prices received for natural gas production have been volatile and unpredictable. Pricing volatility is expected to continue.

The Company relies on various types of derivative instruments to manage its exposure to commodity price risk and to provide a level of certainty in the Company’s forward cash flows supporting the Company’s capital investment program.

The Company’s hedging policy limits the amounts of resources hedged to not more than 50% of its forecast production without Board approval. As a result of its hedging activities, the Company may realize prices that are less than or greater than the spot prices that it would have received otherwise. The Company’s board approved hedging greater than 50% of the Company’s forecast 2011 production.

Commodity Derivative Contracts:    During the first quarter of 2009, the Company converted its physical, fixed price, forward natural gas sales to physical, indexed natural gas sales combined with financial swaps whereby the Company receives the fixed price and pays the variable price. This change provided operational flexibility to curtail gas production in the event of declines in natural gas prices. The contracts were converted at no cost to the Company and the conversion of these contracts to derivative instruments was effective upon entering into these transactions in March 2009, with settlements for production months through December 2010. The natural gas reference prices of these commodity derivative contracts are typically referenced to natural gas index prices as published by independent third parties or natural gas futures settlement prices as traded on the NYMEX.

From time to time, the Company also utilizes fixed price forward gas sales to manage its commodity price exposure. These fixed price forward gas sales are considered normal sales in the ordinary course of business and outside the scope of FASB ASC 815, Derivatives and Hedging.

Fair Value of Commodity Derivatives:    FASB ASC 815 requires that all derivatives be recognized on the balance sheet as either an asset or liability and be measured at fair value. Changes in the derivative’s fair value are recognized currently in earnings unless specific hedge accounting criteria are met. The Company does not apply hedge accounting to any of its derivative instruments. The application of hedge accounting was discontinued by the Company for periods beginning on or after November 3, 2008.

Derivative contracts that do not qualify for hedge accounting treatment are recorded as derivative assets and liabilities at fair value on the balance sheet and the associated unrealized gains and losses are recorded as current expense or income in the income statement. Unrealized gains or losses on commodity derivatives represent the non-cash change in the fair value of these derivative instruments and do not impact operating cash flows on the cash flow statement.

At December 31, 2011, the Company had the following open commodity derivative contracts to manage price risk on a portion of its natural gas production whereby the Company receives the fixed price and pays the variable price. See Note 9 for the detail of the asset and liability values of the following derivatives. The Board has approved our hedging greater than 50% of our forecast 2012 production.

Type	Commodity Reference Price	Remaining Contract Period	Volume - MMBTU/Day	Average Price/MMBTU	Fair Value - December 31, 2011
					Asset
Swap	NYMEX	April - October 2012	90,000	$5.00	$34,310
Swap	NYMEX	Calendar 2012	300,000	$5.03	$196,075

ULTRA PETROLEUM CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Subsequent to December 31, 2011 and through February 10, 2012, the Company has entered into the following open commodity derivative contracts to manage price risk on a portion of its natural gas production whereby the Company receives the fixed price and pays the variable price:

Type	Commodity Reference Price	Remaining Contract Period	Volume - MMBTU/Day	Average Price/MMBTU
Swap	NYMEX	April - December 2012	200,000	$3.02

The following table summarizes the pre-tax realized and unrealized gains and losses the Company recognized related to its natural gas derivative instruments in the Consolidated Statements of Operations for the years ended December 31, 2011, 2010 and 2009 (refer to Note 2 for details of unrealized gains or losses included in accumulated other comprehensive income in the Consolidated Balance Sheets):

	For the Year Ended December 31,
	2011	2010	2009
Natural Gas Commodity Derivatives:
Realized gain on commodity derivatives(1)	$213,349	$116,827	$239,366
Unrealized gain (loss) on commodity derivatives(1)	100,383	208,625	(92,849)

Total gain on commodity derivatives	$313,732	$325,452	$146,517

(1)	Included in gain on commodity derivatives in the Consolidated Statements of Operations.

9.    FAIR VALUE MEASUREMENTS:

As required by the Fair Value Measurements and Disclosure Topic of the FASB Accounting Standards Codification, we define fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date and establishes a three level hierarchy for measuring fair value. Fair value measurements are classified and disclosed in one of the following categories:

Level 1: Quoted prices (unadjusted) in active markets for identical assets and liabilities that we have the ability to access at the measurement date.

Level 2: Inputs other than quoted prices included within Level 1 that are either directly or indirectly observable for the asset or liability, including quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in inactive markets, inputs other than quoted prices that are observable for the asset or liability, and inputs that are derived from observable market data by correlation or other means. Instruments categorized in Level 2 include non-exchange traded derivatives such as over-the-counter forwards and swaps.

Level 3: Unobservable inputs for the asset or liability, including situations where there is little, if any, market activity for the asset or liability.

The valuation assumptions utilized to measure the fair value of the Company’s commodity derivatives were observable inputs based on market data obtained from independent sources and are considered Level 2 inputs (quoted prices for similar assets, liabilities (adjusted) and market-corroborated inputs).

ULTRA PETROLEUM CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table presents for each hierarchy level our assets and liabilities, including both current and non-current portions, measured at fair value on a recurring basis, as of December 31, 2011. The company has no derivative instruments which qualify for cash flow hedge accounting.

	Level 1	Level 2	Level 3	Total
Assets:
Current derivative asset	$—	$230,385	$—	$230,385

In consideration of counterparty credit risk, the Company assessed the possibility of whether each counterparty to the derivative would default by failing to make any contractually required payments as scheduled in the derivative instrument in determining the fair value. Additionally, the Company considers that it is of substantial credit quality and has the financial resources and willingness to meet its potential repayment obligations associated with the derivative transactions.

Fair Value of Financial Instruments

The estimated fair value of financial instruments is the amount at which the instrument could be exchanged currently between willing parties. The carrying amounts reported in the consolidated balance sheet for cash and cash equivalents, accounts receivable, and accounts payable approximate fair value due to the immediate or short-term maturity of these financial instruments. The carrying amount of floating-rate debt approximates fair value because the interest rates are variable and reflective of market rates. We use available market data and valuation methodologies to estimate the fair value of our fixed rate debt. This disclosure is presented in accordance with FASB ASC Topic 825, Financial Instruments, and does not impact our financial position, results of operations or cash flows.

	December 31, 2011		December 31, 2010
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Long-Term Debt:
5.45% Notes due 2015, issued 2008	$100,000	$111,475	$100,000	$108,572
7.31% Notes due 2016, issued 2009	62,000	74,817	62,000	72,153
4.98% Notes due 2017, issued 2010	116,000	128,570	116,000	119,385
5.92% Notes due 2018, issued 2008	200,000	231,091	200,000	212,660
7.77% Notes due 2019, issued 2009	173,000	219,552	173,000	203,051
5.50% Notes due 2020, issued 2010	207,000	229,423	207,000	206,233
4.51% Notes due 2020, issued 2010	315,000	318,925	315,000	284,207
5.60% Notes due 2022, issued 2010	87,000	94,165	87,000	84,818
4.66% Notes due 2022, issued 2010	35,000	34,631	35,000	30,989
5.85% Notes due 2025, issued 2010	90,000	99,022	90,000	87,211
4.91% Notes due 2025, issued 2010	175,000	173,835	175,000	152,064
Credit Facility	343,000	343,000	—	—

	$1,903,000	$2,058,506	$1,560,000	$1,561,343

ULTRA PETROLEUM CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

10.    INCOME TAXES:

The consolidated income tax provision is comprised of the following:

	Year Ended December 31,
	2011	2010	2009
Current	$6,464	$4,763	$8,830
Current tax benefit on equity compensation	6,212	17,522	14,213

Total current tax	12,676	22,285	23,043
Deferred	244,994	236,330	(268,179)

Total income tax provision (benefit)	$257,670	$258,615	$(245,136)

The income tax provision (benefit) for continuing operations differs from the amount that would be computed by applying the U.S. federal income tax rate of 35% to pretax income as a result of the following:

	Year Ended December 31,
	2011	2010	2009
Income tax provision (benefit) computed at the U.S. statutory rate	$248,805	$253,076	$(243,666)
State income tax provision (benefit) net of federal benefit	6,329	3,608	(698)
Canadian net operating loss valuation allowance	—	(677)	—
Tax effect of rate change	4,228	1,939	—
Other, net	(1,692)	669	(772)

	$257,670	$258,615	$(245,136)

The tax effects of temporary differences that give rise to significant components of the Company’s deferred tax assets and liabilities for continuing operations are as follows:

	Year Ended December 31,
	2011	2010
Deferred tax assets — current:
Derivative instruments, net	$—	$255
Incentive compensation/other, net	9,329	4,627

Net deferred tax assets — current	$9,329	$4,882

Deferred tax liabilities — current:
Derivative instruments, net	$82,709	$47,567

Net deferred tax liabilities — current	$82,709	$47,567

Net deferred tax liability — current	$73,380	$42,685

Deferred tax assets — non-current:
U.S. federal tax credit carryforwards	13,280	13,714
Capital loss carryforwards	1,929	—
Derivative instruments, net	—	1,161
Incentive compensation/other, net	13,030	14,745

	28,239	29,620
Valuation allowance — Foreign Tax Credit (FTC)	(1,692)	(1,692)
Valuation allowance (Capital loss carryforwards)	(1,929)	—

Net deferred tax assets — non-current	$24,618	$27,928

ULTRA PETROLEUM CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Year Ended December 31,
	2011	2010
Deferred tax liabilities — non-current:
Property and equipment	659,040	448,298
Other	587	341

Net non-current tax liabilities	$659,627	$448,639

Net non-current tax liability	$635,009	$420,711

In assessing the realizability of the deferred tax assets, management considers whether it is more likely than not that some or all of the deferred tax assets will not be realized. The ultimate realization of the deferred tax assets is dependent upon the generation of future taxable income during the periods in which the temporary differences become deductible. Among other items, management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and available tax planning strategies.

The Company did not have any unrecognized tax benefits and there was no effect on our financial condition or results of operations as a result of implementing the standard related to accounting for uncertain tax positions. The amount of unrecognized tax benefits did not change as of December 31, 2011.

It is expected that the amount of unrecognized tax benefits may change in the next twelve months; however Ultra does not expect the change to have a significant impact on the results of operations or the financial position of the Company. The Company currently has no unrecognized tax benefits that if recognized would affect the effective tax rate.

Estimated interest and penalties related to potential underpayment on any unrecognized tax benefits are classified as a component of tax expense in the Consolidated Statement of Operations. The Company has not recorded any interest or penalties associated with unrecognized tax benefits.

The Company files a consolidated federal income tax return in the United States federal jurisdiction and various combined, consolidated, unitary, and separate filings in several states, and international jurisdictions. With certain exceptions, the Company is no longer subject to U.S. federal, state and local, or non-U.S. income tax examinations by tax authorities for years before 2008.

As of December 31, 2011, the Company had approximately $11.6 million of U.S. federal alternative minimum tax (AMT) credits available to offset regular U.S. federal income taxes. These AMT credits do not expire and can be carried forward indefinitely. In addition, as of December 31, 2011, the Company has $1.7 million of foreign tax credit carryforwards, none of which expire prior to 2017. However, with the 2007 sale of Sino American Energy, the Company no longer has foreign source income for which to utilize its foreign tax credit carryforwards. Therefore, a valuation allowance has been placed on the remaining foreign tax credit carryforwards.

The Company had an unutilized capital loss carryforward of approximately $5.4 million as of December 31, 2011. The majority of this carryforward expires in 2013. Due to the unpredictability of future capital gains that would allow for the utilization of this carryforward, a valuation allowance has be placed on the full amount of the carryforward.

The Company had Canadian net operating loss carryforwards of approximately $2.7 million as of December 31, 2009. The unexpired portion of the Canadian net operating loss carryforward was fully utilized in 2010, and thus the valuation allowance at December 31, 2009 has been removed and no deferred tax asset related to the Canadian net operating loss exists as of December 31, 2010.

ULTRA PETROLEUM CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The undistributed earnings of the Company’s U.S. subsidiaries are considered to be indefinitely invested outside of Canada. Accordingly, no provision for Canadian income taxes and/or withholding taxes has been provided thereon.

The Company periodically uses derivative instruments designated as cash flow hedges for tax purposes as a method of managing its exposure to commodity price fluctuations. To the extent these hedges are effective, changes in the fair value of these derivative instruments are recorded in Other Comprehensive Income, net of income tax. To the extent these hedges are ineffective, they are marked to market with gains and losses recorded in the statement of operations. At December 31, 2011 and 2010, the Company also recorded a total deferred tax liability of $82.7 million and $46.2 million, respectively, attributable to the unrealized gains and losses recorded in the statement of operations.

11.    EMPLOYEE BENEFITS:

The Company sponsors a qualified, tax-deferred savings plan in accordance with provisions of Section 401(k) of the Internal Revenue Code for its employees. Employees may defer up to 100% of their compensation, subject to certain limitations. The Company matches 100% of the employee’s contribution up to 5% of compensation, as defined by the plan, along with an employer discretionary contribution of 8%. The expense associated with the Company’s contribution was $1.4 million, $1.2 million and $1.1 million for the years ended December 31, 2011, 2010 and 2009, respectively.

12.    COMMITMENTS AND CONTINGENCIES:

Transportation contract.    The Company is an anchor shipper on REX securing pipeline infrastructure providing sufficient capacity to transport a portion of its natural gas production away from southwest Wyoming and to provide for reasonable basis differentials for its natural gas in the future. REX begins at the Opal Processing Plant in southwest Wyoming and traverses Wyoming and several other states to an ultimate terminus in eastern Ohio. The Company’s commitment involves a capacity of 200 MMMBtu per day of natural gas for a term of 10-years commencing in November 2009, and the Company is obligated to pay REX certain demand charges related to its rights to hold this firm transportation capacity as an anchor shipper.

Subsequently, the Company entered into agreements to secure an additional capacity of 50 MMMBtu per day on the REX pipeline system, beginning in January 2012 through December 2018. This additional capacity will provide the Company with the ability to move additional volumes from its producing wells in Wyoming to markets in the eastern U.S.

The Company currently projects that demand charges related to the remaining term of the contract will total approximately $776.3 million.

Drilling contracts.    As of December 31, 2011, the Company had committed to drilling obligations with certain rig contractors totaling $60.5 million ($45.5 million due in 2012, $15.0 million due in 2013). The commitments expire in 2013 and were entered into to fulfill the Company’s drilling program initiatives in Wyoming.

Office space lease.    The Company’s maintains office space in Colorado, Texas, Wyoming and Pennsylvania with total remaining commitments for office leases of $2.5 million at December 31, 2011 ($1.0 million in 2012, $1.5 million in 2013 to 2015).

During the years ended December 31, 2011, 2010 and 2009, the Company recognized expense associated with its office leases in the amount of $0.9 million, $0.8 million, and $0.9 million, respectively.

ULTRA PETROLEUM CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Other.    The Company is currently involved in various routine disputes and allegations incidental to its business operations. While it is not possible to determine the ultimate disposition of these matters, management, after consultation with legal counsel, is of the opinion that the final resolution of all such currently pending or threatened litigation is not likely to have a material adverse effect on the consolidated financial position, results of operations or cash flows of the Company.

13.    CONCENTRATION OF CREDIT RISK:

The Company’s financial instruments that are exposed to concentrations of credit risk consist primarily of trade receivables and commodity derivative contracts associated with the Company’s hedging program. The Company’s revenues related to natural gas sales are derived principally from a diverse group of companies, including major energy companies, natural gas utilities, oil refiners, pipeline companies, local distribution companies, financial institutions and end-users in various industries.

Concentrations of credit risk with respect to receivables is limited due to the large number of customers and their dispersion across geographic areas. Commodity-based contracts may expose the Company to the credit risk of nonperformance by the counterparty to these contracts. This credit exposure to the Company is diversified primarily among as many as ten major investment grade institutions and will only be present if the reference price of natural gas established in those contracts is less than the prevailing market price of natural gas, from time to time.

The Company maintains credit policies intended to monitor and mitigate the risk of uncollectible accounts receivable related to the sale of natural gas, condensate as well as its commodity derivative positions. The Company performs a credit analysis of each of its customers and counterparties prior to making any sales to new customers or extending additional credit to existing customers. Based upon this credit analysis, the Company may require a standby letter of credit or a financial guarantee. The Company did not have any outstanding, uncollectible accounts for its natural gas or condensate sales, nor derivative settlements sales at December 31, 2011.

A significant counterparty is defined as one that individually accounts for 10% or more of the Company’s total revenues during the year. In 2011, the Company had no single customer that represented 10% or more of its total revenues.

14.    SUBSEQUENT EVENTS:

FASB ASC Topic 855, Subsequent Events (“FASB ASC 855”), sets forth principles and requirements to be applied to the accounting for and disclosure of subsequent events. FASB ASC 855 sets forth the period after the balance sheet date during which management shall evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements, the circumstances under which events or transactions occurring after the balance sheet date shall be recognized in the financial statements and the required disclosures about events or transactions that occurred after the balance sheet date. The FASB issued ASU No. 2010-09, Subsequent Events (FASB ASC 855), Amendments to Certain Recognition and Disclosure Requirements, on February 24, 2010, in an effort to remove some contradictions between the requirements of U.S. GAAP and the SEC’s filing rules. The amendments remove the requirement that public companies disclose the date through which their financial statements are evaluated for subsequent events in both issued and revised financial statements. The Company has evaluated the period subsequent to December 31, 2011 for events that did not exist at the balance sheet date but arose after that date and determined that no subsequent events arose that should be disclosed in order to keep the financial statements from being misleading.

ULTRA PETROLEUM CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

15.	SUPPLEMENTAL INFORMATION RELATING TO EVENT SUBSEQUENT TO FEBRUARY 17, 2012 (Unaudited):

The Company has evaluated the period subsequent to February 17, 2012 (the date of the Auditor’s Report) for events that did not exist but arose after that date and determined that the subsequent event described below should be disclosed in order to prevent the financial statements from being misleading.

During December 2012, the Company entered into a purchase and sale agreement for the sale of its Wyoming liquids gathering system (“LGS”) to Pinedale Corridor, LP for $225.0 million, and intends to concurrently enter into a Lease Agreement under a long-term triple net lease. The Lease Agreement provides for an initial term of 15 years and potential successive renewal terms of 5 years or 75% of the then remaining useful life of the LGS at the sole discretion of the Company. Annual rent for the initial term under the Lease Agreement will be a minimum of $20 million (as adjusted annually for changes based on the consumer price index) and a maximum of $27.5 million, with the exact amount being determined depending on changes in the product volume handled by the LGS. During the initial fifteen year term, Pinedale Corridor, LP will receive fixed monthly rental payments of $1,666,667 and variable quarterly rental payments based on the volume of liquid hydrocarbons and water that flowed through the LGS in the prior quarter. The Company’s sale leaseback transaction will be treated as a “normal leaseback” and qualifies for sales recognition under the provisions of FASB ASC Topic 840, Leases. The Lease will be classified as an operating lease.

16.    SUMMARIZED QUARTERLY FINANCIAL INFORMATION (UNAUDITED):

	2011
	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter	Total
Revenues from continuing operations	$257,290	$280,567	$293,141	$270,798	$1,101,796
Gain on commodity derivatives	15,635	47,606	114,166	136,325	313,732
Expenses from continuing operations	145,666	151,365	160,543	184,458	642,032
Interest expense	14,590	15,590	15,902	17,074	63,156
Other income (expense), net	20	(4)	(3)	519	532

Income before income tax provision	112,689	161,214	230,859	206,110	710,872
Income tax provision	43,969	57,709	81,713	74,279	257,670

Net income	$68,720	$103,505	$149,146	$131,831	$453,202

Net income per common share — basic	$0.45	$0.68	$0.98	$0.86	$2.97

Net income per common share — fully diluted	$0.44	$0.67	$0.97	$0.86	$2.94

	2010
	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter	Total
Revenues from continuing operations	$273,124	$228,388	$240,374	$237,500	$979,386
Gain (loss) on commodity derivatives	181,351	14,566	150,186	(20,651)	325,452
Expenses from continuing operations	124,260	125,999	128,489	144,342	523,090
Interest expense	11,718	11,437	11,382	14,495	49,032
Litigation expense	—	9,902	—	—	9,902
Other (expense) income , net	151	22	12	75	260

Income before income tax provision	318,648	95,638	250,701	58,087	723,074
Income tax provision	116,272	34,145	88,059	20,139	258,615

Net income	$202,376	$61,493	$162,642	$37,948	$464,459

Net income per common share — basic	$1.33	$0.40	$1.07	$0.25	$3.05

Net income per common share — fully diluted	$1.31	$0.40	$1.05	$0.25	$3.01

ULTRA PETROLEUM CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

17.    DISCLOSURE ABOUT OIL AND GAS PRODUCING ACTIVITIES (UNAUDITED):

The following information about the Company’s oil and natural gas producing activities is presented in accordance with FASB ASC Topic 932, Oil and Gas Reserve Estimation and Disclosures:

A.	OIL AND GAS RESERVES:

On January 6, 2010, the FASB issued an ASU updating oil and gas reserve estimation and disclosure requirements. The ASU amends FASB ASC 932 to align the reserve calculation and disclosure requirements with the requirements in SEC Release No. 33-8995. SEC Release No. 33-8995, amends oil and gas reporting requirements under Rule 4-10 of Regulation S-X and Industry Guide 2 in Regulation S-K revising oil and gas reserves estimation and disclosure requirements. The rules include changes to pricing used to estimate reserves, the ability to include non-traditional resources in reserves, the use of new technology for determining reserves and permitting disclosure of probable and possible reserves. The primary objectives of the revisions are to increase the transparency and information value of reserve disclosures and improve comparability among oil and gas companies.

Our policies and practices regarding internal controls over the recording of reserves is structured to objectively and accurately estimate our oil and gas reserves quantities and present values in compliance with the SEC’s regulations and GAAP. The Vice President — Reservoir Engineering & Development is primarily responsible for overseeing the preparation of the Company’s reserve estimates by our independent engineers, Netherland, Sewell & Associates, Inc. The Vice President – Reservoir Engineering & Development has a Bachelor and Master of Science degree in Petroleum Engineering and is a licensed Professional Engineer with over 17 years of experience. The Company’s internal controls over reserve estimates include reconciliation and review controls, including an independent internal review of assumptions used in the estimation.

All of the information regarding reserves in this annual report is derived from the report of Netherland, Sewell & Associates, Inc. The report of Netherland, Sewell & Associates, Inc. is included as an Exhibit to this annual report. The principal engineer at Netherland, Sewell & Associates, Inc. responsible for preparing our reserve estimates has a Bachelor of Science degree in Mechanical Engineering and is a licensed Professional Engineer with over 25 years of experience, including significant experience throughout the Rocky Mountain basins.

The Company’s proved undeveloped reserves are limited to economic locations that are scheduled in accordance with the Company’s current planning and budgeting process. The inventory of bookable locations available to the Company is substantially larger than the amount ultimately included in the Company’s year-end reserves. From time to time, the Company may adjust the inventory and schedule of its proved undeveloped locations in response to changes in capital budget, economics, new opportunities in the portfolio or resource availability. The Company has not scheduled any proved undeveloped reserves beyond five years nor does it have any proved undeveloped locations that have been part of its inventory of proved undeveloped locations for over five years.

The determination of oil and natural gas reserves is complex and highly interpretive. Assumptions used to estimate reserve information may significantly increase or decrease such reserves in future periods. The estimates of reserves are subject to continuing changes and, therefore, an accurate determination of reserves may not be possible for many years because of the time needed for development, drilling, testing, and studies of reservoirs.

In estimating proved reserves and future revenue as of December 31, 2011, the Company’s independent reserve engineer, Netherland, Sewell & Associates, Inc., used technical and economic data including, but not

ULTRA PETROLEUM CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

limited to, well logs, geologic maps, seismic data, well test data, production data, historical price and cost information and property ownership interests. The reserves were estimated using deterministic methods; these estimates were prepared in accordance with generally accepted petroleum engineering and evaluation principles. Standard engineering and geoscience methods, such as performance analysis, volumetric analysis and analogy, that were considered to be appropriate and necessary to establish reserve quantities and reserve categorization that conform to SEC definitions and guidelines, were also used. In evaluating the information at their disposal, Netherland, Sewell & Associates, Inc. excluded from their consideration all matters as to which the controlling interpretation may be legal or accounting, rather than engineering and geoscience. As in all aspects of oil and natural gas evaluation, there are uncertainties inherent in the interpretation of engineering and geoscience data; therefore, Netherland, Sewell & Associates, Inc.’s conclusions necessarily represent only informed professional judgment.

The following unaudited tables as of December 31, 2011, 2010, and 2009 are based upon estimates prepared by Netherland, Sewell & Associates, Inc. in reports dated February 1, 2012, January 31, 2011, and January 27, 2010, respectively. These are estimated quantities of proved oil and natural gas reserves for the Company and the changes in total proved reserves as of December 31, 2011, 2010 and 2009. All such reserves are located in the Green River Basin in Wyoming and the Appalachian Basin of Pennsylvania.

Since January 1, 2011, no crude oil or natural gas reserve information has been filed with, or included in any report to, any federal authority or agency other than the SEC and the Energy Information Administration (“EIA”) of the U.S. Department of Energy. We file Form 23, including reserve and other information, with the EIA.

B.	ANALYSES OF CHANGES IN PROVEN RESERVES:

	United States
	Oil (MBbls)	Natural Gas (MMcf)
Reserves, December 31, 2008	27,007	3,355,788
Extensions, discoveries and additions	5,902	758,659
Production	(1,320)	(172,189)
Revisions	(2,404)	(205,657)

Reserves, December 31, 2009	29,185	3,736,601

Extensions, discoveries and additions	7,369	1,055,047
Production	(1,334)	(205,613)
Revisions	(3,536)	(385,880)

Reserves, December 31, 2010	31,684	4,200,155

Extensions, discoveries and additions	4,592	1,112,147
Production	(1,408)	(236,832)
Revisions	(1,787)	(296,916)

Reserves, December 31, 2011	33,081	4,778,554

ULTRA PETROLEUM CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	United States
	Oil (MBbls)	Natural Gas (MMcf)
Proved:
Developed	11,462	1,412,562
Undeveloped	15,546	1,943,225

Total Proved — 2008	27,007	3,355,788

Developed	11,627	1,541,813
Undeveloped	17,558	2,194,788

Total Proved — 2009	29,185	3,736,601

Developed	11,013	1,678,697
Undeveloped	20,671	2,521,458

Total Proved — 2010	31,684	4,200,155

Developed	11,794	1,973,391
Undeveloped	21,287	2,805,163

Total Proved — 2011	33,081	4,778,554

During 2011, substantially all of our extensions and discoveries in the proved developed category were attributable to wells drilled in 2011, and substantially all of our extensions and discoveries in the proved undeveloped category were attributable to our ongoing drilling activities and its associated effect on our proved undeveloped reserves estimates.

C.	STANDARDIZED MEASURE:

The following table sets forth a standardized measure of the estimated discounted future net cash flows attributable to the Company’s proved natural gas reserves. Natural gas prices have fluctuated widely in recent years. The calculated weighted average sales prices utilized for the purposes of estimating the Company’s proved reserves and future net revenues at December 31, 2011, 2010 and 2009 was $4.035, $4.05 and $3.04 per Mcf, respectively, for natural gas and $88.19, $68.93 and $52.18 per barrel, respectively, for condensate, based upon the average of the price in effect on the first day of the month for the preceding twelve month period.

The future production and development costs represent the estimated future expenditures to be incurred in developing and producing the proved reserves, assuming continuation of existing economic conditions. Future income tax expense was computed by applying statutory income tax rates to the difference between pretax net cash flows relating to the Company’s proved reserves and the tax basis of proved properties and available operating loss carryovers.

	As of December 31,
	2011	2010	2009
Future cash inflows	$22,196,913	$19,186,072	$12,870,816
Future production costs	(6,113,282)	(5,253,509)	(3,916,222)
Future development costs	(4,294,375)	(3,052,843)	(2,249,993)
Future income taxes	(3,340,516)	(3,198,413)	(1,998,114)

Future net cash flows	8,448,740	7,681,307	4,706,487
Discount at 10%	(4,652,684)	(4,155,739)	(2,679,787)

Standardized measure of discounted future net cash flows	$3,796,056	$3,525,568	$2,026,700

ULTRA PETROLEUM CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The estimate of future income taxes is based on the future net cash flows from proved reserves adjusted for the tax basis of the oil and gas properties but without consideration of general and administrative and interest expenses.

D.	SUMMARY OF CHANGES IN THE STANDARDIZED MEASURE OF DISCOUNTED FUTURE NET CASH FLOWS:

	December 31,
	2011	2010	2009
Standardized measure, beginning	$3,525,568	$2,026,700	$3,017,686
Net revisions of previous quantity estimates	(446,677)	(592,919)	(216,946)
Extensions, discoveries and other changes	1,654,793	1,601,154	782,763
Changes in future development costs	(741,658)	(606,449)	(103,056)
Sales of oil and gas, net of production costs	(896,434)	(787,409)	(513,958)
Net change in prices and production costs	108,108	1,501,002	(1,772,644)
Development costs incurred during the period that reduce future development costs	464,880	404,402	395,092
Accretion of discount	499,358	288,713	444,387
Net changes in production rates and other	(338,982)	297,957	(572,380)
Net change in income taxes	(32,900)	(607,583)	565,756

Aggregate changes	270,488	1,498,868	(990,986)

Standardized measure, ending	$3,796,056	$3,525,568	$2,026,700

There are numerous uncertainties inherent in estimating quantities of proved reserves and projected future rates of production and timing of development expenditures, including many factors beyond the control of the Company. The reserve data and standardized measures set forth herein represent only estimates. Reserve engineering is a subjective process of estimating underground accumulations of oil and natural gas that cannot be measured in an exact way and the accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. As a result, estimates of different engineers often vary. In addition, results of drilling, testing and production subsequent to the date of an estimate may justify revision of such estimates. Accordingly, reserve estimates are often different from the quantities of oil and natural gas that are ultimately recovered. Further, the estimated future net revenues from proved reserves and the present value thereof are based upon certain assumptions, including geologic success, prices, future production levels and costs that may not prove correct over time. Predictions of future production levels are subject to great uncertainty, and the meaningfulness of such estimates is highly dependent upon the accuracy of the assumptions upon which they are based. Historically, oil and natural gas prices have fluctuated widely.

E.	COSTS INCURRED IN OIL AND GAS EXPLORATION AND DEVELOPMENT ACTIVITIES:

	Years Ended December 31,
	2011	2010	2009
United States
Acquisition costs — unproved properties, net	$91,983	$472,339	$33,176
Exploration	48,998	249,029	102,217
Development	1,372,805	855,110	605,958

Total	$1,513,786	$1,576,478	$741,351

ULTRA PETROLEUM CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

F.	RESULTS OF OPERATIONS FOR OIL AND GAS PRODUCING ACTIVITIES:

	Years Ended December 31,
	2011	2010	2009
United States
Oil and gas revenue	$1,101,796	$979,386	$666,762
Production expenses	(205,363)	(191,978)	(152,804)
Depletion and depreciation	(346,394)	(241,796)	(201,826)
Write-down of proved oil and gas properties	—	—	(1,037,000)
Income taxes	(197,464)	(193,692)	254,429

Total	$352,575	$351,920	$(470,439)

G.	CAPITALIZED COSTS RELATING TO OIL AND GAS PRODUCING ACTIVITIES:

	December 31,
	2011	2010
Developed Properties:
Acquisition, equipment, exploration, drilling and environmental costs	$5,974,604	$4,575,222
Less: accumulated depletion, depreciation and amortization	(2,322,982)	(1,985,799)

	3,651,622	2,589,423
Unproven Properties:
Acquisition and exploration costs not being amortized	537,526	486,247

	$4,189,148	$3,075,670

ULTRA PETROLEUM CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2012	2011	2012	2011
	(Unaudited)
	(Amounts in thousands, except per share data)
Revenues:
Natural gas sales	$169,594	$262,147	$501,470	$743,898
Oil sales	26,781	30,994	91,319	87,101

Total operating revenues	196,375	293,141	592,789	830,999
Expenses:
Lease operating expenses	16,741	12,381	45,982	35,853
Production taxes	15,047	25,676	46,634	73,796
Gathering fees	10,274	14,445	46,591	41,363
Transportation charges	21,055	16,061	63,477	48,492
Depletion, depreciation and amortization	86,645	85,795	314,115	238,773
Ceiling test and other impairments	606,827	—	2,475,963	—
General and administrative	6,741	6,185	19,308	19,298

Total operating expenses	763,330	160,543	3,012,070	457,575
Operating (loss) income	(566,955)	132,598	(2,419,281)	373,424
Other income (expense), net:
Interest expense	(25,369)	(15,902)	(62,414)	(46,082)
(Loss) gain on commodity derivatives	(9,896)	114,166	77,100	177,407
Rig cancellation fees	291	—	(9,220)	—
Other (expense) income, net	(42)	(3)	(27)	14

Total other (expense) income, net	(35,016)	98,261	5,439	131,339
(Loss) income before income tax provision (benefit)	(601,971)	230,859	(2,413,842)	504,763
Income tax provision (benefit)	175	81,713	(708,977)	183,392

Net (loss) income	$(602,146)	$149,146	$(1,704,865)	$321,371

Net (loss) income per common share—basic	$(3.94)	$0.98	$(11.16)	$2.10

Net (loss) income per common share—fully diluted	$(3.94)	$0.97	$(11.16)	$2.08

Weighted average common shares outstanding—basic	152,929	152,817	152,817	152,772

Weighted average common shares outstanding—fully diluted	152,929	154,280	152,817	154,418

See accompanying notes to consolidated financial statements.

ULTRA PETROLEUM CORP.

CONSOLIDATED BALANCE SHEETS

	September 30, 2012	December 31, 2011
	(Unaudited)
	(Amounts in thousands of U.S. dollars, except share data)
ASSETS
Current Assets:
Cash and cash equivalents	$59,194	$11,307
Restricted cash	121	121
Oil and gas revenue receivable	62,237	88,243
Joint interest billing and other receivables	21,816	82,370
Derivative assets	52,716	230,385
Prepaid drilling costs and other current assets	6,406	7,494

Total current assets	202,490	419,920
Oil and gas properties, net, using the full cost method of accounting:
Proven	2,095,823	3,651,622
Unproven properties not being amortized	—	537,526
Property, plant and equipment	271,284	246,586
Deferred tax assets	11,586	—
Deferred financing costs and other	12,445	14,051

Total assets	$2,593,628	$4,869,705

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$143,751	$295,873
Production taxes payable	60,084	62,117
Deferred tax liabilities	11,586	73,380
Interest payable	8,495	30,306
Derivative liabilities	5,470	—
Capital cost accrual	239,671	209,303

Total current liabilities	469,057	670,979
Long-term debt	2,160,000	1,903,000
Deferred tax liabilities	—	635,009
Other long-term obligations	74,174	67,008
Commitments and contingencies
Shareholders’ equity:
Common stock—no par value; authorized—unlimited; issued and outstanding—152,928,937 and 152,476,564 at September 30, 2012 and December 31, 2011, respectively	470,081	463,221
Treasury stock	(33)	(14,951)
Retained earnings	(579,651)	1,145,439

Total shareholders’ equity	(109,603)	1,593,709

Total liabilities and shareholders’ equity	$2,593,628	$4,869,705

See accompanying notes to consolidated financial statements.

ULTRA PETROLEUM CORP.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended September 30,
	2012	2011
	(Unaudited)
	(Amounts in thousands of U.S. dollars)
Cash provided by (used in):
Operating activities:
Net (loss) income for the period	$(1,704,865)	$321,371
Adjustments to reconcile net (loss) income to cash provided by operating activities:
Depletion, depreciation and amortization	314,115	238,773
Ceiling test and other impairments	2,475,963	—
Deferred income tax (benefit) provision	(712,363)	176,566
Unrealized loss (gain) on commodity derivatives	183,139	(33,658)
Reduction in (excess) tax benefits from stock based compensation	4,215	(6,441)
Stock compensation	7,830	9,892
Other	1,663	783
Net changes in operating assets and liabilities:
Restricted cash	—	(11)
Accounts receivable	86,560	(22,329)
Prepaid expenses and other	1,418	(1,927)
Other non-current assets	—	(135)
Accounts payable and accrued liabilities	(151,016)	1,637
Production taxes payable	(2,033)	8,204
Interest payable	(21,811)	8,175
Other long-term obligations	(1,747)	14,432
Taxation payable/receivable, net	(993)	4,460

Net cash provided by operating activities	480,075	719,792
Investing Activities:
Oil and gas property expenditures	(588,808)	(1,081,450)
Gathering system expenditures	(115,972)	(35,179)
Change in capital cost accrual	30,368	72,568
Inventory	(1,035)	1,212
Purchase of capital assets	(4,133)	(939)

Net cash used in investing activities	(679,580)	(1,043,788)
Financing activities:
Borrowings on long-term debt	749,000	896,000
Payments on long-term debt	(492,000)	(618,000)
Repurchased shares/net share settlements	(6,550)	(28,625)
(Reduction in) excess tax benefits from stock based compensation	(4,215)	6,441
Proceeds from exercise of options	1,157	9,655

Net cash provided by financing activities	247,392	265,471
Increase (decrease) in cash during the period	47,887	(58,525)
Cash and cash equivalents, beginning of period	11,307	70,834

Cash and cash equivalents, end of period	$59,194	$12,309

See accompanying notes to consolidated financial statements.

ULTRA PETROLEUM CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(All amounts are expressed in thousands of U.S. dollars (except per share data) unless otherwise noted)

DESCRIPTION OF THE BUSINESS:

Ultra Petroleum Corp. (the “Company”) is an independent oil and gas company engaged in the development, production, operation, exploration and acquisition of oil and natural gas properties. The Company is incorporated under the laws of the Yukon Territory, Canada. The Company’s principal business activities are conducted in the Green River Basin of Southwest Wyoming and in the north-central Pennsylvania area of the Appalachian Basin.

1. SIGNIFICANT ACCOUNTING POLICIES:

The accompanying financial statements, other than the balance sheet data as of December 31, 2011, are unaudited and were prepared from the Company’s records, but do not include all disclosures required by U.S. Generally Accepted Accounting Principles (“GAAP”). Balance sheet data as of December 31, 2011 was derived from the Company’s audited financial statements. The Company’s management believes that these financial statements include all adjustments necessary for a fair presentation of the Company’s financial position and results of operations. All adjustments are of a normal and recurring nature unless specifically noted. The Company prepared these statements on a basis consistent with the Company’s annual audited statements and Regulation S-X. Regulation S-X allows the Company to omit some of the footnote and policy disclosures required by generally accepted accounting principles and normally included in annual reports on Form 10-K. You should read these interim financial statements together with the financial statements, summary of significant accounting policies and notes to the Company’s most recent annual report on Form 10-K.

Basis of presentation and principles of consolidation: The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. The Company presents its financial statements in accordance with U.S. GAAP. All inter-company transactions and balances have been eliminated upon consolidation.

(a) Cash and Cash Equivalents: The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

(b) Restricted Cash: Restricted cash represents cash received by the Company from production sold where the final division of ownership of the production is unknown or in dispute.

(c) Property, Plant and Equipment: Capital assets are recorded at cost and depreciated using the declining-balance method based on a seven-year useful life. Gathering system expenditures are recorded at cost and depreciated using the straight-line method based on a 30-year useful life. The gathering system assets are depreciated separately from proven oil and gas properties because they are expected to be used to transport oil and gas not currently included in the Company’s proved reserves, including production expected from probable and possible reserves, as well as from third parties.

The Company recognized impairments of $92.5 million during the nine months ended September 30, 2012 related to the decline in fair value as defined in FASB ASC 820 as a result of forecast decreased throughput volumes on its gathering facilities in Pennsylvania due to the decline in commodity prices. These assets are included in Property, Plant and Equipment in the Consolidated Balance Sheets.

ULTRA PETROLEUM CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Unaudited)

(d) Oil and Natural Gas Properties: The Company uses the full cost method of accounting for exploration and development activities as defined by the Securities and Exchange Commission (“SEC”) Release No. 33-8995, Modernization of Oil and Gas Reporting Requirements (“SEC Release No. 33-8995”) and Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 932, Extractive Activities – Oil and Gas (“FASB ASC 932”). Under this method of accounting, the costs of unsuccessful, as well as successful, exploration and development activities are capitalized as oil and gas properties. This includes any internal costs that are directly related to exploration and development activities but does not include any costs related to production, general corporate overhead or similar activities. The carrying amount of oil and natural gas properties also includes estimated asset retirement costs recorded based on the fair value of the asset retirement obligation when incurred. Gain or loss on the sale or other disposition of oil and natural gas properties is not recognized, unless the gain or loss would significantly alter the relationship between capitalized costs and proved reserves of oil and natural gas attributable to a country.

The sum of net capitalized costs and estimated future development costs of oil and natural gas properties are amortized using the units-of-production method based on the Company’s proved reserves. Oil and natural gas reserves and production are converted into equivalent units based on relative energy content. Asset retirement obligations are included in the base costs for calculating depletion.

Under the full cost method, costs of unevaluated properties and major development projects expected to require significant future costs may be excluded from capitalized costs being amortized. The Company excludes significant costs until proved reserves are found or until it is determined that the costs are impaired. Excluded costs, if any, are reviewed quarterly to determine if impairment has occurred. The amount of any impairment is transferred to the capitalized costs being amortized.

Companies that use the full cost method of accounting for oil and natural gas exploration and development activities are required to perform a ceiling test calculation each quarter. The full cost ceiling test is an impairment test prescribed by SEC Regulation S-X Rule 4-10. The ceiling test is performed quarterly, on a country-by-country basis, utilizing the average of prices in effect on the first day of the month for the preceding twelve month period in accordance with SEC Release No. 33-8995. The ceiling limits such pooled costs to the aggregate of the present value of future net revenues attributable to proved crude oil and natural gas reserves discounted at 10%, plus the lower of cost or market value of unproved properties, less any associated tax effects. If such capitalized costs exceed the ceiling, the Company will record a write-down to the extent of such excess as a non-cash charge to earnings. Any such write-down will reduce earnings in the period of occurrence and results in a lower depletion, depreciation and amortization (“DD&A”) rate in future periods. A write-down may not be reversed in future periods even though higher oil and natural gas prices may subsequently increase the ceiling.

The Company recorded a $2.4 billion non-cash write-down of the carrying value of its proved oil and natural gas properties for the nine months ended September 30, 2012 as a result of ceiling test limitations, which is reflected with ceiling test and other impairments in the accompanying Consolidated Statements of Operations. The ceiling test was calculated based upon the average of quoted market prices in effect on the first day of the month for the preceding twelve month period at September 30, 2012 and June 30, 2012 of $2.83 per MMBtu and $3.15 per MMBtu for Henry Hub natural gas, respectively, and $94.97 per barrel and $95.67 per barrel for West Texas Intermediate oil, respectively, adjusted for market differentials.

(e) Derivative Instruments and Hedging Activities: Currently, the Company largely relies on commodity derivative contracts to manage its exposure to commodity price risk. These commodity derivative contracts are typically referenced to natural gas index prices as published by independent third parties. Additionally, and from time to time, the Company enters into physical, fixed price forward natural gas sales in order to mitigate its

ULTRA PETROLEUM CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Unaudited)

commodity price exposure on a portion of its natural gas production. These fixed price forward natural gas sales are considered normal sales in the ordinary course of business and outside the scope of FASB ASC Topic 815, Derivatives and Hedging (“FASB ASC 815”). The Company does not offset the value of its derivative arrangements with the same counterparty. (See Note 6).

(f) Income Taxes: Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are recorded related to deferred tax assets based on the “more likely than not” criteria described in FASB ASC Topic 740, Income Taxes. In addition, the Company recognizes the financial statement benefit of a tax position only after determining that the relevant tax authority would more likely than not sustain the position following an audit.

(g) Earnings Per Share: Basic earnings per share is computed by dividing net earnings attributable to common stockholders by the weighted average number of common shares outstanding during each period. Diluted earnings per share is computed by adjusting the average number of common shares outstanding for the dilutive effect, if any, of common stock equivalents. The Company uses the treasury stock method to determine the dilutive effect.

	Three Months Ended		Nine Months Ended
	September 30, 2012	September 30, 2011	September 30, 2012	September 30, 2011
	(Share amounts in 000’s)
Net (loss) income	$(602,146)	$149,146	$(1,704,865)	$321,371

Weighted average common shares outstanding—basic	152,929	152,817	152,817	152,772
Effect of dilutive instruments	—	1,463	—	1,646

Weighted average common shares outstanding—fully diluted	152,929	154,280	152,817	154,418

Net (loss) income per common share—basic	$(3.94)	$0.98	$(11.16)	$2.10

Net (loss) income per common share—fully diluted	$(3.94)	$0.97	$(11.16)	$2.08

Number of shares not included in dilutive earnings per share that would have been anti-dilutive because the exercise price was greater than the average market price of the common shares	1,373	1,168	1,893	968

(h) Use of Estimates: Preparation of consolidated financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities,

ULTRA PETROLEUM CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Unaudited)

the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(i) Accounting for Share-Based Compensation: The Company measures and recognizes compensation expense for all share-based payment awards made to employees and directors, including employee stock options, based on estimated fair values in accordance with FASB ASC Topic 718, Compensation – Stock Compensation.

(j) Fair Value Accounting: The Company follows FASB ASC Topic 820, Fair Value Measurements and Disclosures (“FASB ASC 820”), which defines fair value, establishes a framework for measuring fair value under GAAP, and expands disclosures about fair value measurements. This statement applies under other accounting topics that require or permit fair value measurements. See Note 7 for additional information.

(k) Asset Retirement Obligation: The initial estimated retirement obligation of properties is recognized as a liability with an associated increase in oil and gas properties for the asset retirement cost. Accretion expense is recognized over the estimated productive life of the related assets. If the fair value of the estimated asset retirement obligation changes, an adjustment is recorded to both the asset retirement obligation and the asset retirement cost. Revisions in estimated liabilities can result from changes in service and equipment costs and changes in the estimated timing of settling asset retirement obligations.

(l) Revenue Recognition: The Company generally sells natural gas and condensate under both long-term and short-term agreements at prevailing market prices and under multi-year contracts that provide for a fixed price of oil and natural gas. The Company recognizes revenues when the oil and natural gas is delivered, which occurs when the customer has taken title and has assumed the risks and rewards of ownership, prices are fixed or determinable and collectability is reasonably assured. The Company accounts for oil and natural gas sales using the “entitlements method.” Under the entitlements method, revenue is recorded based upon the Company’s ownership share of volumes sold, regardless of whether it has taken its ownership share of such volumes. The Company records a receivable or a liability to the extent it receives less or more than its share of the volumes and related revenue. Any amount received in excess of the Company’s share is treated as a liability. If the Company receives less than its entitled share, the underproduction is recorded as a receivable.

Make-up provisions and ultimate settlements of volume imbalances are generally governed by agreements between the Company and its partners with respect to specific properties or, in the absence of such agreements, through negotiation. The value of volumes over- or under-produced can change based on changes in commodity prices. The Company prefers the entitlements method of accounting for oil and natural gas sales because it allows for recognition of revenue based on its actual share of jointly owned production, results in better matching of revenue with related operating expenses, and provides balance sheet recognition of the estimated value of product imbalances.

(m) Capitalized Interest: Interest is capitalized on the cost of unevaluated gas and oil properties that are excluded from amortization and actively being evaluated as well as on work in process relating to gathering systems.

(n) Capital Cost Accrual: The Company accrues for exploration and development costs and construction of gathering systems in the period incurred, while payment may occur in a subsequent period.

(o) Reclassifications: Certain amounts in the financial statements of prior periods have been reclassified to conform to the current period financial statement presentation.

ULTRA PETROLEUM CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Unaudited)

(p) Recent Accounting Pronouncements: In May 2011, the FASB issued ASU No. 2011-04, which amends FASB ASC 820. The amended guidance clarifies many requirements in U.S. GAAP for measuring fair value and for disclosing information about fair value measurements. Additionally, the amendments clarify the FASB’s intent about the application of existing fair value measurement requirements. The guidance provided in ASU No. 2011-04 is effective for interim and annual periods beginning after December 15, 2011. The adoption of this amendment did not have a material impact on the Company’s consolidated financial statements.

2. OIL AND GAS PROPERTIES AND EQUIPMENT:

	September 30, 2012	December 31, 2011
Proven Properties:
Acquisition, equipment, exploration, drilling and environmental costs	$7,106,729	$5,974,604
Less: Accumulated depletion, depreciation and amortization(2)	(5,010,906)	(2,322,982)

	2,095,823	3,651,622

Unproven Properties:
Acquisition and exploration costs not being amortized(1)	—	537,526

Net capitalized costs—oil and gas properties	$2,095,823	$4,189,148

Property, Plant and Equipment:
Gathering Systems(1)	$346,520	$226,747
Less: Accumulated depreciation(3)	(104,425)	(7,736)

	242,095	219,011

Other Property and Equipment	14,697	11,333
Less: Accumulated depreciation	(7,851)	(5,908)

	6,846	5,425

Land	22,343	22,150

Net capitalized costs—property, plant and equipment	$271,284	$246,586

(1)	For the nine months ended September 30, 2012 and 2011, total interest on outstanding debt was $77.2 million and $69.0 million, respectively, of which, $14.8 million and $22.9 million, respectively, was capitalized on the cost of unevaluated oil and natural gas properties and on work in process relating to gathering systems.

(2)	The Company recorded a $2.4 billion non-cash write-down of the carrying value of its proved oil and natural gas properties for the nine months ended September 30, 2012 as a result of ceiling test limitations, which is reflected with ceiling test and other impairments in the accompanying Consolidated Statements of Operations. The ceiling test was calculated based upon the average of quoted market prices in effect on the first day of the month for the preceding twelve month period at September 30, 2012 and June 30, 2012 of $2.83 per MMBtu and $3.15 per MMBtu for Henry Hub natural gas, respectively, and $94.97 per barrel and $95.67 per barrel for West Texas Intermediate oil, respectively, adjusted for market differentials.

(3)

The Company recognized impairments of $92.5 million during the nine months ended September 30, 2012 related to the decline in fair value as defined in FASB ASC 820 as a result of forecast decreased throughput

ULTRA PETROLEUM CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Unaudited)

volumes on its gathering facilities in Pennsylvania due to the decline in commodity prices. These assets are included in Property, Plant and Equipment in the Consolidated Balance Sheets. (See Note 7 for additional information on fair value).

3. LONG-TERM LIABILITIES:

	September 30, 2012	December 31, 2011
Bank indebtedness	$600,000	$343,000
Senior Notes	1,560,000	1,560,000
Other long-term obligations	74,174	67,008

	$2,234,174	$1,970,008

Bank indebtedness: The Company (through its subsidiary, Ultra Resources, Inc.) is a party to a revolving credit facility with a syndicate of banks led by JP Morgan Chase Bank, N.A. (the “Credit Agreement”). The Credit Agreement provides an initial loan commitment of $1.0 billion, which may be increased up to $1.25 billion at the request of the borrower and with the lenders’ consent, provides for the issuance of letters of credit of up to $250.0 million in aggregate, and matures in October 2016 (which term may be extended for up to two successive one-year periods at the Borrower’s request and with the lenders’ consent). At September 30, 2012, the Company had $600.0 million in outstanding borrowings and $400.0 million of available borrowing capacity under the Credit Facility.

Loans under the Credit Agreement are unsecured and bear interest, at the Borrower’s option, based on (A) a rate per annum equal to the prime rate or the weighted average fed funds rate on overnight transactions during the preceding business day plus 100 basis points, or (B) a base Eurodollar rate, substantially equal to the LIBOR rate, plus a margin based on a grid of the Borrower’s consolidated leverage ratio (200 basis points per annum as of September 30, 2012).

The Credit Agreement contains typical and customary representations, warranties, covenants and events of default. The Credit Agreement includes restrictive covenants requiring the Borrower to maintain a consolidated leverage ratio of no greater than three and one half times to one and, as long as the Company’s debt rating is below investment grade, the maintenance of an annual ratio of the net present value of the Company’s oil and gas properties to total funded debt of no less than one and one half times to one. At September 30, 2012, the Company was in compliance with all of its debt covenants under the Credit Agreement.

Senior Notes: The Senior Notes rank pari passu with the Company’s Credit Agreement. Payment of the Senior Notes is guaranteed by Ultra Petroleum Corp. and UP Energy Corporation. The Senior Notes are pre-payable in whole or in part at any time and are subject to representations, warranties, covenants and events of default customary for a senior note financing. At September 30, 2012, the Company was in compliance with all of its debt covenants under the Master Note Purchase Agreement for Senior Notes.

Other long-term obligations: These costs primarily relate to the long-term portion of production taxes payable and asset retirement obligations.

ULTRA PETROLEUM CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Unaudited)

4. SHARE BASED COMPENSATION:

Valuation and Expense Information

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Total cost of share-based payment plans	$4,497	$5,344	$11,513	$15,475
Amounts capitalized in fixed assets	$1,448	$1,898	$3,683	$5,583
Amounts charged against income, before income tax benefit	$3,049	$3,446	$7,830	$9,892
Amount of related income tax benefit recognized in income before valuation allowance	$1,265	$1,237	$3,249	$3,551

Changes in Stock Options and Stock Options Outstanding

The following table summarizes the changes in stock options for the nine months ended September 30, 2012 and the year ended December 31, 2011:

	Number of Options (000’s)	Weighted Average Exercise Price (US$)
Balance, December 31, 2010	2,230	$3.91	to	$98.87

Forfeited	(99)	$51.60	to	$75.18
Exercised	(672)	$3.91	to	$33.57

Balance, December 31, 2011	1,459	$16.97	to	$98.87

Forfeited	(44)	$25.08	to	$75.18
Exercised	(33)	$16.97	to	$25.68

Balance, September 30, 2012	1,382	$16.97	to	$98.87

Performance Share Plans:

Long Term Incentive Plans. The Company offers a Long Term Incentive Plan (“LTIP”) in order to further align the interests of key employees with shareholders and to give key employees the opportunity to share in the long-term performance of the Company when specific corporate financial and operational goals are achieved. Each LTIP covers a performance period of three years. In 2010, 2011 and 2012, the Compensation Committee (the “Committee”) approved an award consisting of performance-based restricted stock units to be awarded to each participant.

For each LTIP award, the Committee establishes performance measures at the beginning of each performance period. Under each LTIP, the Committee establishes a percentage of base salary for each participant which is multiplied by the participant’s base salary and individual performance level to derive a Long Term Incentive Value as a “target” value which corresponds to the number of shares of the Company’s common stock the participant is eligible to receive if the target level for all performance measures is met. In addition, each participant is assigned threshold and maximum award levels in the event that actual performance is below or

ULTRA PETROLEUM CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Unaudited)

above target levels. For LTIP awards in each of 2010, 2011 and 2012, the Committee established the following performance measures: return on equity, reserve replacement ratio, and production growth.

For the nine months ended September 30, 2012, the Company recognized $5.6 million in pre-tax compensation expense related to the 2010, 2011 and 2012 LTIP awards of restricted stock units as compared to $7.5 million during the nine months ended September 30, 2011 related to the 2009, 2010 and 2011 LTIP awards of restricted stock units. The amounts recognized during the nine months ended September 30, 2012 assume that maximum performance objectives are attained under each plan. If the Company ultimately attains these performance objectives, the associated total compensation, estimated at September 30, 2012, for each of the three year performance periods is expected to be approximately $11.5 million, $11.6 million, and $11.9 million related to the 2010, 2011 and 2012 LTIP awards of restricted stock units, respectively. The 2009 LTIP award of restricted stock units was paid in shares of the Company’s stock to employees during the first quarter of 2012 and totaled $24.1 million (409,160 net shares).

5. INCOME TAXES:

The Company’s overall effective tax rate on pre-tax (loss) income was different than the statutory rate of 35% due primarily to valuation allowances, state income taxes and other permanent differences.

As a result of the tax effect of the ceiling test and other impairments recorded during the nine months ended September 30, 2012, the Company’s previously recorded net deferred tax liability fully reversed into a net deferred tax asset. The Company has recorded a full valuation allowance against its net deferred tax asset balance of $279.2 million as of September 30, 2012. This valuation allowance may be reversed in future periods against future taxable income.

6. DERIVATIVE FINANCIAL INSTRUMENTS:

Objectives and Strategy: The Company’s major market risk exposure is in the pricing applicable to its natural gas and oil production. Realized pricing is currently driven primarily by the prevailing price for the Company’s natural gas production. Historically, prices received for natural gas production have been volatile and unpredictable. Pricing volatility is expected to continue. As a result of its hedging activities, the Company may realize prices that are less than or greater than the spot prices that it would have received otherwise.

The Company relies on various types of derivative instruments to manage its exposure to commodity price risk and to provide a level of certainty in the Company’s forward cash flows supporting the Company’s capital investment program.

The Company’s hedging policy limits the amounts of resources hedged to not more than 50% of its forecast production without Board approval. The Board approved hedging greater than 50% of the Company’s forecast 2012 production.

Fair Value of Commodity Derivatives: FASB ASC 815 requires that all derivatives be recognized on the balance sheet as either an asset or liability and be measured at fair value. Changes in the derivative’s fair value are recognized currently in earnings unless specific hedge accounting criteria are met. The Company does not apply hedge accounting to any of its derivative instruments.

Derivative contracts that do not qualify for hedge accounting treatment are recorded as derivative assets and liabilities at fair value on the balance sheet and the associated unrealized gains and losses are recorded as

ULTRA PETROLEUM CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Unaudited)

current income or expense in the Consolidated Statements of Operations. Unrealized gains or losses on commodity derivatives represent the non-cash change in the fair value of these derivative instruments and do not impact operating cash flows on the cash flow statement. See Note 7 for the detail of the fair value of the following derivatives.

Commodity Derivative Contracts: At September 30, 2012, the Company had the following open commodity derivative contracts to manage price risk on a portion of its natural gas production whereby the Company receives the fixed price and pays the variable price. The natural gas reference prices of these commodity derivative contracts are typically referenced to natural gas index prices as published by independent third parties.

Type	Commodity Reference Price	Remaining Contract Period	Volume - MMBTU/ Day	Average Price/ MMBTU	Fair Value - September 30, 2012
					Asset
Swap	NYMEX	Oct-Dec 2012	500,000	$4.23	$41,720
Swap	NYMEX	Oct 2012	90,000	$5.00	$5,526

The following table summarizes the pre-tax realized and unrealized gains and (losses) the Company recognized related to its natural gas derivative instruments in the Consolidated Statements of Operations for the periods ended September 30, 2012 and 2011:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
Natural Gas Commodity Derivatives:	2012	2011	2012	2011
Realized gain on commodity derivatives(1)	$83,433	$53,630	$260,239	$143,749
Unrealized (loss) gain on commodity derivatives(1)	(93,329)	60,536	(183,139)	33,658

Total (loss) gain on commodity derivatives	$(9,896)	$114,166	$77,100	$177,407

(1)	Included in (loss) gain on commodity derivatives in the Consolidated Statements of Operations.

ULTRA PETROLEUM CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Unaudited)

7. FAIR VALUE MEASUREMENTS:

As required by FASB ASC 820, the Company defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date and establishes a three level hierarchy for measuring fair value. Fair value measurements are classified and disclosed in one of the following categories:

Level 1:	Quoted prices (unadjusted) in active markets for identical assets and liabilities that the Company has the ability to access at the measurement date.

Level 2:	Inputs other than quoted prices included within Level 1 that are either directly or indirectly observable for the asset or liability, including quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in inactive markets, inputs other than quoted prices that are observable for the asset or liability, and inputs that are derived from observable market data by correlation or other means. Instruments categorized in Level 2 include non-exchange traded derivatives such as over-the-counter forwards and swaps.

Level 3:	Unobservable inputs for the asset or liability, including situations where there is little, if any, market activity for the asset or liability.

The valuation assumptions utilized to measure the fair value of the Company’s commodity derivatives were observable inputs based on market data obtained from independent sources and are considered Level 2 inputs (quoted prices for similar assets, liabilities (adjusted) and market-corroborated inputs).

The following table presents for each hierarchy level the Company’s assets and liabilities, including both current and non-current portions, measured at fair value on a recurring basis, as of September 30, 2012. The Company has no derivative instruments which qualify for cash flow hedge accounting.

	Level 1	Level 2	Level 3	Total
Assets:
Current derivative asset	$—	$52,716	$—	$52,716
Liabilities:
Current derivative liability	$—	$5,470	$—	$5,470

In consideration of counterparty credit risk, the Company assessed the possibility of whether each counterparty to the derivative would default by failing to make any contractually required payments as scheduled in the derivative instrument in determining the fair value. Additionally, the Company considers that it is of substantial credit quality and has the financial resources and willingness to meet its potential repayment obligations associated with the derivative transactions.

Fair Value of Long-Lived Assets

The Company recognized impairments of $92.5 million during the nine months ended September 30, 2012 related to the decline in fair value as defined in FASB ASC 820 as a result of forecast decreased throughput volumes on its gathering facilities in Pennsylvania due to the decline in commodity prices. These facilities are included in Property, Plant and Equipment in the Consolidated Balance Sheets and were impaired to a fair value of $82.6 million based on the income approach, estimated using Level 3 fair value inputs.

ULTRA PETROLEUM CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Unaudited)

Fair Value of Financial Instruments

The estimated fair value of financial instruments is the estimated amount at which the instrument could be exchanged currently between willing parties. The carrying amounts reported in the Consolidated Balance Sheets for cash and cash equivalents, accounts receivable, and accounts payable approximate fair value due to the immediate or short-term maturity of these financial instruments. The Company uses available market data and valuation methodologies to estimate the fair value of its debt. The valuation assumptions utilized to measure the fair value of the Company’s debt are considered Level 2 inputs. This disclosure is presented in accordance with FASB ASC Topic 825, Financial Instruments, and does not impact the Company’s financial position, results of operations or cash flows.

	September 30, 2012		December 31, 2011
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Long-Term Debt:
5.45% Notes due 2015, issued 2008	$100,000	$109,190	$100,000	$111,475
7.31% Notes due 2016, issued 2009	62,000	73,344	62,000	74,817
4.98% Notes due 2017, issued 2010	116,000	130,133	116,000	128,570
5.92% Notes due 2018, issued 2008	200,000	235,617	200,000	231,091
7.77% Notes due 2019, issued 2009	173,000	223,101	173,000	219,552
5.50% Notes due 2020, issued 2010	207,000	237,431	207,000	229,423
4.51% Notes due 2020, issued 2010	315,000	333,430	315,000	318,925
5.60% Notes due 2022, issued 2010	87,000	97,218	87,000	94,165
4.66% Notes due 2022, issued 2010	35,000	35,540	35,000	34,631
5.85% Notes due 2025, issued 2010	90,000	101,292	90,000	99,022
4.91% Notes due 2025, issued 2010	175,000	179,071	175,000	173,835
Credit Facility	600,000	600,000	343,000	343,000

	$2,160,000	$2,355,367	$1,903,000	$2,058,506

8. LEGAL PROCEEDINGS:

The Company is currently involved in various routine disputes and allegations incidental to its business operations. While it is not possible to determine the ultimate disposition of these matters, the Company believes that the resolution of all such pending or threatened litigation is not likely to have a material adverse effect on the Company’s financial position or results of operations.

9. SUBSEQUENT EVENTS:

The Company has evaluated the period subsequent to September 30, 2012 for events that did not exist at the balance sheet date but arose after that date and determined that no subsequent events arose that should be disclosed in order to keep the financial statements from being misleading.

BASE PROSPECTUS

$300,000,000

Tortoise Capital Resources Corporation

Common Stock

Preferred Stock

Depository Shares

Subscription Rights

Warrants

Debt Securities

Units

We are a Maryland corporation that invests primarily in the U.S. energy infrastructure sector. We historically invested in securities of privately-held and public companies operating in the U.S. energy infrastructure sector, and approximately $76.8 million was invested in such securities as of February 29, 2012. We are currently focused on identifying and acquiring real property assets in the U.S. energy infrastructure sector that have the potential to become real estate investment trust qualified. The change in our investment focus, and the resulting anticipated change in our tax status, are discussed in detail in this prospectus. We are externally managed by Corridor InfraTrust Management, LLC (“Corridor”), an asset manager specializing in financing the acquisition or development of infrastructure real property assets. Corridor is an affiliate of Tortoise Capital Advisors, L.L.C., an investment manager specializing in listed energy infrastructure investments.

We may offer, from time to time, up to $300,000,000 aggregate initial offering price of our (i) common stock, (ii) preferred stock, (iii) fractional interests in shares of our preferred stock represented by depository shares, (iv) senior and/or subordinated debt securities, (v) subscription rights to purchase shares of our common stock, preferred stock (or depository shares representing a fractional interest therein) and/or debt securities, (vi) warrants representing rights to purchase shares of our common stock, preferred stock (or depository shares representing a fractional interest therein) and/or debt securities, or (vii) Units consisting of a combination of any of the foregoing. We refer to the foregoing collectively as our securities. We may offer our securities in one or more offerings, separately or together, in amounts, at prices and on terms set forth in a prospectus supplement to this prospectus.

In addition, from time to time, certain of our security holders may offer our securities in one or more offerings. The identity of any such selling security holder, the number of securities to be offered by such selling security holder, the price and terms upon which our securities are to be sold from time to time by such selling security holder, and other details regarding any selling security holder, will be set forth in a prospectus supplement to this prospectus. We will not receive any of the proceeds from a sale of our securities by any selling security holder. You should read this prospectus and any related prospectus supplement carefully before you decide to invest in any of our securities.

We, or certain of our security holders, may offer our securities directly to one or more purchasers, through agents that we or they designate from time to time, or to or through underwriters or dealers. The prospectus supplement relating to the particular offering will identify any agents or underwriters involved in the sale of our securities, and will set forth any applicable purchase price, fee, commission or discount arrangement between us or any selling security holder and such agents or underwriters or among the underwriters or the basis upon which such amount may be calculated. For more information about the manner in which we may offer our securities, or a selling security holder may offer our securities, see “Plan of Distribution” and “Selling Security Holders.” Our securities may not be sold through agents, underwriters or dealers without delivery of a prospectus supplement.

Our common stock is traded on the New York Stock Exchange under the symbol “TTO.” On June 5, 2012, the last reported sale price of our common stock on the New York Stock Exchange was $9.16.

Investing in our securities involves certain risks. You could lose some or all of your investment. See “Risk Factors” beginning on page 11 of this prospectus. You should consider carefully these risks together with all of the other information contained in this prospectus and any prospectus supplement before making a decision to purchase our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated June 7, 2012

This prospectus, together with any prospectus supplement, sets forth concisely the information that you should know before investing. You should read this prospectus and any related prospectus supplement, which contain important information, before deciding whether to invest in our securities. You should retain this prospectus and any related prospectus supplement for future reference. We are required to file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (“SEC”). You may request a free copy of our annual, quarterly and current reports or proxy statements, request other information or make stockholder inquiries, by calling toll-free at 1-866-362-9331 or by writing to us at 11550 Ash Street, Suite 300, Leawood, Kansas 66211. This information is also available on our website at www.tortoiseadvisors.com/tto.cfm. You can also review and copy documents we have filed at the SEC’s Public Reference Room in Washington, D.C. Call 1-202-551-5850 for information. The SEC charges a fee for copies. You can get the same information free from the SEC’s website (http://www.sec.gov). You may also e-mail requests for these documents to publicinfo@sec.gov or make a request in writing to the SEC’s Public Reference Section, 100 F. Street, N.E., Room 1580, Washington, D.C. 20549.

Our securities do not represent a deposit or obligation of, and are not guaranteed or endorsed by, any bank or other insured depository institution and are not federally insured by the Federal Deposit Insurance Corporation, the Federal Reserve Board or any other government agency.

You should rely only on the information contained or incorporated by reference in this prospectus and any related prospectus supplement in making your investment decisions. We have not authorized any other person to provide you with different or inconsistent information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus and any prospectus supplement do not constitute an offer to sell or solicitation of an offer to buy any securities in any jurisdiction where the offer or sale is not permitted. The information appearing in this prospectus and in any prospectus supplement is accurate only as of the dates on their covers. Our business, financial condition and prospects may have changed since such dates. We will advise investors of any material changes to the extent required by applicable law.

CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and any accompanying prospectus supplement contain “forward-looking statements.” Forward-looking statements can be identified by the words “may,” “will,” “intend,” “expect,” “estimate,” “continue,” “plan,” “anticipate,” and similar terms and the negative of such terms. Such forward-looking statements may be contained in this prospectus as well as in any accompanying prospectus supplement. By their nature, all forward-looking statements involve risks and uncertainties, and actual results could differ materially from those contemplated by the forward-looking statements. Several factors that could materially affect our actual results are the performance of the portfolio of securities we hold, the conditions in the U.S. and international financial, petroleum and other markets, the price at which our shares will trade in the public markets and other factors discussed in our periodic filings with the SEC.

Although we believe that the expectations expressed in our forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in our forward-looking statements. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and are subject to inherent risks and uncertainties, such as those disclosed in the “Risk Factors” section of this prospectus. All forward-looking statements contained or incorporated by reference in this prospectus or any accompanying prospectus supplement are made as of the date of this prospectus or the accompanying prospectus supplement, as the case may be. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of future events, new information or otherwise.

Currently known risk factors that could cause actual results to differ materially from our expectations include, but are not limited to, the factors described in the “Risk Factors” section of this prospectus. We urge you to review carefully that section for a more detailed discussion of the risks of an investment in our securities.

PROSPECTUS SUMMARY

The following summary contains basic information about us and our securities. It is not complete and may not contain all of the information you may want to consider. You should review the more detailed information contained in this prospectus and in any related prospectus supplement, especially the information set forth under the heading “Risk Factors” beginning on page 11 of this prospectus.

The Company

Tortoise Capital Resources Corporation (the “Company,” “we,” “us” or “our”) was organized as a Maryland corporation in September 2005. Our common stock is listed on the New York Stock Exchange under the symbol “TTO.”

Our objective is to provide stockholders with an attractive risk-adjusted total return, with an emphasis on distributions and distribution growth. We invest primarily in the U.S. energy infrastructure sector. We historically were limited to investing in securities of privately-held companies operating in the U.S. energy infrastructure sector. We believe the U.S. energy infrastructure sector offers significant opportunities for investment. We intend to pursue attractive opportunities to provide lease-based financing to energy infrastructure companies in connection with real property assets. We believe that we can acquire these assets while also satisfying the requirements for qualification as a real estate investment trust (“REIT”), and that becoming qualified and electing REIT status is in the best interests of our stockholders. If we qualify for and elect REIT status in the future, we generally will not pay federal income tax on taxable income that is distributed to our stockholders. See “Prospectus Summary – Taxation” and “U.S. Federal Income Tax Considerations – Potential Election to Be Treated as a REIT.”

In 2007, 2009 and 2010 the IRS issued three separate private letter rulings that defined certain energy infrastructure assets as real estate assets for tax purposes. The potential qualifying real estate assets in the energy infrastructure sector are electric transmission and distribution systems, pipeline systems and storage systems and systems used to transfer substances between modes of transportation, also known as terminaling systems. We refer to such REIT-qualifying assets herein as “real property assets.” While private letter rulings provide insight into the current thinking of the IRS on tax issues, such rulings may only be relied upon by the taxpayer to whom they were issued.

We do not plan to make additional investments in securities (other than short term, highly liquid investments to be held pending acquisition of real property assets) and intend to liquidate our securities portfolio in an orderly manner. As of February 29, 2012, the fair value of our securities portfolio (excluding short-term investments) totaled $76.8 million. The fair value of the securities remaining in our portfolio as of February 29, 2012, includes: (i) publicly-traded and liquid master limited partnership (“MLP”) equity securities of approximately $29.5 million and (ii) approximately $47.3 million of other illiquid securities issued by seven privately-held companies. The publicly traded securities can be liquidated more readily than the others.

We seek to acquire real property assets from energy infrastructure companies and simultaneously lease these properties to the seller under long-term triple net leases, defined as a lease in which the lessee pays rent to the lessor, as well as all taxes, insurance, and maintenance expenses that arise from the use of the property. We expect our leases to be configured to include a base lease fee with additional provisions that enable us to participate in the revenue and/or value of the underlying energy infrastructure real property asset. These provisions would be considered a contingent rent or fair value repurchase option upon lease termination. These sale-leaseback transactions provide the lessee company with a source of financing that is an alternative to other financing sources such as corporate borrowing or equity offerings. Our sale-leaseback transactions may occur in conjunction with acquisitions, recapitalizations, growth projects or other corporate transactions involving the lessee company. We may act as one of several sources of financing for these transactions by purchasing real property from the seller and net leasing it back to the seller or its successor in interest (the lessee).

If we find sufficient suitable REIT-qualifying investments and satisfy the REIT requirements throughout our fiscal year, we expect to make an election to be treated as a REIT for tax purposes for that fiscal year by filing a Form 1120-REIT on or before March 15 of the subsequent fiscal year, or such later date to which we have properly extended filing such income tax return. We do not currently expect that we will be able to elect to be treated as a REIT for tax purposes for the 2012 fiscal year, but also do not expect that our lack of REIT status will hinder our ability to pay distributions on a quarterly basis. The REIT requirements that we must meet are discussed in detail below, but the principal challenge for us will be meeting the requirement that a substantial percentage of our assets be REIT-qualifying investments that produce REIT qualifying income. Our effort to meet that requirement will be accelerated if: (i) we are able to readily identify appropriate opportunities to liquidate our securities portfolio, or (ii) we are able to raise capital to fund new acquisitions. In either event, we will need to have identified and be able to consummate an adequate number of REIT-qualifying investments meeting our investment criteria. Subject to the limitations described below in “U.S. Federal Income Tax Considerations”, we may be able to accelerate satisfying the REIT requirements by holding non-REIT qualifying investments, including certain private equity investments, through taxable REIT subsidiaries. The taxation of taxable REIT subsidiaries is described below in “U.S. Federal Income Tax Considerations – Taxable REIT Subsidiaries”. We do not currently have any agreements or binding letters of intent for such investments. These opportunities are in a preliminary stage of review, and consummation of any of these opportunities depends on a number of factors beyond our control. There can be no assurance that any of these acquisition opportunities will result in consummated transactions. Regardless of our tax status, our investors will continue to receive a Form 1099 tax form. See “U.S. Federal Income Tax Considerations – Potential Election to Be Treated as a REIT.”

Manager

We are externally managed by Corridor InfraTrust Management, LLC (formerly Corridor Energy, LLC) (“Corridor”). Corridor is an asset manager specializing in financing the acquisition or development of infrastructure real property assets. Corridor assists us in identifying, acquiring and developing energy infrastructure real property asset investments that can be leased to businesses that make goods, provide services or own assets other than securities, which business we refer to herein as “operating companies” and is generally responsible for our day-to-day operations.

Corridor is an affiliate of Tortoise Capital Advisors, L.L.C. (“TCA”), an investment manager specializing in listed energy infrastructure investments. TCA provides us certain securities focused investment services necessary to evaluate, monitor and liquidate our remaining securities portfolio and also provide us with certain operational (i.e. non-investment) services. Corridor compensates TCA for the services TCA provides to us.

U.S. Energy Infrastructure Sector Focus

We pursue our investment objective by investing principally in the energy infrastructure sector. The energy infrastructure sector broadly includes midstream, downstream and upstream assets. We intend to focus primarily on midstream and downstream assets as described below.

•

Midstream — the gathering, processing, storing and transmission of energy resources and their byproducts in a form that is usable by wholesale power generation, utility, petrochemical, industrial and gasoline customers, including pipelines, gas processing plants, liquefied natural gas facilities and other energy infrastructure companies.

•

Downstream — the refining of energy sources, and the marketing and distribution of such refined products, such as customer-ready natural gas, natural gas liquids, propane and gasoline, to end-user customers, and the generation, transmission and distribution of electricity, including from coal, nuclear, natural gas, agricultural, thermal, solar, wind and biomass.

Market Opportunity

We believe the environment for acquiring energy infrastructure real property assets is attractive for the following reasons:

•

Energy infrastructure provides essential services, and the stable supply and demand today is expected to continue in the future. We believe energy infrastructure is the backbone of modern society. The energy infrastructure sector includes the pipes, wires and storage facilities that connect and deliver our most critical resources: water, electricity, oil and gas. The demand for these resources is directly correlated with population growth, and has a low correlation to market cycles. The U.S. is the largest consumer of crude oil and natural gas products, the third largest producer of crude oil and the largest producer of natural gas products in the world. It is not anticipated that the services provided by infrastructure facilities will diminish over time; in fact it is expected to grow. U.S. energy consumption is forecasted to grow by 20% from 2009 to the year 2035 according to the U.S. Energy Information Administration (EIA), Annual Energy Outlook April 2011. The United States has an abundant supply of natural gas with enough natural gas to last for approximately 80 to 100 years, according to various industry sources. Natural gas provides a means of energy independence, as nearly 90% of the natural gas consumed in the United States is produced domestically. Demand for natural gas continues to increase as environmentally sensitive power generation companies switch to low-cost cleaner burning fuels. Natural gas is viewed as a reliable back-up energy source to alternative energy (e.g., wind and solar) as it is not dependent on weather patterns. Natural gas is the cleanest fossil fuel, with 50% and 30% fewer carbon dioxide emissions than coal and oil, respectively, as well as lower emissions from sulfur dioxide and other pollutants.

•

Investment is needed in U.S. energy infrastructure. Due to aging infrastructure, renewable energy requirements and rapid technological advances in the methods used to extract oil and natural gas, we believe that substantial amounts of capital will be invested in energy infrastructure. Investments in the power transmission sector in 2008 were quadruple the average investment level throughout the 1990’s. The National Energy Reliability Council (NERC) projects transmission additions will triple from approximately 1,000 miles/year in 2000-2008 to 3,100 miles/year in 2009-2018. These investment metrics align with NERC’s projections that U.S. peak energy demand will grow at a rate of 1.3% per year. According to the Brattle Group, this growth translates into $10 billion of annual investments in electric transmission alone. In addition, a natural gas market study commissioned in 2009 by the Interstate Natural Gas Association of America Foundation noted that to accommodate the geographical shift of natural gas production from mature basins to relatively new areas, it expects a range of investment from $133 to $210 billion of new midstream natural gas assets in the U.S. and Canada. We believe that the U.S. energy infrastructure sector’s high level of projected capital expenditures and continuing acquisition and divestiture activity provide numerous attractive acquisition opportunities.

•

We believe there are a number of attractive operating companies with capital needs. We believe that there are a number of operating companies in the midstream and downstream segments of the U.S. energy infrastructure sector with capital expansion plans in which the asset performance will provide stable cash flow characteristics similar to those demonstrated by MLPs. We believe that these operating companies have assets that represent attractive financing opportunities for us. The energy industry is monopolistic, and high barriers to entry put the responsibility of development and growth on existing operating companies. Decreased federal and state funding for infrastructure investment is pushing many operating companies to alternative financing options. In addition, we can offer financing for assets that do not qualify for inclusion in an MLP, such as renewables and electric power transmission.

•

There is a large segment of assets in energy infrastructure that qualify for being held by a REIT. In 2007, 2009 and 2010 the IRS issued three separate private letter rulings that defined certain energy infrastructure assets as real estate assets for tax purposes. The qualifying real estate assets in the energy infrastructure sector are electric transmission and distribution systems, pipeline systems and storage and terminaling systems. The private letter rulings treat such assets as qualifying real estate assets if the income from these assets is derived from rents on real property. While private letter rulings provide insight into the current thinking of the IRS on tax issues, such rulings may only be relied upon by the taxpayer to whom they were issued.

Competitive Advantages

We believe that we are well positioned to meet the financing needs of companies within the U.S. energy infrastructure sector for the following reasons:

•

Attractive Strategic Partner for Energy and Power Infrastructure Companies. We believe that we are a desirable partner for energy and power infrastructure companies because we have specialized knowledge of the economic, regulatory, and stakeholder considerations faced by them. We do not intend to compete with the operations of our lessees and are willing to enter into long-term lease and financing arrangements that suit the requirements and achieve the goals of energy and power infrastructure companies.

•

Broad Energy and Power Infrastructure Scope. We intend to focus on assets, among others, that are not permissible assets to be owned by other specialized energy companies such as MLPs. For example the Eastern Interconnect Project and Mowood, LLC’s Omega pipeline are not MLP qualified assets.

•

Efficient Capital Provider. If we are able to qualify as a REIT, our stockholders will not receive UBTI or Effectively Connected Income. This offers us access to investors desiring the risk adjusted return profile we provide but unable to invest in other specialized infrastructure vehicles such as direct investment in infrastructure, private equity funds, or MLPs. As a REIT, TTO is expected to have a lower overall cost of capital when compared to certain other energy and power infrastructure acquirors, which should enhance our future cash flows and provide for increased value growth opportunities.

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Disciplined Investment Philosophy. As we focus on acquiring real property assets, our investment approach emphasizes overall asset operational and financial performance with the potential for enhanced returns through incremental asset growth, capital appreciation, and minimization of downside risk. Our process involves an assessment of the overall attractiveness of the specific subsector of the energy infrastructure sector in which a prospective operating company is involved; such company’s specific competitive position within that subsector; operational asset engineering due diligence; potential commodity price, supply and demand and regulatory concerns; the stability and potential growth of the prospective real property asset’s cash flows; the prospective operating company’s management track record and our ability to structure an attractive investment.

•

Experienced Management Team. The principals of Corridor have an average of over 24 years of experience in energy operations of multi-national electric and gas utilities, national energy marketing and trading businesses and in optimizing portfolios for real energy asset investments. Based on their real property asset operational experience and strong industry relationships, we believe the principals of Corridor provide the expertise and knowledge necessary to acquire real property assets with strong performance standards. The members of TCA’s investment committee have an average of over 24 years of financial investment experience. TCA’s investment professionals are responsible for evaluating, monitoring and liquidating our remaining securities portfolio.

•

Flexible Transaction Structuring. We are not subject to many of the regulatory limitations that govern traditional lending institutions such as commercial banks. As a result, we can be flexible in structuring asset acquisition transactions. This structuring flexibility enables our leases and debt instruments to fit the cash flow characteristics of the assets that we acquire. TCA’s and Corridor’s professionals have substantial experience in structuring investments that balance the needs of an energy infrastructure operating company with appropriate risk control.

While we believe we are well positioned to meet the financing needs of companies within the U.S. energy infrastructure sector, an investment in our securities involves certain risks that may preclude us from achieving our investment objective. For example, we may be unable to identify and complete acquisitions of real property assets or sell real property assets at times or at prices that we desire. In addition, if we elect to be taxed as a REIT, the loss of our REIT status would have significant adverse consequences.

Targeted Investment Characteristics

We anticipate that our targeted real property asset acquisitions will have the following characteristics:

•

Long-Life Assets with Stable Cash Flows and Limited Commodity Price Sensitivity. We will seek real property assets having the potential to generate stable cash flows over long periods of time. We have historically invested in companies that own and operate assets with long useful lives and that generate cash flows by providing critical services primarily to the producers or end-users of energy. We have attempted to limit the direct exposure to energy commodity price risk in our portfolio. We have targeted companies that have a majority of their cash flows generated by contractual obligations. Our planned acquisitions of real property assets will continue to reflect these characteristics. Acquired real property assets will be long-lived. (In most cases, we expect the term of the lease will approximate the projected asset life.) We anticipate our real property assets will generate contracted cash flows with third party entities over the term of the investment, thus providing stable cash flows underlying our leases.

•

Experienced Management Teams with Energy Infrastructure Focus. We have targeted assets operated by management teams that have a track record of success and that often have substantial knowledge and focus in particular segments of the energy infrastructure sector or with certain types of assets. We expect that our management team’s extensive experience and network of business relationships in the energy infrastructure sector will allow us to identify and attract opportunities to acquire real property assets that meet these criteria.

•

Fixed Asset-Intensive Investments. Most of our investments have been made in companies with a relatively significant base of fixed assets. As we directly acquire infrastructure real property assets, our portfolio will reflect the nature of fixed-asset investments. Fixed-asset investments characteristically display such attributes as long-term stability, low volatility, diversification via low correlation and relatively inelastic demand.

•	Limited Technological Risk. We generally do not target acquisition opportunities involving the application of new technologies or significant geological, drilling or development risk.

•

Growth Opportunities. We generally will seek to enter into leases that provide base rent and participating rent over the term of the lease. These increases are expected to be fixed or tied generally to increases in indices such as the Consumer Price Index (“CPI”). We may also attempt to obtain equity enhancements in connection with transactions. These equity enhancements may involve warrants exercisable at a future time to purchase stock of the tenant or borrower or their parent.

Risk Factors

Investing in our securities involves certain risks relating to our structure and our investment objective that you should consider before deciding whether to invest in our securities. A summary of some of our most significant risks is set forth below. See “Risk Factors” for a discussion of all factors you should carefully consider before deciding whether to invest in our securities.

•

Investors are no longer protected by the regulatory provisions of the Investment Company Act of 1940 (the “1940 Act”), which are designed to protect the interests of investors in investment companies, with requirements relating to insurance, custody, capital structure, composition of the Board of Directors, affiliated transactions, leverage limitations and compensation arrangements.

•

We may in the future desire to elect to be taxed as a REIT, but not be able to qualify as a REIT. If we fail to qualify as a REIT we may not be able to achieve our objectives and the value of our stock may decline.

•	If we elect to be taxed as a REIT, we would be subject to a corporate level tax on certain built in gains if certain assets were sold during the 10 year period following such election.

•	If we elect to be taxed as a REIT, loss of our status as a REIT would have significant adverse consequences on our results and operations.

•	We may be unable to identify and complete acquisitions of real property assets that would allow us to elect to be taxed as a REIT.

•

We will be dependent upon key personnel of our external manager, Corridor, for our future success. We will be dependent on the diligence, expertise and business relationships of the management of Corridor to implement our strategy of acquiring real property assets.

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TCA’s investment professionals and management will evaluate, monitor and liquidate our remaining securities portfolio and we are dependent upon TCA’s key personnel to effectuate an orderly liquidation of such portfolio.

•

Our remaining securities investments in privately-held companies present certain challenges, including limited availability of information about these companies and illiquidity that may impact our ability to liquidate these investments in a timely and/or advantageous manner.

•	Because we specifically focus on the energy infrastructure sector, investments in our common stock may present more risks than if we were broadly diversified over numerous sectors of the economy.

•

Our use of leverage through the issuance of any preferred stock or debt securities, and any additional borrowings or other transactions involving indebtedness (other than for temporary or emergency purposes) increases the risk of investing in our securities and will increase the costs borne by common stockholders.

Corporate Information

Our offices are located at 11550 Ash Street, Suite 300, Leawood, Kansas 66211, our telephone number is 1-866-362-9331 and our website is www.tortoiseadvisors.com/tto.cfm. Information posted to our website is not incorporated into this prospectus.

THE OFFERING

Securities to be offered	We may offer, on an immediate, continuous or delayed basis, up to $300,000,000 of our securities, or certain of our security holders who purchase securities from us in private placement transactions may offer our securities, on terms to be determined at the time of the offering. Our securities will be offered at prices and on terms to be set forth in one or more prospectus supplements to this prospectus. We will provide information in any prospectus supplement regarding the expected trading market, if any, for our securities.

While the number and amount of securities we may issue pursuant to this registration statement is limited to $300,000,000 of securities, our Board of Directors may, without any action by the stockholders, amend our Charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that we have authority to issue.

We or certain of our security holders, may offer our securities directly to one or more purchasers, through agents that we or they designate from time to time, or to or through underwriters or dealers. The prospectus supplement relating to the offering will identify any agents or underwriters involved in the sale of our securities, and will set forth any applicable purchase price, fee, commission or discount arrangement between us or any selling security holder and such agents or underwriters or among underwriters or the basis upon which such amount may be calculated. See “Plan of Distribution” and “Selling Security Holders.” Our securities may not be sold through agents, underwriters or dealers without delivery of a prospectus supplement describing the method and terms of the offering of our securities.

Use of proceeds	Unless otherwise specified in a prospectus supplement, we intend to use the net proceeds from our sale of our securities (including any net proceeds received upon their exercise) primarily to acquire real property assets. We also may use sale proceeds to retire all or a portion of any debt we incur, to redeem preferred stock, or for working capital purposes, including the payment of distributions, interest and operating expenses, although there is currently no intent to issue securities primarily for this purpose. We will not receive any of the proceeds from a sale of our securities by any selling security holder. See “Use of Proceeds.”

Regulatory status	As authorized by our stockholders, on September 21, 2011 we withdrew our election to be regulated as a business development company (“BDC”) under the 1940 Act. We are no longer regulated as a BDC and no longer subject to the regulatory provisions of the 1940 Act.

Distributions	If we elect to be treated as a REIT, we will be required to make distributions, other than capital gain distributions, to our stockholders each year in the amount of at least 90% of our REIT taxable income. We have historically paid, and intend to continue to pay, subject to adjustment at the discretion of our Board of Directors, quarterly distributions to our stockholders. Our Board of Directors will determine the amount of each distribution. The amount of each distribution generally will be based upon our distributable cash flow (“DCF”). DCF is distributions received from investments and real property assets less our total expenses. Total distributions received from our investments and real property assets include the amount received by us as cash distributions from equity investments, paid-in-kind distributions, lease payments, and dividend and interest payments. Total expenses include current or anticipated operating expenses, leverage costs, principal repayments on debt and current income taxes. Total expenses do not include deferred income taxes. We do not include in DCF the value of distributions received from portfolio companies which are paid in stock as a result of credit constraints, market dislocation or other similar issues.

Because of the effect of other items, including depreciation and amortization associated with real estate investments, distributions, in whole or in part, in any period may constitute a return of capital for federal tax purposes.

On March 7, our Board of Directors authorized and we declared, and on June 1, 2012 we paid, a $0.11 per share distribution to stockholders of record on May 23, 2012. There is no assurance that we will continue to make regular distributions.

Taxation	Currently, as a corporation, we are obligated to pay federal and state income tax on our taxable income. Our tax expense or benefit is included in our Statement of Operations based on the component of income or gains (losses) to which such expense or benefit relates. Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Based on current information, we believe we have sufficient net operating losses or other tax attributes to offset any potential significant tax expense in 2011. See “U.S. Federal Income Tax Considerations.”

If we find sufficient suitable REIT-qualifying investments and satisfy the REIT requirements throughout our fiscal year, we expect to make an election to be treated as a REIT for tax purposes for that fiscal year by filing a Form 1120-REIT on or before March 15 of the subsequent fiscal year, or such later date to which we have properly extended filing such income tax return. We do not currently expect that we will be able to elect to be treated as a REIT for tax purposes for the 2012 fiscal year, but also do not expect that our lack of REIT status will hinder our ability to pay distributions on a quarterly basis. If we elect REIT status in the future, we will be taxed as a REIT rather than a C corporation and generally will not pay federal income tax on taxable income that is distributed to our stockholders. Currently, our distributions from earnings and profits are treated as qualified dividend income (QDI) and return of capital; with dividends received by corporate shareholders generally qualifying for the dividends received deduction (DRD). If we elect REIT status, our distributions from earnings and profits will be treated as ordinary income and generally will not qualify as QDI and will not be qualifying for purposes of the DRD. As a REIT, certain dividends related to long term capital gains may be taxed as capital gains dividends. If we make a REIT election, we will be subject to a corporate level tax on certain built-in gains on certain assets if such assets are sold during the 10 year period following conversion. Built-in gain assets are assets whose fair market value exceeds the REIT’s adjusted tax basis at the time of conversion. In addition, a REIT may not have any earnings and profits accumulated in a non-REIT year. Thus, upon conversion to a REIT, the putative REIT is generally required to distribute to its stockholders all accumulated earnings and profits, if any. Such distribution would be taxable to the stockholders as dividend income, and, as discussed above, may qualify as qualified dividend income for non-corporate stockholders and for the dividends received deduction for corporate stockholders. See “U.S. Federal Income Tax Considerations – Potential Election to Be Treated as a REIT.”

Leverage	The borrowing of money and the issuance of preferred stock and debt securities represents the leveraging of our common stock. We expect to incur debt to help fund our acquisitions of real property assets and we expect that debt to bear interest at fixed rates, or become converted to fixed rates through interest rate caps or swap agreements. The amount of leverage that we may employ will depend on our assessment of market conditions and other factors at the time of any proposed borrowing. Although we currently do not anticipate doing so, the amount of total leverage we employ may exceed 50% of our total assets, which was the maximum amount of leverage we could employ as a BDC.

On November 30, 2011, we entered into a 180-day rolling evergreen margin loan facility with Bank of America, N.A. The terms of the agreement provide for a $10,000,000 facility that is secured by certain of our assets. Outstanding balances generally will accrue interest at a variable rate equal to one-month LIBOR plus 0.85 percent and unused portions of the facility will accrue a fee equal to an annual rate of 0.25 percent. We did not have any borrowings outstanding as of February 29, 2012. As of February 29, 2012, we had segregated trading securities with an aggregate value of $1,322,790 to serve as collateral for potential borrowings under the loan facility.

The use of leverage involves risks, which can be significant. See “Risk Factors — Additional Risks to Common Stockholders – Our use of leverage increases the risk of investing in our securities and will increase the costs borne by common stockholders.”

Anti-takeover provisions	Our Board of Directors is divided into three classes of directors serving staggered three-year terms. This structure is intended to provide us with a greater likelihood of continuity of management, which may be necessary for us to realize the full value of our investments. A staggered Board of Directors also may deter hostile takeovers or proxy contests, as may certain provisions of Maryland law, our Charter or Bylaws or other measures adopted by us. These provisions or measures also may limit the ability of our stockholders to sell their shares at a premium over then-current market prices by discouraging a third party from seeking to obtain control of us. See “Certain Provisions of Our Charter and Bylaws and the Maryland General Corporation Law.”

Risk factors	Investing in our securities involves certain risks relating to our structure and our investment objective that you should consider before deciding whether to invest in our securities. A summary of some of our most significant risks is set forth above under the heading “Prospectus Summary – Risk Factors.” See “Risk Factors” for a discussion of all factors you should carefully consider before deciding whether to invest in our securities.

Available information	We have filed with the SEC, a registration statement on Form S-3, including any amendments thereto and related exhibits, under the Securities Act of 1933, which we refer to as the Securities Act, with respect to our securities offered by this prospectus. The registration statement contains additional information about us and our securities being offered by this prospectus.

Our common stock is registered under the Securities Exchange Act of 1934, which we refer to as the Exchange Act, and we are required to file reports, proxy statements and other information with the SEC. This information may be obtained free of charge by contacting us at 11550 Ash Street, Suite 300, Leawood, Kansas 66211 or by telephone at 1-866-362-9331 or on our website at www.tortoiseadvisors.com/tto.cfm and is also available at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Information contained on our website is not, and you should not consider such information to be, a part of this prospectus or any accompanying prospectus supplement. You may obtain information about the operation of the SEC’s public reference room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet website, at http://www.sec.gov, that contains reports, proxy and information statements, and other information regarding issuers, including us, that file documents electronically with the SEC.

RISK FACTORS

An investment in our common stock should not constitute a complete investment program for any investor and involves a high degree of risk. Due to the uncertainty in our investments, there can be no assurance that we will achieve our investment objective. You should carefully consider the risks described below, as well as any risk factors included in any prospectus supplement, before making an investment decision.

Risks Related to Our Operations

Investors are no longer protected by the regulatory provisions of the 1940 Act.

On September 21, 2011 we withdrew our election to be regulated as a BDC under the 1940 Act. Thus, we are no longer regulated as a BDC and are no longer subject to the regulatory provisions of the 1940 Act. The 1940 Act is designed to protect the interests of investors in investment companies, with requirements relating to insurance, custody, capital structure, composition of the Board of Directors, affiliated transactions, leverage limitations and compensation arrangements.

We intend in the future to elect to be taxed as a REIT, but may not be able to qualify as a REIT.

We intend to elect to be a REIT for federal income tax purposes. As described in more detail below in “U.S. Federal Income Tax Considerations”, in order to qualify as a REIT, a substantial percentage of our income must be derived from, and our assets consist of, real estate assets, and, in certain cases, other investment property. We intend to acquire and manage investments to satisfy the REIT tests. Whether a particular investment is considered a real estate asset for such purposes depends upon the facts and circumstances of the investment. Due to the factual nature of the determination, at this time we do not know whether any particular investment will qualify as a real estate asset or satisfy the REIT income tests. In determining whether an investment is a real property asset, we will look at the Code and the IRS’s interpretation of the Code in regulations, published rulings, private letter rulings and other guidance. In the case of a private letter ruling issued to another taxpayer, we would not be able to bind the IRS to the holding of such ruling. If we fail to qualify as a REIT we may not be able to achieve our objectives and the value of our stock may decline.

If we elect to be taxed as a REIT, we would be subject to a corporate level tax on certain built in gains if certain assets were sold during the 10 year period following such election.

We are currently taxed as a C corporation, which subjects our income to double level taxation. Generally, a REIT is treated as a flow-through entity for federal income tax purposes, as a REIT’s income is generally subject to a single level of federal taxation.

If we find sufficient suitable REIT-qualifying investments and satisfy the REIT requirements throughout our fiscal year, we expect to make an election to be treated as a REIT for tax purposes for that fiscal year by filing a Form 1120-REIT on or before March 15 of the subsequent fiscal year, or such later date to which we have properly extended filing such income tax return. We do not currently expect that we will be able to elect to be treated as a REIT for tax purposes for the 2012 fiscal year, but also do not expect that our lack of REIT status will hinder our ability to pay distributions on a quarterly basis.

A REIT generally operates without incurring any corporate level federal income tax, which is accomplished by the REIT annually distributing at least ninety percent of its REIT taxable income. If it satisfies the minimum distribution requirement, the REIT generally is entitled to a deduction for dividends paid. The REIT stockholders are then required to report the REIT dividend as ordinary income. A REIT stockholder’s receipt of dividends generally will not qualify as qualified dividend income or for the dividends received deduction discussed above. Thus, if we are able to qualify as a REIT, we will be more favorably treated for federal income tax purposes than our current taxation.

In order to qualify as a REIT, we would be required to satisfy gross income and asset tests. Generally, such tests require that a substantial percentage of the REIT’s income be derived from, and assets consist of, real estate assets, and, in certain cases, other investment property. This will be a factual determination that we generally will have to make annually with respect to the income tests and quarterly with respect to the asset tests.

If we elect to be taxed as a REIT, loss of our status as a REIT would have significant adverse consequences.

If we fail to qualify as a REIT in any taxable year, then we would be subject to federal income tax (including any applicable minimum tax) on our taxable income computed in the usual manner for corporate taxpayers without any deduction for distributions to our stockholders. Unless entitled to relief under specific statutory provisions, we would be disqualified from treatment as a REIT for the four taxable years following the year of losing our REIT status, assuming we had previously been treated as a REIT. To renew our REIT qualification at the end of such a four-year period, we would be required to distribute all of our current and accumulated earnings and profits before the end of the period and the funds available for satisfying our obligations and for distribution to our stockholders could be significantly reduced.

If we elect to be taxed as a REIT, re-characterization of sale-leaseback transactions may cause us to lose our REIT status.

We intend to purchase properties and simultaneously lease the same property back to the seller of such properties. While we will use our best efforts to structure any such sale-leaseback transaction so that the lease will be characterized as a “true lease,” thereby allowing us to be treated as the owner of the property for U.S. federal income tax purposes, the IRS could challenge such characterization. In the event that any sale-leaseback transaction is recharacterized as a financing transaction or loan for U.S. federal income tax purposes, deductions for depreciation and cost recovery relating to such property would be disallowed. If a sale-leaseback transaction were so recharacterized, we might fail to satisfy the REIT qualification “asset tests” or the “income tests” and, consequently, lose our REIT status effective with the year of re-characterization. Alternatively, the amount of our REIT taxable income could be recalculated which might also cause us to fail to meet the distribution requirement for a taxable year.

We may be unable to identify and complete acquisitions of real property assets.

Our ability to identify and complete acquisitions of real property assets on favorable terms and conditions are subject to the following risks:

•	we may be unable to acquire a desired asset because of competition from other investors with significant capital, including publicly traded REITs and institutional investment funds;

•	competition from other investors may significantly increase the purchase price of a desired real property asset or result in less favorable terms;

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we may not complete the acquisition of a desired real property asset even if we have signed an agreement to acquire such real property asset because such agreements are subject to customary conditions to closing, including completion of due diligence investigations to our satisfaction;

•	we may be unable to finance acquisitions of real property assets on favorable terms or at all.

Net leases may not result in fair market lease rates over time.

We expect a large portion of our future income to come from net leases. Net leases typically have longer lease terms and, thus, there is an increased risk that if market rental rates increase in future years, the rates under our net leases will be less than fair market rental rates during those years. As a result, our income and distributions could be lower than they would otherwise be if we did not engage in net leases. We generally will seek to include a clause in each lease that provides increases in rent over the term of the lease, but there can be no assurance we will be successful in obtaining such a clause.

Some losses related to our real property assets may not be covered by insurance and would adversely impact distributions to stockholders.

Our leases will generally require the tenant company to carry comprehensive liability and casualty insurance on our properties comparable in amounts and against risks customarily insured against by other companies engaged in similar businesses in the same geographic region as our tenant company. We believe the required coverage will be of the type, and amount, customarily obtained by an owner of similar properties. However, there are some types of losses, such as catastrophic acts of nature, acts of war or riots, for which we or our tenants cannot obtain insurance at an acceptable cost. If there is an uninsured loss or a loss in excess of insurance limits, we could lose both the revenues generated by the affected property and the capital we have invested in the property if our tenant company fails to pay us the casualty value in excess of such insurance limit, if any, or to indemnify us for such loss. This would in turn reduce the amount of income available for distributions. We would, however, remain obligated to repay any secured indebtedness or other obligations related to the property. Since September 11, 2001, the cost of insurance protection against terrorist acts has risen dramatically. The cost of coverage for acts of terrorism is currently mitigated by the Terrorism Risk Insurance Act (“TRIA”). If TRIA is not extended beyond its current expiration date of December 31, 2014, our tenants may incur higher insurance costs and greater difficulty in obtaining insurance that covers terrorist-related damages. There can be no assurance our tenant companies will be able to obtain terrorism insurance coverage, or that any coverage they do obtain will adequately protect our properties against loss from terrorist attack.

If a sale-leaseback transaction is re-characterized in a lessee company’s bankruptcy proceeding, our financial condition could be adversely affected.

We intend to enter into sale-leaseback transactions, whereby we purchase a property and then simultaneously lease the same property back to the seller. In the event of the bankruptcy of a lessee company, a transaction structured as a sale-leaseback may be re-characterized as either a financing or a joint venture, either of which outcomes could adversely affect our business. If the sale-leaseback were re-characterized as a financing, we might not be considered the owner of the property, and as a result would have the status of a creditor in relation to the lessee company. In that event, we would no longer have the right to sell or encumber our ownership interest in the property. Instead, we would have a claim against the lessee company for the amounts owed under the lease, with the claim arguably secured by the property. The lessee company/debtor might have the ability to restructure the terms, interest rate and amortization schedule of its outstanding balance. If confirmed by the bankruptcy court, we could be bound by the new terms, and prevented from foreclosing our lien on the property. If the sale-leaseback were re-characterized as a joint venture, we and the lessee company could be treated as co-venturers with regard to the property. As a result, we could be held liable, under some circumstances, for debts incurred by the lessee company relating to the property. Either of these outcomes could adversely affect our cash flow and the amount available for distribution.

We may not be able to sell our real property asset investments when we desire.

Investments in real property assets are relatively illiquid compared to other investments. Accordingly, we may not be able to sell real property asset investments when we desire or at prices acceptable to us in response to changes in economic or other conditions. This could substantially reduce the funds available for satisfying our obligations and for distribution to our stockholders.

Costs of complying with governmental laws and regulations, including those relating to environmental matters, may adversely affect our income and the cash available for distribution.

We have invested, and expect to continue to invest, in real property assets, which are subject to laws and regulations relating to the protection of the environment and human health and safety. These laws and regulations generally govern wastewater discharges, air emissions, the operation and removal of underground and aboveground storage tanks, the use, storage, treatment, transportation and disposal of solid and hazardous materials, and the remediation of contamination associated with disposals. Environmental laws and regulations may impose joint and several liability on tenants, owners or operators for the costs to investigate or remediate contaminated properties, regardless of fault or whether the acts causing the contamination were legal. This liability could be substantial. In addition, the presence of hazardous substances, or the failure to properly remediate these substances, may adversely affect our ability to sell, rent or pledge such property as collateral for future borrowings.

Some of these laws and regulations have been amended so as to require compliance with new or more stringent standards as of future dates. Compliance with new or more stringent laws or regulations or stricter interpretation of existing laws may require material expenditures by us. Future laws, ordinances or regulations may impose material environmental liability. Additionally, our tenant companies’ operations, the existing condition of land when we buy it, operations in the vicinity of our properties, such as the presence of underground storage tanks, or activities of unrelated third parties may affect our properties. In addition, there are various local, state and federal fire, health, life-safety and similar regulations with which we may be required to comply, and that may subject us to liability in the form of fines or damages for noncompliance. Any material expenditures, fines, or damages we must pay will reduce our ability to make distributions.

State and federal laws in this area are constantly evolving, and we intend to monitor these laws and take commercially reasonable steps to protect ourselves from the impact of these laws, including where deemed necessary, obtaining environmental assessments of properties that we acquire; however, we will not obtain an independent third-party environmental assessment for every property we acquire. In addition, any such assessment that we do obtain may not reveal all environmental liabilities or whether a prior owner of a property created a material environmental condition not known to us. The cost of defending against claims of liability, of compliance with environmental regulatory requirements, of remediating any contaminated property, or of paying personal injury claims would materially adversely affect our business, assets or results of operations and, consequently, amounts available for distribution.

If we elect to be treated as a REIT, we will be required to make distributions, other than capital gain distributions, to our stockholders each year in the amount of at least 90% of our REIT taxable income As a result, we will continue to need additional capital to make new investments. If additional funds are unavailable or not available on favorable terms, our ability to make new investments will be impaired.

If we elect to be treated as a REIT, we will be required to distribute at least 90% of our REIT taxable income, and as such we may require additional capital to make new investments or carry existing investments. We may acquire additional capital from the issuance of securities senior to our common stock, including additional borrowings or other indebtedness or the issuance of additional securities. We may also acquire additional capital through the issuance of additional equity. However, we may not be able to raise additional capital in the future on favorable terms or at all. Unfavorable economic conditions could increase our funding costs, limit our access to the capital markets or result in a decision by lenders not to extend credit to us. We may issue debt securities, other instruments of indebtedness or preferred stock, and we borrow money from banks or other financial institutions, which we refer to collectively as “senior securities.” As a result of issuing senior securities, we will also be exposed to typical risks associated with leverage, including increased risk of loss. If we issue preferred securities which will rank “senior” to our common stock in our capital structure, the holders of such preferred securities may have separate voting rights and other rights, preferences or privileges more favorable than those of our common stock, and the issuance of such preferred securities could have the effect of delaying, deferring or preventing a transaction or a change of control that might involve a premium price for security holders or otherwise be in our best interest.

To the extent our ability to issue debt or other senior securities is constrained, we will depend on issuances of additional common stock to finance new investments. If we raise additional funds by issuing more of our common stock or senior securities convertible into, or exchangeable for, our common stock, the percentage ownership of our stockholders at that time would decrease, and you may experience dilution.

Corridor may serve as a manager to other entities, which may create conflicts of interest not in the best interest of us or our stockholders.

Corridor’s services under the Management Agreement are not exclusive, and, while it currently does not have any contractual arrangement to do so, it is free to furnish the same or similar services to other entities, including businesses that may directly or indirectly compete with us so long as its services to us are not impaired by the provision of such services to others. Corridor and its members may have obligations to other entities, the fulfillment of which might not be in the best interests of us or our stockholders.

We will be dependent upon key personnel of Corridor InfraTrust Management, LLC for our future success.

We have entered into a management agreement with Corridor to provide full management services to us for real property asset investments. We will be dependent on the diligence, expertise and business relationships of the management of Corridor to implement our strategy of acquiring real property assets. The departure of one or more investment professionals of Corridor could have a material adverse effect on our ability to implement this strategy and on the value of our common stock. There can be no assurance that we will be successful in implementing our strategy.

We are dependent upon TCA’s key personnel to effectuate an orderly liquidation of our remaining securities portfolio.

TCA’s investment professionals and management will evaluate, monitor and liquidate our remaining securities portfolio. The departure of one or more investment professionals of TCA could have a material adverse effect on our ability to achieve an orderly liquidation of our remaining securities portfolio. We will rely on employees of TCA who will be devoting significant amounts of their time to non-Company related activities of TCA. To the extent TCA’s investment professionals and management are unable to, or do not, devote sufficient amounts of their time and energy to our affairs, our performance may suffer.

Our remaining securities investments in privately-held companies present certain challenges, including availability of information about these companies and illiquidity that may impact our ability to liquidate these investments in a timely and/or advantageous manner.

We currently have securities investments remaining in privately-held companies. Generally, little public information exists about these companies, and we are required to rely on the ability of TCA to obtain adequate information to evaluate the potential risks and returns involved with these companies. If TCA is unable to obtain all material information about these companies, including with respect to operational, regulatory, environmental, litigation and managerial risks, TCA may not make a fully-informed investment decision, and we may lose some or all of the money invested in these companies. Substantially all of these securities are subject to legal and other restrictions on resale or are otherwise less liquid than publicly traded securities. The illiquidity of these investments may make it difficult for us to sell such investments at advantageous times and prices or in a timely manner. In addition, if we are required to liquidate all or a portion of our remaining securities portfolio quickly, we may realize significantly less than the value at which we previously have recorded our investments. We also may face other restrictions on our ability to liquidate an investment in the securities of a portfolio company to the extent that we or one of our affiliates have material non-public information regarding such portfolio company.

All of our remaining securities investments are, and will continue to be, recorded at fair value. Because such valuations are inherently uncertain, our determinations of fair value may differ materially from the values that would have been used if a ready market for these securities existed.

We continue to hold investments that are in the form of securities or loans that are not publicly traded. The fair value of these investments may not be readily determinable. For securities investments that are reported at fair value, we will value these investments quarterly at fair value. We have retained Lincoln Partners Advisors,

LLC (an independent valuation firm) to provide third party valuation consulting services. The Board of Directors is ultimately responsible for determining the fair value of the investments in good faith. The types of factors that may be considered in fair value pricing of an investment include the nature and realizable value of any collateral, the portfolio company’s earnings and ability to make payments, the markets in which the portfolio company does business, comparison to publicly traded companies, discounted cash flow and other relevant factors. Because such valuations are inherently uncertain, our determinations of fair value may differ materially from the values that would have been used if a ready market for these securities existed. As a result, we may not be able to dispose of our holdings at a price equal to or greater than the determined fair value, which could have a negative impact on our net equity and earnings.

The lack of liquidity in our securities investments may make it difficult to liquidate our securities portfolio at favorable prices, and as a result, we may suffer losses.

We have historically invested in the equity of companies whose securities are not publicly traded, and whose securities may be subject to legal and other restrictions on resale or otherwise be less liquid than publicly-traded securities. As of February 29, 2012, approximately 62% of our securities investments were invested in illiquid securities. The illiquidity of these investments may make it difficult for us to sell these investments when desired. In addition, we may realize significantly less than the value at which we had previously recorded these investments when we liquidate our securities portfolio. The illiquidity of most of our securities investments may make it difficult for us to dispose of them at favorable prices, and, as a result, we may suffer losses.

If our acquisitions do not meet our performance expectations, you may not receive distributions.

We intend to make distributions on a quarterly basis to our stockholders out of assets legally available for distribution. We may not be able to achieve operating results that will allow us to make distributions at a specific level or to increase the amount of these distributions from time to time. Also, restrictions and provisions in any credit facilities we enter into or debt securities we issue may limit our ability to make distributions. We cannot assure you that you will receive distributions at a particular level or at all.

If we were deemed an investment company under the Investment Company Act of 1940, applicable restrictions could make it impractical for us to continue our business as contemplated and could have a material adverse effect on our business and the price of our securities.

We do not believe that we are an investment company under the 1940 Act. If during the period in which we are liquidating our securities portfolio we make an investment in securities, or one of our infrastructure real property asset acquisitions were characterized as an investment in securities, we could be deemed an investment company for purposes of the 1940 Act. If we were to be deemed an investment company, restrictions imposed by the 1940 Act, including limitations on our capital structure, could make it impractical for us to continue our business as contemplated and would have a material adverse effect on our operations and the price of our common stock.

Changes in laws or regulations or in the interpretations of laws or regulations could significantly affect our operations and cost of doing business.

We are subject to federal, state and local laws and regulations and are subject to judicial and administrative decisions that affect our operations, including loan originations, maximum interest rates, fees and other charges, disclosures to portfolio companies, the terms of secured transactions, collection and foreclosure procedures and other trade practices. If these laws, regulations or decisions change, we may have to incur significant expenses in order to comply, or we may have to restrict our operations. In addition, if we do not comply with applicable laws, regulations and decisions, or fail to obtain licenses that may become necessary for the conduct of our business, we may be subject to civil fines and criminal penalties, any of which could have a material adverse effect upon our business, results of operations or financial condition.

Provisions of the Maryland General Corporation Law and our charter and bylaws could deter takeover attempts and have an adverse impact on the price of our common stock.

The Maryland General Corporation Law and our charter and bylaws contain provisions that may have the effect of discouraging, delaying or making difficult a change in control of our Company or the removal of our incumbent directors. We are subject to the Business Combination Act of the Maryland General Corporation Law. However, pursuant to the statute, our Board of Directors has adopted a resolution exempting us from the Maryland Business Combination Act for any business combination between us and any person to the extent that such business combination receives the prior approval of our board. Our Bylaws exempt from the Maryland Control Share Acquisition Act acquisitions of stock by any person. If we amend our Bylaws to repeal the exemption from the Maryland Control Share Acquisition Act, the Maryland Control Share Acquisition Act also may make it more difficult to obtain control of our Company.

Under our charter, our Board of Directors is divided into three classes serving staggered terms, which will make it more difficult for a hostile bidder to acquire control of us. In addition, our Board of Directors may, without stockholder action, authorize the issuance of shares of stock in one or more classes or series, including preferred stock. See “Description of Securities.” Our Board of Directors may, without stockholder action, amend our charter to increase the number of shares of stock of any class or series that we have authority to issue. The existence of these provisions, among others, may have a negative impact on the price of our common stock and may discourage third party bids for ownership of our Company. These provisions may prevent any premiums being offered to you for our common stock.

Risks Related to an Investment in the U.S. Energy Infrastructure Sector

Our focus on the energy infrastructure sector will subject us to more risks than if we were broadly diversified.

Because we specifically focus on the energy infrastructure sector, investments in our common stock may present more risks than if we were broadly diversified over numerous sectors of the economy. Therefore, a downturn in the U.S. energy infrastructure sector would have a larger impact on us than on a company that does not concentrate in one sector of the economy. The energy infrastructure sector can be significantly affected by the supply of and demand for specific products and services; the supply and demand for crude oil, natural gas, and other energy commodities; the price of crude oil, natural gas, and other energy commodities; exploration, production and other capital expenditures; government regulation; world and regional events and economic conditions.

Energy infrastructure companies are subject to variations in the supply and demand of various energy commodities.

A decrease in the production of natural gas, natural gas liquids, crude oil, coal, refined petroleum products or other such commodities, or a decrease in the volume of such commodities available for transportation, mining, processing, storage or distribution, may adversely impact the financial performance of companies in the energy infrastructure sector. Production declines and volume decreases could be caused by various factors, including catastrophic events affecting production, depletion of resources, labor difficulties, political events, OPEC actions, environmental proceedings, increased regulations, equipment failures and unexpected maintenance problems, failure to obtain necessary permits, unscheduled outages, unanticipated expenses, inability to successfully carry out new construction or acquisitions, import supply disruption, increased competition from alternative energy sources or related commodity prices. Alternatively, a sustained decline in demand for such commodities could also adversely affect the financial performance of companies in the energy infrastructure sector. Factors that could lead to a decline in demand include economic recession or other adverse economic conditions, higher fuel taxes or governmental regulations, increases in fuel economy, consumer shifts to the use of alternative fuel sources, changes in commodity prices or weather. Factors that could lead to a decrease in market demand include a recession or other adverse economic conditions, an increase in the market price of the underlying commodity, higher taxes or other regulatory actions that increase costs, or a shift in consumer demand for such products. Demand may also be adversely impacted by consumer sentiment with respect to global warming and/or by any state or federal legislation intended to promote the use of alternative energy sources such as bio-fuels, solar and wind. Should energy infrastructure companies experience variations in supply and demand as described above, the resulting decline in operating or financial performance could impact the value or quality of our assets.

Many companies in the energy infrastructure sector are subject to the risk that they, or their customers, will be unable to replace depleted reserves of energy commodities.

Many companies in the energy infrastructure sector are either (i) engaged in the production of natural gas liquids, refined petroleum products, or aggregates such as crushed stone, sand and gravel, or (ii) are engaged in transporting, storing, distributing and processing these items on behalf of producers. To maintain or grow their revenues, many customers of these companies need to maintain or expand their reserves through exploration of new sources of supply, through the development of existing sources, through acquisitions, or through long-term contracts to acquire reserves. The financial performance of companies in the energy infrastructure sector may be adversely affected if the companies to which they provide service are unable to cost-effectively acquire additional reserves sufficient to replace the natural decline.

Energy infrastructure companies are and will be subject to extensive regulation because of their participation in the energy infrastructure sector.

Companies in the energy infrastructure sector are subject to significant federal, state and local government regulation in virtually every aspect of their operations, including how facilities are constructed, maintained and operated, environmental and safety controls, and the prices they may charge for the products and services they provide. Various governmental authorities have the power to enforce compliance with these regulations and the permits issued under them, and violators are subject to administrative, civil and criminal penalties, including civil fines, injunctions or both. Stricter laws, regulations or enforcement policies could be enacted in the future that likely would increase compliance costs and may adversely affect the financial performance of companies in the energy infrastructure sector.

Energy infrastructure companies are and will be subject to the risk of fluctuations in commodity prices.

The operations and financial performance of companies in the energy infrastructure sector may be directly affected by energy commodity prices, especially those companies in the energy infrastructure sector owning the underlying energy commodity. Commodity prices fluctuate for several reasons, including changes in market and economic conditions, the impact of weather on demand or supply, levels of domestic production and imported commodities, energy conservation, domestic and foreign governmental regulation and taxation and the availability of local, intrastate and interstate transportation systems. Volatility of commodity prices, which may lead to a reduction in production or supply, may also negatively impact the performance of companies in the energy infrastructure sector that are solely involved in the transportation, processing, storing, distribution or marketing of commodities. Volatility of commodity prices may also make it more difficult for companies in the energy infrastructure sector to raise capital to the extent the market perceives that their performance may be tied directly or indirectly to commodity prices. Historically, energy commodity prices have been cyclical and exhibited significant volatility. Should energy infrastructure companies experience variations in supply and demand as described above, the resulting decline in operating or financial performance could impact the value or quality of our assets.

Energy infrastructure companies are and will be subject to the risk of extreme weather patterns.

Extreme weather patterns, such as prolonged or abnormal seasons, or specific events, such as hurricanes, could result in significant volatility in the supply of energy and power. This volatility may create fluctuations in commodity prices and earnings of companies in the energy infrastructure sector. Moreover, any extreme weather events, such as hurricanes, could adversely impact the assets and valuation of our real property assets or investment securities.

Additional Risks to Common Stockholders

Our use of leverage increases the risk of investing in our securities and will increase the costs borne by common stockholders.

Our use of leverage through the issuance of any preferred stock or debt securities, and any additional borrowings or other transactions involving indebtedness (other than for temporary or emergency purposes) are or would be considered “senior securities” and create risks. Leverage is a speculative technique that may adversely affect common stockholders. If the return on securities acquired with borrowed funds or other leverage proceeds does not exceed the cost of the leverage, the use of leverage could cause us to lose money.

Our issuance of senior securities involves offering expenses and other costs, including interest payments, which are borne indirectly by our common stockholders. Fluctuations in interest rates could increase interest or dividend payments on our senior securities, and could reduce cash available for distribution on common stock. Increased operating costs, including the financing cost associated with any leverage, may reduce our total return to common stockholders.

Rating agency guidelines applicable to any senior securities may impose asset coverage requirements, dividend limitations, voting right requirements (in the case of the senior equity securities), and restrictions on our portfolio composition and our use of certain investment techniques and strategies. The terms of any senior securities or other borrowings may impose additional requirements, restrictions and limitations that are more stringent than those required by a rating agency that rates outstanding senior securities. These requirements may have an adverse effect on us and may affect our ability to pay distributions on common stock and preferred stock. To the extent necessary, we may redeem our senior securities to maintain the required asset coverage. Doing so may require that we liquidate investments at a time when it would not otherwise be desirable to do so.

In addition, lenders from whom we may borrow money or holders of our debt securities may have fixed dollar claims on our assets that are superior to the claims of our stockholders, and we have granted, and may in the future grant, a security interest in our assets in connection with our debt. In the case of a liquidation event, those lenders or note holders would receive proceeds before our stockholders. If the value of our assets increases, then leveraging would cause the book value of our common stock to increase more than it otherwise would have had we not leveraged. Conversely, if the value of our assets decreases, leveraging would cause the book value of our common stock to decline more than it otherwise would have had we not leveraged. Similarly, any increase in our revenue in excess of interest expense on our borrowed funds would cause our net income to increase more than it would without the leverage. Any decrease in our revenue would cause our net income to decline more than it would have had we not borrowed funds and could negatively affect our ability to make distributions on our common stock. Our ability to service any debt that we incur will depend largely on our financial performance and the performance of our portfolio companies and will be subject to prevailing economic conditions and competitive pressures.

Sales of our common stock may put pressure on our stock price.

The sale of our common stock (or the perception that such sales may occur) may have an adverse effect on prices in the secondary market for our common stock. An increase in the number of shares of common stock available may put downward pressure on the market price for our common stock and make it more difficult for stockholders to sell their shares. These sales also might make it more difficult for us to sell additional equity securities in the future at a time and price we deem appropriate.

Additional Risks to Senior Security Holders

Generally, an investment in our senior securities is subject to the following risks:

We will be subject to interest rate risk.

Distributions and interest payable on our senior securities are subject to interest rate risk. To the extent that distributions or interest on such securities are based on short-term rates, our leverage costs may rise so that the amount of dividends or interest due to holders of senior securities would exceed available cash flow. To the extent that any of our leverage costs are fixed, our leverage costs may increase when our senior securities mature. This might require us to sell investments at a time when we would otherwise not do so, which may affect adversely our future ability to generate cash flow.

Preferred stock will be junior to any outstanding notes or other borrowings.

Preferred stock will be junior in liquidation and with respect to distribution rights to debt securities and any other borrowings. Senior securities representing indebtedness may constitute a substantial lien and burden on preferred stock by reason of their prior claim against our income and against our net assets in liquidation. We may not be permitted to declare dividends or other distributions with respect to any series of preferred stock unless at such time we meet applicable asset coverage requirements and the payment of principal or interest is not in default with respect to any notes or other borrowings.

Our debt securities, upon issuance, are expected to be unsecured obligations and, upon our liquidation, dissolution or winding up, will rank: (1) senior to all of our outstanding common stock and any outstanding preferred stock; (2) on a parity with any of our unsecured creditors and any unsecured senior securities representing our indebtedness; and (3) junior to any of our secured creditors. Secured creditors of ours may include, without limitation, parties entering into interest rate swap, floor or cap transactions, or other similar transactions with us that create liens, pledges, charges, security interests, security agreements or other encumbrances on our assets.

We may be subject to ratings and asset coverage risk.

To the extent that senior securities are rated, a rating does not eliminate or necessarily mitigate the risks of investing in our senior securities, and a rating may not fully or accurately reflect all of the credit and market risks associated with a security. A rating agency could downgrade the rating of our shares of preferred stock or debt securities, which may make such securities less liquid at an auction or in the secondary market, though probably with higher resulting interest rates. If a rating agency downgrades, or indicates a potential downgrade to, the rating assigned to a senior security, we may alter our portfolio or redeem a portion of our senior securities. We may voluntarily redeem a senior security under certain circumstances to the extent permitted by its governing documents.

Inflation may negatively impact our senior securities.

Inflation is the reduction in the purchasing power of money resulting from an increase in the price of goods and services. Inflation risk is the risk that the inflation adjusted or “real” value of an investment in preferred stock or debt securities or the income from that investment will be worth less in the future. As inflation occurs, the real value of the preferred stock or debt securities and the dividend payable to holders of preferred stock or interest payable to holders of debt securities declines.

Additional Risks Related to Warrants and Subscription Rights

An active public market for our warrants or subscription rights may not develop.

Currently, no public market exists for our warrants or for subscription rights we may issue. We cannot assure you that one will develop or be sustained after this offering. We do not currently intend to apply to list the warrants, and may not list any subscription rights, on any national securities exchange or automated quotation system.

There may be dilution of the value of our common stock when our warrants or subscription rights are exercised or if we issue common stock below book value.

The issuance of additional common stock upon the exercise of any warrants or subscription rights, if the warrants or subscription rights are exercised at a time when the exercise price is less than the book value per share of our common stock, will have a dilutive effect on the value of our common stock.

The warrants or subscription rights may have no value in bankruptcy.

In the event a bankruptcy or reorganization is commenced by or against us, a bankruptcy court may hold that unexercised warrants or subscription rights are executory contracts subject to rejection by us with approval of the bankruptcy court. As a result, holders of warrants or subscription rights may, even if sufficient funds are available, not be entitled to receive any consideration or may receive an amount less than they would be entitled to if they had exercised their warrants or subscription rights prior to the commencement of any such bankruptcy or reorganization.

As a holder of warrants or subscription rights, you will not receive distributions on our common stock.

Holders of warrants or subscription rights will not have the right to receive any distributions and will not have any voting rights so long as their warrants or subscription rights are unexercised.

USE OF PROCEEDS

Unless otherwise specified in a prospectus supplement, we intend to use the net proceeds of any sales of securities (including any net proceeds received upon their exercise) in accordance with our investment objective and policies within approximately three to six months of receipt of such proceeds. We may also use proceeds from the sale of our securities to retire all or a portion of any debt we incur, retire or redeem senior securities, and for working capital purposes, including the payment of distributions, interest and operating expenses, although there is currently no intent to issue securities primarily for this purpose. Our investments may be delayed if suitable investments are unavailable at the time or for other reasons. Pending such investment, we anticipate that we will invest the proceeds in securities issued by the U.S. government or its agencies or instrumentalities or in high quality, short-term or long-term debt obligations. A delay in the anticipated use of proceeds could lower returns, reduce our distribution to common stockholders and reduce the amount of cash available to make dividend and interest payments on any outstanding preferred stock and debt securities, respectively. We will not receive any of the proceeds from a sale of our securities by any selling security holder.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our consolidated ratio of earnings to fixed charges and combined fixed charges and preferred stock dividends for each of the last five fiscal years.

			Year Ended November 30,
	2011	2010	2009	2008	2007
Ratio of Earnings to Fixed Charges	7.91	261.94	(2.86)	(17.96)	9.54
Ratio of Earnings to Combined Fixed Charges and Preference Dividends to Earnings	7.91	261.94	(2.86)	(17.96)	9.54
Fixed Charge Deficiency	N/A	N/A	(2,420,556)	(34,284,113)	N/A

SUPPLEMENTAL PRO FORMA SELECTED FINANCIAL DATA

The SEC allows us to “incorporate by reference” the information contained in documents that we file with them. That means we can disclose important information to you by referring you to those documents. Among others, we have incorporated by reference the documents listed below:

•

Our Annual Report on Form 10-K, for the fiscal year ended November 30, 2011, as originally filed with the SEC on February 13, 2012 and as amended and filed with the SEC on March 1, 2012 and June 1, 2012.

•	Our Quarterly Report on Form 10-Q for the quarterly period ended February 29, 2012, as originally filed with the SEC on April 9, 2012 and as amended and filed with the SEC on May 9, 2012.

•	Our Current Report on Form 8-K as filed with the SEC on February 16, 2012.

•	Our Current Report on Form 8-K as filed with the SEC on March 13, 2012.

•	Our Current Report on Form 8-K as filed with the SEC on March 30, 2012.

•	Our Current Report on Form 8-K as filed with the SEC on April 13, 2012.

On September 21, 2011, we withdrew our election to be regulated as a BDC, and as of such date ceased reporting under the AICPA Investment Company Audit Guide (the Guide), which, in combination with our change in investment strategy, resulted in a significant change in our financial statement presentation.

We are now required to classify our publicly-traded investments in debt and equity securities into three categories: (i) trading securities,( ii) available-for-sale securities or (iii) held-to maturity securities. All of our publicly-traded securities are classified as trading securities and reported at fair value, with changes in fair value recorded in the Other Income section of the Statement of Operations. Our private securities, other than Mowood, LLC (“Mowood”), are reported at fair value pursuant to the fair value option for financial assets and financial liabilities available under provisions of U.S. GAAP, with changes in fair value also recorded in the Other Income section of the Statement of Operations. We are also required to consolidate the financial presentation and results of operations of our wholly-owned portfolio company, Mowood pursuant to FASB Accounting Standards Codification 810, from the date of our withdrawal as a BDC (September 21, 2011) through November 30, 2011. Other changes to the format of our financial statements included the removal of the Schedule of Investments and the Financial Highlights.

On June 30, 2011, we purchased 100 percent ownership of a 40 percent-undivided interest in the Eastern Interconnect Project (“EIP Project”). The EIP Project is a 40 percent undivided interest in a 216 mile, 345-KV bulk power transmission line and related equipment and substations including towers, easement rights, converters and other grid support components. These transmission assets move electric power across New Mexico between Albuquerque and Clovis.

In order to provide the most meaningful information to you related to the financial statements included in the reports referenced above, we are providing supplemental pro forma selected financial data below as it would have been reported had we consolidated Mowood and owned the EIP Project for the entire year.

Adjustments made to consolidate the results of operations of Mowood, and its subsidiary Omega Pipeline Company (“Omega”) for the period December 1, 2010 through August 31, 2011 are reflected in the second column below. Omega is a natural gas local distribution company (“LDC”) that owns and operates a natural gas distribution system in Fort Leonard Wood, Missouri. As part of operating the natural gas distribution system, Mowood manages/supervises any expansion of the system. All significant intercompany balances and transactions have been eliminated upon consolidation.

Adjustments made to reflect the results from operations of the EIP Project from December 1, 2010 through June 20, 2011 are reflected in the third column below. The EIP Project leases approximately 100 percent of its physical transmission assets to Public Service Company of New Mexico.

	Year Ended November 30, 2011 (audited)	Adjustments to consolidate Mowood for Period from December 1, 2010 through September 21, 2011	Adjustments to reflect EIP for Periods from December 1, 2010 through June 30, 2011	Pro Forma Year Ended November 30, 2011 (unaudited)
Revenue
Sales revenue	$2,161,723	$7,283,192	$—	$9,444,915
Lease income	1,063,740		1,489,235	2,552,975

Total Revenue	3,225,463	7,283,192	1,489,235	11,997,890

Expenses
Cost of sales	1,689,374	5,892,508		7,581,882
Management fees, net of expense reimbursements	968,163			968,163
Asset acquisition expense	638,185			638,185
Professional fees	548,759			548,759
Depreciation expense	364,254		412,033	776,287
Operating expenses	196,775	723,720		920,495
Directors’ fees	70,192			70,192
Interest expense	36,508	33,429	169,204	239,141
Other expenses	183,674	(1,370)		182,304

Total Expenses	4,695,884	6,648,287	581,237	11,925,408

				—
Loss from Operations, before Income Taxes	(1,470,421)	634,905	907,998	72,482

Deferred tax (expense) benefit	557,017	(226,397)	(323,778)	6,842

Loss from Operations	$(913,404)	$408,508	$584,220	$79,324

Other Income
Net realized and unrealized gain (loss) on trading securities	2,299,975			2,299,975
Net realized and unrealized gain (loss) on other equity securities	2,283,773	988,669		3,272,442
Distributions and dividend income, net	651,673	(728,998)		(77,325)
Other income	40,000			40,000

Total Other Income, before Income Taxes	$5,275,421	$259,671	$—	$5,535,092

Current tax expense	(253,650)	—	—	(253,650)
Deferred tax (expense) benefit	(1,186,224)	(544,312)	—	(1,730,536)

Income tax benefit, net	(1,439,874)	(544,312)		(1,984,186)

Total Other Income	$3,835,547	$(284,641)	$—	$3,550,906

				$—

Net Income	$2,922,143	$123,867	$584,220	$3,630,230

Earnings Per Common Share:
Basic and Diluted	$0.32	$0.01	$0.06	$0.40
Weighted Average Shares of Common Stock Outstanding:
Basic and Diluted	9,159,809	9,159,809	9,159,809	9,159,809

THE COMPANY

We were organized as a Maryland corporation in September 2005. We completed our initial public offering in February 2007 as a non-diversified closed-end management investment company regulated as a BDC under the 1940 Act. On September 21, 2011 we withdrew our election to be treated as a BDC in order to pursue becoming qualified as a REIT. Our common stock is listed on the New York Stock Exchange under the symbol “TTO.”

Our objective is to provide stockholders with an attractive risk-adjusted total return, with an emphasis on distributions and distribution growth. We invest primarily in the U.S. energy infrastructure sector. We historically were limited to investing in securities of privately-held companies operating in the U.S. energy infrastructure sector. We believe the U.S. energy infrastructure sector offers significant opportunities for investment, but investment constraints placed upon BDCs have limited the types of assets and investments that can best access these opportunities. Withdrawal of our BDC election allows us to pursue attractive opportunities to provide lease-based financing to energy infrastructure companies, with an expanded investment pool that includes real property assets, as opposed to investment securities. We believe that we can acquire these assets while also satisfying the requirements for qualification as a REIT, and that becoming qualified and electing REIT status is in the best interests of our stockholders. If we qualify for and elect REIT status in the future, we generally will not pay federal income tax on taxable income that is distributed to our stockholders. See “Prospectus Summary – Taxation” and “U.S. Federal Income Tax Considerations – Potential Election to Be Treated as a REIT.”

At our Annual Meeting on April 8, 2011, our stockholders authorized our Board of Directors to withdraw our election to be regulated as a BDC under the 1940 Act. On September 21, 2011, we withdrew our election to be treated as a BDC, and as of such date are no longer regulated as a BDC and no longer subject to the regulatory provisions of the 1940 Act. Withdrawal of our election to be regulated as a BDC did not affect our registration under Section 12(b) of the Exchange Act and we will continue to file periodic reports on Form 10-K, Form 10-Q and Form 8-K, and file proxy statements and other reports required under the Exchange Act.

In 2007, 2009 and 2010 the IRS issued three separate private letter rulings that defined certain energy infrastructure assets as real estate assets for tax purposes. The potential qualifying real estate assets in the energy infrastructure sector are electric transmission and distribution systems, pipeline systems, storage and terminaling systems. We refer to such REIT-qualifying assets herein as “real property assets.” While private letter rulings provide insight into the current thinking of the IRS on tax issues, such rulings may only be relied upon by the taxpayer to whom they were issued.

We do not plan to make additional investments in securities (other than short term, highly liquid investments to be held pending acquisition of real property assets) and intend to liquidate our securities portfolio in an orderly manner. As of February 29, 2012, the fair value of our securities portfolio (excluding short-term investments) totaled $76.8 million. The fair value of the securities remaining in our portfolio as of February 29, 2012, includes: (i) publicly-traded and liquid master limited partnership (“MLP”) equity securities of approximately $29.5 million and (ii) approximately $47.3 million of other illiquid securities issued by seven privately-held companies. The publicly traded securities can be liquidated more readily than the others.

We seek to acquire real property assets from energy infrastructure companies and simultaneously lease these properties to the seller under long-term triple net leases, defined as a lease in which the lessee pays rent to the lessor, as well as all taxes, insurance, and maintenance expenses that arise from the use of the property. We expect our leases to be configured to include a base lease fee with additional provisions that enable us to participate in the revenue and/or value of the underlying energy infrastructure real property asset. These provisions would be considered a contingent rent or fair value repurchase option upon lease termination. These sale-leaseback transactions provide the lessee company with a source of financing that is an alternative to other financing sources such as corporate borrowing or equity offerings. Our sale-leaseback transactions may occur in conjunction with acquisitions, recapitalizations, growth projects or other corporate transactions involving the lessee company. We may act as one of several sources of financing for these transactions by purchasing real property from the seller and net leasing it back to the seller or its successor in interest (the lessee).

If we find sufficient suitable REIT-qualifying investments and satisfy the REIT requirements throughout our fiscal year, we expect to make an election to be treated as a REIT for tax purposes for that fiscal year by filing a Form 1120-REIT on or before March 15 of the subsequent fiscal year, or such later date to which we have properly extended filing such income tax return. We do not currently expect that we will be able to elect to be treated as a REIT for tax purposes for the 2012 fiscal year, but also do not expect that our lack of REIT status will hinder our ability to pay distributions on a quarterly basis. The REIT requirements that we must meet are discussed in detail below, but the principal challenge for us will be meeting the requirement that a substantial percentage of our assets be REIT-qualifying investments that produce REIT qualifying income. Our effort to meet that requirement will be accelerated if: (i) we are able to readily identify appropriate opportunities to liquidate our securities portfolio, or (ii) we are able to raise capital to fund new acquisitions. In either event, we will need to have identified and be able to consummate an adequate number of REIT-qualifying investments meeting our investment criteria. Subject to the limitations described below in “U.S. Federal Income Tax Considerations”, we may be able to accelerate satisfying the REIT requirements by holding non-REIT qualifying investments, including certain private equity investments, through taxable REIT subsidiaries. The taxation of taxable REIT subsidiaries is described below in “U.S. Federal Income Tax Considerations – Taxable REIT Subsidiaries”. We do not currently have any agreements or binding letters of intent for such investments. These opportunities are in a preliminary stage of review, and consummation of any of these opportunities depends on a number of factors beyond our control. There can be no assurance that any of these acquisition opportunities will result in consummated transactions. Regardless of our tax status, our investors will continue to receive a Form 1099 tax form. See “U.S. Federal Income Tax Considerations – Potential Election to Be Treated as a REIT.”

Manager

We are externally managed by Corridor InfraTrust Management, LLC (formerly Corridor Energy, LLC) (“Corridor”). Corridor is an asset manager specializing in financing the acquisition or development of infrastructure real property assets. Corridor assists us in identifying, acquiring and developing energy infrastructure real property asset investments that can be leased to businesses that make goods, provide services or own assets other than securities, which business we refer to herein as “operating companies” and is generally responsible for our day-to-day operations.

Corridor is an affiliate of Tortoise Capital Advisors, L.L.C., an investment manager specializing in listed energy infrastructure investments. TCA provides us certain securities focused investment services necessary to evaluate, monitor and liquidate our remaining securities portfolio and also provide us with certain operational (i.e. non-investment) services. Corridor compensates TCA for the services TCA provides to us.

U.S. Energy Infrastructure Sector Focus

We pursue our investment objective by investing principally in the energy infrastructure sector. The energy infrastructure sector broadly includes midstream, downstream and upstream assets. We intend to focus primarily on midstream and downstream assets as described below.

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Midstream — the gathering, processing, storing and transmission of energy resources and their byproducts in a form that is usable by wholesale power generation, utility, petrochemical, industrial and gasoline customers, including pipelines, gas processing plants, liquefied natural gas facilities and other energy infrastructure companies.

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Downstream — the refining of energy sources, and the marketing and distribution of such refined products, such as customer-ready natural gas, natural gas liquids, propane and gasoline, to end-user customers, and the generation, transmission and distribution of electricity, including from coal, nuclear, natural gas, agricultural, thermal, solar, wind and biomass.

Market Opportunity

We believe the environment for acquiring energy infrastructure real property assets is attractive for the following reasons:

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Energy infrastructure provides essential services, and the stable supply and demand today is expected to continue in the future. We believe energy infrastructure is the backbone of modern society. The energy infrastructure sector includes the pipes, wires and storage facilities that connect and deliver our most critical resources: water, electricity, oil and gas. The demand for these resources is directly correlated with population growth, and has a low correlation to market cycles. The U.S. is the largest consumer of crude oil and natural gas products, the third largest producer of crude oil and the largest producer of natural gas products in the world. It is not anticipated that the services provided by infrastructure facilities will diminish over time; in fact it is expected to grow. U.S. energy consumption is forecasted to grow by 20% from 2009 to the year 2035 according to the U.S. Energy Information Administration (EIA), Annual Energy Outlook April 2011. The United States has an abundant supply of natural gas with enough natural gas to last for approximately 80 to 100 years, according to various industry sources. Natural gas provides a means of energy independence, as nearly 90% of the natural gas consumed in the United States is produced domestically. Demand for natural gas continues to increase as environmentally sensitive power generation companies switch to low-cost cleaner burning fuels. Natural gas is viewed as a reliable back-up energy source to alternative energy (e.g., wind and solar) as it is not dependent on weather patterns. Natural gas is the cleanest fossil fuel, with 50% and 30% fewer carbon dioxide emissions than coal and oil, respectively, as well as lower emissions from sulfur dioxide and other pollutants.

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Investment is needed in U.S. energy infrastructure. Due to aging infrastructure, renewable energy requirements and rapid technological advances in the methods used to extract oil and natural gas, we believe that substantial amounts of capital will be invested in energy infrastructure. Investments in the power transmission sector in 2008 were quadruple the average investment level throughout the 1990’s. The National Energy Reliability Council (NERC) projects transmission additions will triple from approximately 1,000 miles/year in 2000-2008 to 3,100 miles/year in 2009-2018. These investment metrics align with NERC’s projections that U.S. peak energy demand will grow at a rate of 1.3% per year. According to the Brattle Group, this growth translates into $10 billion of annual investments in electric transmission alone. In addition, a natural gas market study commissioned in 2009 by the Interstate Natural Gas Association of America Foundation noted that to accommodate the geographical shift of natural gas production from mature basins to relatively new areas, it expects a range of investment from $133 to $210 billion of new midstream natural gas assets in the U.S. and Canada. We believe that the U.S. energy infrastructure sector’s high level of projected capital expenditures and continuing acquisition and divestiture activity provide numerous attractive acquisition opportunities.

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We believe there are a number of attractive operating companies with capital needs. We believe that there are a number of operating companies in the midstream and downstream segments of the U.S. energy infrastructure sector with capital expansion plans in which the asset performance will provide stable cash flow characteristics similar to those demonstrated by MLPs. We believe that these operating companies have assets that represent attractive financing opportunities for us. The energy industry is monopolistic, and high barriers to entry put the responsibility of development and growth on existing operating companies. Decreased federal and state funding for infrastructure investment is pushing many operating companies to alternative financing options. In addition, we can offer financing for assets that do not qualify for inclusion in an MLP, such as renewables and electric power transmission.

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There is a large segment of assets in energy infrastructure that qualify for being held by a REIT. In 2007, 2009 and 2010 the IRS issued three separate private letter rulings that defined certain energy infrastructure assets as real estate assets for tax purposes. The qualifying real estate assets in the energy infrastructure sector are electric transmission and distribution systems, pipeline systems and storage and terminaling systems. The private letter rulings treat such assets as qualifying real estate assets if the income from these assets is derived from rents on real property. While private letter rulings provide insight into the current thinking of the IRS on tax issues, such rulings may only be relied upon by the taxpayer to whom they were issued.

Competitive Advantages

We believe that we are well positioned to meet the financing needs of companies within the U.S. energy infrastructure sector for the following reasons:

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Attractive Strategic Partner for Energy and Power Infrastructure Companies. We believe that we are a desirable partner for energy and power infrastructure companies because we have specialized knowledge of the economic, regulatory, and stakeholder considerations faced by them. We do not intend to compete with the operations of our lessees and are willing to enter into long-term lease and financing arrangements that suit the requirements and achieve the goals of energy and power infrastructure companies.

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Broad Energy and Power Infrastructure Scope. We intend to focus on assets, among others, that are not permissible assets to be owned by other specialized energy companies such as MLPs. For example the Eastern Interconnect Project and Mowood’s Omega pipeline are not MLP qualified assets.

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Efficient Capital Provider. If we are able to qualify as a REIT, our stockholders will not receive UBTI or Effectively Connected Income. This offers us access to investors desiring the risk adjusted return profile we provide but unable to invest in other specialized infrastructure vehicles such as direct investment in infrastructure, private equity funds, or MLPs. As a REIT, TTO is expected to have a lower overall cost of capital when compared to certain other energy and power infrastructure acquirors, which should enhance our future cash flows and provide for increased value growth opportunities.

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Disciplined Investment Philosophy. As we focus on acquiring real property assets, our investment approach emphasizes overall asset operational and financial performance with the potential for enhanced returns through incremental asset growth, capital appreciation, and minimization of downside risk. Our process involves an assessment of the overall attractiveness of the specific subsector of the energy infrastructure sector in which a prospective operating company is involved; such company’s specific competitive position within that subsector; operational asset engineering due diligence; potential commodity price, supply and demand and regulatory concerns; the stability and potential growth of the prospective real property asset’s cash flows; the prospective operating company’s management track record and our ability to structure an attractive investment.

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Experienced Management Team. The principals of Corridor have an average of over 24 years of experience in energy operations of multi-national electric and gas utilities, national energy marketing and trading businesses and in optimizing portfolios for real energy asset investments. Based on their real property asset operational experience and strong industry relationships, we believe the principals of Corridor provide the expertise and knowledge necessary to acquire real property assets with strong performance standards. The members of TCA’s investment committee have an average of over 24 years of financial investment experience. TCA’s investment professionals are responsible for evaluating, monitoring and liquidating our remaining securities portfolio.

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Flexible Transaction Structuring. We are not subject to many of the regulatory limitations that govern traditional lending institutions such as commercial banks. As a result, we can be flexible in structuring asset acquisition transactions. This structuring flexibility enables our leases and debt instruments to fit the cash flow characteristics of the assets that we acquire. TCA’s and Corridor’s professionals have substantial experience in structuring investments that balance the needs of an energy infrastructure operating company with appropriate risk control.

While we believe we are well positioned to meet the financing needs of companies within the U.S. energy infrastructure sector, an investment in our securities involves certain risks that may preclude us from achieving our investment objective. For example, we may be unable to identify and complete acquisitions of real property assets or sell real property assets at times or at prices that we desire. In addition, if we elect to be taxed as a REIT, the loss of our REIT status would have significant adverse consequences.

Targeted Investment Characteristics

We anticipate that our targeted real property asset acquisitions will have the following characteristics:

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Long-Life Assets with Stable Cash Flows and Limited Commodity Price Sensitivity. We will seek real property assets having the potential to generate stable cash flows over long periods of time. We have historically invested in companies that own and operate assets with long useful lives and that generate cash flows by providing critical services primarily to the producers or end-users of energy. We have attempted to limit the direct exposure to energy commodity price risk in our portfolio. We have targeted companies that have a majority of their cash flows generated by contractual obligations. Our planned acquisitions of real property assets will continue to reflect these characteristics. Acquired real property assets will be long-lived. (In most cases, we expect the term of the lease will approximate the projected asset life.) We anticipate our real property assets will generate contracted cash flows with third party entities over the term of the investment, thus providing stable cash flows underlying our leases.

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Experienced Management Teams with Energy Infrastructure Focus. We have targeted assets operated by management teams that have a track record of success and that often have substantial knowledge and focus in particular segments of the energy infrastructure sector or with certain types of assets. We expect that our management team’s extensive experience and network of business relationships in the energy infrastructure sector will allow us to identify and attract opportunities to acquire real property assets that meet these criteria.

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Fixed Asset-Intensive Investments. Most of our investments have been made in companies with a relatively significant base of fixed assets. As we directly acquire infrastructure real property assets, our portfolio will reflect the nature of fixed-asset investments. Fixed-asset investments characteristically display such attributes as long-term stability, low volatility, diversification via low correlation and relatively inelastic demand.

•	Limited Technological Risk. We generally do not target acquisition opportunities involving the application of new technologies or significant geological, drilling or development risk.

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Growth Opportunities. We generally will seek to enter into leases that provide base rent and participating rent over the term of the lease. These increases are expected to be fixed or tied generally to increases in indices such as the Consumer Price Index (“CPI”). We may also attempt to obtain equity enhancements in connection with transactions. These equity enhancements may involve warrants exercisable at a future time to purchase stock of the tenant or borrower or their parent.

Investment Strategies and Due Diligence

In analyzing potential real property acquisitions, we intend to review all aspects of a transaction, including tenant and asset fundamentals, to determine whether a potential acquisition and lease can be structured to satisfy our investment criteria. In evaluating net lease transactions, we generally consider, among other things, the following aspects of each transaction:

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Tenant/Borrower Evaluation — We evaluate each potential tenant or borrower for its creditworthiness, typically considering factors such as management experience, industry position and fundamentals, operating history, and capital structure, as well as other factors that may be relevant to a particular acquisition. We seek opportunities in which we believe the tenant may have a stable or improving credit profile or credit potential that has not been recognized by the market. In evaluating a possible investment, the creditworthiness of a tenant or borrower often will be a more significant factor than the value of the underlying real estate, particularly if the underlying property is specifically suited to the needs of the tenant; however, in certain circumstances where the real estate is attractively valued, the creditworthiness of the tenant may be a secondary consideration. Whether a prospective tenant or borrower is creditworthy will be determined by our investment department. Creditworthy does not necessarily mean “investment grade.”

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Important to Tenant/Borrower Operations — We generally will focus on properties that we believe are essential or important to the ongoing operations of the tenant. We believe that these properties provide better protection generally as well as in the event of a bankruptcy, since a tenant/borrower is less likely to risk the loss of a critically important lease or property in a bankruptcy proceeding or otherwise.

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Diversification — We attempt to diversify our portfolio to avoid dependence on any one particular tenant, borrower, collateral type, and geographic location within the U.S. or tenant/borrower industry. By diversifying, we seek to reduce the adverse effect of a single under-performing investment or a downturn in any particular asset or geographic region within the U.S.

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Lease Terms — Generally, the net leased properties we will acquire will be leased on a full recourse basis to the tenants or their affiliates. In addition, we generally will seek to include a clause in each lease that provides for increases in rent over the term of the lease. These increases are fixed or tied generally to increases in indices such as the CPI. The lease will also generally seek to provide for participation in gross revenues of the tenant at the property, thereby providing exposure to the commercial activity of the tenant, and providing the tenant some flexibility in lease terms. Alternatively, a lease may provide for mandated rental increases on specific dates, and we may adopt other methods in the future.

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Collateral Evaluation — We review the physical condition of the property and assess the likelihood of replacing the rental stream if the tenant defaults. We also generally engage a third party to conduct, or require the seller to conduct a preliminary examination, or Phase 1 assessment, of the site to determine the potential for contamination or similar environmental site assessments in an attempt to identify potential environmental liabilities associated with a property prior to its acquisition. If potential environmental liabilities are identified, we generally require that identified environmental issues be resolved by the seller prior to property acquisition or, where such issues cannot be resolved prior to acquisition, require tenants contractually to assume responsibility for resolving identified environmental issues post-closing and provide indemnification protections against any potential claims, losses or expenses arising from such matters. We generally rely on our own analysis to determine whether to make an acquisition. Our analysis may take into consideration, among other things, the terms and conditions of the particular lease transaction, the quality of the lessee’s credit and the conditions of the credit markets at the time the lease transaction is negotiated. The value may be greater than the construction cost or the replacement cost of a property, and the actual sale price of a property if sold may be greater or less than the acquisition cost. In cases of special purpose real estate which we expect to acquire, a property is examined in light of the prospects for the tenant/borrower’s enterprise and the financial strength and the role of that asset in the context of the tenant’s overall viability. Operating results of properties and other collateral may be examined to determine whether or not projected income levels are likely to be met.

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Transaction Provisions to Enhance and Protect Value — We attempt to include provisions in the leases that we believe may help protect a real property asset from changes in the operating and financial characteristics of a tenant that may affect its ability to satisfy its obligations or reduce the value of the real property asset. Such provisions include requiring our consent to specified tenant activity, requiring the tenant to provide indemnification protections, and requiring the tenant to satisfy specific operating tests. We may also seek to enhance the likelihood of a tenant’s lease obligations being satisfied through a guaranty of obligations from the tenant’s corporate parent or other entity or a letter of credit. This credit enhancement, if obtained, provides additional financial security. However, in markets where competition for net lease transactions is strong, some or all of these provisions may be replaced by other measures of credit quality such as tenant investment in leasehold improvements and commercial enterprise value of the tenant business conducted in the property.

In addition, in some circumstances, tenants may retain the right to repurchase the leased property. The option purchase price is generally the greater of the contract purchase price or the fair market value of the property at the time the option is exercised.

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Equity Enhancements — We may attempt to obtain equity enhancements in connection with transactions. These equity enhancements may involve warrants exercisable at a future time to purchase stock of the tenant or borrower or their parent. If warrants are obtained, and become exercisable, and if the value of the stock subsequently exceeds the exercise price of the warrant, equity enhancements can help achieve the goal of increasing investor returns.

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Other Real Estate Related Assets — As other opportunities arise, we may also seek to expand the portfolio to include other types of real estate-related investments, in all cases within the energy infrastructure sector, such as:

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equity investments in real properties that are not long-term net leased to a single-tenant and may include partially leased properties, multi-tenanted properties, vacant or undeveloped properties and properties subject to short-term net leases, among others;

•	mortgage loans secured by real properties;

•	subordinated interests in first mortgage real estate loans, or B-notes;

•	mezzanine loans related to real estate, which are senior to the borrower’s equity position but subordinated to other third-party financing; and

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equity and debt securities (including preferred equity, limited partnership interests, trusts and other higher-yielding structured debt and equity investments) issued by companies that are engaged in real-estate-related businesses as defined by regulations promulgated under the Internal Revenue Code, including other REITs.

Distributions Policy

Our investments in securities and real property assets generate cash flow to us from which we expect to pay distributions to stockholders. The Board of Directors will determine the amount of any distribution we expect to pay our stockholders. A REIT is generally required to distribute during the taxable year an amount equal to at least 90% of the REIT taxable income (determined under Internal Revenue Code section 857(b)(2), without regard to the deduction for dividends paid). We intend to adhere to this requirement in order to qualify as a REIT.

Real Property Asset Management

We believe that effective management of our assets is essential to maintain and enhance property values. Important aspects of asset management include restructuring transactions to meet the evolving needs of current tenants, re-leasing properties, refinancing debt, selling properties and knowledge of the bankruptcy process.

The Corridor team consists of energy asset professionals with experience across several segments of the energy sector and is primarily responsible for evaluating, negotiating and structuring potential real property asset opportunities. Before a real property asset is acquired by us, the transaction is reviewed by the managing directors of Corridor and TCA and approved by the managing directors of Corridor. The approval is subject to final approval by our Board of Directors. Our Board of Directors is not directly involved in originating or negotiating potential asset acquisitions but instead functions as a separate and final step in the process.

We monitor, on an ongoing basis, compliance by tenants with their lease obligations and other factors that could affect the financial performance of any of our properties. Monitoring involves receiving assurances that each tenant has paid real estate taxes, assessments and other expenses relating to the properties it occupies and confirming that appropriate insurance coverage is being maintained by the tenant. We review financial statements of tenants and undertake regular physical inspections of the condition and maintenance of properties. Additionally, we periodically analyze each tenant’s financial condition, the industry in which each tenant operates and each tenant’s relative strength in its industry.

Liquidity and Financing Strategies

Consistent with our asset acquisition policies, we use leverage when available on terms we believe are favorable. The amount of leverage that we may employ will depend on our assessment of market conditions and other factors at the time of any proposed borrowing. Although we currently do not anticipate doing so, the amount of total leverage we employ may exceed 50% of our total assets, which was the maximum amount of leverage we could employ as a BDC. Substantially all of our mortgage loans are expected to be non-recourse. A lender on non-recourse mortgage debt generally has recourse only to the property collateralizing such debt and not to any of our other assets, while full recourse financing would give a lender recourse to all of our assets. The use of non-recourse debt, therefore, helps us to limit the exposure of all of our assets to any one debt obligation. Lenders may, however, have recourse to our other assets in limited circumstances not related to the repayment of the indebtedness, such as under an environmental indemnity. We also expect to have an unsecured line of credit that can be used in connection with refinancing existing debt and making new acquisitions, as well as to meet other working capital needs. We expect to incur debt which bears interest at fixed rates, or is effectively converted to fixed rates through interest rate caps or swap agreements.

On November 30, 2011, we entered into a 180-day rolling evergreen margin loan facility with Bank of America, N.A. The terms of the agreement provide for a $10,000,000 facility that is secured by certain of our assets. Outstanding balances generally will accrue interest at a variable rate equal to one-month LIBOR plus 0.85 percent and unused portions of the facility will accrue a fee equal to an annual rate of 0.25 percent. We did not have any borrowings outstanding as of November 30, 2011. Under the terms of the margin loan facility, we must maintain asset coverage required under the 1940 Act. If we fail to maintain the required coverage, we may be required to repay a portion of an outstanding balance until the coverage requirement has been met. At February 29, 2012, the Company was in compliance with the terms of the margin loan facility. As of February 29, 2012, we had segregated trading securities with an aggregate value of $1,322,790 to serve as collateral for potential borrowings under the loan facility.

As of February 29, 2012, the fair value of the publicly-traded and liquid MLP equity securities held in our securities portfolio was approximately $29.5 million.

In April 2011, IRP was acquired by James River Coal Company. As a result of the acquisition, we received proceeds of approximately $31.6 million. An additional $2.1 million was placed in escrow pursuant to the terms of the agreement governing the sale. Two-thirds of the escrow fund will be released fourteen months following the closing date (reduced by reserve claim amounts, if any). One-third of the escrow fund will not be released until all legal proceedings and fines relating to certain violations at a specific mine covered by the transaction are fully resolved. As of February 29, 2012, we estimate the carrying value of the escrow to be approximately $1.7 million.

Competition

We compete with public and private funds, commercial and investment banks and commercial financing companies to make the types of investments that we plan to make in the U.S. energy infrastructure sector. Many of our competitors are substantially larger and have considerably greater financial, technical and marketing resources than us. For example, some competitors may have a lower cost of funds and access to funding sources than are available to us. In addition, some of our competitors may have higher risk tolerances or different risk assessments, allowing them to consider a wider variety of investments and establish more relationships than us. These competitive conditions may adversely affect our ability to make investments in the energy infrastructure sector and could adversely affect our distributions to stockholders.

INVESTMENTS, ASSETS AND WHOLLY-OWNED SUBSIDIARY

The following is a summary of our portfolio investments (other than cash and public MLPs) as of February 29, 2012, along with graphs highlighting the shift in our portfolio investments from the end of fiscal 2010 to the end of fiscal 2011.

Lightfoot Capital Partners, LP and Lightfoot Capital Partners GP LLC (“Lightfoot”)

Lightfoot owns controlling interest in Arc Terminals, a limited partnership that operates 11 refined product storage terminals located throughout the United States with a combined working capacity of approximately 3.6 million barrels. Arc provides storage and delivery services for petroleum, petrochemical and chemical products to customers under long-term storage and throughput contracts. In October 2011, Lightfoot acquired a minority interest in a liquefied natural gas regasification facility located in Mississippi.

Eastern Interconnect Project (“EIP”)

The EIP project is a 40 percent undivided interest in a 216 mile, 345-KV bulk power transmission line (“Line”) and related equipment and substations including towers, easement rights, converters and other grid support components. These transmission assets move electric power across New Mexico between Albuquerque and Clovis. The project is leased on a triple net basis through April 1, 2015 to Public Service Company of New Mexico (“PNM”), at which time the lease can be extended, or allowed to expire. PNM is an independent electric utility company serving approximately 500,000 customers in New Mexico. PNM is a subsidiary of PNM Resources. EIP is a critical, East-West link on the Public Service Company of New Mexico transmission grid. Construction of the Line was completed in 1984 and is expected to have an additional twenty years of useful life. The Company does not anticipate any material costs would be incurred should the lease tenant be replaced.

VantaCore Partners LP (“VantaCore”)

VantaCore was formed to acquire companies in the aggregate industry and currently owns a quarry and asphalt plant in Clarksville, Tennessee, sand and gravel operations located near Baton Rouge, Louisiana and a quarry in Todd County, Kentucky. Aggregates consist of crushed stone, sand and gravel used in construction and concrete. The company also controls several hundred acres of land adjacent to its Clarksville location which recently received zoning approval for a port on the Cumberland River.

High Sierra Energy, LP and High Sierra Energy, GP (“High Sierra”)

High Sierra is a Denver based private limited partnership that operates midstream businesses in the energy industry. Its four business units include: transportation, treatment, recycling and disposal of oil and gas waste-water; gathering, transportation, logistics and marketing of crude oil; transportation logistics and marketing of natural gas liquids and asphalt; and leasing of well head compression equipment. The company’s assets are located in nine of the most prolific oil and natural gas shale plays in the country and have sales in all lower 48 U.S. states and Canada.

On May 21, 2012, we announced that High Sierra had entered into a merger agreement with NGL Energy Partners, LP (“NGL”). The merger is subject to various closing conditions and is expected to close in early June 2012. We expect to receive, in the aggregate, $9.2 million in cash and approximately 1.2 million units of NGL at the closing. Assuming a value for the publicly traded NGL shares of $21.50, the total consideration received by us in connection with the merger would be approximately $35.3 million, compared to the fair value as of Feb. 29, 2012 of $29.1 million.

Mowood, LLC (“Mowood”) — Wholly Owned Subsidiary

Mowood is the holding company of Omega Pipeline, LLC (“Omega”). Omega is a natural gas local distribution company located on the Fort Leonard Wood military installation in south-central Missouri. Omega owns approximately 50 miles of pipeline, has a long term contract with the Department of Defense and serves the natural gas needs of Fort Leonard Wood in addition to marketing natural gas services to several customers in the surrounding area. We hold 100 percent of the equity interests in Mowood.

MANAGER

We are externally managed by Corridor InfraTrust Management, LLC (formerly Corridor Energy, LLC). Corridor is an asset manager specializing in financing the acquisition or development of infrastructure real property assets. Corridor assists us in identifying, acquiring and developing energy infrastructure real property asset investments that can be leased to businesses that make goods, provide services or own assets other than securities, which business we refer to herein as “operating companies” and is generally responsible for our day-to-day operations.

Corridor Team

The Corridor team includes Managing Directors Rick Green and David Schulte, Director David Haley and Principal Becky Sandring. This team provides investors and operator partners with the industry expertise of energy operations, energy portfolio management and capital markets. Biographical information about the members of the Corridor team is provided below. Corridor is located at 4200 W. 115th Street, Suite 210, Leawood, Kansas 66211. Corridor is an affiliate of TCA.

Richard C. (“Rick”) Green

Mr. Green serves as our Chairman and is a co-founder and Managing Director of Corridor. He has spent more than 30 years in the energy industry serving as a CEO for more than 20 years. During his tenure, Mr. Green demonstrated leadership and perseverance in pioneering the strategy and successful execution of a significant business expansion of Aquila Inc., formerly UtiliCorp United, to a Fortune 30 company. Aquila Inc. was an international electric and gas utility business and national energy marketing and trading business. Mr. Green has also been credited with leading a successful wind down of the merchant trading operations of Aquila Inc. to provide shareholder focus on the company’s utility market strategy during the 2002 energy market crisis. From 2006-2008, Mr. Green successfully directed the complicated separation and ultimate sale of Aquila’s multi-state utility operations. Mr. Green then founded The Calvin Group LLC, a consulting firm that leveraged the management and operational experience of the partners to catalyze the management teams of energy companies. Mr. Green is currently on the board, and was previously a chairman of, the Midwest Research Institute, and has also served on the board for the National Renewable Energy Laboratories in Golden, Colorado.

David J. Schulte, CFA, CPA

Mr. Schulte is a co-founder and Managing Director of both Corridor and TCA, where he serves on the investment committee, and is also our Chief Executive Officer. In addition, Mr. Schulte serves as Senior Vice President of Tortoise Energy Infrastructure Corporation (NYSE: TYG), Tortoise Energy Capital Corporation (NYSE: TYY), Tortoise North American Energy Corporation (NYSE: TYN), Tortoise Power and Energy Infrastructure Fund Inc. (NYSE: TPZ), Tortoise MLP Fund, Inc. (NYSE: NTG) and Tortoise Pipeline & Energy Fund, Inc. (NYSE: TPZ). From 1993-2002, Mr. Schulte was a Managing Director at Kansas City Equity Partners, L.C. (“KCEP”). While a partner at KCEP, Mr. Schulte led private financing for two growth MLP’s in the energy infrastructure sector, Inergy, L.P., where he served as a director, and MarkWest Energy Partners, L.P., where he was a board observer. Prior to joining KCEP, Mr. Schulte had over five years of experience completing acquisition and public equity financings as an investment banker at the predecessor of Oppenheimer & Co., Inc. In 2011, Mr. Schulte and his partners at TCA were awarded the Ernst & Young Entrepreneur of the Year® award for financial services companies in the Central Midwest region.

David W. Haley

Mr. Haley is a Director of Corridor and our Senior Vice President. He has over 20 years of experience in the energy industry. Prior to joining Corridor, Mr. Haley was a Vice President at the consulting firm, The

Calvin Group. From 2002-2008 he was Managing Director of EnFocus, a consulting firm focused on risk management and structuring transactions for clients in the energy and financial services industries. Mr. Haley was previously Vice President of Cross Commodity Trading for Aquila Merchant Services, where he directed a group engaged in market marking, risk management and proprietary trading of crude oil, natural gas, residual and heating oil, electricity, coal and financial transmission rights/transmission congestion credits. He was also responsible for managing the risks and optimizing a portfolio of asset investments including power plants, electric transmission, natural gas transportation and natural gas storage. Before joining Aquila, he was Vice President of Cinergy Corp. where he directed structuring, valuation analysis and transaction pricing for mergers & acquisitions and leveraged buyouts/financial restructurings of independent power projects.

Rebecca M. Sandring

Ms. Sandring is Principal of Corridor and our Treasurer. She has over 20 years of experience in the energy industry. As a Vice President with The Calvin Group, she created strategic business plans resulting in third party investments and provided financial leadership to a wind development company, which resulted in planned project cost reductions. From 1993-2008 Ms. Sandring had various roles at Aquila Inc, formerly UtiliCorp United, a regulated gas and electric utility serving a multi-state region with international operations including transmission, distribution and generation. Ms. Sandring’s roles at UtiliCorp and then Aquila Inc. were in operational finance, and included business valuations, project and corporate finance, process efficiency, implementation of complex GAAP accounting policies and internal accounting and risk system designs. As Director of Finance at Aquila, Inc. she was responsible for leading the internal finance team, which worked with external advisors regarding the strategic alternatives for Aquila, Inc. In her role as Director of Finance for the unregulated power generation division, which had over 4,000 megawatts of generation capacity, she was responsible for building the accounting, strategic planning and forecasting team and process.

Management Agreement

Management Services

Pursuant to a Management Agreement, Corridor has agreed to use its reasonable best efforts to present us suitable acquisition opportunities consistent with our investment objectives and policies and is generally responsible, subject to the supervision and review of our Board of Directors, for our day-to-day operations.

Corridor’s services to us under the Management Agreement are not exclusive, and Corridor is free to furnish the same or similar services to other entities, including businesses which may directly or indirectly compete with us, so long as Corridor’s services to us are not impaired by the provision of such services to others.

Administration Services

Pursuant to the Management Agreement, Corridor also furnishes us with office certain clerical and administrative services necessary for our operation (other than services provided by our custodian, accounting agent, administrator, dividend and interest paying agent and other service providers). Corridor is authorized to cause us to enter into agreements with third parties to provide such services. To the extent we request, Corridor will (i) oversee the performance and payment of the fees of our service providers and make such reports and recommendations to the Board of Directors concerning such matters as the parties deem desirable, (ii) respond to inquiries and otherwise assist such service providers in the preparation and filing of regulatory reports, proxy statements, and stockholder communications, and the preparation of materials and reports for the Board of Directors; (iii) establish and oversee the implementation of borrowing facilities or other forms of leverage authorized by the Board of Directors and (iv) supervise any other aspect of our administration as may be agreed upon by us and Corridor. We have agreed, pursuant to the Management Agreement, to reimburse Corridor for all out-of-pocket expenses incurred in providing the foregoing services.

Management Fee

Pursuant to the Management Agreement, we pay Corridor quarterly a base management fee equal to 0.25% (1.00% annualized) of our average monthly Managed Assets for such quarter, calculated and paid in arrears within 30 days of the end of each fiscal quarter. The term “Managed Assets” as used in the calculation of the management fee means all of our securities and real property assets (including any securities or real property assets purchased with or attributable to borrowed funds) minus accrued liabilities other than (1) deferred taxes and (2) debt entered into for the purpose of leverage. Accrued liabilities are expenses incurred in the normal course of our operations. For purposes of the definition of Managed Assets, “securities” includes our securities portfolio, valued at then current market value. For purposes of the definition of Managed Assets, “real property assets” includes our assets invested, directly or indirectly, in equity interests in or loans secured by real estate and personal property owned in connection with such real estate (including acquisition related costs and acquisition costs that may be allocated to intangibles or are unallocated), valued at the aggregate historical cost, before reserves for depreciation, amortization, impairment charges or bad debts or other similar noncash reserves. The base management fee for any partial quarter will be appropriately prorated.

We also pay Corridor quarterly an incentive fee of 10% of the increase in distributions paid over a threshold distribution equal to $0.125 per share per quarter, calculated and paid in arrears within 30 days of the end of each fiscal quarter. No incentive fee shall be paid on (i) any dividend paid after the Board of Directors has determined to liquidate us, or (ii) all or any portion of any dividend expected by the Board of Directors not to be sustainable in subsequent quarters. The incentive fee for any partial quarter will be appropriately prorated. At least half of any incentive fee paid to Corridor must be reinvested by Corridor in our common stock.

Payment of Our Expenses

We bear all expenses not specifically assumed by Corridor and incurred in our operations. We have borne the expenses related to prior offerings of our securities and we will bear the expenses related to this offering. The compensation and allocable routine overhead expenses of all investment professionals of Corridor and its staff, when and to the extent engaged in providing us management services, is provided and paid for by Corridor and not us.

Duration and Termination

The Management Agreement was initially reviewed and approved by our Board of Directors. It will remain in effect until December 31, 2012 and is renewable annually thereafter by us. The Management Agreement may be terminated by us, by vote of the Board of Directors, without penalty upon not more than 60 days’ written notice to Corridor. The Management Agreement may also be terminated by Corridor without penalty upon not less than 60 days’ written notice to us.

Tortoise Capital Advisors

Tortoise Capital Advisors, L.L.C., a registered investment adviser, provides us certain securities focused investment services necessary to evaluate, monitor and liquidate our remaining securities portfolio and also provide us with certain operational (i.e. non-investment) services. We have also entered into an Administration Agreement with TCA pursuant to which TCA acts as our administrator and performs (or oversees or arranges for the performance of) the administrative services necessary for our operation, including without limitation providing us with equipment, clerical, book keeping and recordkeeping services. For these services we pay TCA a fee equal to 0.04% of our aggregate average daily Managed Assets, with a minimum annual fee of $30,000.

The investment committee of TCA consists of H. Kevin Birzer, Zachary A. Hamel, Kenneth P. Malvey, Terry C. Matlack and David J. Schulte, all of whom are Managers of TCA. TCA is located at 11550 Ash Street, Suite 300, Leawood, Kansas 66211. TCA is a pioneer in capital markets for MLP investment companies and a leader in closed-end funds and separately managed accounts focused on MLPs in the energy sector. TCA was formed in October 2002 to provide portfolio management services to institutional and high-net worth investors seeking professional management of their MLP investments. As of December 31, 2011, TCA had approximately $7.6 billion of client assets under management. Corridor compensates TCA for the services TCA provides to us, other than the services provided to us pursuant to the Administration Agreement to which we and TCA are a party.

Consultant Arrangement

Corridor has retained Kenmont Capital Partners L.P. as a consultant. Kenmont assists Corridor in identifying potential real property asset acquisition opportunities for us. Corridor compensates Kenmont for the services it provides to us.

DIVIDEND REINVESTMENT PLAN

If a stockholder’s common stock is registered directly with us or with a brokerage firm that participates in our Automatic Dividend Reinvestment Plan (“Plan”) through the facilities of the Depository Trust Company (“DTC”) and such stockholder’s account is coded dividend reinvestment by such brokerage firm, all distributions are automatically reinvested for stockholders by the Plan Agent, Computershare Trust Company, Inc. (the “Plan Agent”), in additional common stock (unless a stockholder is ineligible or elects otherwise).

We will use primarily newly-issued common stock to implement the Plan, whether our shares are trading at a premium or at a discount to book value. However, we reserve the right to instruct the Plan Agent to purchase shares in the open-market in connection with its obligations under the Plan. The number of shares to be issued to a stockholder shall be determined by dividing the total dollar amount of the distribution payable to such stockholder by the market price per share of our common stock at the close of regular trading on the distribution payment date. Market price per share on that date shall be the closing price for such shares or, if no sale is reported for such day, at the average of their reported bid and asked prices. If distributions are reinvested in shares purchased on the open market, then the number of shares received by a stockholder shall be determined by dividing the total dollar amount of the distribution payable to such stockholder by the weighted average price per share (including brokerage commissions and other related costs) for all shares purchased by the Plan Agent on the open-market in connection with such distribution. Such open-market purchases will be made by the Plan Agent as soon as practicable, but in no event more than 30 days after the distribution payment date.

The Plan Agent maintains all stockholders’ accounts in the Plan and furnishes written confirmation of each acquisition made for the participant’s account as soon as practicable, but in no event later than 60 days after the date thereof. Shares in the account of each Plan participant will be held by the Plan Agent in non-certificated form in the Plan Agent’s name or that of its nominee, and each stockholder’s proxy will include those shares purchased or received pursuant to the Plan. The Plan Agent will forward all proxy solicitation materials to participants and vote proxies for shares held pursuant to the Plan first in accordance with the instructions of the participants then with respect to any proxies not returned by such participant, in the same proportion as the Plan Agent votes the proxies returned by the participants.

There will be no brokerage charges with respect to shares issued directly by us as a result of distributions payable either in shares or in cash. However, each participant will pay a pro rata share of brokerage commissions incurred with respect to the Plan Agent’s open-market purchases in connection with the reinvestment of distributions. If a participant elects to have the Plan Agent sell part or all of his or her common stock and remit the proceeds, such participant will be charged his or her pro rata share of brokerage commissions on the shares sold plus a $15.00 transaction fee. The automatic reinvestment of distributions will not relieve participants of any federal, state or local income tax that may be payable (or required to be withheld) on such distributions. See “U.S. Federal Income Tax Considerations.”

Experience under the Plan may indicate that changes are desirable. Accordingly, we reserve the right to amend or terminate the Plan if in the judgment of our Board of Directors such a change is warranted. The Plan may be terminated by the Plan Agent or us upon notice in writing mailed to each participant at least 60 days prior to the effective date of the termination. Upon any termination, the Plan Agent will cause a certificate or certificates to be issued for the full shares held by each participant under the Plan and cash adjustment for any fraction of a common share at the then current market value of the common stock to be delivered to him or her. If preferred, a participant may request the sale of all of the common stock held by the Plan Agent in his or her Plan account in order to terminate participation in the Plan. If such participant elects in advance of such termination to have the Plan Agent sell part or all of his or her shares, the Plan Agent is authorized to deduct from the proceeds a $15.00 fee plus the brokerage commissions incurred for the transaction. If a participant has terminated his or her participation in the Plan but continues to have common stock registered in his or her name, he or she may re-enroll in the Plan at any time by notifying the Plan Agent in writing at the address below. The terms and conditions of the Plan may be amended by the Plan Agent or us at any time, except when necessary or appropriate to comply with applicable law or the rules or policies of the SEC or any other regulatory authority, only by mailing to each participant appropriate written notice at least 30 days prior to the effective date thereof. The amendment shall be deemed to be accepted by each participant unless, prior to the effective date thereof, the Plan Agent receives notice of the termination of the participant’s account under the Plan. Any such amendment may include an appointment by the Plan Agent of a successor Plan Agent, subject to the prior written approval of the successor Plan Agent by us.

Additional information about the Plan may be obtained by writing to Computershare Trust Company, N.A, P.O. Box 43078, Providence, Rhode Island 02940-3078, by contacting them by phone at (800) 426-5523, or by visiting their website at www.computershare.com.

VALUATION OF SECURITIES PORTFOLIO

Valuation Methodology — Public Companies

The Company currently has a Fund Accounting Agreement with U.S. Bancorp Fund Services, LLC (“USBFS”) by which, among other things, USBFS will obtain securities market quotations from independent pricing services approved by TCA and ratified by our Board of Directors. USBFS generally obtains a single readily available market quotation (generally based solely on observable data as opposed to unobservable inputs and/or proprietary models) from the principal market equivalent to the last reported sale price on the exchange or over-the counter (OTC) market on which the security is principally traded. Historically, we have not adjusted any prices obtained from the independent pricing service.

If USBFS cannot obtain a market price as outlined below, or if TCA determines that the market price of a security as so obtained does not represent a fair value as of the Measurement Date (due to a significant development subsequent to the time its price is determined, through usage of a portfolio management system developed by a third-party that supplies TCA daily pricing information independent of that provided by USBFS, or otherwise), fair value for the security shall be determined pursuant to methodologies established by the Board of Directors.

(a)	Equity Securities

The fair value for equity securities shall be determined in the following order:

(1) by using readily available market quotations from the principal market

(i) if a security is traded on the Measurement Date, by using the last reported sale price1 on the exchange or over-the-counter (OTC) market on which the security is principally traded, up to the time of valuation, is used.

(ii) if there were no reported sales on the security’s principal exchange or OTC market on the Measurement Date, by using the average between the last bid price and last asked price (the “Calculated Mean”), as reported by the pricing service, shall be used.

or

(2) by obtaining direct written broker-dealer quotations if a security is not traded on an exchange or quotations are not available from an approved pricing service.

(b)	Short-Term Securities

Short-term securities, including bonds, notes, debentures and other debt securities, and money market instruments such as certificates of deposit, commercial paper, bankers’ acceptances and obligations of domestic and foreign banks, with remaining maturities of 60 days or less, for which reliable market quotations are readily available shall each be valued on an amortized cost basis at current market quotations as provided by an independent pricing service or principal market maker.

(c)	Fixed Income Securities

Fixed income securities (other than the short-term securities as described above) shall be valued by (a) using readily available market quotations based upon the last updated sale price or a market price

[1]	In the case of the Nasdaq Stock Market, Inc. (and certain other exchanges or OTC markets as approved by the Managers of TCA who comprise the Investment Committee of TCA (the “Pricing Committee”)), the closing prices reported by the exchange and OTC market (which may sometimes be referred to as the “official close,” the “official closing price” or other similar term) will be taken to be the “last reported sale price” for purposes of this section and any other instance in these Procedures in which the last reported sale price for a security or other asset is used. In these instances, although the closing price reported by the exchange or OTC market may not be the last reported sale price, TCA believes it to be representative of the value at the close of the exchange or OTC market.

from an approved pricing service generated by a pricing matrix based upon yield data for securities with similar characteristics or (b) by obtaining a direct written broker-dealer quotation from a dealer who has made a market in the security.

(d)	Options and Futures

Options (including options on futures contracts) and futures contracts shall be valued using readily available market quotations. Exchange-traded options are valued at the last reported sale price on any exchange on which they trade. If no sales are reported on any exchange on the Measurement Date, exchange-traded options shall be valued at the mean between the highest bid and lowest asked prices obtained as of the closing of the exchanges on which the option is traded. Exchange-traded domestic futures contracts are valued at the last reported sale price on the Chicago Mercantile Exchange. Exchange-traded foreign futures contracts are valued at the last reported sale price on the primary foreign exchange on which they principally trade.

Non-exchange traded options and futures are valued at the last reported sale price on the OTC market on which the option or future is principally traded. If no sales are reported on the OTC market on the Measurement Date, non-exchange traded options and futures shall be valued at the Calculated Mean based on bid and asked prices obtained from the OTC market.

For options or futures where market quotations are not readily available, their value will be determined in accordance with the methodologies established by the Board for securities of private companies as set forth in Appendix A.

(e)	Rights

(1) Exchange-traded. The value of a right that is traded upon one or more exchanges shall be determined on the basis of the procedures set forth in (a) above.

(2) All other rights. If a right is not traded on any exchange, its value will be determined in accordance with the methodologies established by the Board for securities of private companies as set forth in Appendix A.

(f)	Warrants

(1) Exchange-traded. The value of a warrant that is traded upon one or more exchanges shall be determined on the basis of the procedures set forth in (a) above.

(2) All other, warrants. If a warrant is not traded on any exchange, its value will be determined (i) by using a quotation or evaluated price, as applicable, provided by a broker-dealer; or (ii) pursuant to the methodologies established by the Board for securities of private companies as set forth in Appendix A.

(g)	Non-U.S. Securities

Quotations of non-U.S. securities in a non-U.S. currency will be valued in U.S. dollars on the basis of the foreign currency exchange rates prevailing at the time as of which such valuation is determined.

For equity securities, we will first use readily available market quotations and will obtain direct written broker-dealer quotations if a security is not traded on an exchange or quotations are not available from an approved pricing service. For fixed income securities, we will use readily available market quotations based upon the last updated sale price or market value from a pricing service or by obtaining a direct written broker-dealer quotation from a dealer who has made a market in the security. If no sales are reported on any exchange or OTC market, we will use the calculated mean based on bid and asked prices obtained from the primary exchange or OTC market.

Valuation Methodology — Private Companies

There generally is not a readily available market price for these private investments, therefore, we value substantially all of our remaining equity investments in private companies at fair value in good faith.

Generally, the process is as follows:

•

The independent valuation firm prepares the preliminary valuations and the supporting analysis. At August 31, 2011, the independent valuation firm provided valuations on five portfolio companies comprising approximately 99.8 percent of the total fair value of restricted investments;

•	The investment professionals of TCA review the preliminary valuations and supporting analyses, and consider and assess, as appropriate, any changes that may be required to the preliminary valuations;

•	The Investment Committee of TCA reviews the preliminary valuations and supporting analyses, and considers and assesses, as appropriate, any changes that may be required to the preliminary valuations;

•

The Board of Directors assesses the final valuations provided by the independent valuation firm and ultimately determines the fair value of each investment in our portfolio in good faith. Determination of fair values involves subjective judgments and estimates. We have not historically adjusted the final valuations provided by the independent valuation firm. The notes to our financial statements explain the highly judgmental nature of these valuations, and the impact any change in such valuations may have on our financial statements.

We determine fair value to be the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. We have determined the principal market, or the market in which we exit our private portfolio investments with the greatest volume and level of activity, to be the private secondary market. Typically, private companies are bought and sold based on multiples of EBITDA, cash flows, net income, revenues, or in limited cases, book value.

For private company investments, value is often realized through a liquidity event of the entire company. Therefore, the value of the investee as a whole (enterprise value) at the reporting date often provides the best evidence of the value of the investment and is the initial step for valuing our privately issued securities. For any one company, enterprise value may best be expressed as a range of fair values, from which a single estimate of fair value will be derived. In determining the enterprise value of a portfolio company, an analysis is prepared consisting of traditional valuation methodologies including market and income approaches:

•

Market approach. The market approach uses prices and other relevant information generated by market transactions involving identical or comparable assets or liabilities. For example, valuation techniques consistent with the market approach often use market multiples derived from a set of comparables.

•

Income approach. The income approach uses valuation techniques to convert future amounts (for example, cash flows or earnings) to a single present amount (discounted). The measurement is based on the value indicated by current market expectations about those future amounts.

The fair value of investments in private portfolio companies is determined based on various factors, including enterprise value, observable market transactions, such as recent offers to purchase a company, recent transactions involving the purchase or sale of the equity securities of the company, or other liquidation events. The determined equity values generally will be discounted when we have a minority position, are subject to restrictions on resale, have specific concerns about the receptivity of the capital markets to a specific company at a certain time, or other comparable factors exist.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a general summary of material federal income tax considerations affecting us and our security holders. This discussion does not purport to be complete or to deal with all aspects of federal income taxation that may be relevant to security holders in light of their particular circumstances or who are subject to special rules, such as banks, thrift institutions and certain other financial institutions, real estate investment trusts, regulated investment companies, insurance companies, brokers and dealers in securities or currencies, certain securities traders, tax-exempt investors, individual retirement accounts, certain tax-deferred accounts, and foreign investors. Tax matters are very complicated, and the tax consequences of an investment in and holding of our securities will depend on the particular facts of each investor’s situation. Investors are advised to consult their own tax advisors with respect to the application to their own circumstances of the general federal income taxation rules described below and with respect to other federal, state, local or foreign tax consequences to them before making an investment in our securities. Unless otherwise noted, this discussion assumes that investors are U.S. persons and hold our securities as capital assets.

A “U.S. person” generally is a beneficial owner of our securities that is, for U.S. federal income tax purposes, any one of the following:

•	a citizen or resident of the United States;

•	a corporation, partnership or other entity created in or organized under the laws of the United States or any political subdivision thereof;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust subject to the supervision of a court within the United States and the control of a United States person.

A “Non-U.S. holder” is a beneficial owner of our securities that is not a U.S. person.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our securities, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A prospective security holder that is a partnership holding our securities or a partner of such a partnership should consult his, her or its own tax adviser with respect to the purchase, ownership and disposition of our securities.

Tax matters are very complicated and the tax consequences to a U.S. person or a Non-U.S. person of an investment in our securities will depend on the facts of his, her or its particular situation. We encourage investors to consult their own tax advisers regarding the specific consequences of such an investment, including tax reporting requirements, the applicability of federal, state, local and foreign tax laws and the effect of any possible changes in the tax laws.

Husch Blackwell LLP has provided an opinion to the effect that this discussion, to the extent that it contains descriptions of applicable Federal income tax law, is correct in all material respects and fairly summarizes the Federal income tax laws referred to herein. This opinion is filed as an exhibit to the registration statement of which this prospectus is a part. This opinion, however, does not purport to address the actual tax consequences of the purchase, ownership and disposition of our securities to any particular holder. The opinion, and the information in this section, is based on the Code, current, temporary and proposed Treasury Regulations, the legislative history of the Code, current administrative interpretations and practices of the Internal Revenue Service, and court decisions. The reference to Internal Revenue Service interpretations and practices includes Internal Revenue Service practices and policies as endorsed in private letter rulings, which are not binding on the Internal Revenue Service except with respect to the taxpayer that receives the ruling. In each case, these sources are relied upon as they exist on the date of this prospectus. No assurance can be given that future legislation, regulations, administrative interpretations and court decisions will not significantly change current law, or adversely affect existing interpretations of existing law, on which the opinion and the information in this section are based. Any change of this kind could apply retroactively to transactions preceding the date of the change. Moreover, opinions of counsel merely represent counsel’s best judgment with respect to the probable outcome on the merits and are not binding on the Internal Revenue Service or the courts. Accordingly, even if there is no change in applicable law, no assurance can be provided that such opinion, or the statements made in the following discussion, will not be challenged by the Internal Revenue Service or will be sustained by a court if so challenged.

Pursuant to U.S. Treasury Department Circular 230, we are informing you that (1) this discussion is not intended to be used, was not written to be used, and cannot be used, by any taxpayer for the purpose of avoiding penalties under the U.S. federal tax laws, (2) this discussion was written by us in connection with the registration of our securities and our promotion or marketing, and (3) each taxpayer should seek advice based on his, her or its particular circumstances from an independent tax advisor.

Company Federal Income Taxation

We are treated as a corporation for federal and state income tax purposes. Thus, we are obligated to pay federal and state income tax on our taxable income. We invest our assets primarily in entities treated as partnerships for federal income tax purposes. As a partner in the partnerships, we must report our allocable share of the partnership’s taxable income in computing our taxable income regardless of whether the partnerships make any distributions. Based upon our review of the historic results of the type of entity in which we invest, we expect that the cash flow received by us with respect to our investments in partnerships will exceed the taxable income allocated to us from such investments. There is no assurance that our expectation regarding the distributions from the partnerships exceeding taxable income from the partnerships will be realized. If this expectation is not realized, there may be greater tax expense borne by us and less cash available to distribute to stockholders or to pay to creditors. In addition, we will take into account in determining our taxable income the amounts of gain or loss recognized on the sale of our investments. Currently, the maximum regular federal income tax rate for a corporation is 35 percent. We may be subject to a 20 percent federal alternative minimum tax on our alternative minimum taxable income to the extent that the alternative minimum tax exceeds our regular federal income tax.

Because we are treated as a corporation for federal income tax purposes, our financial statements reflect deferred tax assets or liabilities according to generally accepted accounting principles. This differs from many closed-end funds that are taxed as RICs under the Internal Revenue Code. Deferred income taxes reflect (i) taxes on unrealized gains/(losses), which are attributable to the temporary difference between fair market value and tax basis, (ii) the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes and (iii) the net tax benefit of accumulated net operating losses and capital losses. To the extent we have a deferred tax asset, consideration is given as to whether or not a valuation allowance is required. We periodically assess the need to establish a valuation allowance for deferred tax assets based on the criterion established by the Statement of Financial Accounting Standards, Accounting for Income Taxes (ASC 740) that it is more likely than not that some portion or all of the deferred tax asset will not be realized. Our assessment considers, among other matters, the nature, frequency and severity of current and cumulative losses, forecasts of future profitability (which are highly dependent on future partnership cash distributions), the duration of statutory carryforward periods and the associated risk that operating loss and capital loss carryforwards may expire unused. In addition, a substantial change in our ownership may limit our ability to utilize our loss carryforwards. We periodically review the recoverability of deferred tax assets based on the weight of available evidence. Accordingly, realization of a deferred tax asset is dependent on whether there will be sufficient taxable income of the appropriate character within the carryforward periods to realize a portion or all of the deferred tax benefit. We will accrue deferred federal income liability associated with that portion of partnership distributions considered to be a tax-deferred return of capital, as well as capital appreciation of our investments. Upon the sale of an partnership security, we may be liable for previously deferred taxes, if any. We will rely to some extent on information provided by the partnerships, which is not necessarily timely, to estimate deferred tax liability for purposes of financial statement reporting. From time to time we will modify our estimates or assumptions regarding our deferred tax liability as new information becomes available.

Federal Income Taxation of U.S. Holders of Common and Preferred Stock

Federal Income Tax Treatment of U.S. Holders of Common Stock. Unlike a holder of a direct interest in partnerships, a stockholder will not include its allocable share of our income, gains, losses or deductions in computing its own taxable income. Instead, since we are of the opinion that, under present law, the common stock will constitute equity, distributions with respect to such shares (other than distributions in redemption of shares subject to Section 302(b) of the Internal Revenue Code) will generally constitute dividends to the extent of our allocable current or accumulated earnings and profits, as calculated for federal income tax purposes. Generally, a corporation’s earnings and profits are computed based upon taxable income, with certain specified adjustments. As explained above, based upon the historic performance of the partnerships, we anticipate that the distributed cash from the partnerships will exceed our share of the partnerships’ income and our gain on the sale of partnership interests. In addition, earnings and profits are treated generally, for federal income tax purposes, as first being used to pay distributions on preferred stock, and then to the extent remaining, if any, to pay distributions on the common stock. Thus, we anticipate that only a portion of the distributions of DCF will be treated as dividend income to common stockholders. To the extent that distributions to a stockholder exceed our current and accumulated earnings and profits, the stockholder’s basis in shares of stock with respect to which the distribution is made will be reduced, which may increase the amount of gain realized upon the sale of such shares. If a stockholder has no further basis in its shares, the stockholder will report any excess distributions as capital gain if the stockholder holds such shares as a capital asset.

Dividends of current or accumulated earnings and profits generally will be taxable as ordinary income to holders but are expected to be treated as “qualified dividend income” that is generally subject to reduced rates of federal income taxation for noncorporate investors and are also expected to be eligible for the dividends received deduction available to corporate stockholders under Section 243 of the Internal Revenue Code. Under federal income tax law, qualified dividend income received by individual and other noncorporate stockholders is taxed at long-term capital gain rates, which as of the date of this prospectus reach a maximum of 15%. Qualified dividend income generally includes dividends from domestic corporations and dividends from non-U.S. corporations that meet certain criteria. To be treated as qualified dividend income, the stockholder must hold the shares paying otherwise qualifying dividend income more than 60 days during the 121-day period beginning 60 days before the ex-dividend date (or more than 90 days during the 181-day period beginning 90 days before the ex-dividend date in the case of certain preferred stock dividends attributable to periods exceeding 366 days). A stockholder’s holding period may be reduced for purposes of this rule if the stockholder engages in certain risk reduction transactions with respect to the common or preferred stock. The provisions of the Internal Revenue Code applicable to qualified dividend income are effective through December 31, 2012. Thereafter, higher federal income tax rates will apply unless further legislative action is taken.

Corporate holders should be aware that certain limitations apply to the availability of the dividends received deduction, including limitations on the aggregate amount of the deduction that may be claimed and limitations based on the holding period of the shares of common or preferred stock on which the dividend is paid, which holding period may be reduced if the holder engages in risk reduction transactions with respect to its shares. Corporate holders should consult their own tax advisors regarding the application of these limitations to their particular situation.

If a common stockholder participates in our Automatic Dividend Reinvestment Plan, such stockholder will be treated as receiving the amount of the distributions made by the Company, which amount generally will be either equal to the amount of the cash distribution the stockholder would have received if the stockholder had elected to receive cash or, for shares issued by the Company, the fair market value of the shares issued to the stockholder.

Federal Income Tax Treatment of U.S. Holders of Preferred Stock. Under present law, we are of the opinion that preferred stock will constitute equity, and thus distributions with respect to preferred stock (other than distributions in redemption of preferred stock subject to Section 302(b) of the Internal Revenue Code) will generally constitute dividends to the extent of our current or accumulated earnings and profits, as calculated for federal income tax purposes. Such dividends generally will be taxable as ordinary income to holders but are expected to be treated as qualified dividend income that is generally subject to reduced rates of federal income taxation for noncorporate investors and are also expected to be eligible for the dividends received deduction available to corporate stockholders under Section 243 of the Internal Revenue Code. Please see the discussion above on qualified dividend income and the dividends received deductions.

Earnings and profits are generally treated, for federal income tax purposes, as first being used to pay distributions on the preferred stock, and then to the extent remaining, if any, to pay distributions on the common stock. Distributions in excess of the Company’s earnings and profits, if any, will first reduce a stockholder’s adjusted tax basis in his or her preferred stock and, after the adjusted tax basis is reduced to zero, will constitute capital gains to a stockholder who holds such shares as a capital asset.

Sale of Shares. The sale of shares of common or preferred stock by holders will generally be a taxable transaction for federal income tax purposes. Holders of shares of stock who sell such shares will generally recognize gain or loss in an amount equal to the difference between the net proceeds of the sale and their adjusted tax basis in the shares sold. If the shares are held as a capital asset at the time of the sale, the gain or loss will generally be a capital gain or loss. Similarly, a redemption by us (including a redemption resulting from our liquidation), if any, of all the shares actually and constructively held by a stockholder generally will give rise to capital gain or loss under Section 302(b) of the Internal Revenue Code, provided that the redemption proceeds do not represent declared but unpaid dividends. Other redemptions may also give rise to capital gain or loss, but certain conditions imposed by Section 302(b) of the Internal Revenue Code must be satisfied to achieve such treatment.

Capital gain or loss will generally be long-term capital gain or loss if the shares were held for more than one year and will be short-term capital gain or loss if the disposed shares were held for one year or less. Net long-term capital gain recognized by a noncorporate U.S. holder generally will be subject to federal income tax at a lower rate (currently a maximum rate of 15%) than net short-term capital gain or ordinary income (as of the date of this prospectus a maximum rate of 35%, which rate is scheduled to increase to 39.6% for taxable years after 2012). Under current law, the maximum federal income tax rate on capital gain for noncorporate holders is scheduled to increase to 20% for taxable years after 2012. For corporate holders, capital gain is generally taxed at the same rate as ordinary income, that is, currently at a maximum rate of 35%. A holder’s ability to deduct capital losses may be limited.

Federal Income Taxation of Non-U.S. Holders of Common and Preferred Stock

Whether an investment in the shares is appropriate for a Non-U.S. stockholder will depend on that person’s particular circumstances. An investment in the shares by a Non-U.S. stockholder may have adverse tax consequences. Non-U.S. stockholders should consult their tax advisers before investing in our shares.

In general, dividend distributions paid by us to a Non-U.S. stockholder are subject to withholding of U.S. federal income tax at a rate of 30% (or lower applicable treaty rate). If the distributions are effectively connected with a U.S. trade or business of the Non-U.S. stockholder (and, if required by an applicable income tax treaty, are attributable to a permanent establishment maintained by the Non-U.S. stockholder in the United States), we will not be required to withhold federal income tax if the Non-U.S. stockholder complies with applicable certification and disclosure requirements, although the distributions will be subject to federal income tax at the rates applicable to U.S. stockholders. Any such effectively connected dividends may, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. (Special certification requirements apply to a Non-U.S. stockholder that is a foreign partnership or a foreign trust, and such entities are urged to consult their own tax advisers.)

A Non-U.S. holder generally will not be taxed on any gain recognized on a disposition of our stock (or warrants or subscription rights to acquire such stock, as applicable) unless:

•

the gain is effectively connected with the Non-U.S. holder’s conduct of a trade or business in the United States and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the Non-U.S. stockholder in the United States; in these cases, the gain will be taxed on a net income basis at the regular graduated rates and in the manner applicable to U.S. holders (unless an applicable income tax treaty provides otherwise) and, under certain circumstances, the “branch profits tax” described above may also apply;

•

the Non-U.S. holder is an individual who holds our stock (or warrants or subscription rights, as applicable) as a capital asset, is present in the United States for more than 182 days in the taxable year of the disposition and meets other requirements (in which case, except as otherwise provided by an applicable income tax treaty, the gain, which may be offset by U.S. source capital losses, generally will be subject to a flat 30% U.S. federal income tax, even though the Non-U.S. holder is not considered a resident alien under the Code); or

•

we are or have been a “U.S. real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the Non-U.S. holder held our stock (or warrants or subscription rights, as applicable).

Generally, a corporation is a “U.S. real property holding corporation” if the fair market value of its “U.S. real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. For this purpose, we generally will be treated as owning our proportionate share of the assets of a partnership in which we own an equity interest. The determination of whether we are a U.S. real property holding corporation at any given time will depend on the mix of our assets and their fair market values at such time, which is difficult to predict, but based upon our contemplated conversion to a REIT, it is likely that we will be a U.S. real property holding corporation.

Provided that our shares were regularly traded on an established securities market at any time during the calendar year of the disposition, the tax relating to stock in a U.S. real property holding corporation generally will only apply to:

(i) a Non-U.S. holder whose holdings, direct and indirect, of regularly traded interests (including warrants or subscription rights to acquire stock) other than an interest solely as a creditor at any time during the applicable period, constituted more than 5% of such class of interests, or

(ii) a Non-U.S. holder who owns non-regularly traded interests (including warrants or subscription rights to acquire stock) other than solely as a creditor with a fair market value greater than the fair market value of 5% of the regularly traded class of stock with the lowest fair market value, generally determined upon acquisition of such interests (Non-U.S. holders who do not satisfy (i) and (ii), a “Non-5% holder”).

Our common stock is listed on the NYSE. Although not free from doubt, our common stock should be considered to be regularly traded on an established securities market for any calendar quarter during which they are regularly quoted on the NYSE by brokers or dealers that hold themselves out to buy or sell our common stock at the quoted price.

If our shares were not considered to be regularly traded on an established securities market at any time during the applicable calendar year, then a Non-5% holder would be taxed for U.S. federal income tax purposes on any gain realized on the disposition of our shares on a net income basis as if the gain were effectively connected with the conduct of a U.S. trade or business by the Non-5% holder during the taxable year and, in such case, the person acquiring from a Non-5% holder generally would have to withhold 10% of the amount of the proceeds of the disposition. Such withholding may be reduced or eliminated pursuant to a withholding certificate issued by the Service in accordance with applicable U.S. Treasury regulations. We urge all Non-U.S. holders to consult their own tax advisers regarding the application of these rules to them.

A Non-U.S. holder who is a non-resident alien individual, and who is otherwise subject to withholding of federal income tax, may be subject to information reporting and backup withholding of federal income tax on dividends unless the Non-U.S. stockholder provides us or the dividend paying agent with an IRS Form W-8BEN (or an acceptable substitute or successor form) or otherwise meets documentary evidence requirements for establishing that it is a Non-U.S. stockholder or otherwise establishes an exemption from backup withholding.

Our shares that are owned or treated as owned by an individual who is not a U.S. citizen or resident of the United States (as specially defined for U.S. federal estate tax purposes) at the time of death will be included in the individual’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax or other treaty provides otherwise and, therefore, may be subject to U.S. federal estate tax.

Non-U.S. persons should consult their own tax advisers with respect to the United States federal income tax and withholding tax, and state, local and foreign tax consequences of an investment in the shares.

Investment by Tax-Exempt Investors and Regulated Investment Companies. Employee benefit plans, other tax-exempt organizations and regulated investment companies may want to invest in our securities. Employee benefit plans and most other organizations exempt from federal income tax, including individual retirement accounts and other retirement plans, are subject to federal income tax on unrelated business taxable income (“UBTI”). Because we are a corporation for federal income tax purposes, an owner of shares of common stock will not report on its federal income tax return any of our items of income, gain, loss and deduction. Therefore, a tax-exempt investor generally will not have UBTI attributable to its ownership or sale of our common or preferred stock unless its ownership of the stock is debt-financed. In general, stock would be debt-financed if the tax-exempt owner of stock incurs debt to acquire the stock or otherwise incurs or maintains debt that would not have been incurred or maintained if the stock had not been acquired.

For federal income tax purposes, a regulated investment company or “mutual fund,” may not have more than 25% of the value of its total assets, at the close of any quarter, invested in the securities of one or more qualified publicly traded partnerships, which will include most MLPs. Shares of our common stock are not securities of a qualified publicly traded partnership and will not be treated as such for purposes of calculating the limitation imposed upon regulated investment companies.

Backup Withholding. We may be required to withhold, for U.S. federal income tax purposes, a portion of all distributions (including redemption proceeds) payable to stockholders who fail to provide us with their correct taxpayer identification number, who fail to make required certifications or who have been notified by the Internal Revenue Service (“IRS”) that they are subject to backup withholding (or if we have been so notified). Certain corporate and other stockholders specified in the Internal Revenue Code and the regulations thereunder are exempt from backup withholding. Backup withholding is not an additional tax. Any amounts withheld may be credited against the stockholder’s U.S. federal income tax liability provided the appropriate information is furnished to the IRS in a timely manner.

Other Taxation. Foreign stockholders, including stockholders who are nonresident alien individuals, may be subject to U.S. withholding tax on certain distributions at a rate of 30% or such lower rates as may be prescribed by any applicable treaty. Our distributions also may be subject to state and local taxes.

Federal Income Taxation of Debt Securities

Federal Income Tax Treatment of Holders of Debt Securities. Under present law, we are of the opinion that the debt securities will constitute indebtedness of the Company for federal income tax purposes, which the discussion below assumes. We intend to treat all payments made with respect to the debt securities consistent with this characterization.

Taxation of Interest. Payments or accruals of interest on debt securities generally will be taxable to you as ordinary interest income at the time such interest is received (actually or constructively) or accrued, in accordance with your regular method of accounting for federal income tax purposes.

Purchase, Sale and Redemption of Debt Securities. Initially, your tax basis in debt securities acquired generally will be equal to your cost to acquire such debt securities. This basis will increase by the amounts, if any, that you include in income under the rules governing market discount, and will decrease by the amount of any amortized premium on such debt securities, as discussed below. When you sell or exchange any of your debt securities, or if any of your debt securities are redeemed, you generally will recognize gain or loss equal to the difference between the amount you realize on the transaction (less any accrued and unpaid interest, which will be subject to federal income tax as interest in the manner described above) and your tax basis in the debt securities relinquished.

Except as discussed below with respect to market discount, the gain or loss that you recognize on the sale, exchange or redemption of any of your debt securities generally will be capital gain or loss. Such gain or loss will generally be long-term capital gain or loss if the disposed debt securities were held for more than one year and will be short-term capital gain or loss if the disposed debt securities were held for one year or less. Net long-term capital gain recognized by a noncorporate U.S. holder generally will be subject to federal income tax at a lower rate (as of the date of this prospectus a maximum rate of 15%, although this rate will increase to 20% after December 31, 2012) than net short-term capital gain or ordinary income (as of the date of this prospectus a maximum rate of 35%). For corporate holders, capital gain is generally taxed for federal income tax purposes at the same rate as ordinary income, that is, as of the date of this prospectus at a maximum rate of 35%. A holder’s ability to deduct capital losses may be limited.

Amortizable Premium. If you purchase debt securities at a cost greater than their stated principal amount, plus accrued interest, you will be considered to have purchased the debt securities at a premium, and you generally may elect to amortize this premium as an offset to interest income, using a constant yield method, over the remaining term of the debt securities. If you make the election to amortize the premium, it generally will apply to all debt instruments that you hold at the beginning of the first taxable year to which the election applies, as well as any debt instruments that you subsequently acquire. In addition, you may not revoke the election without the consent of the IRS. If you elect to amortize the premium, you will be required to reduce your tax basis in the debt securities by the amount of the premium amortized during your holding period. If you do not elect to amortize premium, the amount of premium will be included in your tax basis in the debt securities. Therefore, if you do not elect to amortize the premium and you hold the debt securities to maturity, you generally will be required to treat the premium as a capital loss when the debt securities are redeemed.

Market Discount. If you purchase debt securities at a price that reflects a “market discount,” any principal payments on or any gain that you realize on the disposition of the debt securities generally will be treated as ordinary interest income to the extent of the market discount that accrued on the debt securities during the time you held such debt securities. “Market discount” is defined under the Internal Revenue Code as, in general, the excess of the stated redemption price at maturity over the purchase price of the debt security, except that if the market discount is less than 0.25% of the stated redemption price at maturity multiplied by the number of complete years to maturity, the market discount is considered to be zero. In addition, you may be required to defer the deduction of all or a portion of any interest paid on any indebtedness that you incurred or continued to purchase or carry the debt securities that were acquired at a market discount. In general, market discount will be treated as accruing ratably over the term of the debt securities, or, at your election, under a constant yield method.

You may elect to include market discount in gross income currently as it accrues (on either a ratable or constant yield basis), in lieu of treating a portion of any gain realized on a sale of the debt securities as ordinary income. If you elect to include market discount on a current basis, the interest deduction deferral rule described above will not apply and you will increase your basis in the debt security by the amount of market discount you include in gross income. If you do make such an election, it will apply to all market discount debt instruments that you acquire on or after the first day of the first taxable year to which the election applies. This election may not be revoked without the consent of the IRS.

Information Reporting and Backup Withholding. In general, information reporting requirements will apply to payments of principal, interest, and premium, if any, paid on debt securities and to the proceeds of the sale of debt securities paid to U.S. holders other than certain exempt recipients (such as certain corporations). Information reporting generally will apply to payments of interest on the debt securities to non-U.S. Holders (as defined below) and the amount of tax, if any, withheld with respect to such payments. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which the non-U.S. Holder resides under the provisions of an applicable income tax treaty. In addition, for non-U.S. Holders, information reporting will apply to the proceeds of the sale of debt securities within the United States or conducted through United States-related financial intermediaries unless the certification requirements described below have been complied with and the statement described below in “Taxation of Non-U.S. Holders” has been received (and the payor does not have actual knowledge or reason to know that the holder is a United States person) or the holder otherwise establishes an exemption.

We may be required to withhold, for U.S. federal income tax purposes, a portion of all payments (including redemption proceeds) payable to holders of debt securities who fail to provide us with their correct taxpayer identification number, who fail to make required certifications or who have been notified by the IRS that they are subject to backup withholding (or if we have been so notified). Certain corporate and other stockholders specified in the Internal Revenue Code and the regulations thereunder are exempt from backup withholding. Backup withholding is not an additional tax. Any amounts withheld may be credited against the holder’s U.S. federal income tax liability provided the appropriate information is furnished to the IRS. If you are a non-U.S. Holder, you may have to comply with certification procedures to establish your non-U.S. status in order to avoid backup withholding tax requirements. The certification procedures required to claim the exemption from withholding tax on interest income described below will satisfy these requirements.

Taxation of Non-U.S. Holders. If you are a non-resident alien individual or a foreign corporation (a “non-U.S. Holder”), the payment of interest on the debt securities generally will be considered “portfolio interest” and thus generally will be exempt from U.S. federal withholding tax. This exemption will apply to you provided that (1) interest paid on the debt securities is not effectively connected with your conduct of a trade or business in the United States, (2) you are not a bank whose receipt of interest on the debt securities is described in Section 881(c)(3)(A) of the Internal Revenue Code, (3) you do not actually or constructively own 10 percent or more of the combined voting power of all classes of the Company’s stock entitled to vote, (4) you are not a controlled foreign corporation that is related, directly or indirectly, to the Company through stock ownership, and (5) you satisfy the certification requirements described below.

To satisfy the certification requirements, either (1) the holder of any debt securities must certify, under penalties of perjury, that such holder is a non-U.S. person and must provide such owner’s name, address and taxpayer identification number, if any, on IRS Form W-8BEN, or (2) a securities clearing organization, bank or other financial institution that holds customer securities in the ordinary course of its trade or business and holds the debt securities on behalf of the holder thereof must certify, under penalties of perjury, that it has received a valid and properly executed IRS Form W-8BEN from the beneficial holder and comply with certain other requirements. Special certification rules apply for debt securities held by a foreign partnership and other intermediaries.

Interest on debt securities received by a non-U.S. Holder that is not excluded from U.S. federal withholding tax under the portfolio interest exemption as described above generally will be subject to withholding at a 30% rate, except where (1) the interest is effectively connected with the conduct of a U.S. trade or business, in which case the interest will generally be subject to U.S. income tax on a net basis as applicable to U.S. holders generally or (2) a non-U.S. Holder can claim the benefits of an applicable income tax treaty to reduce or eliminate such withholding tax. To claim the benefit of an income tax treaty or to claim an exemption from withholding because the interest is effectively connected with a U.S. trade or business, a non-U.S. Holder must timely provide the appropriate, properly executed IRS forms. These forms may be required to be periodically updated. Also, a non-U.S. Holder who is claiming the benefits of an income tax treaty may be required to obtain a U.S. taxpayer identification number and to provide certain documentary evidence issued by foreign governmental authorities to prove residence in the foreign country.

Any capital gain that a non-U.S. Holder realizes on a sale, exchange or other disposition of debt securities generally will be exempt from U.S. federal income tax, including withholding tax. This exemption generally will not apply to you if your gain is effectively connected with your conduct of a trade or business in the U.S. or you are an individual holder and are present in the U.S. for a period or periods aggregating 183 days or more in the taxable year of the disposition.

Federal Income Tax Aspects of Warrants and Subscription Rights.

If you exercise a warrant or subscription right, you will not recognize any gain or loss for U.S. federal income tax purposes (except that gain or loss will be recognized to the extent you receive cash in lieu of a fractional common share as if you had actually received the fractional share and the fractional share was immediately redeemed for cash). Your initial tax basis in the security received upon exercise will be the sum of the exercise price paid and your adjusted tax basis in the warrant or subscription right (excluding any portion of such sum allocable to a fractional share), and your holding period for the security received will begin on the day you exercise the warrant or subscription right. If you sell or exchange a warrant or subscription right, you will generally recognize gain or loss equal to the difference between the amount realized in the sale or exchange and your adjusted tax basis in the warrant or right sold or exchanged. If the warrant or subscription right expires unexercised, you will recognize a loss in an amount equal to your adjusted tax basis in the warrant or right at such time. Any such gain or loss from the sale, exchange or expiration of the warrants or rights will be capital gain or loss and will be long-term capital gain or loss if your holding period for the warrants or rights exceeds one year at the time of the sale, exchange or expiration. Non-U.S. holders of warrants and subscription rights to acquire our stock should see the discussion under “Federal Income Taxation of Non-U.S. Holders of Common and Preferred Stock” and should consult their own tax advisers with respect to the United States federal income tax and withholding tax, and state, local and foreign tax consequences of an investment in the options or subscription rights.

Additional Considerations.

Medicare Tax. For taxable years beginning after December 31, 2012, a 3.8 percent tax will generally be imposed on the net investment income of certain individuals with a modified adjusted gross income of over $200,000 ($250,000 in the case of joint filers) and on the undistributed net investment income of certain estates and trusts. For these purposes, “net investment income” will generally include interest (including interest on our debt securities), dividends (including dividends paid with respect to our stock), annuities, royalties, rent, net gain attributable to the disposition of property not held in a trade or business (including net gain from the sale, exchange or other taxable disposition of shares of our stock) and certain other income, but will be reduced by any deductions properly allocable to such income or net gain.

FATCA Withholding. Beginning with payments made after December 31, 2012, recently enacted legislation generally would impose a 30% withholding tax on dividends and interest paid with respect to our stock and debt securities and the gross proceeds from a disposition of our stock and debt securities paid to (i) a foreign financial institution (as defined in Section 1471(d)(4) of the Code) unless the foreign financial institution enters into an agreement with the U.S. Treasury Department to collect and disclose information regarding its U.S. account holders (including certain account holders that are foreign entities that have U.S. owners) and satisfies certain other requirements, and (ii) certain other non-U.S. entities unless the entity provides the payor with certain information regarding direct and indirect U.S. owners of the entity, or certifies that it has no such U.S. owners, and complies with certain other requirements. The Internal Revenue Service recently announced that such withholding requirements will be implemented pursuant to regulations and withholding obligations will not be imposed on payments made prior to January 1, 2014. You are encouraged to consult with your own tax advisor regarding the possible implications of this recently enacted legislation on your investment in our common stock.

Potential Election to Be Treated as a REIT

We may in the future choose to be treated as a REIT for federal income tax purposes and to make an election to be treated as a REIT. If we decide to make a REIT election, our potential election will not be effective prior to January 1, 2012. If we make a REIT election, we will be subject to a corporate level tax on certain built-in gains if such assets are sold during the 10 year period following conversion. Built-in gain assets are assets whose fair market value exceeds the REIT’s adjusted tax basis at the time of conversion. In addition, a REIT may not have any earnings and profits accumulated in a non-REIT year. Thus, upon conversion to a REIT, the putative REIT is generally required to distribute to its shareholders all accumulated earnings and profits, if any. Such distribution would be taxable to the shareholders as dividend income, and, as discussed above, may qualify as qualified dividend income for non-corporate shareholders and for the dividends received deduction for corporate shareholders.

The remainder of this section discusses U.S. Federal income tax consequences to the Company and to our shareholders assuming the Company elects to be a REIT.

If we qualify for taxation as a REIT, we generally will not be subject to Federal corporate income taxes on net income that we currently distribute to stockholders. This treatment substantially eliminates the “double taxation” (at the corporate and security holder levels) that generally results from investment in a corporation.

Notwithstanding a REIT election, however, we will be subject to Federal income tax in the following circumstances. First, we will be taxed at regular corporate rates on any undistributed taxable income, including undistributed net capital gains, provided, however, that properly designated undistributed capital gains will effectively avoid taxation at the shareholder level. Second, under certain circumstances, we may be subject to the “alternative minimum tax” on any items of tax preference and alternative minimum tax adjustments. Third, if we have (i) net income from the sale or other disposition of “foreclosure property” (which is, in general, property acquired by foreclosure or otherwise on default of a loan secured by the property) that is held primarily for sale to customers in the ordinary course of business or (ii) other nonqualifying income from foreclosure property, we will be subject to tax at the highest corporate rate on such income. Fourth, if we have net income from prohibited transactions (which are, in general, certain sales or other dispositions of property (other than foreclosure property) held primarily for sale to customers in the ordinary course of business), such income will be subject to a 100% tax on prohibited transactions. Fifth, if we should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), and have nonetheless maintained our qualification as a REIT because certain other requirements have been met, we will be subject to a tax in an amount equal to the greater of either (i) the amount by which 75% of our gross income exceeds the amount qualifying under the 75% test for the taxable year or (ii) the amount by which 95% of our gross income exceeds the amount of our income qualifying under the 95% test for the taxable year, multiplied in either case by a fraction intended to reflect our profitability. Sixth, if we should fail to satisfy any of the asset tests (as discussed below) for a particular quarter and do not qualify for certain de minimis exceptions but have nonetheless maintained our qualification as a REIT because certain other requirements are met, we will be subject to a tax equal to the greater of (i) $50,000 or (ii) the amount determined by multiplying the highest corporate tax rate by the net income generated by certain disqualified assets for a specified period of time. Seventh, if we fail to satisfy REIT requirements other than the income or asset tests but nonetheless maintain our qualification because certain other requirements are met, we must pay a penalty of $50,000 for each such failure. Eighth, if we should fail to distribute during each calendar year at least the sum of (i) 85% of our REIT ordinary income for such year; (ii) 95% of our REIT capital gain net income for such year (for this purpose such term includes capital gains which we elect to retain but which we report as distributed to our stockholders. See “Annual Distribution Requirements” below); and (iii) any undistributed taxable income from prior years, we would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Ninth, we would be subject to a 100% penalty tax on amounts received (or on certain expenses deducted by a taxable REIT subsidiary) if arrangements among us, our tenants and a taxable REIT subsidiary were not comparable to similar arrangements among unrelated parties.

Requirements for Qualification

The Code defines a REIT as a corporation, trust or association (i) which is managed by one or more trustees or directors; (ii) the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest; (iii) which would be taxable as a domestic corporation but for Code Sections 856 through 859; (iv) which is neither a financial institution nor an insurance company subject to certain provisions of the Code; (v) the beneficial ownership of which is held by 100 or more persons; (vi) of which not more than 50% in value of the outstanding capital stock is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of each taxable year after applying certain attribution rules; (vii) that makes an election to be treated as a REIT for the current taxable year or has made an election for a previous taxable year which has not been terminated or revoked and (viii) which meets certain other tests, described below, regarding the nature of its income and assets. The Code provides that conditions (i) through (iv), inclusive, must be met during the entire taxable year and that condition (v) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Condition (vi) must be met during the last half of each taxable year. For purposes of determining stock ownership under condition (vi), a supplemental unemployment compensation benefits plan, a private foundation or a portion of a trust permanently set aside or used exclusively for charitable purposes generally is considered an individual. However, a trust that is a qualified trust under Code Section 401(a) generally is not considered an individual, and beneficiaries of a qualified trust are treated as holding shares of a REIT in proportion to their actuarial interests in the trust for purposes of condition (vi). The Company should satisfy conditions (v) and (vi) based upon existing ownership. If we fail to satisfy these stock ownership requirements, we will fail to qualify as a REIT.

Qualified REIT Subsidiaries

If a REIT owns a corporate subsidiary that is a “qualified REIT subsidiary,” the separate existence of that subsidiary generally will be disregarded for Federal income tax purposes. Generally, a qualified REIT subsidiary is a corporation, other than a taxable REIT subsidiary, all of the capital stock of which is owned by the REIT. All assets, liabilities and items of income, deduction and credit of the qualified REIT subsidiary will be treated as assets, liabilities and items of income, deduction and credit of the REIT itself. A qualified REIT subsidiary of ours will not be subject to Federal corporate income taxation, although it may be subject to state and local taxation in some states.

Taxable REIT Subsidiaries

A “taxable REIT subsidiary” is an entity taxable as a corporation in which we own stock and that elects with us to be treated as a taxable REIT subsidiary under Section 856(l) of the Code. In addition, if one of our taxable REIT subsidiaries owns, directly or indirectly, securities representing more than 35% of the vote or value of a subsidiary corporation, that subsidiary will also be treated as a taxable REIT subsidiary of ours. A taxable REIT subsidiary is subject to Federal income tax, and state and local income tax where applicable, as a regular “C” corporation.

Generally, a taxable REIT subsidiary can perform impermissible tenant services without causing us to receive impermissible tenant services income under the REIT income tests. Subject to the tests described below, a taxable REIT subsidiary may own assets that are not considered real estate assets. Therefore, we may utilize taxable REIT subsidiaries to hold certain non-REIT qualifying investments, such as certain private equity investments. However, several provisions regarding the arrangements between a REIT and its taxable REIT subsidiaries ensure that a taxable REIT subsidiary will be subject to an appropriate level of Federal income taxation. For example, a taxable REIT subsidiary is limited in its ability to deduct interest payments made to us. In addition, we will be obligated to pay a 100% penalty tax on some payments that we receive or on certain expenses deducted by the taxable REIT subsidiary if the economic arrangements among us, our tenants and the taxable REIT subsidiary are not comparable to similar arrangements among unrelated parties.

Income Tests

In order for us to maintain qualification as a REIT, certain separate percentage tests relating to the source of our gross income must be satisfied annually. First, at least 75% of our gross income (excluding gross income from prohibited transactions) for each taxable year generally must be derived directly or indirectly from investments relating to real property or mortgages on real property (including “rents from real property,” gain, and, in certain circumstances, interest) or from certain types of temporary investments. Second, at least 95% of our gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property investments described above, dividends, interest and gain from the sale or disposition of stock or securities or from any combination of the foregoing.

Rents received by us will qualify as “rents from real property” in satisfying the above gross income tests only if several conditions are met. First, the amount of rent generally must not be based in whole or in part on the income or profits of any person. However, amounts received or accrued generally will not be excluded from “rents from real property” solely by reason of being based on a fixed percentage or percentages of receipts or sales.

Second, rents received from a tenant will not qualify as “rents from real property” if we, or a direct or indirect owner of 10% or more of our stock, actually or constructively owns 10% or more of such tenant (a “Related Party Tenant”). We may, however, lease our properties to a taxable REIT subsidiary and rents received from that subsidiary generally will not be disqualified from being “rents from real property” by reason of our ownership interest in the subsidiary if at least 90% of the property in question is leased to unrelated tenants and the rent paid by the taxable REIT subsidiary is substantially comparable to the rent paid by the unrelated tenants for comparable space, as determined pursuant to the rules in Code section 856(d)(8).

Third, if rent attributable to personal property that is leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as “rents from real property.” This 15% test is based on relative fair market value of the real and personal property.

Generally, for rents to qualify as “rents from real property” for the purposes of the gross income tests, we are only allowed to provide services that are both “usually or customarily rendered” in connection with the rental of real property and not otherwise considered “rendered to the occupant.” Income received from any other service will be treated as “impermissible tenant service income” unless the service is provided through an independent contractor that bears the expenses of providing the services and from whom we derive no revenue or through a taxable REIT subsidiary, subject to specified limitations. The amount of impermissible tenant service income we receive is deemed to be the greater of the amount actually received by us or 150% of our direct cost of providing the service. If the impermissible tenant service income exceeds 1% of our total income from a property, then all of the income from that property will fail to qualify as rents from real property. If the total amount of impermissible tenant service income from a property does not exceed 1% of our total income from that property, the income will not cause the rent paid by tenants of that property to fail to qualify as rents from real property, but the impermissible tenant service income itself will not qualify as rents from real property.

If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for such year if we are entitled to relief under certain provisions of the Code. The relief provisions generally will be available if our failure to meet such tests was due to reasonable cause and not due to willful neglect, and, following the REIT’s identification of the failure to meet either of the gross income tests, a description of each item of the REIT’s gross income shall be included in a schedule for the relevant taxable year that is filed in accordance with the applicable regulations. It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. As discussed above, even if these relief provisions were to apply, a tax would be imposed with respect to the excess net income.

Asset Tests

At the close of each quarter of our taxable year, we must satisfy six tests relating to the nature of our assets.

1. At least 75% of the value of our total assets must be represented by “real estate assets,” cash, cash items and government securities. Our real estate assets include, for this purpose, our allocable share of real estate assets held by the partnerships in which we own an interest, and the non-corporate subsidiaries of these partnerships, as well as stock or debt instruments held for less than one year purchased with the proceeds of an offering of shares or long term debt.

2. Not more than 25% of the value of our total assets may be represented by securities, other than those in the 75% asset class.

3. Except for certain investments in REITs, qualified REIT subsidiaries, and taxable REIT subsidiaries, the value of any one issuer’s securities owned by us may not exceed 5% of the value of our total assets.

4. Except for certain investments in REITs, qualified REIT subsidiaries and taxable REIT subsidiaries, we may not own more than 10% of the total voting power of any one issuer’s outstanding securities.

5. Except for certain investments in REITs, qualified REIT subsidiaries and taxable REIT subsidiaries, we may not own more than 10% of the total value of the outstanding securities of any one issuer, other than securities that qualify for the debt safe harbors discussed below.

6. Not more than 25% of our total assets may be represented by the securities of one or more taxable REIT subsidiaries.

For purposes of these asset tests, any shares of qualified REIT subsidiaries are not taken into account, and any assets owned by the qualified REIT subsidiary are treated as owned directly by the REIT.

Securities, for purposes of the assets tests, may include debt we hold. However, the following types of arrangements generally will not be considered securities held by us for purposes of the 10% value test: (1) Straight debt securities of an issuer which meet the requirements of Code section 856(m)(2), discussed below; (2) Any loan to an individual or an estate; (3) Any Code section 467 rental agreement, other than with certain related persons; (4) Any obligation to pay rents from real property as defined in Code section 856(d)(1); (5) Any security issued by a state or any political subdivision thereof, the District of Columbia, a foreign government or any political subdivision thereof, or the Commonwealth of Puerto Rico, but only if the determination of any payment received or accrued under such security does not depend in whole or in part on the profits of any entity not described in the category or payments on any obligation issued by such an entity; (6) Any security issued by a REIT; or (7) Any other arrangement as determined by the Internal Revenue Service. Under Code section 856(m)(2), debt generally will constitute “straight debt” if the debt is a written unconditional promise to pay on demand or on a specified date a sum certain in money (1) which is not convertible, directly or indirectly, into stock and (2) the interest rate (and the interest payment dates) of which is not contingent on the profits, the borrower’s discretion or similar factors. However, a security may satisfy the definition of “straight debt” even though the time of payment of interest or principal thereunder is subject to a contingency, if: (i) such contingency does not have the effect of changing the effective yield to maturity more than the greater of 0.25% or 5% of the annual yield to maturity, or (ii) neither the aggregate issue price nor the aggregate face amount of the issuer’s debt instruments held by the REIT exceeds $1 million and not more than 12 months of unaccrued interest can be required to be prepaid thereunder. Second, a security can satisfy the definition of “straight debt” even though the time or amount of any payment thereunder is subject to a contingency upon a default or the exercise of a prepayment right by the issuer of the debt, provided that such contingency is consistent with customary commercial practice.

Certain “look-through” rules apply in determining a REIT partner’s share of partnership securities for purposes of the 10% value test. Under such rules, a REIT’s interest as a partner in a partnership is not considered a security, and the REIT is deemed to own its proportionate share of each of the assets of the partnership. The REIT’s interest in the partnership assets is the REIT’s proportionate interest in any securities issued by the partnership, other than securities qualifying for the above safe harbors. Therefore, a REIT that is a partner in a partnership must look through both its equity interest and interest in non-safe harbor debt securities issued by the partnership. Any non-safe harbor debt instrument issued by a partnership will not be considered a security to the extent of the REIT’s interest as a partner in the partnership. Also, any non-safe harbor debt instrument issued by a partnership will not be considered a security if at least 75% of the partnership’s gross income (excluding gross income from prohibited transactions) is derived from the sources described in Code section 856(c)(3), which sets forth the general REIT income test.

Certain corporate or partnership securities that otherwise that otherwise would qualify under the straight debt safe harbor will not so qualify if the REIT holding such securities, and any of its controlled taxable REIT subsidiaries, holds other securities of the issuer which are not securities qualifying for any safe harbors if such non-qualifying securities have an aggregate value greater than one percent of the issuer’s outstanding securities.

After initially meeting the asset tests after the close of any quarter, we will not lose our status as a REIT if we fail to satisfy the asset tests at the end of a later quarter solely by reason of changes in the relative values of our assets. If the failure to satisfy the tests results from an increase in the value of our assets after the acquisition of securities or other property during a quarter, the failure can be cured by a disposition of sufficient non-qualifying assets within 30 days after the close of that quarter. We would intend to maintain adequate records of the value of our assets to ensure compliance with the asset tests and to take any available actions within 30 days after the close of any quarter as may be required to cure any noncompliance with the asset tests. We cannot ensure that these steps always will be successful. If we were to fail to cure the noncompliance with the asset tests within this 30 day period, we could fail to qualify as a REIT.

A REIT will not lose its REIT status for failing to satisfy the requirements of the 5% and 10% tests if such failure is due to the ownership of assets the total value of which does not exceed the lesser of: (i) 1% of the total value of the REIT’s assets at the end of the quarter for which such measurement is done or (ii) $10 million. However, the REIT must either: (i) dispose of the assets within six months after the last day of the quarter in which the REIT identifies the failure (or such other time period prescribed by the Internal Revenue Service), or (ii) otherwise meet the requirements of those rules by the end of such time period.

In addition, if a REIT fails to meet any of the asset test requirements for a particular quarter, and the failure exceeds the above-described de minimis standard, then the REIT still will be considered to have satisfied these tests if the REIT satisfies several requirements. First, the REIT’s failure to satisfy the particular asset test must be due to reasonable cause and not due to willful neglect. Second, the REIT must file a schedule of the assets resulting in such failure with the Internal Revenue Service in accordance with the regulations and must dispose of the assets within six months after the last day of the quarter in which the REIT identified the failure (or such other time period prescribed by the Internal Revenue Service) or otherwise meet the requirements of those rules by the end of such time period. Finally, the REIT must pay a tax equal to the greater of $50,000 or the amount determined by multiplying the highest corporate tax rate by the net income generated by the assets described in the schedule for the period beginning on the first date that the failure occurs and ending on the date when the REIT disposes of such assets or the end of the first quarter when the REIT no longer fails to satisfy the particular asset test.

Also, if a REIT fails to satisfy requirements other than the income or asset tests, the REIT will not lose its qualification as a REIT provided such violations are due to reasonable cause and not due to willful neglect and the REIT pays a penalty of $50,000 for each such failure.

Annual Distribution Requirements

We, in order to qualify as a REIT, are required to distribute dividends (other than capital gain dividends) to our stockholders in an amount at least equal to (i) the sum of (a) 90% of our “REIT taxable income” (computed without regard to the dividends paid deduction and our net capital gain) and (b) 90% of the net income (after tax), if any, from foreclosure property, minus (ii) the sum of certain items of noncash income. Such distributions generally must be paid in the taxable year to which they relate. Dividends may be paid in the following year in two circumstances. First, dividends may be declared in the following year if the dividends are declared before we timely file our tax return for the year and paid within 12 months of the end of the tax year but before the first regular dividend payment made after such declaration. Second, if we declare a dividend in October, November or December of any year with a record date in one of these months and pay the dividend on or before January 31 of the following year, we will be treated as having paid the dividend on December 31 of the year in which the dividend was declared. To the extent that we do not distribute all of our net capital gain or distribute at least 90%, but less than 100%, of our “REIT taxable income,” as adjusted, we will be subject to tax on the nondistributed amount at regular capital gains and ordinary corporate tax rates. Furthermore, if we should fail to distribute during each calendar year at least the sum of (i) 85% of our REIT ordinary income for such year; (ii) 95% of our REIT capital gain income for such year; and (iii) any undistributed taxable income from prior periods, we will be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed.

We may elect to retain and pay tax on net long-term capital gains and require our stockholders to include their proportionate share of such undistributed net capital gains in their income. If we make such election, stockholders would receive a tax credit attributable to their share of the capital gains tax paid by us, and would receive an increase in the basis of their shares in us in an amount equal to the security holder’s share of the undistributed net long-term capital gain reduced by the amount of the credit. Further, any undistributed net long-term capital gains that are included in the income of our stockholders pursuant to this rule will be treated as distributed for purposes of the 4% excise tax.

We intend to continue to make timely distributions sufficient to satisfy the annual distribution requirements. It is possible, however, that we, from time to time, may not have sufficient cash or liquid assets to meet the distribution requirements due to timing differences between the actual receipt of income and actual payment of deductible expenses and the inclusion of such income and deduction of such expenses in arriving at our taxable income, or if the amount of nondeductible expenses such as principal amortization or capital expenditures exceeds the amount of noncash deductions. In the event that such timing differences occur, in order to meet the distribution requirements, we may arrange for short-term, or possibly long-term, borrowing to permit the payment of required dividends. If the amount of nondeductible expenses exceeds noncash deductions, we may refinance our indebtedness to reduce principal payments and may borrow funds for capital expenditures.

Under certain circumstances, we may be able to rectify a failure to meet the distribution requirement for a year by paying “deficiency dividends” to stockholders in a later year that may be included in our deduction for dividends paid for the earlier year. Thus, we may avoid being taxed on amounts distributed as deficiency dividends; however, we will be required to pay interest to the Internal Revenue Service based upon the amount of any deduction taken for deficiency dividends.

Failure to Qualify

If we fail to qualify for taxation as a REIT in any taxable year and no relief provisions apply, we will be subject to tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates. Distributions to stockholders in any year in which we fail to qualify will not be deductible by us, nor will such distributions be required to be made. In such event, the distributions would be subject to tax to the shareholders as described under “Federal Income Taxation of U.S. Holders of Common and Preferred Stock”. Unless entitled to relief under specific statutory provisions, we will also be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances we would be entitled to such statutory relief.

Taxation of Stockholders

Taxation of Taxable U.S. Stockholders. As long as we qualify as a REIT, distributions made to our taxable U.S. stockholders out of current or accumulated earnings and profits (and not designated as capital gain dividends or retained capital gains) will be taken into account by them as ordinary income, and corporate stockholders will not be eligible for the dividends received deduction as to such amounts. In the case of individual shareholders for taxable years beginning on or before December 31, 2012, such distributions, if designated by the REIT in a written notice mailed not later than 60 days after the close of its taxable year, may qualify (provided holding period and certain other requirements are met) as qualified dividend income eligible to be taxed at the reduced maximum rate of generally 15% to the extent that the REIT receives qualified dividend income. Qualified dividend income is, in general, dividend income from taxable domestic corporations and qualified foreign corporations. A qualified foreign corporation generally excludes any foreign corporation which for the taxable year of the corporation in which the dividend was paid, or the preceding taxable year, is a passive foreign investment company. The total amount that can be designated as qualified dividend income by the REIT generally cannot exceed the sum of (1) the REIT’s qualified dividend income for the tax year, (2) the amount of its REIT taxable income and income taxed under the Code section 337(d) regulations, minus the tax on these items, for the prior year and (3) the amount of any earnings and profits that were distributed by the REIT for the tax year and accumulated in a tax year during which the REIT was not subject to the REIT rules.

Distributions in excess of current and accumulated earnings and profits will not be taxable to a stockholder to the extent that they do not exceed the adjusted basis of such stockholder’s common stock, but rather will reduce the adjusted basis of such shares as a return of capital. To the extent that such distributions exceed the adjusted basis of a stockholder’s common stock, they will be included in income as long-term capital gain (or short-term capital gain if the shares have been held for one year or less), assuming the shares are a capital asset in the hands of the stockholder. In addition, any dividend declared by us in October, November or December of any year payable to a stockholder of record on a specific date in any such month shall be treated as both paid by us and received by the stockholder on December 31 of such year, provided that the dividend is actually paid by us during January of the following calendar year. For purposes of determining what portion of a distribution is attributable to current or accumulated earnings and profits, earnings and profits will first be allocated to distributions made to holders of the shares of preferred stock. Stockholders may not include in their individual income tax returns any net operating losses or capital losses of ours.

In general, any gain or loss realized upon a taxable disposition of shares by a stockholder who is not a dealer in securities will be treated as a long-term capital gain or loss if the shares have been held for more than one year, otherwise as short-term capital gain or loss. However, any loss upon a sale or exchange of common stock by a stockholder who has held such shares for six months or less (after applying certain holding period rules) generally will be treated as long-term capital loss to the extent of distributions from us required to be treated by such stockholder as long-term capital gain.

Distributions that we properly designate as capital gain dividends will be taxable to stockholders as gains (to the extent that they do not exceed our actual net capital gain for the taxable year) from the sale or disposition of a capital asset held for greater than one year. If we designate any portion of a dividend as a capital gain dividend, a U.S. stockholder will receive an Internal Revenue Service Form 1099-DIV indicating the amount that will be taxable to the stockholder as capital gain. However, stockholders that are corporations may be required to treat up to 20% of certain capital gain dividends as ordinary income. A portion of capital gain dividends received by noncorporate taxpayers may be subject to tax at a 25% rate to the extent attributable to certain gains realized on the sale of real property. In addition, noncorporate taxpayers are generally taxed at a maximum rate of 15% until December 31, 2012 (and a maximum rate of 20% thereafter) on net long-term capital gain (generally, the excess of net long-term capital gain over net short-term capital loss) attributable to gains realized on the sale of property held for greater than one year.

Distributions we make and gain arising from the sale or exchange by a stockholder of shares of our stock will not be treated as passive activity income, and, as a result, stockholders generally will not be able to apply any “passive losses” against such income or gain. Distributions we make (to the extent they do not constitute a return of capital) generally will be treated as investment income for purposes of computing the investment interest limitation. Gain arising from the sale or other disposition of our stock (or distributions treated as such) will not be treated as investment income under certain circumstances.

Upon any taxable sale or other disposition of our common stock, a U.S. stockholder will recognize gain or loss for Federal income tax purposes on the disposition of our stock in an amount equal to the difference between:

•	the amount of cash and the fair market value of any property received on such disposition; and

•	the U.S. stockholder’s adjusted basis in such stock for tax purposes.

Gain or loss will be capital gain or loss if the common stock has been held by the U.S. stockholder as a capital asset. The applicable tax rate will depend on the stockholder’s holding period in the asset (generally, if an asset has been held for more than one year it will produce long-term capital gain) and the stockholder’s tax bracket. A U.S. stockholder who is an individual or an estate or trust and who has long-term capital gain or loss will be subject to a maximum capital gain rate of 15% until December 31, 2012 (and 20% thereafter under existing law). However, to the extent that the capital gain realized by a non-corporate stockholder on the sale of REIT stock corresponds to the REIT’s “unrecaptured Section 1250 gain,” such gain may be subject to tax at a rate of 25%. Stockholders are advised to consult with their own tax advisors with respect to their capital gain tax liability.

Taxation of Tax-Exempt Stockholders. Provided that a tax-exempt stockholder has not held our common stock as “debt financed property” within the meaning of the Internal Revenue Code, the dividend income from us will not be unrelated business taxable income, referred to as UBTI, to a tax-exempt stockholder. Similarly, income from the sale of common stock will not constitute UBTI unless the tax-exempt stockholder has held its stock as debt financed property within the meaning of the Internal Revenue Code or has used the common stock in a trade or business. However, for a tax-exempt stockholder that is a social club, voluntary employee benefit association, supplemental unemployment benefit trust, or qualified group legal services plan exempt from Federal income taxation under Internal Revenue Code Sections 501(c)(7), (c)(9), (c)(17) and (c)(20), respectively, or a single parent title-holding corporation exempt under Section 501(c)(2) the income of which is payable to any of the aforementioned tax-exempt organizations, income from an investment in our securities will constitute UBTI unless the organization properly sets aside or reserves such amounts for purposes specified in the Internal Revenue Code. These tax exempt stockholders should consult their own tax advisors concerning these “set aside” and reserve requirements.

A “qualified trust” (defined to be any trust described in Code Section 401(a) and exempt from tax under Code Section 501(a)) that holds more than 10% of the value of the shares of a REIT may be required, under certain circumstances, to treat a portion of distributions from the REIT as UBTI. This requirement will apply for a taxable year only if (i) the REIT satisfies the requirement that not more than 50% of the value of its shares be held by five or fewer individuals (the “five or fewer requirement”) only by relying on a special “look-through” rule under which shares held by qualified trust stockholders are treated as held by the beneficiaries of such trusts in proportion to their actuarial interests therein; and (ii) the REIT is “predominantly held” by qualified trusts. A REIT is “predominantly held” by qualified trusts if either (i) a single qualified trust holds more than 25% of the value of the REIT shares, or (ii) one or more qualified trusts, each owning more than 10% of the value of the REIT shares, hold in the aggregate more than 50% of the value of the REIT shares. If the foregoing requirements are met, the percentage of any REIT dividend treated as UBTI to a qualified trust that owns more than 10% of the value of the REIT shares is equal to the ratio of (i) the UBTI earned by the REIT (computed as if the REIT were a qualified trust and therefore subject to tax on its UBTI) to (ii) the total gross income (less certain associated expenses) of the REIT for the year in which the dividends are paid. A de minimis exception applies where the ratio set forth in the preceding sentence is less than 5% for any year.

The provisions requiring qualified trusts to treat a portion of REIT distributions as UBTI will not apply if the REIT is able to satisfy the five or fewer requirement without relying on the “look-through” rule.

Taxation of Non-U.S. Stockholders. The rules governing U.S. Federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and other foreign stockholders (collectively, “Non-U.S. stockholders”) are complex, and no attempt will be made herein to provide more than a limited summary of such rules. The discussion does not consider any specific facts or circumstances that may apply to a particular Non-U.S. stockholder. Prospective Non-U.S. stockholders should consult with their own tax advisors to determine the impact of U.S. Federal, state and local income tax laws with regard to an investment in our common stock, including any reporting requirements.

Distributions that are not attributable to gain from sales or exchanges by us of U.S. real property interests and not designated by us as capital gain dividends or retained capital gains will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. Such distributions ordinarily will be subject to a withholding tax equal to 30% of the gross amount of the distribution. If a Non-U.S. stockholder qualifies for benefits under an applicable income tax treaty, the 30% U.S. federal income tax withholding rate on dividend distributions to such stockholder may be reduced significantly. However, if income from the investment in our stock is treated as effectively connected with the Non-U.S. stockholder’s conduct of a U.S. trade or business, the Non-U.S. stockholder generally will be subject to a tax at graduated rates in the same manner as U.S. stockholders are taxed with respect to such dividends (and may also be subject to a branch profits tax of up to 30% if the stockholder is a foreign corporation). We expect to withhold U.S. income tax at the rate of 30% on the gross amount of any dividends paid to a Non-U.S. stockholder that are not designated as capital gain dividends, unless (i) a lower treaty rate applies and the Non-U.S. stockholder files an IRS Form W-8BEN evidencing eligibility for that reduced rate is filed with us or (ii) the Non-U.S. stockholder files an IRS Form W-8ECI with us claiming that the distribution is income treated as effectively connected to a U.S. trade or business.

A non-U.S. stockholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the excess portion of the distribution does not exceed the adjusted basis of its stock. Instead, the excess portion of the distribution will reduce the adjusted basis of that stock. A non-U.S. stockholder will be subject to tax on a distribution that exceeds both our current and accumulated earnings and profits and the adjusted basis of its stock, if the non-U.S. stockholder otherwise would be subject to tax on gain from the sale or disposition of its stock, as described below. Because we generally cannot determine at the time we make a distribution whether or not the distribution will exceed our current and accumulated earnings and profits, we normally will withhold tax on the entire amount of any distribution at the same rate as we would withhold on a dividend. However, a non-U.S. stockholder may obtain a refund of amounts that we withhold if we later determine that a distribution in fact exceeded our current and accumulated earnings and profits.

Additional withholding regulations may require us to withhold 10% of any distribution that exceeds our current and accumulated earnings and profits. Consequently, although we intend to withhold at a rate of 30% on the entire amount of any distribution, to the extent that we do not do so, we will withhold at a rate of 10% on any portion of a distribution not subject to withholding at a rate of 30%.

Except as discussed below with respect to 5% or less holders or regularly traded classes of stock, for any year in which we qualify as a REIT, a non-U.S. stockholder will incur tax on distributions by us that are attributable to gain from our sale or exchange of USRPIs under special provisions of the United States federal income tax laws known as the Foreign Investment in Real Property Act, or “FIRPTA.” The term USRPIs includes interests in real property and shares in corporations at least 50% of whose assets consist of interests in U.S. real property. Under those rules, a non-U.S. stockholder is taxed on distributions by us attributable to gain from sales of USRPIs as if the gain were effectively connected with a United States trade or business of the non-U.S. stockholder. A non-U.S. stockholder thus would be taxed on such a distribution at the normal capital gain rates applicable to U.S. stockholders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of a nonresident alien individual. A non-U.S. corporate stockholder not entitled to treaty relief or exemption also may be subject to the 30% branch profits tax on such a distribution. We must withhold 35% of any distribution that we could designate as a capital gain dividend. A non-U.S. stockholder may receive a credit against its tax liability for the amount we withhold. However, FIRPTA and the 35% withholding tax will not apply to any capital gain dividend with respect to any class of our stock which is regularly traded on an established securities market located in the United States if the recipient non-U.S. stockholder did not own more than 5% of such class of stock at any time during the one year period ending on the date of distribution. Instead, any capital gain dividend will be treated as an ordinary distribution subject to the rules discussed above, which generally impose a 30% withholding tax (unless reduced by a treaty). Also, the branch profits tax will not apply to such a distribution.

A non-U.S. stockholder generally will not incur tax under FIRPTA with respect to gain on a sale of our common stock or preferred stock as long as at all times during the testing period non-U.S. persons hold, directly or indirectly, less than 50% in value of our stock. We cannot assure you that that test will be met, but, if such test is satisfied, the sale of our stock will not be subject to tax under FIRPTA, regardless of the percentage owned by such holder and whether our stock is regularly traded on an established securities market. Even if we meet this test, pursuant to “wash sale” rules under FIRPTA, a non-U.S. stockholder may incur tax under FIRPTA to the extent such stockholder disposes of stock within a certain period prior to a capital gain distribution and directly or indirectly (including through certain affiliates) reacquires stock within certain prescribed periods. However, a non-U.S. stockholder will not incur tax under FIRPTA on a disposition of the shares of our common or preferred stock if: (i) such non-U.S. stockholder owned, actually or constructively, at all times during a specified testing period, 5% or less of the total fair market value of a class of our stock that is “regularly traded” on an established securities market; (ii) such non-U.S. stockholder owned shares of a class of our stock that is not publicly traded on an established securities market if the fair market value of the shares acquired by such non-U.S. stockholder on the date of acquisition did not exceed 5% of the regularly traded class of stock with the lowest fair market value; or (iii) such non-U.S. stockholder owned shares of a class of our stock that is convertible into a class of our stock that is regularly traded if the fair market value of the shares acquired by such non-U.S. stockholder on the date of acquisition did not exceed 5% of the total fair market value of the regularly traded class of stock that such shares are convertible into. For as long as our common stock is regularly traded on an established securities market, a non-U.S. stockholder should not incur tax under FIRPTA with respect to gain on a sale of our common stock if it owns, actually or constructively, 5% or less of our common stock. If the gain on the sale of our stock were taxed under FIRPTA, a non-U.S. stockholder would be taxed on that gain in the same manner as U.S. stockholders subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals. Furthermore, a non-U.S. stockholder generally will incur tax on gain not subject to FIRPTA if:

•

the gain is effectively connected with the non-U.S. stockholder’s United States trade or business, in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain; or

•

the non-U.S. stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, in which case the non-U.S. stockholder will incur a 30% tax on his or her capital gains derived from sources within the United States.

State and Local Taxes. We and our stockholders may be subject to state or local taxation in various state or local jurisdictions, including those in which we or they transact business or reside (although U.S. stockholders who are individuals generally should not be required to file state income tax returns outside of their state of residence with respect to our operations and distributions). The state and local tax treatment of us and our stockholders may not conform to the Federal income tax consequences discussed above. Consequently, prospective stockholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in our common stock.

Applicable Treasury Regulations provide presumptions regarding the status of holders when payments to the holders cannot be reliably associated with appropriate documentation provided to the payor. Because the application of these Treasury Regulations varies depending on the stockholder’s particular circumstances, you are advised to consult your tax advisor regarding the information reporting requirements applicable to you.

The foregoing is a general and abbreviated summary of the provisions of the Code and the treasury regulations in effect as they directly govern the taxation of the Company and its security holders. These provisions are subject to change by legislative and administrative action, and any such change may be retroactive. Security holders (and prospective holders) are urged to consult their tax advisers regarding specific questions as to U.S. federal, foreign, state, local income or other taxes.

DESCRIPTION OF SECURITIES

The information contained under this heading is only a summary and is subject to the provisions contained in our Charter and Bylaws and the laws of the State of Maryland.

The following table provides information about our outstanding securities as of December 31, 2011:

Title of Class	Amount Authorized	Amount Outstanding
Common Stock	100,000,000	9,176,889

Common Stock

General. Our Charter authorizes us to issue up to 100,000,000 shares of common stock, $0.001 par value per share. The Board of Directors may, without any action by the stockholders, amend our Charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that we have authority to issue under our Charter. Additionally, our Charter authorizes our Board of Directors, without any action by our stockholders, to classify and reclassify any unissued common stock and preferred stock into other classes or series of stock from time to time by setting or changing the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each class or series. Although there is no present intention of doing so, we could issue a class or series of stock that could delay, defer or prevent a transaction or a change in control of us that might otherwise be in the stockholders’ best interests. Under Maryland law, stockholders generally are not liable for our debts or obligations.

All common stock offered pursuant to this prospectus and any related prospectus supplement will be, upon issuance, duly authorized, fully paid and nonassessable. All outstanding common stock offered pursuant to this prospectus and any related prospectus supplement will be of the same class and will have identical rights, as described below. Holders of shares of common stock are entitled to receive distributions when authorized by the Board of Directors and declared by us out of assets legally available for the payment of distributions. Holders of common stock have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any of our securities. All shares of common stock have equal distribution, liquidation and other rights.

Distributions. If we elect to be treated as a REIT, we will be required to make distributions, other than capital gain distributions, to our stockholders each year in the amount of at least 90% of our REIT taxable income. We have historically, and intend, to continue, subject to the discretion of our Board of Directors, to pay quarterly distributions to our stockholders. Our Board of Directors will determine the amount of each distribution. The amount of each distribution generally will be based upon our DCF. DCF is distributions received from investments and real property assets less our total expenses. Total distributions received from our investments and real property assets include the amount received by us as cash distributions from equity investments, paid-in-kind distributions, lease payments, and dividend and interest payments. Total expenses include current or anticipated operating expenses, leverage costs, principal repayments on debt and current income taxes. Total expenses do not include deferred income taxes. We do not include in DCF the value of distributions received from portfolio companies which are paid in stock as a result of credit constraints, market dislocation or other similar issues.

Because of the effect of other items, including depreciation and amortization associated with real estate investments, distributions, in whole or in part, in any period may constitute a return of capital for federal tax purposes. There is no assurance that we will continue to make regular distributions.

If a stockholder’s shares are registered directly with us or with a brokerage firm that participates in the Plan, distributions will be automatically reinvested in additional common stock under the Plan unless a stockholder elects to receive distributions in cash. If a stockholder elects to receive distributions in cash, payment will be made by check. The federal income tax treatment of distributions is the same whether they are reinvested in our shares or received in cash. See “Dividend Reinvestment Plan.”

Liquidation Rights. Common stockholders are entitled to share ratably in the assets legally available for distribution to stockholders in the event of liquidation, dissolution or winding up, after payment of or adequate provision for all known debts and liabilities, including any outstanding debt securities or other borrowings and any interest accrued thereon. These rights are subject to the preferential rights of any other class or series of our stock, including the preferred stock. The rights of common stockholders upon liquidation, dissolution or winding up will be subordinated to the rights of holders of any outstanding notes or preferred shares.

Voting Rights. Each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of common stockholders, including the election of directors. The presence of the holders of shares of common stock entitled to cast a majority of the votes entitled to be cast shall constitute a quorum at a meeting of stockholders. Our Charter provides that, except as otherwise provided in the Bylaws, directors shall be elected by the affirmative vote of the holders of a majority of the shares of stock outstanding and entitled to vote thereon. The Bylaws provide that directors are elected by a plurality of all the votes cast at a meeting of stockholders duly called and at which a quorum is present. There is no cumulative voting in the election of directors. Consequently, at each annual meeting of stockholders, the holders of a majority of the outstanding shares of stock entitled to vote will be able to elect all of the successors of the class of directors whose terms expire at that meeting. Pursuant to our Charter and Bylaws, the Board of Directors may amend the Bylaws to alter the vote required to elect directors.

Market. Our common stock trades on the NYSE under the ticker symbol “TTO.” Common stock issued pursuant to this prospectus and related prospectus supplement is expected to trade on the NYSE.

Transfer Agent, Dividend Paying Agent and Automatic Dividend Reinvestment Plan Agent. Computershare Trust Company, N.A., P.O. Box 43078, Providence, Rhode Island 02940, serves as the transfer agent and registrar and Computershare, Inc. serves as the Plan Agent for our Dividend Reinvestment Plan and dividend paying agent for our common stock.

Preferred Stock

General. Our Charter authorizes the issuance of up to 10,000,000 shares of preferred stock, par value $0.001 per share, with preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions or redemption as determined by the Board of Directors.

Our Board of Directors may, without any action by our stockholders, amend our Charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that we have authority to issue under our Charter. Additionally, our Charter authorizes the Board of Directors, without any action by the stockholders, to classify and reclassify any unissued preferred stock into other classes or series of stock from time to time by setting or changing the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each class or series. Preferred stock will rank junior to any debt securities and senior to all common stock.

For any series of preferred stock that we may issue, our Board of Directors will determine and the prospectus supplement relating to such series will describe:

•	the designation and number of shares of such series;

•

the rate and time at which, and the preferences and conditions under which, any dividends will be paid on shares of such series, as well as whether such dividends are cumulative or non-cumulative and participating or non-participating;

•	any provisions relating to convertibility or exchangeability of the shares of such series;

•	the rights and preferences, if any, of holders of shares of such series upon our liquidation, dissolution or winding up of our affairs;

•	any limitations on our ability to pay dividends or make distributions on, or acquire or redeem, other securities while shares of such series are outstanding;

•	any conditions or restrictions on our ability to issue additional shares of such series or other securities;

•	if applicable, a discussion of U.S. federal income tax considerations;

•	any other relative power, preferences and participating, optional or special rights of shares of such series, and the qualifications, limitations or restrictions thereof;

•	any optional or mandatory redemption provisions;

•	any provisions concerning conversion, amortization, sinking funds and/or retirement;

•	the transfer agent, paying agents or security registrar;

•	any voting rights of the preferred stock; and

•	any other terms of the preferred stock.

Dividends. Holders of preferred stock will be entitled to receive cash dividends, when, as and if authorized by the Board of Directors and declared by us, out of funds legally available therefor. The prospectus supplement for preferred stock will describe the dividend payment provisions for those shares. Dividends so declared and payable shall be paid to the extent permitted under Maryland law and to the extent available and in preference to and priority over any distribution declared and payable on the common stock.

Liquidation Rights. In the event of any voluntary or our involuntary liquidation, dissolution or winding up, the holders of preferred stock would be entitled to receive a preferential liquidating distribution, which is expected to equal the original purchase price per share plus accumulated and unpaid dividends, whether or not declared, before any distribution of assets is made to holders of common stock. After payment of the full amount of the liquidating distribution to which they are entitled, the holders of preferred stock will not be entitled to any further participation in any distribution of our assets. Preferred stock will rank junior to any debt securities upon liquidation, dissolution or winding up.

Voting Rights. Except as otherwise indicated in our Charter or Bylaws, or as otherwise required by applicable law or disclosed in any prospectus supplement, holders of preferred stock will generally have limited voting rights.

We anticipate we will have the right (to the extent permitted by applicable law) to purchase or otherwise acquire any preferred stock, so long as we are current in the payment of dividends on the preferred stock and on any other of our shares ranking on a parity with the preferred stock with respect to the payment of dividends or upon liquidation.

Market. Unless otherwise stated in a prospectus supplement, our preferred stock will not be listed on any national securities exchange or automated quotation system. The details on how to buy and sell preferred stock, along with other terms of such preferred stock, will be described in a related prospectus supplement. We cannot assure you that any secondary market will exist or that if a secondary market does exist, whether it will provide holders with liquidity.

Book-Entry, Delivery and Form. Unless otherwise indicated in the related prospectus supplement, preferred stock will be issued in book-entry form and will be represented by one or more share certificates in registered global form. The global certificates will be held by DTC and registered in the name of Cede & Co., as nominee of DTC. DTC will maintain the certificates in specified denominations per share through its book-entry facilities.

We may treat the persons in whose names any global certificates are registered as the owners thereof for the purpose of receiving payments and for any and all other purposes whatsoever. Therefore, so long as DTC or its nominee is the registered owner of the global certificates, DTC or such nominee will be considered the sole holder of outstanding preferred stock.

A global certificate may not be transferred except as a whole by DTC, its successors or their respective nominees, subject to the provisions restricting transfers of shares contained in the related articles supplementary.

Depositary Shares

General. We may issue depositary shares, each of which will represent a fractional interest of a share of a particular class or series of our preferred stock, as specified in the applicable prospectus supplement. Shares of a class or series of preferred stock represented by depositary shares will be deposited under a separate deposit agreement among us, the depositary named therein and the holders from time to time of the depositary receipts issued by the preferred stock depositary which will evidence the depositary shares. Subject to the terms of the applicable deposit agreement, each owner of a depositary receipt will be entitled, in proportion to the fractional interest of a share of a particular class or series of preferred stock represented by the depositary shares evidenced by that depositary receipt, to all the rights and preferences of the class or series of preferred stock represented by those depositary shares (including dividend, voting, conversion, redemption and liquidation rights).

The depositary shares will be evidenced by depositary receipts issued pursuant to the applicable deposit agreement. Immediately following the issuance and delivery of a class or series of preferred stock by us to the preferred stock depositary, we will cause the preferred stock depositary to issue, on our behalf, the depositary receipts.

The particular terms of any deposit agreement will be described in an applicable prospectus supplement, together with a description of the terms of the related depositary shares and underlying class or series of preferred stock offered thereby. Such description will include, to the extent applicable to the underlying series of preferred stock, each of the matters specified above in the section captioned “Description of Securities – Preferred Stock.”

Debt Securities

General. Under Maryland law and our Charter, we may borrow money, without prior approval of holders of common and preferred stock. We may issue debt securities, or other evidence of indebtedness (including bank borrowings or commercial paper) and may secure any such notes or borrowings by mortgaging, pledging or otherwise subjecting as security our assets to the extent permitted by any rating agency guidelines. Any borrowings will rank senior to the preferred stock and the common stock.

The following description, together with the additional information we include in any applicable prospectus supplements, summarizes the material terms and provisions of the debt securities that we may offer under this prospectus. While the terms we have summarized below will generally apply to any future debt securities we may offer under this prospectus, we will describe the particular terms of any debt securities that we may offer in more detail in the applicable prospectus supplement. The terms of any debt securities we offer under a prospectus supplement may differ from the terms we describe below.

We will issue any senior notes under the senior indenture which we will enter into with the trustee named in the senior indenture. We will issue any subordinated notes under the subordinated indenture which we will enter into with the trustee named in the subordinated indenture. We have filed forms of these documents as exhibits to the registration statement of which this prospectus is a part. We use the term “indentures” to refer to both the senior indenture and the subordinated indenture.

The indentures will be qualified under the Trust Indenture Act of 1939. We use the term “trustee” to refer to either the senior trustee or the subordinated trustee, as applicable.

The following summaries of material provisions of the senior notes, the subordinated notes and the indentures are subject to, and qualified in their entirety by reference to, all the provisions of the indenture, including any supplemental indenture, applicable to a particular series of debt securities. We urge you to read the applicable prospectus supplements related to the debt securities that we sell under this prospectus, as well as the complete indentures, including any supplemental indentures that contain the terms of the debt securities. Except as we may otherwise indicate, the terms of the senior indenture and the subordinated indenture are identical.

The indentures do not limit the aggregate principal amount of debt securities that may be issued thereunder. The debt securities may be issued from time to time in one or more series. A prospectus supplement relating to a series of debt securities will include specific terms relating to the offering including the following:

•	the form and title of the security;

•	the aggregate principal amount of the securities, and, if a series, the total amount authorized and the total amount outstanding;

•	any limit on the amount of such debt securities that may be issued;

•	whether or not we will issue the series of debt securities in global form and, if so, the terms and who the depositary will be;

•

the interest rate of the securities, which may be fixed or variable, or the method for determining the rate, the date interest will begin to accrue, the dates interest will be payable and the regular record dates for interest payment dates or the method for determining such dates;

•	the maturity dates of the securities;

•	the principal amount due at maturity, and whether such debt securities will be issued with any original issue discount;

•

whether and under what circumstances, if any, we will pay additional amounts on any debt securities held by a person who is not a United States person for tax purposes, and whether we can redeem the debt securities if we have to pay such additional amounts;

•	whether such debt securities will be secured or unsecured, and the terms of any secured debt;

•	the terms of the subordination applicable to any series of subordinated debt securities;

•	the place where payments on such debt securities will be payable;

•	any restrictions on the transfer, sale or other assignment of such debt securities;

•	our right, if any, to defer payment of interest on such debt securities, and the maximum length of any such deferral period;

•

the date, if any, after which, the conditions upon which, and the price at which we may, at our option, redeem the series of debt securities pursuant to any optional or provisional redemption provisions, and any other applicable terms of those redemption provisions;

•	information describing any book-entry features for such series of debt securities;

•	any events of default or covenants;

•	any provisions concerning conversion, amortization, sinking funds and/or retirement;

•	any rights upon liquidation;

•	the trustees, transfer agent, paying agents or security registrar; and

•	any other terms of the securities.

One or more series of any such debt securities may be issued as discounted debt securities (bearing no interest or interest at a rate which at the time of issuance is below market rates), to be sold at a substantial discount below their stated principal amount. Material United States federal income tax consequences and other special considerations applicable to any such discounted debt securities will be described in the prospectus supplement relating thereto.

Interest. The prospectus supplement will describe the interest payment provisions relating to any debt securities. Interest on debt securities shall be payable when due as described in the related prospectus supplement. If we do not pay interest when due, it may trigger an event of default and we may be restricted from declaring dividends and making other distributions with respect to our common stock and preferred stock.

Conversion or Exchange Rights. We will set forth in the applicable prospectus supplement the terms, if any, on which a series of debt securities may be convertible into or exchangeable for our common stock or other securities, including the conversion or exchange rate, as applicable, or how it will be calculated, and the applicable conversion or exchange period. We will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option. We may include provisions pursuant to which the number of our securities that the holders of the series of debt securities receive upon conversion or exchange would, under the circumstances described in those provisions, be subject to adjustment, or pursuant to which those holders would, under those circumstances, receive other property upon conversion or exchange, for example in the event of our merger or consolidation with another entity.

Consolidation, Merger or Sale. The indentures in the forms initially filed as exhibits to the registration statement of which this prospectus is a part do not contain any covenant that restricts our ability to merge or consolidate, or sell, convey, transfer or otherwise dispose of all or substantially all of our assets. However, any successor of ours or acquiror of such assets must assume all of our obligations under the indentures and the debt securities.

If the debt securities are convertible into our other securities, any person with whom we consolidate or merge or to whom we sell all of our property must make provisions for the conversion of the debt securities into securities similar to the debt securities which the holders of the debt securities would have received if they had converted the debt securities before the consolidation, merger or sale.

Events of Default Under the Indentures. Unless stated otherwise in the related prospectus supplement, it is anticipated that any one of the following events will constitute an “event of default” for that series:

•

default in the payment of any interest upon a series of debt securities when it becomes due and payable and the continuance of such default for 30 days and the time for payment has not been extended or deferred;

•

if we fail to pay, when due and payable, the principal of, or premium on, if any, or any payment required by any sinking or analogous fund established with respect to the debt securities of any series, and the time for payment has not been extended or delayed;

•

if we fail to observe or perform any other covenant contained in the debt securities or the indentures, other than a covenant solely for the benefit of another series of debt securities, and our failure continues for 90 days after we receive written notice from the trustee or holders of at least 25% in aggregate principal amount of the outstanding debt securities of the applicable securities; or

•	if specified events of bankruptcy, insolvency or reorganization occur.

If an event of default with respect to debt securities of any series occurs and is continuing, other than an event of default specified in the last bullet point above, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series, by notice to us in writing, and to the trustee if notice is given by such holders, may declare the unpaid principal or, premium, if any, and accrued interest, if any, due and payable immediately. If an event of default specified in the last bullet point above occurs with respect to us, the principal amount of and accrued interest, if any, of each series of debt securities then outstanding shall be due and payable without any notice or other action on the part of the trustee or any holder.

The holders of a majority in principal amount of the outstanding debt securities of an affected series may waive any default or event of default with respect to the series and its consequences, except defaults or events of default regarding payment of principal, premium, if any, or interest, unless we have cured the default or event of default in accordance with the applicable indenture.

Subject to the terms of the indentures, if an event of default under an indenture shall occur and be continuing, the trustee will be under no obligation to exercise any of its rights or powers under such indenture at the request or direction of any of the holders of the applicable series of debt securities, unless such holders have offered the trustee reasonable indemnity. The holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the debt securities of that series, provided that:

•	the direction so given by the holder is not in conflict with any law or the applicable indenture; and

•

subject to its duties under the Trust Indenture Act of 1939, the trustee need not take any action that might involve it in personal liability or might be unduly prejudicial to the holders not involved in the proceeding.

A holder of the debt securities of any series will only have the right to institute a proceeding under the indentures or to appoint a receiver or trustee, or to seek other remedies if:

•	the holder has given written notice to the trustee of a continuing event of default with respect to that series;

•

the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made written request, and such holders have offered reasonable indemnity to the trustee, to institute the proceeding as trustee; and

•

the trustee does not institute the proceeding, and does not receive from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series other conflicting directions, within 90 days after the notice, request and offer.

These limitations do not apply to a suit instituted by a holder of debt securities if we default in the payment of the principal, premium, if any, or interest on, the debt securities.

We will periodically file statements with the trustee regarding our compliance with the covenants in the indentures.

Modification of Indentures; Waiver. We and the trustee may change an indenture without the consent of any holders with respect to specific matters, including:

•	to fix any ambiguity, omission, defect or inconsistency in the indenture;

•	to comply with the provisions described above under “Consolidation, Merger or Sale”;

•	to comply with any requirements of the SEC in connection with the qualification of any indenture under the Trust Indenture Act of 1939;

•	to evidence and provide for the acceptance of appointment by a successor trustee;

•	to provide for uncertificated debt securities;

•	to add any additional events of default;

•

to provide for the issuance of and establish the form and terms and conditions of any series of debt securities as provided in an indenture, to establish the form of any certifications required to be furnished pursuant to an indenture or any series of debt securities, or to add to the rights of the holders of any series of debt securities;

•

to add to, change or eliminate any of the provisions of an indenture in respect of one or more series of debt securities; provided, however, that any such addition, change or elimination not otherwise permitted without the consent of any security holders as described herein shall (i) neither (A) apply to any debt security of any series created prior to the execution of such supplemental indenture and entitled to the benefit of such provision nor (B) modify the rights of the holder of any such debt security with respect to such provision or (ii) become effective only when there is no such debt security outstanding;

•

to add to our covenants such new covenants, restrictions, conditions or provisions for the protection of the holders, to make the occurrence, or the occurrence and the continuance, of a default in any such additional covenants, restrictions, conditions or provisions an event of default, or to surrender any of our rights or powers under the indenture; or

•

to make any other provisions with respect to matters or questions arising under an indenture, provided that such action shall not adversely affect the interests of holders or any related coupons in any material respect.

In addition, under the indentures, the rights of holders of a series of debt securities may be changed by us and the trustee with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each series that is affected. However, we and the trustee may make the following changes only with the consent of each holder of any outstanding debt securities affected:

•	changing the stated fixed maturity of, or any payment date of any installment of interest on, the debt securities;

•	reducing the principal amount, reducing the rate of interest on, or reducing any premium payable upon the redemption of any debt securities; or

•	reducing the percentage of debt securities, the holders of which are required to consent to any supplemental indenture.

Defeasance and Discharge. The indentures provide that we may elect, with respect to the debt securities of any series to terminate (and be deemed to have satisfied) any and all obligations in respect of such debt securities, except for certain obligations:

•	to register the transfer or exchange of debt securities;

•	to replace stolen, lost or mutilated debt securities;

•	to maintain paying agencies and hold monies for payment in trust, and;

•	if so specified with respect to the debt securities of a certain series, to pay the principal of (and premium, if any) and interest, if any, on such specified debt securities,

on the 91st day after the deposit with the trustee, in trust, of money and/or U.S. government obligations which through the payment of interest and principal thereof in accordance with their terms will provide money in an amount sufficient to pay any installment of principal (and premium, if any (and interest, if any)), on and any mandatory sinking fund payments in respect of such debt securities on the stated maturity of such payments in accordance with the terms of the Indenture and such debt securities; provided that no event of default or event which with the giving of notice or lapse of time or both would become an event of default with respect to such securities shall have occurred and be continuing on the date of such deposit or at any time during the period ending on the 91st day after such date. Such a trust may be established only if, among other things, we have delivered to the trustee an opinion of counsel (who may be counsel to us) to the effect that, based upon applicable U.S. federal income tax law or a ruling published by the U.S. Internal Revenue Service (which opinion must be based on a change in applicable U.S. federal income tax law after the date of the indenture or a ruling published by the U.S. Internal Revenue Service after the date of the indenture), such a defeasance and discharge will not be deemed, or result in, a taxable event with respect to holders of such debt securities. The designation of such provisions, U.S. federal income tax consequences and other considerations applicable thereto will be described in the prospectus supplement relating thereto. If so specified with respect to the debt securities of a series, such a trust may be established only if establishment of the trust would not cause the debt securities of any such series listed on any nationally recognized securities exchange to be de-listed as a result thereof.

Form, Exchange and Transfer. We will issue the debt securities of each series only in fully registered form without coupons and, unless we otherwise specify in the applicable prospectus supplement, in denominations of $1,000 and any integral multiple thereof. The indentures provide that we may issue debt securities of a series in temporary or permanent global form and as book-entry securities that will be deposited with, or on behalf of, The Depository Trust Company or another depositary named by us and identified in a prospectus supplement with respect to that series.

At the option of the holder, subject to the terms of the indentures and the limitations applicable to global securities described in the applicable prospectus supplement, the holder of the debt securities of any series can exchange the debt securities for other debt securities of the same series, in any authorized denomination and of like tenor and aggregate principal amount.

Subject to the terms of the indentures and the limitations applicable to global securities set forth in the applicable prospectus supplement, holders of the debt securities may present the debt securities for exchange or for registration of transfer, duly endorsed or with the form of transfer endorsed thereon duly executed if so required by us or the security registrar, at the office of the security registrar or at the office of any transfer agent designated by us for this purpose. Unless otherwise provided in the debt securities that the holder presents for transfer or exchange, we will make no service charge for any registration of transfer or exchange, but we may require payment of any taxes or other governmental charges.

We will name in the applicable prospectus supplement the security registrar, and any transfer agent in addition to the security registrar, that we initially designate for any debt securities. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.

If we elect to redeem the debt securities of any series, we will not be required to:

•

issue, register the transfer of, or exchange any debt securities of any series being redeemed in part during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any debt securities that may be selected for redemption and ending at the close of business on the date of the mailing; or

•	register the transfer of or exchange any debt securities so selected for redemption, in whole or in part, except the unredeemed portion of any debt securities we are redeeming in part.

Repurchases on the Open Market. The Company or any affiliate of the Company may at any time, or from time to time, repurchase any debt security in the open market or otherwise. Such debt securities may, at the option of the Company or the relevant affiliate of the Company, be held, resold or surrendered to the trustee for cancellation.

Information Concerning the Trustee. The trustee, other than during the occurrence and continuance of an event of default under an indenture, undertakes to perform only those duties as are specifically set forth in the applicable indenture. Upon an event of default under an indenture, the trustee must use the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the trustee is under no obligation to exercise any of the powers given it by the indentures at the request of any holder of debt securities unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that it might incur.

Payment and Paying Agents. Unless we otherwise indicate in the applicable prospectus supplement, we will make payment of the interest on any debt securities on any interest payment date to the person in whose name the debt securities, or one or more predecessor securities, are registered at the close of business on the regular record date for the interest.

We will pay principal of, and any premium and interest on, the debt securities of a particular series at the office of the paying agents designated by us, except that, unless we otherwise indicate in the applicable prospectus supplement, we may make payments of principal or interest by check which we will mail to the holder or by wire transfer to certain holders. Unless we otherwise indicate in a prospectus supplement, we will designate an office or agency of the trustee in the City of New York as our paying agent for payments with respect to debt securities of each series. We will name in the applicable prospectus supplement any other paying agents that we initially designate for the debt securities of a particular series. We will maintain a paying agent in each place of payment for the debt securities of a particular series.

All money we pay to a paying agent or the trustee for the payment of the principal of or any premium or interest on any debt securities which remains unclaimed at the end of two years after such principal, premium or interest has become due and payable (or such other shorter period set forth in any applicable escheat or abandoned or unclaimed property law) will be repaid to us, and the holder of the debt security thereafter may look only to us for payment thereof

Governing Law. The indentures and the debt securities will be governed by and construed in accordance with the laws of the State of New York, except to the extent that the Trust Indenture Act of 1939 is applicable.

Subordination of Subordinated Debt Securities. The subordinated debt securities will be subordinate and junior in priority of payment to certain of our other indebtedness to the extent described in a prospectus supplement.

Voting Rights. Debt securities have no voting rights, except to the extent required by law or as otherwise provided in the indentures.

Subscription Rights

General. We may issue subscription or other rights to our security holders or others to purchase our securities. Subscription rights may be issued independently or together with any other offered security and may or may not be transferable by the person purchasing or receiving the subscription rights. In connection with a subscription rights offering to our stockholders, we would distribute certificates evidencing the subscription rights and a prospectus supplement to our stockholders on the record date that we set for receiving subscription rights in such subscription rights offering. The applicable prospectus supplement would describe terms of the subscription rights, including the following:

•	the period of time the offering would remain open;

•	the title of such subscription rights;

•	the exercise price for such subscription rights (or method of calculation thereof);

•	the ratio of the offering;

•	the number of such subscription rights to be issued;

•	the extent to which such subscription rights are transferable;

•	if applicable, a discussion of the material U.S. federal income tax considerations applicable to the issuance or exercise of such subscription rights;

•	the date on which the right to exercise such subscription rights shall commence, and the date on which such rights shall expire (subject to any extension);

•	the extent to which such subscription rights include an over-subscription privilege with respect to unsubscribed securities and the terms of such over-subscription privilege;

•	any termination right we may have in connection with such subscription rights offering;

•	if applicable, the material terms of any standby underwriting or other purchase arrangement that we may enter into in connection with the subscription rights offering subject to applicable law; and

•	any other terms of such subscription rights, including exercise, settlement and other procedures and limitations relating to the transfer and exercise of such subscription rights.

Exercise of Subscription Rights. Each subscription right would entitle the holder of the subscription right to purchase for cash such amount of securities at such exercise price as shall in each case be set forth in, or be determinable as set forth in, the prospectus supplement relating to the subscription rights offered thereby. Subscription rights may be exercised at any time up to the close of business on the expiration date for such subscription rights set forth in the prospectus supplement. After the close of business on the expiration date, all unexercised subscription rights would become void.

Subscription rights may be exercised as set forth in the prospectus supplement relating to the subscription rights offered thereby. Upon receipt of payment and the subscription rights certificate properly completed and duly executed at the corporate trust office of the subscription rights agent or any other office indicated in the prospectus supplement we will forward, as soon as practicable, the securities purchasable upon such exercise. To the extent permissible under applicable law, we may determine to offer any unsubscribed offered securities directly to persons other than stockholders, to or through agents, underwriters or dealers or through a combination of such methods, as set forth in the applicable prospectus supplement.

Warrants

General. We may issue warrants to purchase shares of our common stock, preferred stock (or depository shares representing a fractional interest therein) and/or debt securities. Such warrants may be issued independently or together with shares of common stock and may be attached or separate from such securities. We will issue each series of warrants under a separate warrant agreement to be entered into between us and a warrant agent. The warrant agent will act solely as our agent and will not assume any obligation or relationship of agency for or with holders or beneficial owners of warrants.

A prospectus supplement will describe the particular terms of any series of warrants we may issue, including the following:

•	the title of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the currency or currencies, including composite currencies, in which the price of such warrants may be payable;

•	if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each such security or each principal amount of such security;

•

in the case of warrants to purchase debt securities, the principal amount of debt securities purchasable upon exercise of one warrant and the price at which and the currency or currencies, including composite currencies, in which this principal amount of debt securities may be purchased upon such exercise;

•

in the case of warrants to purchase common stock or preferred stock, the number of shares of common stock or preferred stock, as the case may be, purchasable upon exercise of one warrant and the price at which and the currency or currencies, including composite currencies, in which these shares may be purchased upon such exercise;

•	the date on which the right to exercise such warrants shall commence and the date on which such right will expire;

•	whether such warrants will be issued in registered form or bearer form;

•	if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

•	if applicable, the date on and after which such warrants and the related securities will be separately transferable;

•	information with respect to book-entry procedures, if any;

•	the terms of the securities issuable upon exercise of the warrants;

•	if applicable, a discussion of U.S. federal income tax considerations; and

•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

We and the warrant agent may amend or supplement the warrant agreement for a series of warrants without the consent of the holders of the warrants issued thereunder to effect changes that are not inconsistent with the provisions of the warrants and that do not materially and adversely affect the interests of the holders of the warrants.

Prior to exercising their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including, in the case of warrants to purchase debt securities, the right to receive principal, premium, if any, or interest payments, on the debt securities purchasable upon exercise or to enforce covenants in the applicable indenture or, in the case of warrants to purchase common stock or preferred stock, the right to receive distributions or dividends, if any, or payments upon our liquidation, dissolution or winding up or to exercise any voting rights.

Units

We may issue securities in units, each consisting of two or more types of securities, in any combination. For example, we might issue units consisting of a combination of debt securities and warrants to purchase common stock. The holder of a unit will have the rights and obligations of a holder of each included security. If we issue units, the prospectus supplement relating to the units will contain the information described above with regard to each of the securities that is a component of the units. In addition, the prospectus supplement relating to units will describe the terms of any units we issue, including as applicable:

•	the title of any series of units;

•	the date, if any, on and after which the securities comprising such units may be transferable separately, and any other terms and conditions applicable to such transfers;

•

any material provisions relating to the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units, including information with respect to any applicable book-entry procedures;

•	whether we will apply to have such units traded on any securities exchange or securities quotation system;

•

any material United States federal income tax consequences applicable to such units, including how, for United States federal income tax purposes, the purchase price paid for the units is to be allocated among the component securities; and

•	any other material terms and conditions relating to the units or to the securities included in each unit.

CERTAIN PROVISIONS OF OUR CHARTER AND BYLAWS AND

THE MARYLAND GENERAL CORPORATION LAW

The following description of certain provisions of our Charter and Bylaws and Maryland law is only a summary. For a complete description, please refer to the Maryland General Corporation Law and our Charter and Bylaws, a copy of which are obtainable upon request.

Our Charter and Bylaws include provisions that could delay, defer or prevent other entities or persons from acquiring control of us, causing us to engage in certain transactions or modifying our structure. These provisions, all of which are summarized below, may be regarded as “anti-takeover” provisions. Such provisions could limit the ability of stockholders to sell their shares at a premium over the then-current market prices by discouraging a third party from seeking to obtain control of us.

Number and Classification of our Board of Directors; Election of Directors

Our Charter and Bylaws provide that the number of directors may be established only by our Board of Directors pursuant to the Bylaws, but may not be less than the minimum required by the Maryland General Corporation Law, which is one. Our Bylaws provide that the number of directors may not be greater than nine. Pursuant to our Charter, our Board of Directors is divided into three classes: Class I, Class II and Class III. The term of each class of directors expires in a different successive year. Upon the expiration of their term, directors of each class are elected to serve for three-year terms and until their successors are duly elected and qualify. Each year, only one class of directors is elected by the stockholders. The classification of our Board of Directors should help to assure the continuity and stability of our strategies and policies as determined by our Board of Directors.

Our classified board provision could have the effect of making the replacement of incumbent directors more time-consuming and difficult. At least two annual meetings of our stockholders, instead of one, will generally be required to effect a change in a majority of our Board of Directors. Thus, the classification of our Board of Directors may delay, defer or prevent a change in control of the Board of Directors, even though a change in control might be in the best interests of our stockholders.

Vacancies on Board of Directors; Removal of Directors

Our Charter provides that we have elected to be subject to the provision of Subtitle 8 of Title 3 of the Maryland General Corporation Law regarding the filling of vacancies on the Board of Directors. Accordingly, except as may be provided by the Board of Directors in setting the terms of any class or series of preferred stock, any and all vacancies on the Board of Directors may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy shall serve for the remainder of the full term of the directorship in which the vacancy occurred and until a successor is elected and qualifies.

The Charter provides that, subject to the rights of holders of one or more classes or series of our preferred stock, a director may be removed only for cause and only by the affirmative vote of at least two-thirds of the votes entitled to be cast in the election of our directors. This provision, when coupled with the provisions in our Charter and Bylaws regarding the filling of vacancies on the Board of Directors, precludes our stockholders from removing incumbent directors, except for cause and by a substantial affirmative vote, and filling the vacancies created by the removal with nominees of our stockholders.

Approval of Extraordinary Corporate Action; Amendment of Charter and Bylaws

Under Maryland law, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a statutory share exchange or engage in similar transactions outside the ordinary course of business, unless approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter. However, a Maryland corporation may provide in its charter for approval of these matters by a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter. Our Charter generally provides for approval of Charter amendments and extraordinary transactions by the stockholders entitled to cast at least a majority of the votes entitled to be cast on the matter.

Our Charter and Bylaws provide that the Board of Directors will have the exclusive power to make, alter, amend or repeal any provision of our Bylaws.

Advance Notice of Director Nominations and New Business

Our Bylaws provide that with respect to an annual meeting of our stockholders, nominations of persons for election to our Board of Directors and the proposal of business to be considered by our stockholders may be made only (i) pursuant to our notice of the meeting, (ii) by or at the direction of our Board of Directors or (iii) by a stockholder who is entitled to vote at the meeting and who has complied with the advance notice procedures of the Bylaws. With respect to special meetings of our stockholders, only the business specified in our notice of the meeting may be brought before the meeting. Nominations of persons for election to our Board of Directors at a special meeting may be made only (i) pursuant to our notice of the meeting, (ii) by or at the direction of our Board of Directors, or (iii) by a stockholder who is entitled to vote at the meeting and who has complied with the advance notice provisions of our Bylaws, provided that our Board of Directors has determined that directors will be elected at the meeting.

Limitation of Liability of Directors and Officers; Indemnification and Advance of Expenses

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (i) actual receipt of an improper benefit or profit in money, property or services or (ii) active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our Charter contains such a provision which eliminates directors’ and officers’ liability to the maximum extent permitted by Maryland law.

Our Charter authorizes us, and our Bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify any present or former director or officer or any individual who, while a director or officer and at our request, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee and who is made, or threatened to be made, a party to the proceeding by reason of his or her service in any such capacity from and against any claim or liability to which that person may become subject or which that person may incur by reason of his or her service in any such capacity and to pay or reimburse their reasonable expenses in advance of final disposition of a proceeding. Our Charter and Bylaws also permit us to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and any employee or agent of our Company or a predecessor of our Company.

Maryland law requires a corporation (unless its charter provides otherwise, which our Charter does not) to indemnify a director or officer who has been successful in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service in that capacity. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or threatened to be made, a party by reason of their service in those or other capacities unless it is established that (i) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty, (ii) the director or officer actually received an improper personal benefit in money, property or services or (iii) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that a personal benefit was improperly received, unless in either case a court orders indemnification, and then only for expenses. In addition, Maryland law permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (i) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (ii) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

These provisions do not limit or eliminate our rights or the rights of any of our stockholders to seek nonmonetary relief such as an injunction or rescission in the event any of our directors or officers breaches his or her duties. These provisions will not alter the liability of our directors or officers under federal securities laws.

Control Share Acquisitions

The Maryland Control Share Acquisition Act (the “Control Share Act”), provides that a holder of control shares of a Maryland corporation acquired in a control share acquisition has no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by a person who makes a proposal to make a control share acquisition (the “acquirer”), and by officers or by directors who are employees of the corporation are excluded from shares entitled to vote on the matter. Control shares are voting shares of stock which, if aggregated with all other shares of stock owned by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power:

•	one-tenth or more but less than one-third;

•	one-third or more but less than a majority; or

•	a majority or more of all voting power.

The requisite stockholder approval must be obtained each time an acquiror crosses one of the thresholds of voting power set forth above. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A control share acquisition means the acquisition of control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition may compel the Board of Directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting. If no request for a meeting is made, the corporation may present the question at any stockholders meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then the corporation may repurchase for fair value any or all of the control shares, except those for which voting rights have previously been approved. The right to repurchase control shares is subject to certain conditions and limitations. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of the shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

The Control Share Act does not apply (i) to shares acquired in a merger, consolidation or share exchange if we are a party to the transaction or (ii) to acquisitions approved or exempted by our Charter or Bylaws.

Our Bylaws contain a provision exempting from the Control Share Act any and all acquisitions by any person of our shares of stock. There can be no assurance that such provision will not be otherwise amended or eliminated at any time in the future.

Business Combinations

The Maryland Business Combination Act (the “Business Combination Act”), provides that “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, statutory share exchange or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as:

•	any person who beneficially owns 10% or more of the voting power of the corporation’s shares; or

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an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting stock of the corporation.

A person is not an interested stockholder under this statute if the Board of Directors approved in advance the transaction by which such stockholder otherwise would have become an interested stockholder. However, in approving a transaction, the Board of Directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

After the five-year prohibition, any business combination between the Maryland corporation and an interested stockholder generally must be recommended by the Board of Directors of the corporation and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and

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two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

These super-majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

The statute permits various exemptions from its provisions, including business combinations that are exempted by the Board of Directors before the time that the interested stockholder becomes an interested stockholder. Our Board of Directors has adopted a resolution exempting any business combination between us and any other person from the provisions of the Business Combination Act, provided that the business combination is first approved by our Board of Directors. This resolution, however, may be altered or repealed in whole or in part at any time. If this resolution is repealed, or our Board of Directors does not otherwise approve a business combination, the statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer.

SHARES ELIGIBLE FOR FUTURE SALE

Future sales of a substantial amount of our common stock in the public market, or the perception that such sales may occur, could adversely affect the market price of our common stock and could impair our future ability to raise capital through the sale of our equity securities.

As of November 30, 2011, we have 945,594 warrants outstanding. Each warrant entitles the holder to purchase, upon payment of the exercise price of $11.41 per warrant, one share of our common stock. All warrants expire on February 6, 2014.

SELLING SECURITY HOLDERS

An unspecified number of our securities, including the common stock issuable upon exercise of the 945,594 outstanding warrants issued to the holders thereof in connection with private placements in December 2005, January 2006 and December 2006 prior to our initial public offering, may be offered and sold for resale from time to time under this prospectus by certain of our security holders; provided, however, that no security holder will be authorized to use this prospectus for an offering of our securities without first obtaining our consent. We may consent to the use of this prospectus by certain of our security holders for a limited period of time and subject to certain limitations and conditions depending on the terms of any agreements between us and such security holders. The identity of any selling security holder, including any material relationship between us and our affiliates and such selling security holder, the percentage of our securities owned by such selling security holder prior to the offering, the number of securities to be offered by such selling security holder, the percentage of our securities to be owned (if greater than one percent) by such selling security holder following the offering, and the price and terms upon which our securities are to be sold by such selling security holder will be set forth in a prospectus supplement to this prospectus. We will not receive any of the proceeds from the common stock sold by any selling security holder.

PLAN OF DISTRIBUTION

We may sell our securities from time to time, in one or more offerings under this prospectus and any related prospectus supplement. We may sell our securities: (1) directly to one or more purchasers, including existing stockholders in a rights offering; (2) through agents; (3) through underwriters; (4) through dealers; (5) pursuant to our Dividend Reinvestment Plan; or (6) through a combination of such methods of sale. We may offer our securities separately or together, in amounts, at prices and on terms set forth in a prospectus supplement to this prospectus. In addition, from time to time, certain of our security holders may offer our securities in one or more offerings: (1) directly to one or more purchasers; (2) through agents; (3) through underwriters; or (4) through dealers. In the case of a rights offering, the applicable prospectus supplement will set forth the number of shares of our common stock issuable upon the exercise of each right and the other terms of such rights offering. The aggregate amount of securities that may be offered by us and any selling security holders is limited to $300,000,000. Each prospectus supplement relating to an offering of our securities will state the terms of the offering, including as applicable:

•	the names and addresses of any agents, underwriters or dealers;

•	any sales loads or other items constituting underwriters’ compensation;

•	any discounts, commissions, or fees allowed or paid to dealers or agents;

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the public offering or purchase price of the offered securities and the net proceeds we will receive from the sale; provided, however that we will not receive any of the proceeds from a sale of our common stock by any selling security holder; and

•	any securities exchange on which the offered securities may be listed.

Direct Sales

We, and certain of our security holders, may sell our securities directly to, and solicit offers from, institutional investors or others who may be deemed to be underwriters as defined in the 1933 Act for any resales of the securities. In this case, no underwriters or agents would be involved. We or any selling security holder may use electronic media, including the Internet, to sell offered securities directly. The terms of any of those sales will be described in a prospectus supplement.

By Agents

We, and certain of our security holders, may offer and sell securities through agents that we or they designate. Any agent involved in the offer and sale will be named and any commissions payable by us or any selling security holder will be described in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, the agents will be acting on a best efforts basis for the period of their appointment.

By Underwriters

We, and certain of our security holders, may offer and sell securities from time to time to one or more underwriters who would purchase the securities as principal for resale to the public, either on a firm commitment or best efforts basis. If we sell securities or a selling security holder offers our common stock to underwriters, we and such selling security holder will execute an underwriting agreement with them at the time of the sale and will name them in the prospectus supplement. In connection with these sales, the underwriters may be deemed to have received compensation from us or such selling security holder in the form of underwriting discounts and commissions. The underwriters also may receive commissions from purchasers of securities for whom they may act as agent. Unless otherwise stated in the prospectus supplement, the underwriters will not be obligated to purchase the securities unless the conditions set forth in the underwriting agreement are satisfied, and if the underwriters purchase any of the securities, they will be required to purchase all of the offered securities. The underwriters may sell the offered securities to or through dealers, and those dealers may receive discounts, concessions or commissions from the underwriters as well as from the purchasers for whom they may act as agent. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

If a prospectus supplement so indicates, we may grant the underwriters an option to purchase additional shares of common stock at the public offering price, less the underwriting discounts and commissions, within 45 days from the date of the prospectus supplement, to cover any overallotments.

By Dealers

We, and certain of our security holders, may offer and sell securities from time to time to one or more dealers who would purchase the securities as principal. The dealers then may resell the offered securities to the public at fixed or varying prices to be determined by those dealers at the time of resale. The names of the dealers and the terms of the transaction will be set forth in the prospectus supplement.

General Information

Agents, underwriters, or dealers participating in an offering of securities may be deemed to be underwriters, and any discounts and commission received by them and any profit realized by them on resale of the offered securities for whom they act as agent, may be deemed to be underwriting discounts and commissions under the 1933 Act.

We may offer to sell securities either at a fixed price or at prices that may vary, at market prices prevailing at the time of sale, at prices related to prevailing market prices, or at negotiated prices.

Ordinarily, each series of offered securities will be a new issue of securities, and other than our common stock, will have no established trading market.

To facilitate an offering of common stock in an underwritten transaction and in accordance with industry practice, the underwriters may engage in transactions that stabilize, maintain, or otherwise affect the market price of the common stock or any other security. Those transactions may include overallotment, entering stabilizing bids, effecting syndicate covering transactions, and reclaiming selling concessions allowed to an underwriter or a dealer.

•	An overallotment in connection with an offering creates a short position in the common stock for the underwriter’s own account.

•	An underwriter may place a stabilizing bid to purchase the common stock for the purpose of pegging, fixing, or maintaining the price of the common stock.

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Underwriters may engage in syndicate covering transactions to cover overallotments or to stabilize the price of the common stock by bidding for, and purchasing, the common stock or any other securities in the open market in order to reduce a short position created in connection with the offering.

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The managing underwriter may impose a penalty bid on a syndicate member to reclaim a selling concession in connection with an offering when the common stock originally sold by the syndicate member is purchased in syndicate covering transactions or otherwise.

Any of these activities may stabilize or maintain the market price of the securities above independent market levels. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

Any underwriters to whom the offered securities are sold for offering and sale may make a market in the offered securities, but the underwriters will not be obligated to do so and may discontinue any market-making at any time without notice. The offered securities may or may not be listed on a securities exchange. We cannot assure you that there will be a liquid trading market for the offered securities.

Under agreements entered into with us, underwriters and agents and related persons (or their affiliates) may be entitled to indemnification by us against certain civil liabilities, including liabilities under the 1933 Act, or to contribution for payments the underwriters or agents may be required to make.

The underwriters, agents, and their affiliates may engage in financial or other business transactions with us and our subsidiaries in the ordinary course of business.

The maximum commission or discount to be received by any member of the Financial Industry Regulatory Authority (“FINRA”) or independent broker-dealer will not be greater than eight percent of the initial gross proceeds from the sale of any security being sold. In connection with any rights offering to our common stockholders, we may also enter into a standby underwriting arrangement with one or more underwriters pursuant to which the underwriter(s) will purchase our common stock remaining unsubscribed for after the rights offering.

The aggregate offering price specified on the cover of this prospectus relates to the offering of the securities not yet issued as of the date of this prospectus.

A prospectus and accompanying prospectus supplement in electronic form may be made available on the websites maintained by underwriters. The underwriters may agree to allocate a number of securities for sale to their online brokerage account holders. Such allocations of securities for internet distributions will be made on the same basis as other allocations. In addition, securities may be sold by the underwriters to securities dealers who resell securities to online brokerage account holders.

Automatic Dividend Reinvestment Plan

We may issue shares of common stock pursuant to our Automatic Dividend Reinvestment Plan.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Ernst & Young, LLP (“E&Y”), Kansas City, Missouri, serves as our independent registered public accounting firm. E&Y will provide audit and audit-related services, tax return preparation and assistance to the Company.

LEGAL MATTERS

Certain legal matters in connection with the securities offered hereby, including certain tax matters, will be passed upon for us by Husch Blackwell LLP (“HB”), Kansas City, Missouri. HB may rely as to certain matters of Maryland law on the opinion of Venable LLP, Baltimore, Maryland. If certain legal matters in connection with an offering of securities are passed upon by counsel for the underwriters of such offering, such matters will be passed upon by such counsel to the underwriters will be named in a prospectus supplement.

AVAILABLE INFORMATION

We file with or submit to the SEC annual, quarterly and current periodic reports, proxy statements and other information meeting the informational requirements of the Exchange Act. This information is available free of charge by contacting us at 11550 Ash Street, Suite 300, Leawood, Kansas 66211 or by telephone at 1-866-362-9331 or on our website at www.tortoiseadvisors.com/tto.cfm. The information on our website is not incorporated by reference into this prospectus. You may also inspect and copy these reports, proxy statements and other information, as well as the registration statement of which this prospectus forms a part and the related exhibits and schedules, at the Public Reference Room of the SEC at 100 F. Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet website that contains reports, proxy and information statements and other information filed electronically by us with the SEC which are available on the SEC’s Internet website at http://www.sec.gov. Copies of these reports, proxy and information statements and other information may be obtained, after paying a duplicating fee, by electronic request at the following E-mail address: publicinfo@sec.gov, or by writing the SEC’s Public Reference Section, Washington, D.C. 20549-0102.

This prospectus does not contain all of the information in our registration statement, including amendments, exhibits, and schedules. Statements in this prospectus about the contents of any contract or other document are not necessarily complete and in each instance reference is made to the copy of the contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by this reference.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information contained in documents that we file with them. That means we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we later file with the SEC will automatically update and supersede this information.

We incorporate by reference the documents listed below and any future filings we make with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until we sell all the securities offered by this prospectus.

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Our Annual Report on Form 10-K, for the fiscal year ended November 30, 2011, as originally filed with the SEC on February 13, 2012 and as amended and filed with the SEC on March 1, 2012 and June 1, 2012.

•	Our Quarterly Report on Form 10-Q for the quarterly period ended February 29, 2012, as originally filed with the SEC on April 9, 2012 and as amended and filed with the SEC on May 9, 2012.

•	Our Current Report on Form 8-K as filed with the SEC on February 16, 2012.

•	Our Current Report on Form 8-K as filed with the SEC on March 13, 2012.

•	Our Current Report on Form 8-K as filed with the SEC on March 30, 2012.

•	Our Current Report on Form 8-K as filed with the SEC on April 13, 2012.

This information is available free of charge by contacting us at 11550 Ash Street, Suite 300, Leawood, Kansas 66211 or by telephone at 1-866-362-9331 or on our website at www.tortoiseadvisors.com/tto.cfm.

13,000,000 Shares

Common Stock

PROSPECTUS    SUPPLEMENT

BofA Merrill Lynch

KeyBanc Capital Markets

RBC Capital Markets

Wells Fargo Securities

Stifel Nicolaus Weisel

December 13, 2012